Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION MARKED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

by and among

NOBLE ENERGY, INC.,

CMH NEWCO LLC,

HESS INVESTMENTS NORTH DAKOTA LLC,

HESS MIDSTREAM OPERATIONS LP,

and

HESS MIDSTREAM LP

dated as of

October 6, 2026

4.12	Surety Bonds and Credit	40
4.13	Employment Matters	40
4.14	Environmental Matters	42
4.15	Taxes	42
4.16	Compliance with Laws	45
4.17	No Adverse Changes	46
4.18	Financial Statements	46
4.19	Financial Advisors	46
4.20	Saddlehorn	46
4.21	Intellectual Property; IT Systems; Data Privacy	46
4.22	Interstate Commerce Act Matters	47
4.23	Related Party Transactions	48
4.24	Real Property	48
4.25	Preferential Rights; Consents to Transfer	50
4.26	Throughput Data	50
4.27	Imbalances	50
4.28	Insurance	50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES		51

5.1	Organization and Good Standing	51
5.2	Authorization of Agreement	51
5.3	Valid and Binding Obligation	51
5.4	No Violation	52
5.5	Consents and Approvals	52
5.6	No Litigation	52
5.7	Investment Intention	52
5.8	Delivery of Fairness Opinion	53
5.9	Solvency	53
5.10	Sufficiency of Funds	53
5.11	Financial Advisors	53
5.12	Acknowledgments	53

ARTICLE VI COVENANTS, ETC.		54

6.1	Conduct of Businesses	54
6.2	Appropriate Actions	57
6.3	Supplemental Schedules	58
6.4	HSR Act	59
6.5	Pre-Closing Restructuring Transactions; Further Assurances	60
6.6	Cancellation of HINDL Interests	62
6.7	Section 16 Matters	62
6.8	Confidentiality	62
6.9	Access to Information	63
6.10	Conflicts Committee	66
6.11	IT Separation Principles	66

6.12	Tax Covenants	66
6.13	Employee and Benefit Matters	72
6.14	Guaranties and Other Commitments	73
6.15	Termination of the Omnibus Agreement	74
6.16	Insurance Matters	74
6.17	Continuation of Indemnity; D&O Tail Coverage	75
6.18	Company Name Change and Intellectual Property	76
6.19	SEC Matters	77
6.20	Related Party Arrangements	78
6.21	Transition Services Agreement; A&R Secondment Agreement	78
6.22	Bakken Contracts	78
6.23	Required Consent	78

ARTICLE VII CONDITIONS TO CLOSING		79

7.1	Conditions to Each Party’s Obligation to Effect the Transactions	79
7.2	Conditions to the Obligation of the Partnership Parties	79
7.3	Conditions to the Obligation of the Seller Parties	80

ARTICLE VIII CLOSING		81

8.1	Closing	81
8.2	Deliveries by the Seller Parties	81
8.3	Deliveries by the Partnership Parties	82

ARTICLE IX ACKNOWLEDGEMENTS AND AGREEMENTS; WAIVERS AND RELEASES		84

9.1	Partnership Party Acknowledgements and Agreements	84
9.2	Waivers and Releases	85

ARTICLE X INDEMNIFICATION		87

10.1	Indemnification of the Seller Parties and Other Parties	87
10.2	Indemnification of the Partnership Parties and Other Parties	88
10.3	Demands	88
10.4	Right to Contest and Defend	89
10.5	Cooperation	90
10.6	Right to Participate	90
10.7	Payment of Damages	90
10.8	Limitations on Indemnification	90
10.9	Limitations on Classes of Damages	92
10.10	Survival	93
10.11	Express Negligence Rule	93
10.12	Sole Remedy	94
10.13	Duty to Mitigate	94
10.14	Partnership Party Acknowledgment	94

ARTICLE XI TERMINATION		95

11.1	Events of Termination	95
11.2	Effect of Termination	96

ARTICLE XII MISCELLANEOUS		96

12.1	Expenses	96
12.2	Deed; Bill of Sale; Assignment	96
12.3	Right of Offset	96
12.4	Notices	96
12.5	Governing Law	97
12.6	Resolution of Disputes	97
12.7	Specific Performance	99
12.8	Public Statements	99
12.9	Payment	100
12.10	Entire Agreement; Amendments and Waivers	100
12.11	Binding Effect and Assignment	100
12.12	No Third-Party Rights	101
12.13	Severability	101
12.14	Counterparts	101
12.15	Preservation of Records	101
12.16	Non-Recourse	102
12.17	Legal Privilege	102

v

EXHIBITS

Exhibit A-1	Pre-Closing Restructuring Transactions
Exhibit A-2	Target Subsidiaries
Exhibit B-1	Applicable Areas
Exhibit B-2	Gathering System
Exhibit B-3	Easements
Exhibit B-4	Real Property
Exhibit C-1	Membership Interest Assignment Agreement
Exhibit C-2	HIP GP Interest Assignment Agreement
Exhibit D	HINDL Interests Assignment Agreement
Exhibit E	Transition Services Agreement Term Sheet
Exhibit F-1	Governing Documents
Exhibit F-2	Commercial Agreements
Exhibit F-3	Ancillary Agreements
Exhibit F-4	Framework Agreement
Exhibit G	Allocation Methodology
Exhibit H	A&R Secondment Agreement Term Sheet
Exhibit I	Termination Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2026 (the “Execution Date”), by and among Noble Energy, Inc., a Delaware corporation (“NEI”), CMH NewCo LLC, a Delaware limited liability company (“CMH NewCo”), Hess Investments North Dakota LLC, a Delaware limited liability company (“HINDL” and, together with NEI and CMH NewCo, the “Seller Parties” and each, a “Seller Party”), Hess Midstream Operations LP, a Delaware limited partnership (“HESM OpCo”), and Hess Midstream LP, a Delaware limited partnership (“HESM” and, together with HESM OpCo, the “Partnership Parties” and each, a “Partnership Party”). The Seller Parties and the Partnership Parties are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, (a) HINDL owns (i) one hundred percent (100%) of the issued and outstanding limited liability company interests in Hess Infrastructure Partners GP LLC, a Delaware limited liability company (“HIP GP” and, such interests, the “HIP GP Interest”), (ii) 449,000 Class A shares representing limited partner interests in HESM (“HINDL Class A Shares”), (iii) 77,827,485 Class B shares representing limited partner interests in HESM (“Class B Shares”), and (iv) 77,827,485 Class B units representing limited partner interests in HESM OpCo (“HINDL Class B Units”); (b) HIP GP owns (i) one hundred percent (100%) of the limited liability company interests in Hess Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and (ii) one hundred percent (100%) of the limited partner interests in Hess Midstream GP LP, a Delaware limited partnership (“HESM GP LP”); and (c) the General Partner owns one hundred percent (100%) of the general partner interests in HESM GP LP;

WHEREAS, as of the Execution Date: (a) NBL Midstream, LLC, a Delaware limited liability company (“NBL Midstream”), and Cadmium Holdings Inc., a Delaware corporation (“Cadmium”), collectively own one hundred percent (100%) of the issued and outstanding limited liability company interests of Chevron Midstream Holdings LLC, a Delaware limited liability company (the “Company” and such interests, the “Membership Interest”); (b) the Company owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Chevron Midstream Services, LLC, a Delaware limited liability company (“CMS”); (c) CMS owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Laramie River LLC, a Delaware limited liability company (“Laramie River”); (d) Laramie River owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Black Diamond Gathering Holdings LLC, a Delaware limited liability company (“BDGH”); (e) BDGH owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Black Diamond Gathering LLC, a Delaware limited liability company (“BDG”); and (f) BDG indirectly owns twenty percent (20%) of the issued and outstanding limited liability company interests of Saddlehorn Pipeline Company, LLC (“Saddlehorn” and, together with Laramie River and BDGH, the “DJ Basin Assets”);

WHEREAS, prior to the Closing (as defined below), CMH NewCo and its Affiliates will cause each of the transactions set forth on Exhibit A-1 attached hereto (collectively, the “Pre-Closing Restructuring Transactions”) to be consummated;

WHEREAS, after giving effect to the Pre-Closing Restructuring Transactions, (a) CMH NewCo will own one hundred percent (100%) of the Membership Interest and (b) the Company will directly or indirectly own each of (i) the DJ Basin Assets and (ii) the RBU Gathering Assets (as defined below);

WHEREAS, in connection with the Closing, the Parties desire to enter into, amend or amend and restate (or to cause their applicable Subsidiaries or Affiliates, as applicable, to enter into, amend or amend and restate), as applicable, each of the Commercial Agreements (as defined below) in the forms attached to Exhibit F-2 attached hereto;

WHEREAS, the Conflicts Committee (as defined below) has (a) reviewed, authorized and approved this Agreement, the other Transaction Documents (as defined below) and the Transactions (as defined below), with such approval constituting Special Approval (as defined in the HESM Company Agreement (as defined below)) for all purposes of the HESM Company Agreement, including Section 7.9(b) thereof, and (b) recommended that the Board of Directors of the General Partner approve this Agreement, the other Transaction Documents and the Transactions;

WHEREAS, the applicable governing body of each Party has approved this Agreement, the other Transaction Documents to which such Party is a party and the Transactions; and

WHEREAS, the Parties desire to cause the transactions described in Article II to take place as set forth therein and in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms below:

“A&R Secondment Agreement” has the meaning set forth in Section 6.21.

“Act” has the meaning set forth in Section 12.5(b).

“Actual Fraud” means, with respect to any Party, an actual, knowing and intentional common law fraud under the Laws of the State of Delaware by such Party in the making of any material representation or warranty expressly set forth in Article III, Article IV or Article V (or in any Closing certificate delivered pursuant to this Agreement to the extent it certifies such representations and warranties), as applicable (in each case, as qualified by the Schedules), but only if each of the following elements is satisfied: (a) the representation or warranty is false; (b) such Party has actual knowledge that it is false when made (or, with respect to any Closing certificate, as of the date certified therein); (c) such Party intends to induce the other Party to act or refrain from acting in reliance upon such false representation or warranty; (d) the other Party actually and justifiably relies upon such false representation or warranty; and (e) the other Party suffers loss by reason of such reliance. For the avoidance of doubt, “Actual Fraud” does not include: (i) constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or promissory fraud; (ii) any claim based on constructive knowledge or any similar theory; or (iii) any claim based on conduct occurring after the date the applicable representation or warranty was made (or, with respect to any Closing certificate delivered pursuant to this Agreement, as of the date certified therein).

“Actual Seller Taxes” has the meaning set forth in Section 6.12(a)(x).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to the Seller Parties, the term “Affiliate” shall not include HESM or any of its Subsidiaries, (b) with respect to the Partnership Parties, the term “Affiliate” shall not include the Seller Parties or any of their respective Subsidiaries, (c) the Target Companies shall be deemed to be Affiliates of the Seller Parties (and not of any Partnership Party) prior to the Closing Date and Affiliates of the Partnership Parties (and not of the Seller Parties) on and after the Closing Date, and (d) the GP Entities shall be deemed to be Affiliates of the Seller Parties (and not of any Partnership Party) prior to the Closing Date and Affiliates of the Partnership Parties (and not of the Seller Parties) on and after the Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.7.

“Amended Bakken Contract” has the meaning set forth in Section 6.22.

“Ancillary Agreements” has the meaning set forth in Section 8.2(l).

“Applicable Areas” has the meaning set forth in the definition of “Assets”.

“Applicable Law” means any Law, permit, policy, license, certification, standard or interpretation imposed by any Governmental Authority, and any order, injunction, judgment, decree, ruling, writ, assessment, award, subpoena, verdict, settlement or finding from any Governmental Authority, that apply to this Agreement, the other Transaction Documents, the Transactions, the Target Companies, the Membership Interest, the HIP GP Interest, the HINDL Interests or the Assets.

“Approved Budgets” has the meaning set forth in Section 6.1(b).

“Asset Documents” means the agreements and documents to which any Target Company is a party and through which such Target Company’s rights to the Assets are derived, including easements and rights-of-way, in each case to the extent, and only to the extent, reasonably necessary for the ownership, operation, maintenance, access and repair of the assets and properties located within the Applicable Areas.

“Assets” means, as of the Execution Date, all of the assets and properties of the Existing Target Companies to the extent, and only to the extent, reasonably necessary for the operation of the Business within the acreage identified on the maps attached hereto as Exhibit B-1 (the “Applicable Areas”) or, as of the Closing Date and after giving effect to the Pre-Closing Restructuring Transactions, all of the assets and properties of the Target Companies to the extent, and only to the extent, reasonably necessary for the operation of the Business within the Applicable Areas, including all right, title and interest of the Target Companies in and to: (i) the oil and gas gathering assets, the interconnects and processing assets, the terminalling assets, the condensate gathering and stabilization assets, the gas treating equipment and facilities, the compression assets, the dehydration assets, and other associated infrastructure assets described on Exhibit B-2 (the “Gathering System”); (ii) (A) all fixtures, improvements and other personal, movable and mixed property, including all structures and equipment, operational and nonoperational, associated with the Gathering System, and (B) all personal property attributable to the field operations of the other assets of the Target Companies reasonably necessary for the operation of the Business within the Applicable Areas; (iii) all Easements, including the Easements described on Exhibit B-3; (iv) all other real property reasonably necessary for the operation of the Business within the Applicable Areas, including the real property described on Exhibit B-4; (v) all Contracts to which a Target Company is party and that are reasonably necessary for the maintenance and operations of the assets and properties located within the Applicable Areas; (vi) all Permits reasonably necessary for the ownership and maintenance of the assets and properties located within the Applicable Areas; (vii) all Asset Documents; and (viii) all Business IP reasonably necessary for the maintenance and operation of the assets and properties located within the Applicable Areas, but, in each case, excluding the Excluded Assets; provided, that, for the avoidance of doubt, “Assets” does not include the HINDL Interests.

“Assignment Agreements” means the Membership Interest Assignment Agreement, the HIP GP Interest Assignment Agreement and the HINDL Interests Assignment Agreement, collectively.

“Assumed Obligations” means all Liabilities, known or unknown, with respect to each Target Company, regardless of whether such Liabilities arose prior to, on or after the Closing Date, but excluding any Seller Taxes, including obligations and Liabilities relating in any manner to the ownership, operation or use of the Assets or Business, including all of the following:

(a) Decommissioning Obligations related to or associated with operations and activities conducted on the Assets or in connection with the Business;

(b) obligations applicable to or imposed on the owner or operator of the Assets under the Asset Documents, any easements, rights-of-way, Permits or other agreements or as required by Applicable Law;

(c) obligations to pay for actual or claimed property damage, personal injury or death relating to the Assets;

(d) obligations to dispose of or transport any Hazardous Material;

(e) any Third-Party Claims; and

(f) all Environmental Obligations, including obligations to clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Applicable Laws, including Environmental Laws.

“Bakken ABOS” has the meaning set forth in Section 6.22.

“Bakken Amendment” has the meaning set forth in Section 6.22.

“Bakken Contracts” has the meaning set forth in Section 6.22.

“Bakken Termination Agreement” has the meaning set forth in Section 6.22.

“Bakken Third-Party Contract Assignment” has the meaning set forth in Section 6.22.

“Balance Sheet” means the unaudited pro forma balance sheet of the Company as of the Balance Sheet Date and provided in the Data Room.

“Balance Sheet Date” means August 31, 2026.

“BDG” has the meaning set forth in the recitals to this Agreement.

“BDGH” has the meaning set forth in the recitals to this Agreement.

“Burdensome Condition” means any undertaking, term, condition, Liability, obligation, commitment or sanction that would require any Party or any of its Affiliates to (a) sell, divest, license, hold separate or otherwise dispose of any business, product line, asset or equity interest of such Party or any of its Affiliates (including the Membership Interest, the HINDL Interests, the HIP GP Interest, the Assets or any Target Company), (b) terminate, amend or assign any existing relationship, Contract or contractual right or obligation, (c) otherwise limit its freedom of action with respect to, or its ability to own, retain or operate, any of its businesses, product lines or assets, or (d) commit to seek the prior approval of any Governmental Authority in respect of any future transaction, in each case where such action would, individually or in the aggregate, be reasonably expected to be materially adverse to the business of the Partnership Parties, the Business, the Target Companies or the Assets, taken as a whole, or to the economic benefits reasonably expected by the Partnership Parties to be derived from the Transactions.

“Business” means (a) the crude oil gathering business of the Target Companies in Broomfield, Larimer and Weld Counties, Colorado and (b) the Wells Ranch crude oil, produced water, and gas gathering business of the Target Companies in Weld County, Colorado, each as conducted as if the Pre-Closing Restructuring Transactions had occurred as of the Execution Date, including the marketing and transportation of crude oil, produced water, gas and other related products and the ownership and operation (as, and to the extent, operated by CMS or, after giving effect to the Pre-Closing Restructuring Transactions, CMS TargetCo, pursuant to the Operating Agreement) of pipelines and other related facilities and assets.

“Business Day” means any day other than a Saturday or Sunday or any other day on which federally insured commercial banks located in Houston, Texas or New York, New York are required or authorized to be closed.

“Business Employees” means the individuals employed by a Seller Party or an Affiliate of a Seller Party who are primarily or exclusively dedicated to the Business and/or the business of HESM GP LP, the General Partner, the Partnership Parties or their Subsidiaries.

“Business IP” means all Intellectual Property (a) owned or purported to be owned by the Target Companies after giving effect to the Pre-Closing Restructuring Transactions or (b) as of the date hereof owned or purported to be owned by the Seller Group and exclusively related to the Business.

“Cadmium” has the meaning set forth in the recitals to this Agreement.

“Cap” has the meaning set forth in Section 10.8(b).

“Charter Documents” means, with respect to any entity, the certificate of incorporation, certificate of formation, articles of incorporation, bylaws, articles of organization, limited liability company agreement, partnership agreement, or other similar organizational documents of such entity (as applicable), as any such document may be amended, modified, or supplemented from time to time.

“Claim” means any claim, liability, loss, demand, damage, cause of action of any kind, order, subpoena, obligation, cost, fee, assessment, duty, charge, penalty, fine, judgment (including recoverable legal counsel fees and expenses and costs of litigation of the Person asserting the Claim), whether arising in equity, under Law, contract, tort, voluntary settlement or in any other manner.

“Class B Shares” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, in each case, as determined as of the open of business on the Closing Date and taking into account the Pre-Closing Restructuring Transactions.

“Closing Working Capital Statement” has the meaning set forth in Section 2.6(b)(i).

“CMH NewCo” has the meaning set forth in the preamble to this Agreement.

“CMS” has the meaning set forth in the recitals to this Agreement.

“CMS TargetCo” has the meaning set forth in Section 6.5(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” has the meaning set forth in Section 2.5.

“Commercial Contract Right” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the recitals to this Agreement.

“Conflicts Committee” has the meaning set forth in Section 3.8.

“Contract” means (whether oral or written) any contract, agreement, indenture, instrument, note, bond, loan, lease, sublease, easement, deed, mortgage, franchise, license agreement, covenant, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“CPR” has the meaning set forth in Section 12.6(c).

“Current Assets” means cash and cash equivalents, accounts receivable (including receivables with respect to balancing fees under pipeline interconnects and amounts under gas storage and other service contracts from any of the Company’s Affiliates, directors, managers, employees, officers or equityholders and any of their respective Affiliates), inventory (but excluding line fill constituting part of the Assets) and prepaid expenses, but excluding: (a) the portion of any prepaid expense of which the Partnership Parties will not receive the benefit following the Closing; and (b) deferred Tax assets, in each case, after taking into account the Pre-Closing Restructuring Transactions and determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet.

“Current Liabilities” means accounts payable (including payables with respect to balancing fees under pipeline interconnects and amounts under gas storage and other service contracts to any of the Company’s Affiliates, directors, managers, employees, officers or equityholders and any of their respective Affiliates), and other accrued expenses (including accrued and unpaid Taxes of the Target Companies for any Pre-Closing Tax Period whether or not then due and payable), but excluding deferred Tax Liabilities, in each case, after taking into account the Pre-Closing Restructuring Transactions and determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet.

“D&O Indemnified Persons” has the meaning set forth in Section 6.17(a).

“D&O Provisions” has the meaning set forth in Section 6.17(a).

“D&O Tail Policy” has the meaning set forth in Section 6.17(b).

“Damages” has the meaning set forth in Section 10.1.

“Data” means all files, records, documentation and data in possession of CMH NewCo or its Affiliates that specifically relate to the Business, the Target Companies, their operations, or the Assets, including any correspondence, accounting and financial records, information and reports, any environmental assessments, Permits, agreements, safety records, governmental filings and maps, as such data is assembled in the normal course of business. The term “Data” does not include any of the following: (a) any files, records, documentation or data that: (i) CMH NewCo or any of its Affiliates, as applicable, may not share, sell, transfer or otherwise dispose of as a result of confidentiality obligations by which it is bound; or (ii) cannot be provided to a Partnership Party because such transfer is prohibited by the agreement under which it was acquired; and (b) any corporate, financial, and Tax records of CMH NewCo.

“Data Room” means the online e-data room established by CMH NewCo or one of its Affiliates with SmartRoom and any files, records, information and documents otherwise made available by CMH NewCo or any of its Affiliates to the Partnership Parties or any of their Representatives in connection with the Transactions at least one (1) Business Day prior to the Execution Date (or, with respect to (a) the Projections, the Execution Date and (b) any created, supplemented, corrected or amended Schedules described in Section 6.3, at least five (5) Business Days prior to the Closing Date).

“De Minimis Threshold” has the meaning set forth in Section 10.8(a).

“Decommissioning Obligations” means any and all existing and future obligations and Claims, including Third-Party Claims and Claims by any Governmental Authority, associated with, or for, abandoning, decommissioning, idling, removing or making safe any of the Assets, whether such obligations or Claims are incurred under or pursuant to any contract, permit, lease, Applicable Law or other obligation, and including any residual Liability for anticipated or necessary continuing insurance, maintenance and monitoring costs. For the avoidance of doubt, Decommissioning Obligations include all of the following:

(a) the abandonment, decommissioning, idling or removal of any and all of the Assets;

(b) the abandonment, removal and disposal of structures, facilities, foundations, tanks, pipelines, flowlines, pumps, compressors, separators, valves, fittings and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets; and

(c) the clearance, reclamation, Remediation and restoration of areas (including land, surface or subsurface water and water bottom) affected by the Assets being abandoned, decommissioned, idled or removed.

“Dedication” means any provision(s) in a Contract for midstream gathering, transportation, treating, dehydration, processing, fractionation, or similar services whereby a party thereto exclusively or partially dedicates hydrocarbons produced or owned by such party or its Affiliates to the other party for performance of services with respect thereto, regardless of whether such dedication is accompanied by a minimum volume commitment or similar take-or-pay concept.

“Deductible” has the meaning set forth in Section 10.8(b).

“Direct Claim” has the meaning set forth in Section 10.3(b).

“Disclosed Matter” has the meaning set forth in Section 6.3.

“Disclosure Effects” has the meaning set forth in Section 6.5(d).

“Dispute” means any dispute, claim, disagreement, or controversy arising out of or relating to this Agreement or any other Transaction Document, including a Claim under this Agreement or any other Transaction Document and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination, or breach of this Agreement or any other Transaction Document, whether based in contract, tort, or in any other manner; provided, that no dispute, claim, disagreement, or controversy governed by, arising under, or resolved in accordance with Section 2.6(c)(iii) shall constitute a “Dispute” for purposes of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.6(c)(iii).

“DJ Basin Assets” has the meaning set forth in the recitals to this Agreement.

“Easements” means all easements, rights-of-way, surface use agreements, surface leases, licenses, servitudes, permits for the use of Third Party or public lands, crossing agreements, subsurface agreements and similar rights and interests in real property (in each case, whether held in whole or in part, or as an undivided interest) used or held for use (a) as of the Execution Date, by the Existing Target Companies or (b) as of the Closing Date, by the Target Companies, in each case to the extent, and only to the extent, reasonably necessary for the ownership and maintenance of the assets and properties located within the Applicable Areas.

“Effective Time” means 12:01 a.m. local time in Houston, Texas on the Closing Date.

“Encumbrance” means any Claim, mortgage, easement, encroachment, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, license, covenant not to sue, option, debt, charge, right of first refusal, right of first offer, preferential purchase right, adverse Claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Environment” means all forms of fauna, flora, soil, natural resources, surface or subsurface waters, land, ground, surface or subsurface strata, ambient air, indoor air, sediments, wetlands, drinking water supplies, biota or any other environmental medium, and “Environmental” will be construed as pertaining to the “Environment”.

“Environmental Condition” means a condition or circumstance relating to the Assets or the operation of the Assets that exists or may reasonably be expected to exist with respect to the Environment, or facilities, procedures, practices, or equipment, that is not or is alleged to not be in compliance with Environmental Law, or that is subject to remedy or Remediation under any Environmental Law, or that is damaging or may reasonably be expected to pose an actual or potential threat to the Environment, property, natural resources, human health, welfare, or safety.

“Environmental Laws” means any Applicable Law and any requirement thereunder, relating to the protection of the Environment; the release, emission, discharge or disposal of any material or chemical substance; natural resources or natural resource damage; human health or safety; Hazardous Materials; product registration; hazardous communication; tank bottoms, sludge, or constituents of the foregoing; radioactive materials; pollution; contamination; noise; or vibrations; each as from time to time has been or may be amended or adopted.

“Environmental Obligations” means any and all Claims relating to Environmental Laws, Environmental Conditions or Remediation, including obligations relating to the presence, release, emission or discharge of Hazardous Materials in or into the air, surface water, ground water, soil, land surface, subsurface strata, soil vapor or otherwise into the Environment or indoor environment, obligations relating to investigating, testing, sampling, assessing, monitoring and Remediation of Hazardous Materials, pollution, contaminants or other regulated substances as required by any Environmental Laws; obligations arising from Claims by a Governmental Authority or other Person for enforcement, abandonment, restoration, decommissioning, cleanup, Remediation, removal, response or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any demand or Claim based on any Environmental Law, in each case whether or not the Claims are associated with Decommissioning Obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.6(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.6(a)(i).

“Estimated Seller Taxes” has the meaning set forth in Section 6.12(a)(x).

“Exchange Act” has the meaning set forth in Section 6.7.

“Excluded Assets” means (a) the Excluded Intellectual Property and (b) all other equipment and assets, after giving effect to the Pre-Closing Restructuring Transactions, of the Seller Parties or their Affiliates (other than the Target Companies), including, for the avoidance of doubt, all right, title and interest of CMH NewCo and its Affiliates in any remaining width or area of any right-of-way, easement or surface right not conveyed as part of the Assets; provided, that, for the avoidance of doubt, “Excluded Assets” does not include any Business IP.

“Excluded Intellectual Property” means any Intellectual Property owned by or licensed to a Seller Party or any of its Affiliates (other than the Target Companies) as of the Closing Date, other than the Business IP.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Target Company” means, individually, each Target Company existing on the Execution Date, and “Existing Target Companies” means, collectively, all of them.

“Facilities” means all of the facilities, equipment, improvements, pipelines, vessels, terminals or other tangible assets that are located on, above, below or within the Real Property and that are owned, used or held, or will be owned, used or held after giving effect to the Pre-Closing Restructuring Transactions, by any Target Company in connection with the ownership or operation of the Business, in each case to the extent, and only to the extent, reasonably necessary for the operation and maintenance of the assets and properties located within the Applicable Areas.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning set forth in Section 3.8.

“Financial Information” has the meaning set forth in Section 9.1(e)(iv).

“Framework Agreement” means the Framework Agreement executed by CMH NewCo and HESM OpCo at the Closing in the form of Exhibit F-4.

“GAAP” means United States generally accepted accounting principles and practices that are in effect from time to time.

“Gathering System” has the meaning set forth in the definition of “Assets”.

“General Partner” has the meaning set forth in the recitals to this Agreement.

“Governing Documents” has the meaning set forth in Section 2.4.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including any governmental authority, agency, committee, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“GP Entities” means HIP GP, the General Partner and HESM GP LP, collectively, and “GP Entity” means any of them, individually.

“Hazardous Material” means any substance, product, waste or other material that is, or becomes identified, listed, published, regulated, or defined as, or that shows the characteristics of, a hazardous substance, hazardous waste, hazardous material, toxic substance, or other similar regulated material or substance, including oil, oil waste, by-products and components, naturally occurring radioactive materials, other radioactive material, petroleum, petroleum refined products and petroleum waste, produced water, by-products and components, polychlorinated biphenyls, per- or polyfluoroalkyl substances, and asbestos, or that is otherwise regulated or restricted under any Environmental Law or by any Governmental Authority, or that may otherwise cause, contribute to or result in an Environmental Obligation or Environmental Condition.

“HESM” has the meaning set forth in the preamble to this Agreement.

“HESM Board” means the Board of Directors of the General Partner.

“HESM Company Agreement” means the Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, dated as of December 16, 2019, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, dated as of January 26, 2026.

“HESM Consideration” means the HIP GP Interest Consideration and the Commercial Contract Right.

“HESM GP LP” has the meaning set forth in the recitals to this Agreement.

“HESM OpCo” has the meaning set forth in the preamble to this Agreement.

“Hess Corp” means Hess Corporation, a Delaware corporation.

“HINDL” has the meaning set forth in the preamble to this Agreement.

“HINDL Class A Shares” has the meaning set forth in the recitals to this Agreement.

“HINDL Class B Units” has the meaning set forth in the recitals to this Agreement.

“HINDL Interests” has the meaning set forth in Section 2.3.

“HINDL Interests Assignment Agreement” means the HINDL Interests Assignment Agreement between HINDL and HESM substantially in the form attached hereto as Exhibit D.

“HINDL Interests Consideration” means the amount set forth as such on Exhibit G.

“HIP GP” has the meaning set forth in the recitals to this Agreement.

“HIP GP Interest” has the meaning set forth in the recitals to this Agreement.

“HIP GP Interest Assignment Agreement” means the Assignment Agreement between HINDL and HESM substantially in the form attached hereto as Exhibit C-2.

“HIP GP Interest Consideration” has the meaning set forth in Section 2.2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“ICA” means the Interstate Commerce Act.

“ICA Waiver” means, with respect to each Waiver System, the order of FERC identified with respect to such Waiver System in the definition of “Waiver System”, granting temporary waiver of the tariff filing and reporting requirements of sections 6 and 20 of the ICA and Parts 341 and 357 of FERC’s regulations, together with each notification of a change in factual circumstances and each other filing made with FERC with respect thereto.

“Imbalances” means any marketing imbalance between the quantity of hydrocarbons required to be received and/or delivered by any Target Company under any gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing Contract and the quantity of hydrocarbons actually received and/or delivered by any Target Company pursuant to the relevant Contract.

“Income Tax” means any Tax imposed on net income or profits, including all net income, profits, earnings, capital gain, gross receipts, excess profits, franchise or margin Taxes imposed on or measured by net income, gross receipts or margin or any other similar Tax imposed by a Tax Authority, including any related interest, fines or penalties.

“Indemnity Claim” has the meaning set forth in Section 10.3(a).

“Independent Accountants” has the meaning set forth in Section 2.6(c)(iii).

“Intellectual Property” means any and all rights in and to the following: (a) patents, patent applications and all related counterparts, continuations, provisionals, divisionals, extensions, reexaminations, reissues, renewals, reviews and substitutions thereof; (b) trademarks, service marks, trade dress, trade names and other indicia of origin or source, all registrations and applications for all of the foregoing, including all goodwill associated with all of the foregoing (collectively, “Trademarks”); (c) rights in know-how, trade secrets, proprietary information, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (d) published and unpublished works of authorship, copyrights therein and thereto (including rights in computer software) and moral rights; and (e) domain names and accounts with social media companies.

“Interim Period” means the period of time commencing on the Execution Date and ending upon the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Section 11.1.

“IRS” means the Internal Revenue Service.

“Laramie River” has the meaning set forth in the recitals to this Agreement.

“Law” means any and all applicable laws (including common law), statutes, treaties, constitutions, rules, regulations, ordinances, codes (including the Code), orders and other pronouncements of or adopted or ratified by any Governmental Authority (including applicable consent decrees or directives or judicial or administrative decisions issued by a Governmental Authority) having the effect of law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease” means any Contract granting a leasehold interest in any Real Property.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, Claim, deficiency, guaranty, assurance, commitment or endorsement of or by any Person, absolute or contingent, direct or indirect, known or unknown, fixed or contingent, joint or several, determined or determinable, perfected or unperfected, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated, and whether arising under Contract, tort, strict liability, Applicable Law or otherwise, whether or not of the type required to be reflected or reserved against in, or to be disclosed in the notes to, a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” means any state of facts, circumstance, change or effect that, individually or taken collectively with all other facts, circumstances, changes or effects that, individually or in the aggregate, (1) with respect to the Seller Parties, materially adversely affects, or could reasonably be expected to materially adversely affect, the Business, Assets, Liabilities, operations, condition (financial or otherwise), or results of operations of the Business, the Target Companies or the Assets, taken as a whole, (2) with respect to the Partnership Parties, materially adversely affects, or could reasonably be expected to materially adversely affect, the business, assets, liabilities, operations, condition (financial or otherwise), or results of operations of the Partnership Parties, taken as a whole, or (3) with respect to any Party, materially adversely affects, delays or prohibits, or could reasonably be expected to materially adversely affect, delay or prohibit, the ability of such Party to perform its obligations under this Agreement or the other Transaction Documents and to consummate the Transactions; provided, however, that, solely in the case of clauses (1) and (2) of this definition, no change, effect, circumstance, event, or development resulting from the following will be deemed to constitute, and no change, event, development or effect arising from or relating to any of the following will be taken into account in determining whether there has been, a Material Adverse Effect (except that, in the case of clauses (a) through (c) below, any such change, effect, circumstance, event or development will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that it has a materially and disproportionately adverse effect on the Business, the Target Companies, the Assets or the Partnership Parties, as applicable, taken as a whole, relative to other Persons operating in the industries or markets in which the Business is conducted or in which the Partnership Parties operate, as applicable, in which case only the incremental materially and disproportionately adverse effect may be taken into account in determining whether there has been or may be a Material Adverse Effect):

(a) general business, legal or economic conditions in the industries or markets in which the Assets are located or a Target Company operates (including changes in commodity prices);

(b) national or international political, social or economic conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, sabotage, civil unrest or similar disorder (including the escalation or worsening of any of the foregoing), or a general economic recession;

(c) changes in securities, credit, capital, financial or currency markets or conditions, including changes in interest rates or exchange rates, in the United States or any other country or region in the world;

(d) effects of weather, meteorological events, natural disasters or other acts of God;

(e) changes in GAAP or any other accounting principles applicable to any Existing Target Company or, after giving effect to the Pre-Closing Restructuring Transactions, any Target Company or the interpretation of the foregoing;

(f) changes in Applicable Law, or the interpretation of Applicable Law;

(g) changes to the trading prices of securities of any Party or its respective Affiliates on any established national securities exchange; and

(h) the performance, announcement or consummation of this Agreement and the Transactions, including the Pre-Closing Restructuring Transactions; the taking of any action (or omitting to take any action) specifically required or permitted by any Transaction Document or the taking of any action (or omitting to take any action) that any Partnership Party has requested or consented to in writing, or which is otherwise permitted by any Transaction Document, including the Pre-Closing Restructuring Transactions; or any adverse change in or effect on the Business that is cured by the Company or the Seller Parties, as applicable, or no longer exists by the earlier of the Closing or the termination of this Agreement under Section 11.1.

“Material Contract” means each of the following Contracts (except for any Contract that is a Plan), (x) to which an Existing Target Company is a party as of the Execution Date that relates, in whole or in part, to the Assets or the Business, or (y) to which a Target Company or a GP Entity is or will be a party as of the Closing Date or by which the Assets are bound as of the Execution Date (including all amendments, modifications, or supplements thereto):

(a) each Contract involving remaining payments by any Existing Target Company, Target Company or GP Entity in excess of $5,000,000 in the aggregate in any calendar year;

(b) each Contract pursuant to which any Existing Target Company, Target Company or GP Entity has incurred or become liable for, or otherwise guaranteed, any (i) indebtedness for borrowed money or (ii) letters of credit, whether drawn or undrawn;

(c) each Contract providing for remaining capital expenditures, drilling incentive payments, or similar payments, discounts, or rebates, incurred or issued by any Target Company with an outstanding amount of unpaid obligations and commitments in excess of $5,000,000 in any calendar year;

(d) each Contract relating to price swaps, hedges, futures or similar instruments;

(e) each partnership, joint venture, profit sharing or similar agreement (other than the Charter Documents of the Target Companies and the GP Entities), including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership or pursuant to which any rights with respect to any equity interests of the Target Companies are granted to a third party;

(f) each Related Party Contract;

(g) each Contract that is a covenant not to compete that limits the freedom of any member of the Existing Target Company, Target Companies to engage in any line of business or compete with any Person or in a market or geographical area;

(h) each Contract with any Governmental Authority, other than any Permit, Easement or Lease;

(i) each Contract involving the resolution or settlement of any actual or threatened Claim against or by any Existing Target Company, Target Company or GP Entity that has not been fully performed by such Existing Target Company, Target Company or GP Entity;

(j) each Contract the primary purpose of which is to indemnify another Person rather than provide or acquire assets, goods or services;

(k) each Contract that includes a grant of preferential rights to purchase any assets to any Person or that grants any Person a right of first refusal or option to purchase or acquire any Assets or equity interests of any Existing Target Company, Target Company or GP Entity;

(l) each Contract that (A) will obligate any Existing Target Company, Target Company, GP Entity or its Affiliates to conduct any business on a “most favored nations” or “most favored customer” basis with any Person following the Closing; or (B) contains a “take or pay” or other minimum purchase obligation that is material to the Existing Target Company, Target Companies and GP Entities, taken as a whole;

(m) each hydrocarbon purchase and sale, gathering, transportation, storage, treating, dehydration, processing or similar Contract and any Contract for the provision of services relating to gathering, compression, collection, processing, treating, storage, or transportation of natural gas or other hydrocarbons, involving annual expenditures or revenues in excess of $500,000 individually or $1,000,000 in the aggregate in any calendar year;

(n) each Contract that constitutes a pipeline interconnect or facility operating agreement, and similar agreements governing the interconnection of any Existing Target Company, Target Company with other facilities and the operation of such interconnection;

(o) each Contract pursuant to which any third party either is currently (A) operating any material assets of any Existing Target Company or Target Company or otherwise relating to the business (including operations and maintenance agreements) of any Existing Target Company or Target Company or (B) performing a material function of the Existing Target Companies or Target Companies on behalf of the Existing Target Companies or Target Companies (including as to employee benefits matters and information technology support);

(p) any license, royalty or other Contract with respect to the development, use, co-existence, or non-assertion of any Intellectual Property to which any Existing Target Company or Target Company is a party as licensee or licensor (other than Contracts relating to off-the-shelf non-exclusive commercial software licenses, employment agreements in the ordinary course of business, any assignment agreement entered into between an Existing Target Company or a Target Company and an employee in the ordinary course of business, licenses of Intellectual Property (i) that are incidental to the Contract entered into, or (ii) owned by an Existing Target Company or a Target Company granted in the ordinary course of business to customers of a Target Company or vendors or suppliers providing services to an Existing Target Companies or a Target Company, and confidentiality obligations with employees and individual independent contractors);

(q) any Contract relating to Intellectual Property, other than commercially available off-the-shelf non-exclusive software licenses;

(r) each Contract containing contingent payments or earn-outs that have not been satisfied in full; and

(s) each Contract for the employment or engagement of any current officer or employee of, or individual engaged as an independent contractor by, an Existing Target Company, a Target Company or GP Entity that, (A) in the case of any Contract for employment, alters the at-will employment relationship of such individual, (B) cannot be terminated upon thirty (30) days’ notice or less without material Liability, including severance obligations, or (C) provides for change in control, severance or any post-termination payments or benefits, including, without limitation, any such payments or benefits that could become payable as a result of the consummation of the Transactions.

“Membership Interest” has the meaning set forth in the recitals to this Agreement.

“Membership Interest Assignment Agreement” means the Assignment Agreement between CMH NewCo and HESM OpCo substantially in the form attached hereto as Exhibit C-1.

“Membership Interest Consideration” means the amount set forth as such on Exhibit G.

“NBL Midstream” has the meaning set forth in the recitals to this Agreement.

“NEI” has the meaning set forth in the preamble to this Agreement.

“New License” has the meaning set forth in Section 6.15.

“Non-Income Tax” means any Tax other than an Income Tax or a Transaction Tax, including federal manufacturers’ excise Tax, federal and state environmental Tax, state and local sales and use Tax, oil company gross receipt or franchise Tax (except those based on or measured by the income or net worth of any Seller Party or delivering party), business and occupation Tax, state and local product Tax, state and local inspection fees, and state and local oil spill Tax or fees.

“Nonparty Affiliate” has the meaning set forth in Section 12.16.

“Notice of Disagreement” has the meaning set forth in Section 2.6(a)(i).

“Omnibus Agreement” means the Amended and Restated Omnibus Agreement, effective as of December 16, 2019, by and among Hess Corp, HIP GP, HESM, HESM GP LP, Hess Midstream GP LLC, HESM OpCo and the other parties thereto, as it may be amended, modified, or supplemented from time to time.

“Operating Agreement” means the Operating Agreement, dated as of May 21, 2018, and effective January 31, 2018, by and between BDG, CMS (f/k/a Noble Midstream Services, LLC) and, solely for purposes of Section 4.1.3(b) therein, Greenfield Black Diamond LLC, as amended by that certain Amendment to Operating Agreement and Amendment to Management Services Agreement, effective January 1, 2026.

“Partnership Closing Certificate” has the meaning set forth in Section 7.3(c).

“Partnership Closing Documents” has the meaning set forth in Section 8.3.

“Partnership Fundamental Representations” has the meaning set forth in Section 10.10(b).

“Partnership Group” means, collectively, HESM and its Subsidiaries, including, after the Closing, the Target Companies.

“Partnership Indemnitees” has the meaning set forth in Section 10.2.

“Partnership Parties” and “Partnership Party” have the meanings set forth in the preamble to this Agreement.

“Partnership Plans” has the meaning set forth in Section 6.13(b).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, tariffs, certificates, certifications, registrations, exemptions, variances, waivers, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, notices and other similar rights and privileges of, from or issued by any Governmental Authority.

“Permitted Encumbrances” means (a) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, landlords’ or other similar Encumbrances arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with GAAP; (b) Encumbrances for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with GAAP; (c) Encumbrances arising under the Charter Documents of the Existing Target Companies and the Target Companies, but only to the extent such Encumbrances do not restrict or condition the transfer of the Membership Interest, the HINDL Interests or the HIP GP Interest or the consummation of the Transactions; (d) Encumbrances securing debt of any of the Existing Target Companies and the Target Companies that will be released prior to or as of the Closing; (e) transfer restrictions imposed pursuant to applicable Securities Laws; (f) non-exclusive licenses to Business IP granted in the ordinary course of business; (g) Encumbrances arising by operation of Law in the ordinary course of business securing obligations that are not yet due and payable; (h) easements, rights-of-way, encroachments, servitudes, restrictions, conditions, surface use restrictions, minor title defects, survey defects and other similar non-monetary Encumbrances of record affecting title to Real Property or Assets incurred or suffered in the ordinary course of business that, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable Real Property or Assets or otherwise materially impair the present or reasonably anticipated conduct of the Business; and (i) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over Real Property that are not, individually or in the aggregate, materially violated by the current use or occupancy of such Real Property or the operation of the Business thereon.

“Permitted Matter” has the meaning set forth in Section 6.3.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities or other entities of any kind.

“Personal Information” means (a) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual (including name, address, telephone number, electronic mail address, social security number, bank account number, credit card number or demographic information); (b) Social Security numbers; or (c) any information that is regulated or protected by one or more Privacy and Security Laws (including sensitive personal information, any special categories of personal information regulated thereunder or covered thereby and the Health Insurance Portability and Accountability Act of 1996).

“Plan” has the meaning set forth in Section 4.13(b).

“Post-Closing Adjustment” has the meaning set forth in Section 2.6(b)(ii).

“Post-Closing Tax Period” means a Tax period that begins after the Closing Date and that portion of any Straddle Period that begins after the Closing Date.

“PP Cap” has the meaning set forth in Section 10.8(d).

“PP De Minimis Threshold” has the meaning set forth in Section 10.8(d).

“PP Deductible” has the meaning set forth in Section 10.8(d).

“Pre-Closing Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Tax Period” means a Tax period that ends on or before the Closing Date and that portion of any Straddle Period that ends on the Closing Date.

“Prime Rate” means the prime interest rate in effect from time to time at Citibank, New York, New York.

“Privacy and Security Laws” means all Applicable Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679 and Canada’s Personal Information Protection and Electronic Documents Act.

“Privileged Materials” has the meaning set forth in Section 12.17.

“Projections” means those certain projections and budgets set forth in that certain Project Osiris Proposal, dated July 9, 2026, as updated or modified (including through email) through the Execution Date, in each case, as provided in the Data Room.

“Purchased Interests” means the Membership Interest, the HINDL Interests and the HIP GP Interest, collectively.

“Purchased Interest Consideration” means the sum of the Membership Interest Consideration, the HINDL Interests Consideration, and the consideration paid for the HIP GP Interest.

“Push-Out Election” has the meaning set forth in Section 6.12(b)(ii).

“RBU Gathering Assets” has the meaning set forth in Exhibit A-1 attached hereto.

“Real Property” means all real property used or held for use by the Target Companies (including real property owned in fee, easement or leasehold interests, and any and all improvements located thereon and fixtures attached thereto) to the extent, and only to the extent, reasonably necessary for the operation and maintenance of the assets and properties located within the Applicable Areas.

“Reasonable Best Efforts” means efforts used in accordance with reasonable best commercial practice and without the incurrence of unreasonable expense.

“Related Party” means, with respect to CMH NewCo or any Target Company, (a) any Affiliate of CMH NewCo or NEI (excluding, for the avoidance of doubt, HESM and its Subsidiaries) and (b) any director, manager or officer of CMH NewCo or NEI, of any Affiliate of CMH NewCo or NEI or of any Target Company.

“Related Party Contract” has the meaning set forth in Section 4.23.

“Remediation” means any investigation, monitoring, removal, remediation, corrective action, response action, mitigation, treatment, decontamination or cleanup of Hazardous Materials, pollution or contamination present or alleged to be present in the Environment, soil, sediment, groundwater, surface water or other environmental medium or the indoor environment.

“Replacement Credit Support” has the meaning set forth in Section 6.14(b).

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party, (b) any investment bank, consultant or agent retained by a Party or the parties listed in clause (a) above and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Required Consent” has the meaning set forth on Schedule 6.23.

“Resolution Period” has the meaning set forth in Section 2.6(c)(ii).

“Retained Obligations” means (a) subject to the terms of the Omnibus Agreement, the Termination Agreement and the A&R Secondment Agreement, any Claims arising under or in respect of any Seller Plan as well as any Liabilities arising from the Business Employees (or any other employees or individual service providers of any Seller Party or any Affiliate of any Seller Party) for any period of employment or engagement with any Seller Party or any Affiliate of any Seller Party; and (b) any Claims arising from or related to the Excluded Assets.

“Review Period” has the meaning set forth in Section 2.6(c)(i).

“Saddlehorn” has the meaning set forth in the recitals to this Agreement.

“Schedules” means the schedules referenced in this Agreement and attached to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Document” means any report, registration statement, prospectus, schedule, form, or other document (including all exhibits, amendments, and supplements thereto) filed or furnished by a Partnership Party (or required to be filed or furnished) with the SEC pursuant to the Securities Act.

“Secondment Agreement” means that certain Amended and Restated Employee Secondment Agreement, dated as of December 16, 2019, by and among Chevron U.S.A. Inc., HESM GP LP, the General Partner, and the other parties thereto, as amended by the First Amendment thereto dated as of May 5, 2026.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” has the meaning set forth in Section 5.7(a).

“Seller Closing Certificate” has the meaning set forth in Section 7.2(d).

“Seller Closing Documents” has the meaning set forth in Section 8.2.

“Seller Credit Support” has the meaning set forth in Section 6.14(a).

“Seller Fundamental Representations” has the meaning set forth in Section 10.10(a).

“Seller Group” means, collectively, each Seller Party, its Affiliates and its and their respective Representatives.

“Seller Indemnitees” has the meaning set forth in Section 10.1.

“Seller Parties” and “Seller Party” have the meanings set forth in the preamble to this Agreement.

“Seller Party’s Knowledge,” “Knowledge of the Seller Group,” “NEI’s Knowledge,” “Knowledge of NEI,” “Knowledge of HINDL,” “Knowledge” and similar terms and phrases mean the actual knowledge of those individuals identified as “Knowledge Persons” on Schedule 1.1.

“Seller Plans” means each Plan sponsored or contributed to by any Seller Party or its ERISA Affiliate for the benefit of any Business Employee (or any dependent or beneficiary thereof).

“Seller Taxes” means, without duplication, (a) all Taxes of or imposed on or with respect to any Target Company or any GP Entity (or the Assets) for any Pre-Closing Tax Period (determined in accordance with Section 6.12(a)), including any “imputed underpayment” within the meaning of Section 6225 of the Code (or any analogous provision of state or local Law) attributable to a Pre-Closing Tax Period, regardless of the Tax period in which such Tax is assessed or paid; (b) all Taxes of any Seller Party or any Affiliate of a Seller Party (other than a Target Company) for any Tax period; (c) all Taxes for which any Target Company is held liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (d) any Transaction Taxes for which the Seller Parties are responsible pursuant to Section 6.12(a); and (e) all Taxes arising from or attributable to the Pre-Closing Restructuring Transactions or any other transaction undertaken by the Seller Parties or their Affiliates in anticipation of the Transactions, in each case, except to the extent such Taxes were included in the determination of Closing Working Capital as finally determined pursuant to Section 2.6.

“Seller’s Self-Insurance Policies” means any captive insurance programs, insurance vehicles or arrangements to self-insure of any Seller Party or any Affiliate of any Seller Party, in each case, by which any Seller Party, any Affiliate of any Seller Party, or any Target Company may be insured.

“Solvent” as of any relevant time of determination means that: (a) the fair value of the assets of the Partnership Parties and the Target Companies on a consolidated basis, as of such time, exceeds the sum of all Liabilities of the Partnership Parties and the Target Companies, including contingent and other Liabilities, as of such time; (b) the fair saleable value of the assets of the Partnership Parties and the Target Companies on a consolidated basis, as of such time, exceeds the amount that will be required to pay the probable Liabilities of the Partnership Parties and the Target Companies on their existing debts (including contingent Liabilities) as such debts become absolute and matured; and (c) the Partnership Parties and the Target Companies on a consolidated basis will not have, as of such time, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such time.

“Statement of Objections” has the meaning set forth in Section 2.6(c)(ii).

“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than fifty percent (50%) of the general or limited partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt and notwithstanding anything to the contrary herein, HESM OpCo and each of its Subsidiaries shall be deemed to be a Subsidiary of HESM for purposes of this Agreement.

“Target Companies” means the Company and the Target Subsidiaries, collectively, and “Target Company” means any of the foregoing, individually.

“Target Subsidiaries” means the entities identified in Exhibit A-2 that will be Subsidiaries of the Company after giving effect to the Pre-Closing Restructuring Transactions.

“Tax” or “Taxes” means any and all taxes, fees, duties and other assessments, including income, gross receipts, sales, use, transfer, license, registration, payroll, employment, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, abandoned property, forfeitures, escheat, alternative or add-on minimum or estimated taxes or other tax of any kind whatsoever imposed by any Tax Authority, including any related interest, fines or penalties, and including any Liability for any of the foregoing by reason of an obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by Law, by Contract or otherwise.

“Tax Audit” has the meaning set forth in Section 6.12(b)(ii).

“Tax Authority” means any revenue, or fiscal governmental, state, community, municipal or regional authority, body or Person authorized or empowered to impose, administer or collect any Tax.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration, Claim for refund, information return, or other filing provided to any Tax Authority, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any agreement, indemnity, allocation or other arrangement (whether written, oral or otherwise) relating to the sharing, allocation or apportionment of, or indemnification for, Taxes, other than (a) this Agreement and (b) customary commercial Contracts entered into in the ordinary course of business the principal purpose of which is not related to Taxes.

“Terminated Bakken Contract” has the meaning set forth in Section 6.22.

“Termination Agreement” has the meaning set forth in Section 6.15.

“Termination Date” has the meaning set forth in Section 11.1(b).

“Third Party” means any Person other than a Party.

“Third-Party Claim” means any of the following: (a) any lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding filed by any Third Party; (b) any threat in writing to file a lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding by any Third Party; and (c) any Claim in writing made by any Third Party that could reasonably be construed to result in a lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding being commenced if the Claim is not resolved.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” means, collectively, this Agreement, the Seller Closing Documents, the Partnership Closing Documents and each other agreement, document and instrument required to be executed in accordance with this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Tax” means all required documentary, filing, recording, registration, transfer or stamp duty Tax, sale and use Tax, any goods and services Tax and similar duty and other fees and expenses imposed on the Transactions by any Tax Authority, including any related interest, fines or penalties.

“Transferred Employee” has the meaning set forth in Section 6.13(a).

“Transition Services Agreement” has the meaning set forth in Section 6.21.

“Waiver System” means each of the following crude petroleum pipeline systems: (a) the East Pony System, which is the subject of the order of FERC in Noble Midstream Services, LLC, 152 FERC ¶ 61,147 (2015) (Docket No. OR15-31-000); (b) the Rangeview Gathering System, which is the subject of the order of FERC in Saddle Butte Rockies Midstream, LLC, 152 FERC ¶ 61,239 (2015) (Docket No. OR15-34-000); (c) the Empire Gathering System, which is the subject of the order of FERC in Laramie River DevCo LP, 161 FERC ¶ 61,006 (2017) (Docket No. OR17-20-000); and (d) the crude petroleum gathering system located in Weld County, Colorado that is the subject of the order of FERC in Green River Devco LP, 163 FERC ¶ 61,069 (2018) (Docket No. OR18-19-000).

1.2 Interpretation. Unless the context expressly requires an interpretation to the contrary, all of the following apply to the interpretation of this Agreement:

(a) All section, schedule and exhibit references used in this Agreement are to Sections of, and Exhibits and Schedules to, this Agreement, as amended, unless otherwise specified.

(b) The Exhibits and Schedules constitute a part of this Agreement and are incorporated in this Agreement for all purposes. If a conflict exists between the body of this Agreement and the Exhibits or Schedules, the body of this Agreement prevails to the extent of the conflict.

(c) Words, terms and titles (including terms defined in this Agreement) in the singular form include the plural and vice versa, unless the context otherwise requires.

(d) The masculine, feminine and neuter genders each include the others.

(e) The word “or” is not exclusive.

(f) The words “includes” and “including” are not limiting.

(g) The words “herein,” “hereof,” “hereinafter,” and “hereby” refer to this Agreement as a whole.

(h) “$” means United States Dollars.

(i) All recitals, the table of contents and headings in this Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(j) If a conflict exists between any provision of this Agreement and any provision of the Transaction Documents or any other document delivered at Closing, the provisions of this Agreement will prevail.

(k) Each Party and its advisors and attorneys have reviewed this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, will not be applicable to the construction or interpretation of this Agreement.

(l) All accounting terms used, and not expressly defined, in this Agreement will have the meanings given to them under GAAP.

(m) Any event under this Agreement that is scheduled to occur on a day that is not a Business Day will be deferred until the next succeeding Business Day.

(n) Where provision is made for any agreement or the giving of notice, approval or consent by any Party, unless otherwise specified, such agreement, notice, approval or consent must be made in writing.

(o) References to any deed, agreement or other instrument are to that deed, agreement or other instrument, and all attached schedules, exhibits, and appendixes, as it may from time to time be amended or extended in accordance with its provisions.

(p) A reference to a statute or similar legislative instrument includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule that amends, supplements or supersedes any such statute, regulation or rule.

(q) All uses of “written” contained in this Agreement shall be deemed to include information transmitted via e-mail or facsimile transmission.

(r) The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant Parties, including, in the case of information “made available” to the Partnership Parties, material that has been posted in the Data Room.

(s) Unless otherwise indicated, with respect to the Seller Parties and Existing Target Companies, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with past practices and customs of the Seller Parties or the Existing Target Companies, as applicable, with respect to the Assets, other than the operations and business conducted with respect to the Excluded Assets.

ARTICLE II

TRANSACTIONS

Each of the following transactions set forth in this Article II shall be completed as of the Effective Time and in the order set forth in this Article II. Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, none of the provisions of Section 2.1 through Section 2.5 shall be operative or have any effect until the Effective Time.

2.1 Purchase and Sale of Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement and in the applicable Assignment Agreement, at the Closing, the following transactions shall occur in the following order: (a) first, HINDL will sell, assign, transfer, convey and deliver to HESM, and HESM will purchase from HINDL, the HINDL Interests; (b) second, HINDL will assign, transfer, convey and deliver to HESM, for no consideration, all of the Class B Shares, (c) third, CMH NewCo will sell, assign, transfer, convey and deliver to HESM OpCo, and HESM OpCo will purchase from CMH NewCo, the Membership

Interest; and (d) fourth, HINDL will sell, assign, transfer, convey and deliver to HESM, and HESM will purchase from HINDL, the HIP GP Interest, in each case free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, the Partnership Parties will assume the Assumed Obligations. For the avoidance of doubt, the Partnership Parties shall not assume, and the Seller Parties shall retain, the Retained Obligations.

2.2 Consideration. In exchange for the sale of the Purchased Interests by the Seller Parties to the Partnership Parties pursuant to this Agreement, the Seller Parties will be entitled to receive from the Partnership Parties (a) an irrevocable right for the Seller Parties to enter into each of the Commercial Agreements in accordance with Section 2.5, which right may be assigned, divided or subdivided, in whole or in part, by the Seller Parties to one or more of their Affiliates (the “Commercial Contract Right”), which is delivered in consideration for the Membership Interest and the HINDL Interests and (b) an amount in cash equal to the sum of (i) $200,000,000 (the “HIP GP Interest Consideration”), which is delivered in consideration for the HIP GP Interest, and (ii) the Closing Working Capital.

2.3 Cancellation of Purchased Interests. Following the Partnership Parties’ receipt at the Closing of (a) the HINDL Class B Units, (b) the HINDL Class A Shares (clauses (a) and (b), collectively the “HINDL Interests”) and (c) all of the Class B Shares, in each case, pursuant to the applicable Assignment Agreement, (i) HESM shall cancel all of the HINDL Class A Shares and all of such Class B Shares; (ii) HESM shall contribute the HINDL Class B Units to HESM OpCo; and (iii) following such contribution, the HINDL Class B Units shall be automatically cancelled and shall no longer be deemed to be outstanding.

2.4 Governing Documents. In connection with the transactions set forth in Sections 2.1 and 2.3, the applicable Parties will, or will cause their applicable Subsidiaries or Affiliates, as applicable, to, enter into, amend or amend and restate, in each case, as applicable, each of the agreements set forth in Exhibit F-1 attached hereto, in the forms attached thereto (the “Governing Documents”).

2.5 Commercial Agreements. In connection with the transactions set forth in Sections 2.1 and 2.3, (a) the Seller Parties will assign, transfer, convey and deliver the Commercial Contract Right to an applicable Affiliate and (b) the applicable Parties will, or will cause their applicable Subsidiaries or Affiliates to, exercise the Commercial Contract Right and enter into, amend or amend and restate, as applicable, each of the agreements set forth in Exhibit F-2 (the “Commercial Agreements”).

2.6 Adjustment to Estimated Closing Working Capital.

(a) Estimated Closing Working Capital.

(i) At least five (5) Business Days before the Closing, CMH NewCo shall prepare and deliver to the Partnership Parties a statement setting forth CMH NewCo’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), along with a reasonably detailed calculation of the Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), prepared in accordance with GAAP as applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet. CMH NewCo shall deliver, together with the Estimated Closing Working Capital Statement, reasonable supporting documentation for the calculations set forth therein. Without limiting any of the Partnership Parties’ other rights or remedies, the Partnership Parties may object that the Estimated Closing Working Capital or the Estimated Closing Working Capital Statement has not been calculated or prepared in a manner consistent with the terms hereof by delivering to CMH NewCo a written notice of their disagreement at least two (2) Business Days prior to the anticipated Closing Date (such notice, the “Notice of Disagreement”), specifying in reasonable detail the nature of their objections to CMH NewCo’s estimate. CMH NewCo and the Partnership Parties shall in good faith seek to resolve in writing any objections set forth in the Notice of Disagreement prior to the Closing, and CMH NewCo shall make such revisions to the disputed items as may be mutually agreed between CMH NewCo and the Partnership Parties; provided, that if and to the extent that CMH NewCo and the Partnership Parties have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, the Parties shall proceed to close based upon the Estimated Closing Working Capital Statement as prepared by CMH NewCo (with such modifications as may have been mutually agreed between CMH NewCo and the Partnership Parties prior to the Closing Date in accordance with this Section 2.6(a)) or as otherwise agreed to by CMH NewCo and the Partnership Parties before the Closing. For the avoidance of doubt, any failure of the Partnership Parties to deliver a Notice of Disagreement, or to raise any particular objection or dispute therein, shall not in any way prejudice the Partnership Parties’ right to include any matter in the Closing Working Capital Statement or to assert any position with respect to the determination of the Closing Working Capital or the Post-Closing Adjustment pursuant to Section 2.6(b) and Section 2.6(c).

(ii) At the Closing, the Partnership Parties shall pay to CMH NewCo an amount in cash equal to the Estimated Closing Working Capital, by wire transfer of immediately available funds.

(b) Post-Closing Adjustment.

(i) Within one hundred twenty (120) days after the Closing Date, CMH NewCo shall prepare and deliver to the Partnership Parties a statement setting forth CMH NewCo’s calculation of the Closing Working Capital (the “Closing Working Capital Statement”), prepared in accordance with GAAP as applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet. After Closing until the date that CMH NewCo delivers the Closing Working Capital Statement, CMH NewCo and its accountants shall have full access to the books and records of the Company relating to the Closing Working Capital Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Partnership Parties or the Target Companies.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Partnership Parties shall pay to the Seller Parties an aggregate amount in cash equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Seller Parties shall pay to the Partnership Parties an aggregate amount in cash equal to the Post-Closing Adjustment (expressed as a positive number) in accordance with Section 2.6(c)(vi).

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, the Partnership Parties shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement.

(ii) On or prior to the last day of the Review Period, the Partnership Parties may object to the Closing Working Capital Statement by delivering to CMH NewCo a written statement setting forth the Partnership Parties’ objections in reasonable detail, indicating each disputed item or amount and the basis for the Partnership Parties’ disagreement therewith, including a description of the nature and amount of, and supporting documentation for, any proposed changes (the “Statement of Objections”). If the Partnership Parties fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been irrevocably accepted and agreed to by the Partnership Parties. If the Partnership Parties deliver the Statement of Objections before the expiration of the Review Period, the Parties shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Partnership Parties and CMH NewCo, shall be final, conclusive, and binding on the Parties.

(iii) Resolution of Disputes. If the Parties fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, the Parties shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the accountants of any Party (the “Independent Accountants”) who, acting as experts and not as arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement, as appropriate. The Person evaluating such Disputed Amounts for the Independent Accountants shall be a neutral Third Party with at least ten (10) years’ experience resolving accounting disputes in the oil and gas industry, including specifically midstream oil and gas matters. All adjustments shall be made without regard to materiality. The Independent Accountants shall only evaluate the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. Such determination by the Independent Accountants shall be based solely on: (A) written submissions provided by each of the Partnership Parties and CMH NewCo to the Independent Accountants within ten (10) days following the Independent Accountants’ selection (and without independent investigation on the part of the Independent Accountants); and (B) the terms and provisions of this Agreement. CMH NewCo shall not change its position or introduce new positions from those taken or presented in the Closing Working Capital Statement.

The Partnership Parties shall not dispute any item in the Closing Working Capital Statement that they did not dispute in the Statement of Objections. Once appointed, the Independent Accountants shall have no ex parte communications with either Party concerning the expert determination or the underlying dispute and shall only have communications with CMH NewCo or the Partnership Parties as provided in this Section 2.6(c)(iii). All communications between CMH NewCo or the Partnership Parties, on the one hand, and the Independent Accountants, on the other hand, shall be conducted in writing or at a meeting involving both CMH NewCo and the Partnership Parties where both CMH NewCo and the Partnership Parties have been provided at least five (5) Business Days’ advance notice of the occurrence of such meeting. Each Party shall be entitled to receive a copy of any written communications with the Independent Accountants. In acting under this Agreement, the Independent Accountants shall function solely as an expert and not as an arbitrator; provided, that the Independent Accountants shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

(iv) Fees of the Independent Accountants. The Partnership Parties shall pay a portion of the fees and expenses of the Independent Accountants equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of CMH NewCo (that being the difference between the Independent Accountants’ determination and the Partnership Parties’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which CMH NewCo’s determination and the Partnership Parties’ determination differ from the determination of the Independent Accountants). CMH NewCo shall pay that portion of the fees and expenses of the Independent Accountants that the Partnership Parties are not required to pay under this Agreement.

(v) Determination by Independent Accountants. The Parties shall request that the Independent Accountants make a determination with respect to all Disputed Amounts as soon as practicable following their engagement (and in no event later than the date that is thirty (30) days (or such other time as the Parties shall agree) after their engagement) and, absent fraud or manifest error, their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be final, conclusive, and binding upon the Parties and shall not be subject to appeal or further review.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment shall: (A) be due within five (5) Business Days of either (1) acceptance of the applicable Closing Working Capital Statement; or (2) if there are Disputed Amounts, of the resolution of such Disputed Amounts pursuant to Section 2.6(c)(v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by the Partnership Parties or the Seller Parties, as the case may be.

2.7 Purchased Interest Consideration. Within ninety (90) days after the Closing Date, the Partnership Parties will deliver to the Seller Parties a schedule (the “Allocation”) allocating, for U.S. federal (and applicable state and local) income Tax purposes, (a) the Membership Interest Consideration, the Assumed Obligations, the Closing Working Capital and all other amounts treated as consideration for the Assets for such purposes (including any amounts paid pursuant to Section 2.6) among the Assets (first, to any Assets that are treated as interests in a partnership for U.S. federal income tax purposes and, second, among the remaining Assets, including the assets of any entity that is disregarded as separate from the Company for U.S. federal income tax purposes) in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder and, with respect to Assets that are treated as interests in a partnership for U.S. federal income tax purposes, Sections 743(b) and 755 of the Code; and (b) the HINDL Interests Consideration between HINDL Class A Shares and HINDL Class B Units and, with respect to HINDL Class B Units, among the assets of HESM OpCo in a manner consistent with Section 1060 of the Code, consistent with the methodology set forth on Exhibit G and Section 6.12(e). The Seller Parties will have thirty (30) days after receipt of the Allocation to notify the Partnership Parties in writing of any reasonable objection thereto, in which case the Parties will negotiate in good faith to resolve such objection and, failing resolution within thirty (30) days thereafter, will submit the disputed items to the Independent Accountants for resolution in accordance with the procedures set forth in Section 2.6(c), mutatis mutandis. The Allocation, as finally determined pursuant to this Section 2.7, will be binding on the Parties, and any subsequent adjustment to the consideration described in the first sentence of this Section 2.7 will be allocated in a manner consistent with the Allocation. The Parties will (and will cause each of their respective Affiliates to) file all information reports and Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Allocation and no Party will take any position inconsistent with the Allocation on any Tax Return or otherwise, unless required to do so by Applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and no Party will be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Allocation, as applicable. Each Party will promptly notify the other Parties upon receipt of notice of any pending or threatened Tax Audit or assessment challenging the Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except to the extent set forth in the Schedules delivered by the Seller Parties, each Seller Party, jointly and severally, hereby represents and warrants to the Partnership Parties that (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as of the Execution Date and as of the Closing Date:

3.1 Organization and Good Standing. Such Seller Party is a limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, validly existing, and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business as currently conducted, and has the requisite power and authority to own the HINDL Interests, the Membership Interest and the HIP GP Interest, as applicable, except where the failure to be so qualified or in good standing or to have such powers and authority would not have, individually or in the aggregate, a Material Adverse Effect.

3.2 Authorization of Agreement. Such Seller Party has the requisite power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance by such Seller Party of the Transaction Documents and its obligations thereunder to which such Seller Party will be a party and the consummation by such Seller Party of the Transactions have been duly authorized by all necessary action on the part of such Seller Party.

3.3 Valid and Binding Obligation. This Agreement has been, and at the Closing, each of the Transaction Documents to which such Seller Party will be a party will be, duly executed and delivered by such Seller Party and, assuming due execution and delivery by the Partnership Parties party thereto, constitute or will constitute a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws now or hereafter in effect affecting or relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.4 No Violation. The execution, delivery and performance by such Seller Party of this Agreement and the other Transaction Documents to which such Seller Party will be a party, the performance of its obligations hereunder and thereunder, and the consummation by such Seller Party of the Transactions, do not and will not, as applicable: (a) violate, or result in a breach of, any provision of the Charter Documents of such Seller Party or, as of the Execution Date, the Existing Target Companies or, as of the Closing Date, the Target Companies; (b) conflict with, violate, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration, cancellation, termination or modification of, or create in any Person any right to accelerate, terminate, cancel or modify any contract or agreement, or result in the creation of any Encumbrance on any property, asset or right of such Seller Party pursuant to any Contract to which such Seller Party is a party or by which such Seller Party or any of its properties, assets or rights are bound or affected; or (c) violate, or result in the breach of, any order of a Governmental Authority or Applicable Law to which such Seller Party is bound or subject (other than the HSR Act), except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have, or be reasonably expected to have, a Material Adverse Effect.

3.5 Ownership of HINDL Interests. HINDL represents and warrants that:

(a) as of the Execution Date, HINDL is, and prior to consummating the transactions contemplated by the HINDL Interests Assignment Agreement, HINDL shall be, the record and beneficial owner of (i) HINDL Class A Shares, (ii) Class B Shares and (iii) HINDL Class B Units and, in each case, holds (or will hold) good, valid and marketable title to HINDL Interests and Class B Shares, free and clear of all Encumbrances (other than Permitted Encumbrances);

(b) HINDL is the record and beneficial owner of the HIP GP Interest, which represents one hundred percent (100%) of the issued and outstanding limited liability company interests of HIP GP, and holds good, valid and marketable title to the HIP GP Interest, free and clear of all Encumbrances (other than Permitted Encumbrances);

(c) none of the HINDL Interests, Class B Shares or the HIP GP Interest is subject to any voting trust agreement, registration rights agreement, stockholder agreement, buy-sell agreements, option, warrant, pledge, right of first refusal or offer or preemptive right or other contract, agreement, arrangement, commitment or understanding, written or oral, restricting or otherwise relating to the voting, purchase, sale, transfer, redemption or other disposition of such HINDL Interests or the HIP GP Interest, other than this Agreement and the Charter Documents of HESM, HESM OpCo and HIP GP;

(d) no proxies or powers of attorney have been granted with respect to the HINDL Interests, Class B Shares or the HIP GP Interest; and

(e) except as contemplated by this Agreement, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which HINDL is or may become obligated to transfer any of the HINDL Interests or the HIP GP Interest, except as would not apply to the HINDL Interests or the HIP GP Interest following the delivery of the HINDL Interests and the HIP GP Interest to HESM pursuant to this Agreement.

3.6 Consents and Approvals. Except as set forth on Schedule 3.6 and for such consents, reviews, authorizations, clearances or approvals as may be required under the HSR Act and any applicable federal or state securities or “blue sky” Laws, the execution, delivery and performance by: (a) such Seller Party of this Agreement and the other Transaction Documents to which such Seller Party will be a party and such Seller Party’s consummation of the Transactions, including the Pre-Closing Restructuring Transactions; and (b) each Affiliate of such Seller Party of the Transaction Documents to which such Affiliate will be a party, and the consummation by such Affiliate of the related Transactions, do not require any consents or approvals of any Governmental Authority or Third Party, except where such consent or approval would not have a Material Adverse Effect.

3.7 No Litigation. Except as provided on Schedule 3.7, there has been no written notice received by such Seller Party of any order of a Governmental Authority or Third-Party Claim pending or, to such Seller Party’s Knowledge, threatened against such Seller Party that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions except where such pending or threatened order or Claim would not have, individually or in the aggregate, a Material Adverse Effect.

3.8 Conflicts Committee Matters. To the Knowledge of NEI, the Projections provided as of the Execution Date to the conflicts committee of the Board of Directors of the General Partner (the “Conflicts Committee”) (including those provided to the financial advisor to the Conflicts Committee (the “Financial Advisor”)) as part of the Partnership Parties’ review of the Transaction Documents and the Transactions have a reasonable basis and are materially consistent with CMH NewCo’s current expectations.

3.9 Financial Advisors. Such Seller Party is not a party to, or in any way obligated under, nor is there any Contract or outstanding Claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which any Partnership Party or any Target Company will have any Liability from and after the Closing.

3.10 Acknowledgments. Such Seller Party acknowledges that in making the decision to enter into this Agreement and to consummate the Transactions, it has relied solely on its own independent investigation of the Partnership Parties and their respective businesses, management or financial affairs, and upon the express written representations, covenants and warranties set forth in this Agreement or the Transaction Documents and any Schedules, documents or certificates delivered hereunder and thereunder. Such Seller Party acknowledges it has not relied on any advice or recommendation by any Partnership Party or its partners, directors, officers, agents or Affiliates with respect to such Seller Party’s decision to enter into this Agreement and to consummate the Transactions. Such Seller Party has had sufficient opportunity and time to investigate and review the business, management and financial affairs of the Partnership Parties before its decision to enter into this Agreement, and further such Seller Party has had the opportunity to consult with all advisers it deems appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. Such Seller Party acknowledges that, in connection with its entry into this Agreement and consummation of the Transactions, it has not relied on any express or implied representations, warranties or covenants of any nature, oral or written, made by or on behalf of a Partnership Party or any of its partners, directors, officers, Affiliates or representatives, except for the representations, warranties and covenants of the Partnership Parties set forth in this Agreement or the Transaction Documents and any Schedule, document or certificate delivered hereunder or thereunder. Without diminishing the scope of the express written representations, warranties and covenants set forth in this Agreement or the Transaction Documents and any Schedules, documents or certificates delivered hereunder and thereunder and without affecting or impairing its right to rely thereon, SUCH SELLER PARTY ACKNOWLEDGES THAT THE PARTNERSHIP PARTIES HAVE NOT MADE, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PARTNERSHIP PARTIES OR ANY OF THEIR RESPECTIVE BUSINESSES, MANAGEMENT OR FINANCIAL AFFAIRS. Notwithstanding anything to the contrary in this Section 3.10, nothing in this Section 3.10 shall limit or otherwise restrict any Claim, right, remedy or recovery of either Seller Party or any of their respective Representatives, or the Liability of any Partnership Party, under this Agreement, any other Transaction Document and in the case of Actual Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE EXISTING TARGET COMPANIES, THE TARGET COMPANIES AND THE GP ENTITIES

Except to the extent set forth in the Schedules delivered by the Seller Parties, (a) regarding the Existing Target Companies or Target Companies, as applicable, CMH NewCo and NEI, jointly and severally, hereby represent and warrant and (b) regarding the GP Entities, HINDL represents and warrants, in each case, to the Partnership Parties that (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as of the Execution Date and as of the Closing Date:

4.1 Organization and Good Standing.

(a) As of the Execution Date, each Existing Target Company is, and as of the Closing Date, each Target Company will be, duly formed, validly existing and in good standing (or has or will have, as applicable, a status of similar effect in its applicable jurisdiction) under the Applicable Laws of the jurisdiction of its organization, is, or will be, as the case may be, duly qualified to carry on its business as presently conducted (including the ownership and operation of the Assets of such Existing Target Company), and has, or will have, as the case may be, the requisite power and authority to own its respective assets and properties, except where the failure to be so qualified or in good standing or to have such powers and authority would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Each GP Entity is duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company or limited partnership power and authority to own its respective general partner or equity interests. Each GP Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing or to have such powers and authority would not have, individually or in the aggregate, a Material Adverse Effect.

4.2 No Violation.

(a) The execution, delivery and performance by each Existing Target Company and Target Company of the Transaction Documents to which it is or will be a party, and the consummation by it of the Transactions, do not and will not, as applicable: (i) violate, or result in a breach of, any provision of the Charter Documents of, as of the Execution Date, the Existing Target Companies or, as of the Closing Date and after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies; or (ii) with respect to any Contract to which an Existing Target Company or, after giving effect to the Pre-Closing Restructuring Transactions, a Target Company is or will be a party, or by which such Existing Target Company or Target Company, as applicable, or any of its properties, assets or rights is or will be bound or affected, (A) conflict with, violate, result in the breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under such Contract, (B) result in the acceleration, cancellation, termination or modification of such Contract, (C) create in any Person any right to accelerate, terminate, cancel or modify such Contract, or (D) result in the creation of any Encumbrance on any property, asset or right of such Existing Target Company or Target Company, as applicable; except, in the case of clause (ii), where such conflict, violation, breach, default, acceleration, cancellation, termination or modification would not have, or be reasonably expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance by HINDL of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, do not and will not (i) violate, or result in a breach of, any provision of the Charter Documents of any GP Entity, or (ii) conflict with, violate, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration, cancellation, termination or modification of, or create in any Person any right to accelerate, terminate, cancel or modify, or result in the creation of any Encumbrance upon the HIP GP Interest or any equity or other interest in any GP Entity pursuant to, any Contract to which HINDL or any GP Entity is a party or by which HINDL, any GP Entity or any of their respective rights are bound or affected, except, in the case of this clause (ii), where such conflict, violation, breach, default, acceleration, cancellation, termination or modification would not be material to such GP Entity.

4.3 Ownership and Transfer of Membership Interest.

(a) As of the Execution Date, each of NBL Midstream and Cadmium: (i) is the owner of record of the portion of the Membership Interest set forth opposite such Person’s name in Schedule 4.3; and (ii) has good and valid title to such portion of the Membership Interest, free and clear of any and all Encumbrances other than Permitted Encumbrances. As of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, CMH NewCo: (x) will be the owner of record of the Membership Interest representing one hundred percent (100%) of the issued and outstanding membership interests of the Company; and (y) will have good and valid title to the Membership Interest free and clear of any and all Encumbrances other than Permitted Encumbrances. The Membership Interest has been duly authorized and validly issued and, to the extent applicable, is fully paid and nonassessable, and was not issued in violation of any preemptive right, right of first refusal or similar right. There are no outstanding options, warrants, convertible or exchangeable securities, phantom equity, profits interests, appreciation rights, subscriptions, calls, commitments or other rights of any kind requiring the issuance, sale, transfer or redemption of the Membership Interest, and CMH NewCo is not a party to any voting trust, proxy, unitholder agreement or other Contract with respect to the voting or transfer of the Membership Interest. CMH NewCo does not have any Subsidiary other than the Target Companies.

(b) HIP GP is the record and beneficial owner of, and has good and valid title to, one hundred percent (100%) of the issued and outstanding limited liability company interests in the General Partner and one hundred percent (100%) of the issued and outstanding limited partner interests in HESM GP LP, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The General Partner is the record and beneficial owner of, and has good and valid title to, one hundred percent (100%) of the general partner interest in HESM GP LP, free and clear of all Encumbrances other than Permitted Encumbrances. All of the foregoing equity interests have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable, and none of them was issued in violation of any preemptive right, right of first refusal or similar right. There are no outstanding options, warrants, convertible or exchangeable securities, phantom equity, profits interests, appreciation rights, subscriptions, calls, commitments or other rights of any kind obligating any GP Entity to issue, sell, transfer or redeem any equity interest, and no GP Entity is party to any voting trust, proxy, unitholder agreement or other Contract with respect to the voting or transfer of any equity interest. No GP Entity has any Subsidiary other than another GP Entity, HESM and its Subsidiaries.

(c) The interests held by the GP Entities in HESM are non-economic general partner or management interests that carry no right to receive distributions, allocations of profit or loss, or any other economic entitlement. No GP Entity owns or holds, directly or indirectly, any economic interest in HESM, any Target Company or any other Person other than a GP Entity. No GP Entity owns, leases or holds any asset or property of any kind (whether real, personal or mixed, tangible or intangible), other than (i) the equity interests described in Section 4.3(b) and (ii) cash and cash equivalents of de minimis value of the type customarily held by a holding entity.

4.4 Company Subsidiaries. As of the Execution Date, each Existing Target Company: (a) is the owner of record of the equity interests in the Persons set forth opposite such Existing Target Company’s name in Schedule 4.4; and (b) has good and valid title to such equity interests free and clear of any and all Encumbrances other than Permitted Encumbrances. As of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, each Target Company: (i) will be the owner of record of the equity interests in the Persons set forth opposite such Target Company’s name in Schedule 4.4; and (ii) will have good and valid title to such equity interests free and clear of any and all Encumbrances other than Permitted Encumbrances. Such equity interests have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable, and were not issued in violation of any preemptive right, right of first refusal or similar right. There are no outstanding options, warrants, convertible or exchangeable securities, phantom equity, profits interests, appreciation rights, subscriptions, calls, commitments or other rights of any kind requiring the issuance, sale, transfer or redemption of such equity interests, and no Existing Target Company is, and after giving effect to the Pre-Closing Restructuring Transactions no Target Company will be, a party to any voting trust, proxy, unitholder agreement or other Contract with respect to the voting or transfer of such equity interests.

4.5 Undisclosed Liabilities

(a) Assuming the Pre-Closing Restructuring Transactions had been effected as of the Balance Sheet Date, the Company has no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except: (i) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those that have been incurred in the ordinary course of business since the Balance Sheet Date; (iii) as otherwise disclosed in this Agreement or in the Schedules delivered by the Seller Parties; or (iv) those that would not reasonably be expected to have a Material Adverse Effect.

(b) No GP Entity has any Liabilities of any kind, other than (i) those set forth on Schedule 4.5(b), (ii) obligations arising under its respective Charter Documents, the Secondment Agreement and the Omnibus Agreement and (iii) administrative and similar expenses incurred in the ordinary course of business that are not, individually or in the aggregate, material. No GP Entity has incurred any Liability in its capacity as general partner, managing member or sole member of any Person, other than as set forth on Schedule 4.5(b). No GP Entity owns any material assets of any kind other than its respective general partner or other equity interests.

4.6 Assets.

(a) Other than as set forth on Schedule 4.6(a), the Assets are, and following the Pre-Closing Restructuring Transactions will be, when taken together with the services to be provided by the Seller Parties, or any of their Affiliates (and the employees thereof) pursuant to the Transition Services Agreement and A&R Secondment Agreement, sufficient to conduct the Business in a manner materially consistent with the manner in which the Business has been conducted prior to the Execution Date.

(b) CMH NewCo or its Affiliates are, and, as of the Effective Time, after giving effect to the Pre-Closing Restructuring Transactions, the applicable Target Companies will be, the owners of such valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands on which any of the Assets are located that are sufficient to enable the Partnership Parties to use or operate the Assets in substantially the same manner that the Assets were used and operated during the twelve (12) months immediately preceding the Execution Date by CMH NewCo and its Affiliates. Neither NEI nor its Affiliates has Knowledge of any default or breach (or event which, with the giving of notice or passage of time, or both, would become a default or breach) under any lease, Easement, instrument evidencing a Real Property interest or similar instrument pursuant to which it holds any interest, in each case, except as would not have a Material Adverse Effect.

(c) Other than as set forth on Schedule 4.6(c), CMH NewCo or its Affiliates own, and, as of the Effective Time, after giving effect to the Pre-Closing Restructuring Transactions, the applicable Target Companies will own, all real property and interests in real property constituting part of the Assets free and clear of any Encumbrances except Permitted Encumbrances and imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Business. This Section 4.6(c) does not constitute a representation as to title to Real Property, which is addressed exclusively in Section 4.24(c).

(d) To the Knowledge of NEI, CMH NewCo or its Affiliates have, and, as of the Effective Time, after giving effect to the Pre-Closing Restructuring Transactions, the applicable Target Companies will have, good and marketable title to all tangible personal property included in the Assets, free and clear of all Encumbrances except Permitted Encumbrances, other than tangible personal property Assets owned on the Execution Date but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with Applicable Laws, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

(e) Schedule 4.6(e) sets forth each Asset that is not operated by an Existing Target Company or, after giving effect to the Pre-Closing Restructuring Transactions, any Target Company, together with the owner and the operator of each such Asset.

4.7 Material Contracts. Schedule 4.7 sets forth a true and complete list of all Material Contracts. CMH NewCo has made available to the Partnership Parties a correct and complete copy of each Material Contract. As of the Execution Date, each Material Contract is, and as of the Closing Date each Material Contract will be, in full force and effect, and no GP Entity, no Existing Target Company (as of the Execution Date), no Target Company (after giving effect to the Pre-Closing Restructuring Transactions and as of the Closing Date) is or will be in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.7, as of the Execution Date, none of CMH NewCo nor any Existing Target Company, any Target Company nor any GP Entity has given or received from any Third Party any notice of any action or intent to terminate (that has not been subsequently resolved) or amend in any material respect any Material Contract. With respect to Material Contracts containing Dedications, the Existing Target Companies and the Target Companies have not curtailed their services or the hydrocarbon volumes taken from the applicable counterparties thereto in a manner that has caused or will cause releases or other terminations of the Dedications contained in such Material Contracts, except in cases where such curtailment would not be material to the Business, taken as a whole.

4.8 No Litigation. Except as provided on Schedule 4.8:

(a) There is no order of a Governmental Authority or Third-Party Claim pending or, to the Knowledge of NEI, threatened against the Existing Target Companies, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies, or in respect of the ownership or operation of the Assets, whether at Law or in equity, except where such pending or threatened Claim would not have, individually or in the aggregate, a Material Adverse Effect. Except as provided on Schedule 4.8, none of the Existing Target Companies is, and after giving effect to the Pre-Closing Restructuring Transactions, none of the Target Companies will be subject to any outstanding Claim of any court or other Governmental Authority or arbitrator.

(b) There is no Claim pending or, to the Knowledge of HINDL, threatened against any GP Entity, or against any of its current or former directors, managers or officers in such capacity, including any derivative Claim, any Claim by or on behalf of any holder of equity interests in HESM, and any demand to inspect books and records under Section 17-305 of the Delaware Revised Uniform Limited Partnership Act or Section 18-305 of the Delaware Limited Liability Company Act, except where such pending or threatened Claim would not have, individually or in the aggregate, a Material Adverse Effect.

4.9 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against or, to the Knowledge of the Seller Parties, threatened in writing against any Existing Target Company, Target Company or the GP Entities.

4.10 Permits. Schedule 4.10 sets forth a true and complete list of all material Permits. CMH NewCo or its Affiliates hold or have a valid right to use, and, as of the Effective Time, after giving effect to the Pre-Closing Restructuring Transactions, the applicable Target Companies will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 4.14(c)) that are required to be held by them and are necessary for the Business and the ownership and operation of the Assets, each in compliance with Applicable Laws and regulations of applicable Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, would not be material to the Business, taken as a whole. CMH NewCo or its Affiliates and, as of the Effective Time, after giving effect to the Pre-Closing Restructuring Transactions, the applicable Target Companies, in each case, have complied in all material respects with all terms and conditions of such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending, or to the Knowledge of NEI, threatened. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Target Company.

4.11 Records. As of the Execution Date, the books and records of the Existing Target Companies and the GP Entities have been, and as of the Closing Date, the books and records of the Target Companies and the GP Entities will have been, maintained in all material respects in accordance with Applicable Law and comprise in all material respects all of the books and records relating to the ownership and operation of the Business and the Assets.

4.12 Surety Bonds and Credit. Except as listed on Schedule 4.12, as of the Execution Date, none of the Existing Target Companies or the GP Entities has, and as of the Closing Date, none of the Target Companies or the GP Entities will have, any obligation to post any surety bond, letter of credit, guarantee or other form of credit support in excess of $500,000 in respect of such Existing Target Company, such Target Company, GP Entity or the Business.

4.13 Employment Matters.

(a) No Existing Target Company or GP Entity employs on its payroll, nor within the past three (3) years has employed on its payroll, and as of immediately prior to the Closing, and after giving effect to the Pre-Closing Restructuring Transactions, no Target Company or GP Entity will employ on its payroll any employees. Each Existing Target Company and GP Entity, and with respect to the Business Employees, the Seller Parties and their Affiliates, are in compliance in all material respects with all Applicable Laws regarding employment, conditions of employment, and employment practices, including fair employment practices, classification of employees and individual independent contractors, joint employment, use of individual third-party service providers, workers’ compensation, occupational safety and health, immigration, employee and data privacy, plant closings, and wages and hours. There are no material allegations or complaints of sexual harassment by or against any former or current Business Employees and there are no, and within the past three (3) years there have been no, material pending or threatened Third-Party Claims concerning labor matters involving the Existing Target Companies or GP Entities or, with respect to the Business Employees, the Seller Parties or any of their other Affiliates or brought by or on behalf of any Business Employees.

(b) No Existing Target Company or GP Entity maintains or sponsors, contributes to, or has an obligation to contribute to, (nor has it, within the past three (3) years, maintained, sponsored, contributed to or been required to contribute to), and as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, no Target Company or GP Entity will maintain or sponsor, contribute to, or have an obligation to contribute to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any other retirement, health and welfare, bonus, commission, stock option, stock purchase, restricted stock unit, bonus, commission or other cash or equity or equity-based incentive, deferred compensation, retiree medical, life insurance, supplemental retirement, severance, employment, consulting, fringe benefit or other benefit or compensation plan, program, agreement or arrangement (each, a “Plan”), including any (i) “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) defined benefit pension plan or other benefit plan subject to Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iv) post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(c) No Existing Target Company or GP Entity has, and as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, no Target Company or GP Entity will have, any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes or related interest or penalties imposed under Section 4999 or Section 409A of the Code and incurred by such Person.

(d) None of the Seller Plans, nor any Liabilities thereunder, will transfer with the Target Companies or GP Entities in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

(e) No Existing Target Company or GP Entity is, nor within the past three (3) years has, and as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, no Target Company or GP Entity will be, party to any collective bargaining agreement or other similar labor Contract with any labor union, works council or other labor organization. With respect to the Business Employees, the Seller Parties and their Affiliates, are not, and have not been within the past three (3) years, a party to, bound by or negotiating any collective bargaining agreement or similar agreement with a union or other labor organization. There is no organizational effort currently being made or, to the Knowledge of the Seller Parties, threatened by or on behalf of the Business Employees and no such activities have occurred or been threatened within the past three (3) years. There is no, and within the past three (3) years there has not been any, labor strike, picketing, concerted work slowdown, lockout, unfair labor practice charge, material employee grievance proceeding, or any other concerted work stoppage or similar organized labor dispute pending or, to the Knowledge of the Seller Parties, threatened against any of the Seller Parties and their Affiliates with respect to the Business Employees nor any Existing Target Company or GP Entity.

(f) Except as contemplated by the A&R Secondment Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, will: (i) require a contribution by any Existing Target Company, Target Company, or GP Entity to any Seller Plan, (ii) entitle any current or former employee, officer, director, manager or other individual service provider of any Existing Target Company, Target Company or GP Entity or its Affiliates or any Business Employee (or any dependent or beneficiary thereof) to any payment of compensation or benefits; (iii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (ii); (iv) accelerate the vesting, funding or time of payment by any Target Company, GP Entity or its Affiliates of any compensation, equity award or other benefit; or (v) result in the forgiveness in whole or in part of any outstanding loans by any Target Company, GP Entity or its Affiliates to any such person set forth in the preceding clause (ii). No payment or benefit payable by any Existing Target Company, Target Company, GP Entity, Seller Party or their Affiliates, individually or together with any other payment or benefit, that would be received (whether in cash, property or the vesting of property), as a result of the consummation of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director, manager or other individual service provider of any Existing Target Company, Target Company, GP Entity, Seller Party or their Affiliates (or any dependent or beneficiary thereof) would reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

4.14 Environmental Matters. With respect to the Business, except as set forth on Schedule 4.14 or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) as of the Execution Date, each of the Existing Target Companies is, and for the last three (3) years has been, and as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, each of the Target Companies is, and for the last three (3) years has been, in compliance with Environmental Laws;

(b) for the past three (3) years, no Existing Target Company nor, as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, any Target Company, nor any Asset, has received any written notice that alleges any violation of Environmental Law, nor is any Existing Target Company, Target Company, nor any Asset the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Assets and requiring remediation or the payment of a fine or penalty;

(c) each Existing Target Company has, and as of the Closing Date, after giving effect to the Pre-Closing Restructuring Transactions, each Target Company will have, received all Permits required to be received by it under applicable Environmental Laws and that are necessary to conduct the Business as presently conducted or in light of the current stage of development or construction, and each Existing Target Company or Target Company is in compliance with all terms and conditions of any such Permits, and no Existing Target Company or Target Company has received written notice, the subject matter of which is unresolved, regarding the revocation, rescission, termination, nonrenewal, or material and adverse modification of any material Permits that are required under Environmental Law;

(d) no Existing Target Company or Target Company is subject to any pending or, to NEI’s Knowledge, threatened litigation under any Environmental Law with respect to the ownership or operation of the Assets;

(e) to NEI’s Knowledge, no Existing Target Company or Target Company has any Liability in connection with the transportation, treatment, storage, disposal, or release into the environment of any Hazardous Material;

(f) no Existing Target Company or Target Company has expressly assumed by contract or provided an indemnity with respect to any outstanding material Liability of any other person under any Environmental Laws or relating to any Hazardous Material; and

(g) NEI has made available all material environmental audits, reports, site assessments (including Phase I or II environmental site assessments) or sampling reports prepared by a third party in the past three (3) years relating to the Existing Target Companies, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies or any Asset, including past or current properties, facilities or operations, in each case in its possession or reasonable control.

4.15 Taxes. Other than with respect to matters set forth on Schedule 4.15:

(a) (i) all Tax Returns required to be filed by or with respect to the Existing Target Companies or the Target Companies have been timely filed (taking into account extensions) and are true, correct and complete in all material respects; (ii) all Taxes due and payable by or with respect to the Existing Target Companies or the Target Companies (whether or not shown on any

Tax Return) have been timely paid, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established; and (iii) no Tax Audit, Claim, assessment or deficiency with respect to Taxes of any Existing Target Company or Target Company is pending or, to NEI’s Knowledge, threatened, and no waiver or extension of any statute of limitations with respect to Taxes of any Existing Target Company or Target Company is in effect;

(b) as of the Closing, after giving effect to the Pre-Closing Restructuring Transactions, for U.S. federal (and applicable state and local) income Tax purposes: each of the Company and the Target Subsidiaries, other than Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership, is classified as an entity disregarded as separate from NEI; no Existing Target Company or Target Company has filed any election under Treasury Regulations Section 301.7701-3 inconsistent with the foregoing; and no Target Company is subject to any entity-level Income Tax for the taxable period that includes the Closing Date;

(c) as of the Closing, each of Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership is treated as a partnership for U.S. federal income tax purposes, and each has in effect a valid election under Section 754 of the Code for any taxable year that includes the Closing Date;

(d) there are no Encumbrances for Taxes on any of the Assets or the Purchased Interests, other than Permitted Encumbrances;

(e) each Existing Target Company and Target Company has timely withheld, collected and remitted to the appropriate Tax Authority all Taxes required to have been withheld, collected or remitted (including sales, use and similar Taxes), and has obtained and retained any exemption or resale certificates required in connection therewith;

(f) no Claim has been made in writing by any Tax Authority in a jurisdiction where an Existing Target Company or Target Company does not file Tax Returns that such entity is or may be subject to Tax in, or required to file Tax Returns in, that jurisdiction;

(g) no Target Company is a party to or bound by any Tax Sharing Agreement (other than any Tax Sharing Agreement that will be terminated as to the Target Companies at or before the Closing in accordance with Section 6.12(g)), and no Target Company has any Liability for the Taxes of any other Person (other than another Target Company) as a transferee or successor, by Contract, pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or otherwise by operation of Law;

(h) other than transactions described in Treasury Regulations Section 1.6011-4(b)(5), no Existing Target Company or Target Company has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1) (or any corresponding or comparable provision of state, local or non-U.S. Law);

(i) no Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in or improper use of a method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any comparable provision of state, local or non-U.S. Law), (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date or (iv) prepaid amount or deferred revenue received on or before the Closing Date;

(j) all of the Assets that are subject to ad valorem or property Tax have been properly listed on the applicable Tax rolls, and no portion of the Assets constitutes omitted property for property Tax purposes;

(k) with respect to each of Saddlehorn, BDG and the Saddlehorn Grand Mesa Pipeline tax partnership, a “partnership representative” within the meaning of Section 6223 of the Code has been validly designated for each taxable year to which Sections 6221 through 6241 of the Code apply, no election under Section 6226 of the Code has been made or is contemplated with respect to any such taxable year, no election has been made to be subject to any entity-level state or local pass-through entity Income Tax for any Tax period that includes the Closing Date, and true, correct and complete copies of all Tax Returns filed by or on behalf of Saddlehorn and BDG (and all Schedules K-1 issued to any Existing Target Company or Target Company) for the three (3) most recent taxable years have been made available to the Partnership Parties;

(l) all Income Tax Returns and all other material Tax Returns filed by or with respect to each GP Entity, Existing Target Company and Target Company requested by and provided to the Partnership Parties were true, correct and complete copies;

(m) no Existing Target Company or Target Company has requested or received any private letter ruling, technical advice memorandum or similar ruling from any Tax Authority, is party to any closing agreement or similar agreement with any Tax Authority, or has granted any power of attorney with respect to Taxes that remains in effect other than those granted in the ordinary course of business;

(n) to NEI’s Knowledge, no Target Company is party to or the beneficiary of any Tax abatement, Tax incentive, Tax holiday or similar agreement or arrangement with any Governmental Authority, and none of the Transactions will result in the termination, recapture or clawback of any such benefit;

(o) none of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, and none of the Assets is subject to a lease or other arrangement that would cause it to be so treated;

(p) none of the Assets that is a Section 197 intangible is a “section 197(f)(9) intangible” within the meaning of Treasury Regulations Section 1.197-2(h), and the Partnership Parties will not be precluded by Section 197(f)(9) of the Code from amortizing any such intangible;

(q) neither Saddlehorn, BDG nor the Saddlehorn Grand Mesa Pipeline tax partnership has made an election under Section 761(a) of the Code to be excluded from the application of Subchapter K of Chapter 1 of the Code, and no Target Company owns or has owned an interest in any entity or arrangement treated as a partnership for U.S. federal income tax purposes other than Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership;

(r) no Existing Target Company or Target Company owns or has owned any interest in any Person organized outside the United States, has or has had a permanent establishment, branch or other taxable presence in any jurisdiction outside the United States, or is or has been subject to Tax in any such jurisdiction;

(s) each of HIP GP, the General Partner and HESM GP LP is, and at the Closing will be, classified as an entity disregarded as separate from Hess Corp for U.S. federal (and applicable state and local) income Tax purposes, and none of them has filed any election under Treasury Regulations Section 301.7701-3 inconsistent with the foregoing;

(t) to the extent relating to Taxes, each Existing Target Company and Target Company has complied in all material respects with all applicable escheat and unclaimed property Laws and has timely remitted all amounts required to be remitted thereunder; and

(u) no valuation protest, appeal or other proceeding is pending or, to NEI’s Knowledge, threatened with respect to the ad valorem or property Tax assessment of any of the Assets.

4.16 Compliance with Laws.

(a) Except as set forth in Schedule 4.16: (i) as of the Execution Date, no Existing Target Company and as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, no Target Company, has, within the past three (3) years, received written notice from any Governmental Authority, that any of the Assets are not in material compliance with any Applicable Laws; and (ii) as of the Execution Date, each Existing Target Company and as of the Closing Date, and after giving effect to the Pre-Closing Restructuring Transactions, each Target Company, and the ownership and operations of the Assets are, and within the past three (3) years have been, in compliance with all Applicable Laws, in each case, except where such matters: (x) have been fully and finally resolved prior to the Execution Date; or (y) would not, individually or in the aggregate, be material to the Business, taken as a whole. Notwithstanding clauses (i) and (ii) in the immediately preceding sentence, CMH NewCo is not making any representation or warranty in this Section 4.16 with respect to employment matters, environmental matters, Taxes, Intellectual Property or data privacy matters with respect to the Existing Target Companies, the Target Companies or the Business, it being agreed that such matters are otherwise addressed in Section 4.13 (Employment Matters), Section 4.14 (Environmental Matters), Section 4.15 (Taxes), and Section 4.21 (Intellectual Property; Data Privacy).

(b) Each GP Entity is, and since July 18, 2025 has been, in compliance with all Applicable Laws in all material respects. The copies of the Charter Documents of each GP Entity made available to the Partnership Parties are true, correct and complete, are in full force and effect and have not been amended, modified or supplemented, and no GP Entity is in breach of or default under any provision thereof. Since July 18, 2025, no GP Entity has granted any waiver, consent, modification or forbearance under the HESM Company Agreement or the partnership agreement of HESM GP LP.

4.17 No Adverse Changes. Except as set forth in Schedule 4.17, since the Balance Sheet Date: (i) the Existing Target Companies have, and after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies will have, conducted the Business only in the ordinary course of business consistent with past practice; (ii) there has not been a Material Adverse Effect with respect to CMH NewCo, the Existing Target Companies or the Target Companies; (iii) the Assets have been maintained in the ordinary course of business consistent with past practice; and (iv) there has not been any material damage or destruction to any material portion of the Assets, whether or not covered by insurance, other than such damage or destruction that has been repaired.

4.18 Financial Statements. The Balance Sheet is based on the books and records of the Company as if the Pre-Closing Restructuring Transactions had been effected as of the Balance Sheet Date, and, to NEI’s Knowledge, fairly presents, in all material respects, the financial condition of the Company as of the Balance Sheet Date as if the Pre-Closing Restructuring Transactions had been effected as of the Balance Sheet Date.

4.19 Financial Advisors. No Existing Target Company, no Target Company and no GP Entity is party to, or in any way obligated under, nor is there any Contract or outstanding Claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which any Partnership Party, any Existing Target Company or Target Company will have any Liability from and after the Closing.

4.20 Saddlehorn. All representations or warranties in this Article IV made by CMH NewCo and NEI in connection with matters related to Saddlehorn and any operations on or related to any Assets operated by any Person other than CMH NewCo, NEI or their Affiliates for any given time period shall be deemed to be qualified by the phrase “to the Knowledge of NEI”.

4.21 Intellectual Property; IT Systems; Data Privacy.

(a) As of the Execution Date, the Existing Target Companies own or have the right to use, and following the Pre-Closing Restructuring Transactions and as of the Closing Date, the Target Companies will own or have the right to use, including pursuant to the Transition Services Agreement, all Business IP, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) There is no Business IP that is material to or necessary to operate the Business in the ordinary course consistent with the operation of the Business in the twelve (12) months immediately preceding the date hereof.

(c) The operation of the Business, including the distribution of products and provision of services, by or on behalf of the Existing Target Companies, as conducted on the date hereof and as conducted in the past three (3) years does not infringe upon, misappropriate, or otherwise violate any Intellectual Property of any third party. To NEI’s Knowledge, no third party is infringing upon, misappropriating, or otherwise violating any Business IP.

(d) Except for the information technology services, systems, software, applications and other resources to be provided or made available pursuant to the Transition Services Agreement, no information technology system, software or application owned by or licensed to a member of the Seller Group (other than a Target Company) is necessary to operate the Assets in all material respects substantially consistent with the manner in which they were operated during the twelve (12) months prior to the Execution Date.

(e) The Existing Target Companies and, solely as relates to the Business, each member of the Seller Group complies with, and in the past three (3) years has complied with all Privacy and Security Laws in all material respects. To NEI’s Knowledge, there has been no material data security breach in the past three (3) years affecting the Business.

4.22 Interstate Commerce Act Matters. Except as set forth on Schedule 4.22, each ICA Waiver is in full force and effect and:

(a) with respect to each Waiver System: (i) the Person that owns such Waiver System, or an Affiliate of such Person, owns and holds title to one hundred percent (100%) of the crude petroleum transported on such Waiver System; (ii) no Third Party has tendered crude petroleum for transportation on, or requested transportation service on, access to or an interconnection with, such Waiver System; (iii) to NEI’s Knowledge, no Third Party interest in obtaining transportation service on, access to or an interconnection with, such Waiver System is likely to materialize; and (iv) no Person has filed with FERC any protest, complaint or other pleading opposing the grant or continuation of the applicable ICA Waiver;

(b) each notification of a change in the circumstances on which an ICA Waiver is based that is required by the terms of such ICA Waiver to have been filed with FERC on or prior to the Execution Date, including with respect to any change in the ownership of the facilities comprising the applicable Waiver System, any change in the ownership of the crude petroleum transported on such Waiver System, any increased accessibility of other pipelines or refiners to such facilities and any tender of crude petroleum or request for service by any Person, has been filed with FERC;

(c) the books and records with respect to each Waiver System have been maintained in a manner consistent with general industry practice for crude gathering systems operating under ICA Waivers;

(d) no Waiver System is subject to any rate, fare, charge or tariff on file with FERC, and no Person has been required by FERC to file any rate, fare, charge or tariff with respect to any Waiver System. FERC has not revoked, suspended, conditioned or modified any ICA Waiver and, to NEI’s Knowledge, FERC has not initiated or threatened in writing any proceeding to do so; and

(e) the representations and warranties set forth in Section 4.16(a) and in this Section 4.22 represent the sole and exclusive representations and warranties in this Agreement with respect to FERC matters.

4.23 Related Party Transactions. Except as set forth on Schedule 4.23 and except for this Agreement and the other Transaction Documents, there are no material Contracts by and between any Existing Target Company, Target Company or GP Entity, on the one hand, and any Related Party of CMH NewCo or any Existing Target Company, Target Company or GP Entity, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services with respect to the DJ Basin Assets (including billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead services) (each such Contract, a “Related Party Contract”). There are no outstanding notes payable to, accounts receivable from or advances by any Existing Target Company or any GP Entity to, and no Existing Target Company, Target Company or GP Entity is otherwise a debtor or creditor of, or has any Liabilities to, any Related Party of CMH NewCo, or after giving effect to the Pre-Closing Restructuring Transactions, any Target Company or GP Entity under any Related Party Contract, other than (i) amounts included as Current Assets or Current Liabilities in the determination of Closing Working Capital and (ii) intercompany balances that will be settled, capitalized, released or otherwise extinguished at or prior to the Closing.

4.24 Real Property.

(a) Exhibit B-4 sets forth the tracts of Real Property (other than Easements to which any Target Company has any right, title, interest or possession) reasonably necessary for the operations of the Business within the Applicable Areas, and notes whether such Real Property is owned in fee or covered by a Lease.

(b) True, correct and complete copies of each Lease and Easement have been made available to the Partnership Parties.

(c) To the Knowledge of the Seller Group, except as set forth on Schedule 4.24(c), the applicable Existing Target Company or Target Company (i) has good and indefeasible fee simple title to each tract or parcel of Real Property owned in fee by such Existing Target Company or Target Company, (ii) has a valid, subsisting and enforceable leasehold or subleasehold interest in the Real Property covered by each Lease to which such Existing Target Company or Target Company is a party, (iii) has a valid easement estate in the Real Property covered by each Easement to which such Existing Target Company or Target Company is a party, and (iv) owns all right, title and interest in the improvements (if any) located on the Real Property owned by such Existing Target Company or Target Company in fee, covered by such applicable Lease or covered by such applicable Easement (as the case may be), in each case (A) subject to the terms of such Contract vesting any Existing Target Company or Target Company with any right, title or interest in or possession of Real Property and (B) free and clear of all Encumbrances arising by, through or under such member of the Seller Group, other than Permitted Encumbrances.

(d) Except as set forth on Schedule 4.24(d), all Leases are binding on and valid and effective, in all material respects, against the applicable Existing Target Company or Target Company and, to the Seller Party’s Knowledge, the counterparties thereto, in accordance with their respective terms. No Existing Target Company or Target Company, and, to the Seller Party’s Knowledge, no counterparty to any Lease, is or, with the passage of time, would reasonably be expected to be in material breach or violation of or default under such Lease and no event, occurrence or act (including the consummation of the Transactions) has occurred which, with notice or lapse of time or both, would become a material default by the Existing Target Company or Target Company party thereto or, to the Seller Party’s Knowledge, the counterparties thereto.

None of the Existing Target Company, Target Company, the Seller Parties, or any of their Affiliates has received any written, or to the Seller Parties’ Knowledge, oral notice that any counterparty to such Lease intends to cancel, modify, accelerate or terminate such Lease. Other than pursuant to the Permitted Encumbrances, no Person other than the Existing Target Company or Target Company party thereto has any right to use, occupy or lease any portion of the real property subject to such Lease, and neither any Seller Party the applicable Existing Target Company nor Target Company has received any written notice from any Person to the contrary and such Existing Target Company or Target Company’s possession and quiet enjoyment of the subject Real Property under such Lease has not been disturbed. All rents due on each such Lease have been paid and no rents are past due. No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. The counterparty to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Seller Parties or the applicable Existing Target Company or Target Company.

(e) Except as set forth on Schedule 4.24(e), all Easements are valid and effective, in all material respects, against the applicable Existing Target Company or Target Company and, to the Seller Parties’ Knowledge, the counterparties thereto, in accordance with their respective terms. No Existing Target Company or Target Company, and, to the Seller Parties’ Knowledge, no counterparty to any Easement, is or, with the passage of time, would reasonably be expected to be in material breach or violation of or default under such Easement and no event, occurrence or act (including the consummation of the Transactions) has occurred which, with notice or lapse of time or both, would become a material default by the Existing Target Company or Target Company party thereto or, to the Seller Parties’ Knowledge, the counterparties thereto. None of the Existing Target Company, Target Companies, the Seller Parties, or any of their Affiliates has received any written, or to the Seller Parties’ Knowledge, oral notice that any counterparty to such Easement intends to cancel, modify, accelerate or terminate such Easement. The applicable Existing Target Company or Target Company owns all right, title and interest in the improvements (if any) located on the Real Property covered by any Easement. For all of the Easements being utilized for, or as part of, the Gathering System, except as set forth on Schedule 4.24(e), such Easements establish a continuous route and right-of-way for such Gathering System that is free from any gaps, except for gaps that are caused by such Easements that are not necessary to the operation of the Business. Each Gathering System is located within the boundaries of the premises covered by the Real Property being utilized for, or as part of, such Gathering System and does not materially encroach upon any real property of other Persons.

(f) Except as set forth in Schedule 4.24(f), all Facilities are (i) structurally sound with no material defects, (ii) in good repair, working order and operating condition, taking into account the age and history of use, and except for ordinary wear and tear and ordinary and/or routine maintenance and (iii) not in need of material repairs except for ordinary and/or routine maintenance. There is public or private (which the applicable Existing Target Company or Target Company has the right to utilize pursuant to an Easement or other portion of the Real Property) ingress and egress to and from the Real Property and the Facilities and, to the Seller Parties’ Knowledge, there is no fact or condition that would result in the termination of the current access to or from any Real Property or the Facilities to any presently existing public right-of-way.

(g) Except as set forth on Schedule 4.24(g), there are no eminent domain, land-use or other similar actions or, to the Seller Parties’ Knowledge, threatened taking (whether permanent, temporary, whole or partial) pending or, to the Seller Parties’ Knowledge, threatened or contemplated, by any Governmental Authority affecting any Real Property.

4.25 Preferential Rights; Consents to Transfer. Except as set forth on Schedule 4.25(a), no Person has a preferential right to purchase with respect to any of the material Assets owned by, or equity interests in, the Existing Target Companies, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies as a result of the consummation of the Transactions, including any outstanding agreements or options to sell, rights of first offer or rights of first refusal which grant to any Person, other than the Partnership Parties, the right to the use, benefit and/or enjoyment of, or to purchase or otherwise acquire, any of the Existing Target Companies’, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies’ Assets. With respect to the Assets, except as set forth on Schedule 4.25(b), there are no consents or approvals from any Third Party (for the avoidance of doubt, excluding any Governmental Authority) that are required to be obtained prior to the (indirect) conveyance of such Assets to the Partnership Parties pursuant to this Agreement or as otherwise contemplated by the Transactions.

4.26 Throughput Data. Except as set forth on Schedule 4.26, historical throughput data and information for the calendar year 2025 and as of June 30, 2026, relating to the business of the Existing Target Companies and the Target Companies, has been provided to the Partnership Parties or is otherwise publicly available. Such throughput data and information provided to the Partnership Parties is accurate and complete in all material respects with respect to the information for each applicable period, respectively, without representations as to any specific monthly volume.

4.27 Imbalances. Except as set forth on Schedule 4.27, as of June 30, 2026, none of the Existing Target Companies has any Imbalances (gathering, processing, transportation or otherwise) that are associated with their respective Assets (i) that would require a material payment to any Person under any Material Contract or (ii) for which the Existing Target Companies, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies have received a material quantity of hydrocarbons prior to the date hereof for which the Target Companies will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing (excluding line fill return requirements that are included in the Material Contracts). Since June 30, 2026, no gas imbalances (gathering, processing, transportation or otherwise) that are associated with the Existing Target Companies’, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies’ Assets have arisen other than in the ordinary course of business consistent with past practices.

4.28 Insurance. The Seller Parties and their Affiliates do not maintain any third-party insurance policies in connection with the Existing Target Companies, and after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies, the Business or the Assets will not maintain or be covered by any third-party insurance policies. Except as set forth in Schedule 4.28, there is no material Claim pending under any Seller’s Self-Insurance Policy with respect to the Existing Target Companies or, after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies, the Business or the Assets, and from and after the Closing, no Target Company will have any Liability under or in respect of any Seller’s Self-Insurance Policy.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except to the extent set forth in any SEC Document filed or furnished since January 1, 2026 and prior to the Execution Date (excluding any disclosures set forth in any such SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), but only to the extent (x) such SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (y) the relevance of the applicable disclosure as an exception to the applicable representations and warranties is reasonably apparent from such disclosure, or in the Schedules delivered by the Partnership Parties, each Partnership Party, jointly and severally, hereby represents and warrants to the Seller Parties that (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as of the Execution Date and as of the Closing Date:

5.1 Organization and Good Standing. Such Partnership Party is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to carry on its business as presently conducted, is duly qualified to carry out its business in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, and has, or will have as of the Closing, the requisite power and authority to own the HINDL Interests, the Membership Interest and the HIP GP Interest, as applicable, except where the failure to be so qualified or in good standing or to have such powers and authority would not have a Material Adverse Effect.

5.2 Authorization of Agreement. Such Partnership Party has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance by such Partnership Party of the Transaction Documents to which such Partnership Party will be a party and the consummation by such Partnership Party of the Transactions have been duly authorized by all necessary action on the part of such Partnership Party. The execution, delivery, and performance by such Partnership Party’s Affiliates of the Transaction Documents to which such Affiliate will be a party and the consummation by such Affiliate of the relevant Transactions have been duly authorized by all necessary action on the part of such Affiliate.

5.3 Valid and Binding Obligation. (a) This Agreement has been; and (b) at Closing each of: (i) the other Transaction Documents to which such Partnership Party will be a party; and (ii) the Transaction Documents to which an Affiliate of such Partnership Party will be a party, will be, duly executed and delivered by such Partnership Party or such Affiliate of such Partnership Party, as applicable, and, assuming due execution and delivery by the Seller Parties party thereto, constitute or will constitute a legal, valid and binding obligation of such Partnership Party or such Affiliate of such Partnership Party, as applicable, enforceable against such Partnership Party or such Affiliate of such Partnership Party, as applicable, in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

5.4 No Violation. (a) The execution, delivery and performance by such Partnership Party of this Agreement and the other Transaction Documents to which such Partnership Party will be a party, and the consummation by such Partnership Party of the Transactions; and (b) the execution, delivery and performance by each Affiliate of such Partnership Party of the Transaction Documents to which such Affiliate will be a party, and consummation by such Affiliate of such Partnership Party of the relevant Transactions, do not and will not, as applicable: (i) violate, or result in a breach of, any provision of the Charter Documents of such Partnership Party or such Affiliate of such Partnership Party, as applicable; (ii) except as set forth on Schedule 6.23, conflict with, violate, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration, cancellation, termination or modification of, or create in any Person any right to accelerate, terminate, cancel or modify any contract or agreement, or result in the creation of any Encumbrance on any property, asset or right of such Partnership Party pursuant to any Contract to which such Partnership Party is a party or by which such Partnership Party or any of its properties, assets or rights are bound or affected; or (iii) violate, or result in the breach of, any order of a Governmental Authority or Applicable Law to which such Partnership Party or such Affiliate of such Partnership Party, as applicable, is bound or subject (other than the HSR Act), except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration, cancellation, termination or modification would not have, or be reasonably expected to have, a Material Adverse Effect.

5.5 Consents and Approvals. Except as set forth on Schedule 6.23 and such consents, reviews, authorizations, clearances or approvals as may be required under the HSR Act and any applicable federal or state securities or “blue sky” Laws, the execution, delivery and performance by: (a) such Partnership Party of this Agreement and the other Transaction Documents to which such Partnership Party will be a party, and the consummation by such Partnership Party of the Transactions; and (b) each Affiliate of such Partnership Party of Transaction Documents to which such Affiliate will be a party, and the consummation by such Affiliate of the related Transactions, do not require any consents or approvals of any Governmental Authority or Third Party, except where such consent or approval would not have a Material Adverse Effect.

5.6 No Litigation. There is no pending order of a Governmental Authority or pending Third-Party Claim or, to such Partnership Party’s knowledge, threatened: (a) against or affecting such Partnership Party that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions or (b) that would reasonably be expected to have a Material Adverse Effect.

5.7 Investment Intention.

(a) HESM OpCo is acquiring the Membership Interest for its own account, for investment purposes only and not for distribution (as such term is used in Section 2(a)(11) of the Securities Act). Each Partnership Party understands and acknowledges that the Membership Interest has not been registered under the Securities Act or qualified under the blue sky or securities Laws of any state (collectively with the Securities Act, “Securities Laws”) and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. HESM OpCo is able to bear the economic risk of holding the Membership Interest for an indefinite period (including total loss of its investment), is an “accredited investor” as defined in the regulations adopted under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b) HESM is acquiring the HIP GP Interest for its own account, for investment purposes only and not for distribution (as such term is used in Section 2(a)(11) of the Securities Act). Each Partnership Party understands and acknowledges that the HIP GP Interest has not been registered under the Securities Act or qualified under any Securities Laws and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. HESM is able to bear the economic risk of holding the HIP GP Interest for an indefinite period (including total loss of its investment), is an “accredited investor” as defined in the regulations adopted under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

5.8 Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the HESM Consideration to be paid and provided by HESM in the Transactions is fair, from a financial point of view, to HESM.

5.9 Solvency. Immediately after giving effect to the Transactions, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, the Partnership Parties and their Subsidiaries, including the Target Companies, will be Solvent.

5.10 Sufficiency of Funds. The Partnership Parties have sufficient funds to (a) pay the HIP GP Interest Consideration and (b) pay any and all fees and expenses required to be paid by the Partnership Parties pursuant to this Agreement. The Partnership Parties acknowledge and agree that their obligations to consummate the Transactions are not in any way contingent upon or otherwise subject to the availability or receipt of any financing to the Partnership Parties.

5.11 Financial Advisors. Such Partnership Party is not a party to, or in any way obligated under, nor does such Partnership Party have any knowledge of any Contract or outstanding Claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which the Seller Parties or any of their Affiliates will have any Liability.

5.12 Acknowledgments. Such Partnership Party acknowledges that in making the decision to enter into this Agreement and to consummate the Transactions, it has relied solely on its own independent investigation of the Business, the Target Companies, the HINDL Interests and the Assets and upon the express written representations, covenants and warranties set forth in this Agreement or the Transaction Documents and any Schedules, documents or certificates delivered hereunder and thereunder. Such Partnership Party acknowledges it has not relied on any advice or recommendation by any Seller Party or its partners, directors, officers, agents or Affiliates with respect to such Partnership Party’s decision to enter into this Agreement and to consummate the Transactions. Such Partnership Party has had sufficient opportunity and time to investigate and review the Business, the Target Companies, the HINDL Interests and the Assets before its decision to enter into this Agreement, and further such Partnership Party has had the opportunity to consult with all advisers it deems appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. Such Partnership Party acknowledges that, in connection with its entry into this Agreement and consummation of the Transactions, it has not relied on any express or implied representations, warranties or covenants of any nature, oral or written, made by or on behalf of a Seller Party or any of its partners, directors, officers, Affiliates or representatives, except for the representations, warranties and covenants of the Seller Parties set forth in this Agreement or the Transaction Documents and any Schedule, document or certificate delivered hereunder or thereunder. Without diminishing the scope of the express written representations, warranties and covenants set forth in this Agreement or the Transaction Documents and any Schedules, documents or certificates delivered hereunder and thereunder and without affecting or impairing its right to rely thereon, SUCH PARTNERSHIP PARTY ACKNOWLEDGES THAT THE SELLER PARTIES HAVE NOT MADE, AND THE PARTNERSHIP PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE TARGET COMPANIES OR THE BUSINESS OR ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). Notwithstanding anything to the contrary in this Section 5.12, nothing in this Section 5.12 shall limit or otherwise restrict any Claim, right, remedy or recovery of either Partnership Party or any of their respective Representatives, or the Liability of any Seller Party, under this Agreement, any other Transaction Document and in the case of Actual Fraud.

ARTICLE VI

COVENANTS, ETC.

6.1 Conduct of Businesses.

(a) During the Interim Period, unless the Partnership Parties and the Conflicts Committee shall otherwise consent in advance in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Seller Parties (as applicable) will cause each GP Entity, Existing Target Company and, after giving effect to the Pre-Closing Restructuring Transactions, each Target Company, as the case may be, to: (i) preserve substantially intact its business organization and Assets and operate such Assets in the ordinary course of business; (ii) use Reasonable Best Efforts to keep available the services of the current officers, employees and consultants of such Existing Target Company (or Target Company, as the case may be); (iii) use Reasonable Best Efforts to preserve the current relationships of such Existing Target Company (or Target Company, as the case may be) with customers and suppliers with which such Existing Target Company (or Target Company, as the case may be) has significant business relations; and (iv) keep and maintain their Assets in good repair and normal operating condition, wear and tear excepted. Notwithstanding the first sentence of this Section 6.1, each Partnership Party acknowledges and agrees that: (A) certain Existing Target Companies and, after giving effect to the Pre-Closing Restructuring Transactions, certain Target Companies, as the case may be, own interests in the Assets of which such Existing Target Company or Target Company, as applicable, is not the operator; and (B) the acts and omissions of any owner or operator of the Assets who is not an Existing Target Company or Target Company, as applicable, will not constitute a breach of this Section 6.1, including any action required by a vote of the owners of any Existing Target Company or Target Company so long as CMH NewCo or Existing Target Company or Target Company, as applicable, has voted its interest therein in a manner that complies with this Section 6.1.

(b) Without limiting the foregoing, during the Interim Period, except (1) as expressly contemplated by this Agreement (including the taking of any steps necessary to satisfy the conditions set forth in Article VII or the consummation of the Pre-Closing Restructuring Transactions in accordance with, and subject to, Section 6.5(a)), (2) as required by Applicable Law, (3) pursuant to any work program or budget approved, or deemed to have been approved, under and in accordance with the Asset Documents or as otherwise required by the Asset Documents (collectively, the “Approved Budgets”), (4) in the event of an emergency or as may otherwise be necessary, in the reasonable opinion of the Seller Parties, or any Existing Target Company or, after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies, as the case may be, to safeguard any of the Assets from imminent loss or damage, provided that the Seller Parties give the Partnership Parties prompt written notice of any such action or (5) as set forth on Schedule 6.1, the Seller Parties will not, and will cause (as applicable) each GP Entity, Existing Target Company and, after giving effect to the Pre-Closing Restructuring Transactions, each Target Company not to, do any of the following without the prior written consent of the Partnership Parties and the Conflicts Committee (which consent will not be unreasonably withheld, conditioned or delayed), provided that if the Partnership Parties do not respond in writing within ten (10) Business Days after receipt of any request for consent pursuant to this Section 6.1(b), such consent will be deemed to be granted:

(i) amend or otherwise change its Charter Documents;

(ii) split, combine, or reclassify any of its equity securities, limited liability company interests, or limited partner or general partner interests;

(iii) declare or pay any distributions, other than distributions of cash;

(iv) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than a Permitted Encumbrance) any equity interests of any Existing Target Company or Target Company, or any option, warrant, convertible security or other right to acquire any such equity interests;

(v) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, other than in the ordinary course of business, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise alter its organizational structure;

(vii) sell, transfer, lease, assign or otherwise dispose of any Assets of any Existing Target Company or Target Company, other than (A) sales of inventory in the ordinary course of business or (B) sales of obsolete equipment;

(viii) mortgage, pledge or subject to an Encumbrance (other than a Permitted Encumbrance) any Existing Target Company’s or Target Company’s Assets, except for such Encumbrances that will be released at the Closing;

(ix) incur, assume or guarantee any indebtedness for borrowed money, or make any loan or advance to any Person, other than (A) intercompany advances settled at the Closing and (B) cash management in the ordinary course of business consistent with past practices;

(x) enter into, amend, waive, modify or terminate (excluding any expiration of the term thereof in accordance with its terms) any Material Contract or the applicable Existing Target Company’s or Target Company’s rights thereunder, or enter into any Contract, in each case outside the ordinary course of business consistent with past practice;

(xi) enter into any lease of real or personal property or any renewals thereof involving a term of more than one (1) year or rental obligation exceeding $1,000,000 per year in any single case;

(xii) authorize or commit to any capital expenditure in excess of $5,000,000 in any calendar year, other than pursuant to the Approved Budgets;

(xiii) terminate, amend, elect to not make applicable filings as and when required by Applicable Law that are necessary to renew, or election to not pay any amounts due with respect to any material Permit;

(xiv) commence, settle or compromise any Claim, other than any settlement (A) solely for money damages that are paid in full prior to the Closing and included as a Current Liability in the determination of Closing Working Capital, (B) that does not involve any injunctive or other non-monetary relief, (C) that does not include any admission of wrongdoing or Liability on the part of any Existing Target Company or, after giving effect to the Pre-Closing Restructuring Transactions, any Target Company, or (D) that does not impose any material restriction on the business or operations of any Existing Target Company or, after giving effect to the Pre-Closing Restructuring Transactions, any Target Company;

(xv) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(xvi) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(xvii) make, change or revoke any material Tax election (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3); change any annual Tax accounting period or adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any closing agreement or Tax Sharing Agreement; relating to any material Tax; settle or compromise any material Tax Claim or assessment; surrender any right to claim a material refund of Taxes; consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment, in each case to the extent such action would reasonably be expected to increase the Tax Liability of the Partnership Parties or any Target Company for any Post-Closing Tax Period;

(xviii) elect, appoint, nominate, remove, or dismiss any member of any board of directors, board of managers or similar governing body of any of the Existing Target Companies, the Target Companies or the GP Entities or any Person serving in a similar function with respect to any of the Existing Target Companies, the Target Companies or the GP Entities, other than the replacement of any such member who resigns, is terminated, dies or becomes incapacitated or who is no longer employed by CMH NewCo or any of its Affiliates, in each case with a Person of similar qualifications serving in a similar capacity with CMH NewCo or any of its Affiliates;

(xix) cause any Existing Target Company or GP Entity to do any of the following: (A) hire any employee, (B) engage any individual service providers other than in the ordinary course of business consistent with past practices, (C) adopt, enter into or establish any Plan, or any plan, program, agreement or arrangement that would constitute a Plan if in effect as of the date hereof, or (D) enter into or become bound by any agreement with a union or other labor organization;

(xx) (A) increase the compensation, bonus or benefits of any Business Employee, other than immaterial increases made in the ordinary course of business consistent with past practices, (B) increase the severance entitlements of any Business Employee in excess of the benefits set forth in Schedule 6.13(a), (C) transfer the sponsorship of any Seller Plan to any Existing Target Company or Target Company or cause any Existing Target Company or Target Company to assume any obligations or Liabilities under any Seller Plan, or (D) terminate (other than for cause) the employment or engagement of any Business Employee; or

(xxi) agree, resolve or commit to do any of the foregoing.

6.2 Appropriate Actions. During the Interim Period, each Party (and its Affiliate, as applicable) will cooperate with the other Parties and use Reasonable Best Efforts to do each of the following:

(a) take, or cause to be taken, all actions, and to do or cause to be done, all things, reasonably necessary (including executing and delivering, from time to time, at the request of any other Party all such further conveyance documents, assignments and further assurances as reasonably may be required) to consummate the Transactions; provided, that no such action or execution and delivery of such documents, assignments and further assurances will increase or otherwise modify or affect the duties or obligations of such Party pursuant to this Agreement or the other Transaction Documents to which such Party is a party;

(b) take, or cause to be taken, all actions and to do or cause to be done, all things necessary to finalize those certain agreements set forth on Schedule 6.2(b), including any exhibits or schedules to such agreements;

(c) obtain as soon as possible from any Governmental Authority all approvals or clearances required to be obtained by the Parties or any Existing Target Company, or after giving effect to the Pre-Closing Restructuring Transactions, any Target Companies, as the case may be, or any of their other respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions;

(d) as soon as possible make all necessary filings and thereafter make any other required submissions with respect to this Agreement and the prompt consummation of the Transactions required under any Applicable Law;

(e) resolve any objections asserted by any Governmental Authority or Third Party with respect to the Transactions;

(f) contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority or Third Party challenging the Transactions as in violation of any Applicable Law;

(g) provide prompt notification to the other Parties of any actions set forth in Sections 6.2(a) through (f); and

(h) obtain, prior to the Closing, each consent, approval, waiver or authorization of any Third Party set forth on Schedule 6.2(h) that is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, including the Pre-Closing Restructuring Transactions, or that is required in order to prevent any termination, cancellation, modification, acceleration or loss of rights under any Material Contract, Permit or Asset Document; provided, however, that no Seller Party nor any of its Affiliates shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain any such consent, approval, waiver or authorization.

6.3 Supplemental Schedules. From time to time, and in no event later than five (5) Business Days prior to the Closing Date, the Seller Parties shall create a new Schedule, or supplement, correct, or amend the Schedules delivered as of the Execution Date by the Seller Parties, to disclose any matter first arising or first discovered after the Execution Date that should have been disclosed, or would have been disclosed if arising prior to the Execution Date, but that was not disclosed in the Schedules delivered as of the Execution Date by the Seller Parties existing as of the Execution Date. Any matter included on any such created, supplemented, corrected or amended Schedules (each such matter, a “Disclosed Matter”), shall be taken into account for purposes of determining whether the conditions set forth in Section 7.2(b) have been satisfied; provided, that if Closing occurs despite such disclosure, the Partnership Parties shall retain all indemnification rights under Article X with respect to such Disclosed Matters. Except to the extent inconsistent with this Section 6.3, references in this Agreement to any Schedule are to such Schedule as it may be created, supplemented, corrected or amended. Notwithstanding anything to the contrary herein, for all purposes of this Agreement (including for purposes of determining whether the conditions set forth in Section 7.2(b) have been satisfied), the Schedules to the representations and warranties of the Seller Parties set forth in Article III and Article IV shall be deemed to include each Contract, Permit, other asset or interest, and/or other matter that has been executed, acquired, disposed of, terminated, created, or undertaken on or after the Execution Date; provided, that such execution, acquisition, disposal, termination, creation, or undertaking did not breach any covenant contained in this Agreement or was consented to or waived in writing by the Partnership Parties (each such matter, a “Permitted Matter”), and each Permitted Matter shall be waived by the Partnership Parties for all purposes hereunder and no Partnership Party shall be entitled to make a Claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.4 HSR Act. Without limiting the general obligations of Section 6.2:

(a) Each Party will use Reasonable Best Efforts to: (i) file all applicable notification and report forms and supplemental documentary submissions required for the Transactions pursuant to the HSR Act within twenty (20) Business Days after the Execution Date; and (ii) cause any waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and request “early termination” with respect to the waiting period under the HSR Act; provided, that the Seller Parties, on the one hand, and the Partnership Parties, on the other hand, will each bear fifty percent (50%) of any HSR filing fee.

(b) Each Party will, and will cause its Affiliates to, do each of the following:

(i) promptly inform the other Parties of (and, at the other Parties’ reasonable request, supply to such other Parties) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions;

(ii) consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to Applicable Law, permitting the other Parties to review in advance and provide comments on any proposed written communication between such Party and any Governmental Authority;

(iii) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Applicable Law for additional information, documents or other materials; and

(iv) if such Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, such Party will give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(c) Each Party will use its Reasonable Best Efforts to avoid or eliminate any impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Termination Date); provided, however, that in no event will any Party or any of its Affiliates be required to propose, negotiate, commit to, effect or accept, or be deemed to have breached this Section 6.4(c) by reason of failing to propose, negotiate, commit to, effect or accept, any Burdensome Condition.

6.5 Pre-Closing Restructuring Transactions; Further Assurances.

(a) Prior to the Closing, CMH NewCo shall cause the Pre-Closing Restructuring Transactions to be consummated in accordance with Applicable Law and in the manner set forth on Exhibit A-1. The Seller Parties shall not (i) modify or amend Exhibit A-1 in any manner that would (A) reasonably be expected to result in any non-de minimis unreimbursed cost for, or non-de minimis adverse effect on the Partnership Parties or any of their respective Affiliates (including, after the Closing, the Target Companies), or (B) require the Partnership Parties or any of their respective Affiliates (including, after the Closing, the Target Companies) to take or refrain from taking any additional non-de minimis actions after the Closing to the extent such actions would not already have been expressly required by this Agreement but for such amendment or modification, or (ii) take any action materially inconsistent with Exhibit A-1, in each case, without the Partnership Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, CMH NewCo shall cause (i) the Pre-Closing Restructuring Transactions to be consummated in the order set forth on Exhibit A-1 and, in the case of the transactions described in Steps 2 through 6 thereof, no later than five (5) Business Days prior to the Closing Date and (ii) the Company and each Target Subsidiary (other than Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership) to be, immediately prior to the Closing, classified as an entity disregarded as separate from NEI for U.S. federal income tax purposes.

(b) After the Closing Date, the Parties shall cooperate and use their respective Reasonable Best Efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the Transactions, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents that may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably request to be taken by the other Parties from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transactions.

(c) Without limiting the foregoing, if, after the Closing: (i) a Seller Party (or any of its Affiliates) receives any payment related to the Business or discovers that it is holding an Asset, such Seller Party shall promptly notify the Partnership Parties thereof in writing and remit or cause to be promptly remitted such funds, or transfer or cause to be transferred such Asset, to the applicable Partnership Party or its applicable Affiliate; and (ii) in the event that a Partnership Party (or any of its Affiliates) receives any payment not related to the Business after the Closing or discovers that such Partnership Party is holding an Excluded Asset or any asset that is not related to the Business, such Partnership Party shall promptly notify the Seller Parties thereof in writing and remit or cause to be promptly remitted such funds, or transfer or cause to be transferred such asset, to the applicable Seller Party or its applicable Affiliate, in each case, without the payment of any further consideration by the receiving Party. The Parties shall cooperate in good faith to implement commercially reasonable arrangements to implement the undertakings set forth in this Section 6.5(c).

(d) No later than one hundred eighty (180) days after the Closing Date, CMH NewCo will deliver to the Partnership Parties copies of any Asset Documents and Data in the possession or control of CMH NewCo or any of its Affiliates that were not delivered prior to the Closing; provided, however, that no Seller Party shall be obligated to provide any Asset Document or Data if the Seller Parties determine, in their reasonable judgment, that doing so could (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate Applicable Law, any applicable Contract binding on any Seller Party or any of their respective Affiliates, or an obligation of confidentiality owed by any Seller Party or any of their respective Affiliates to a Third Party, (iii) jeopardize an attorney-client privilege, attorney work product protection, insurer/insured privilege, common interest doctrine, or other legal privilege, or (iv) result in any Seller Party or any of their respective Affiliates incurring Liability for disclosure of sensitive or personal information; provided, further, that in the case of any of the foregoing clauses (i) through (iv) (the “Disclosure Effects”), such Seller Party shall, and shall cause its Affiliates to, use Reasonable Best Efforts to (A) disclose such Asset Document or Data in a manner that does not result in any such Disclosure Effects, and (B) if any such Disclosure Effect can reasonably be removed or waived by any third party, remove or obtain a waiver of any such restriction within such one hundred eighty (180) day period. If any such Disclosure Effect cannot be removed or waived and the information is reasonably necessary for HESM OpCo or its Affiliates to operate the Assets in accordance with existing governmental, safety, environmental, and applicable contractual requirements, the Parties will discuss in good faith any appropriate alternative arrangements to provide HESM OpCo or its Affiliates the ability to operate the Assets in accordance with such requirements to the extent reasonably practicable to do so.

(e) Except as expressly provided in Section 6.4(a), each Party will bear its own costs and expenses (including the fees and expenses of its counsel) incurred in connection with obtaining any approvals of Governmental Authorities required by Section 6.4, and no Party will be obligated to reimburse any other Party for any filing fees and expenses incurred by the Seller Parties or their Affiliates in obtaining any approvals of Governmental Authorities required by Section 6.4.

(f) Subject to the provisions of the Transition Services Agreement, following the Closing, the Partnership Parties will do each of the following: (i) cooperate with the Seller Parties to ensure that all appropriate Governmental Authorities have been notified of the Transactions promptly after Closing; (ii) file those Transaction Documents, instruments, notifications and other documents necessary to evidence the transfer of the Membership Interest to the Partnership Parties and the change in the name of the Company and reflect the name of CMS TargetCo in the appropriate state, county and local government records and pay all costs and fees associated with such filings; and (iii) supply the Seller Parties with a true and accurate copy of the filed Transaction Documents and any other material filings with Governmental Authorities required in connection with the Transactions, together with evidence of acceptance or effectiveness, to the extent reasonably available promptly after such documents are available.

(g) Subject to the provisions of the Transition Services Agreement, prior to and following the Closing, the Seller Parties will reasonably cooperate with the Partnership Parties to file all necessary documents, updates or other information with any Governmental Authority (including FERC) with respect to the Waiver Systems.

(h) The Parties shall use Reasonable Best Efforts to amend the schedules attached to (a) Exhibit F-3-A attached hereto (the form of Divisive Merger Agreement) to include any additional assets or Liabilities that should be allocated to TargetCo (as defined in the Divisive Merger Agreement) (“CMS TargetCo”) or exclude any assets or Liabilities that should be retained by the Surviving Company (as defined in the Divisive Merger Agreement), in each case as mutually agreed in good faith by the Parties to reflect the agreement among the Parties as contemplated by Step 3 of Exhibit A-1, (b) Exhibit F-3-B attached hereto (the form of RBU Contribution Agreement) to include any additional assets or Liabilities that should be contributed to Laramie River to allow the Partnership Parties to operate the RBU Gathering Assets in a manner consistent with past practice, as mutually agreed in good faith by the Parties and consistent with Step 4 of Exhibit A-1 and (c) Exhibit F-3-C attached hereto (the form of Laramie River Distribution Agreement) to include any additional assets or Liabilities that should be distributed by Laramie River to CMH NewCo or its Affiliates, as mutually agreed in good faith by the Parties and consistent with Step 6 of Exhibit A-1.

6.6 Cancellation of HINDL Interests. The Parties acknowledge and agree that at Closing, HESM will: (a) purchase the HINDL Interests, (b) cancel all of the HINDL Class A Shares and the Class B Shares; (c) contribute all of the HINDL Class B Units to HESM OpCo as a capital contribution; and (d) following such contribution, the HINDL Class B Units shall be automatically cancelled and shall no longer be deemed to be outstanding.

6.7 Section 16 Matters. Prior to the Closing, the Parties shall take all such actions as may be necessary or appropriate to cause the Transactions to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent permitted by Applicable Law.

6.8 Confidentiality. For a period of two (2) years following the Closing or, if this Agreement is terminated prior to the Closing, two (2) years following such termination, (i) the Seller Parties will not, and will cause each of their Affiliates not to, at any time on or after the Closing Date or date of such termination, as applicable, directly or indirectly, without the prior written consent of the Partnership Parties, disclose or knowingly use for competitive purposes against the Partnership Parties or their respective Affiliates any confidential or proprietary information of or concerning any Target Company, any GP Entity, any Partnership Party or their respective Controlled Affiliates, and (ii) the Partnership Parties will not, and will cause each of their Affiliates not to, at any time on or after the Closing Date or date of such termination, as applicable, directly or indirectly, without the prior written consent of the Seller Parties, disclose or knowingly use for competitive purposes against the Seller Parties or their respective Affiliates any confidential or proprietary information of or concerning any Seller Party or their respective Affiliates (other than confidential or proprietary information of or concerning any Target Company, GP Entity or the Business); provided, that the information subject to the foregoing provisions of this sentence will not include any information (A) that was publicly available prior to the Closing Date or thereafter becomes publicly available, in each case, without any violation of this Agreement on the part of the applicable Party or any of its Representatives acting on its behalf, (B) that becomes available to the receiving Party from a Person other than the disclosing Party and its respective Representatives who is not, to the knowledge of the receiving Party, subject to any legally binding obligation to keep such information confidential or (C) held, possessed or known by the Seller Parties and its Affiliates with respect to information relating to the operations of the Excluded Assets and any related business without restriction; provided, further, that the provisions of this Section 6.8 will not prohibit any disclosure (1) required by any Applicable Law so long as (to the extent permitted under Applicable Law) reasonable prior notice is given to the other Party of such disclosure and a reasonable opportunity is afforded to contest the same and/or for such other Party to seek, at its cost, a protective order (and if such other Party so seeks such an order, the disclosing Party will provide such cooperation as reasonably requested), and in any event such disclosure shall only be to the extent legally required, (2) made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions, or (3) by the Seller Parties to any Affiliate of the Seller Parties, provided that such Affiliate is informed of the confidential nature of such information and agrees to keep such information confidential in accordance with the terms of this Section 6.8, and the Seller Parties will be responsible for any breach of such terms by such Affiliate. Notwithstanding anything in this Section 6.8 to the contrary, the Parties and their respective Affiliates shall be free to use and employ their general skills, knowledge, know-how and experience (including industry expertise and ideas, concepts, techniques and best practices) acquired or developed in connection with their ownership and operation of the Business, provided that such use does not involve the disclosure or use of any specific confidential or proprietary information in tangible form. Each Party acknowledges, and will advise its respective Affiliates and its and their respective Representatives who receive such information, that confidential information received from another Party may constitute material non-public information under applicable Securities Laws. Notwithstanding anything contained herein to the contrary, each Party shall be permitted to disclose any information to any investor, shareholder, limited partner, member, manager, partner, officer, agent or other representative or Affiliate of such Party who (a) reasonably needs to know such information in connection with their investment in such Party or performance of services to such Party, as applicable, and (b) is informed of the confidential nature of and agrees to keep confidential such information in accordance with the terms of this Section 6.8, and provided that such Party will be responsible for any breach of such terms by the recipient of the information.

6.9 Access to Information.

(a) During the Interim Period, the Seller Parties will provide the Partnership Parties and their Representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to the Assets and to the properties, offices, facilities, books and records of the Seller Parties and their Affiliates relating to the Business or the Assets, and will furnish the Partnership Parties and their Representatives with such financial, operating and other data and information relating to the Business or the Assets as the Partnership Parties may reasonably request in writing, but only to the extent that such access does not unreasonably interfere with the Business, the safe commercial operation of the Assets or the businesses retained by the Seller Group; provided, however, that (i) the Seller Parties will have the right to have a Representative present for any communication with employees or officers of the Seller Parties or their Affiliates, or any investigation or access pursuant to this Section 6.9(a) taking place on the real property of the Seller Parties or any of their Affiliates, (ii) the Partnership Parties will, and will cause their Representatives to, observe and comply with all health, safety and security requirements of the Seller Parties and all Applicable Laws, and (iii) the Partnership Parties will not, and will cause their Representatives not to, conduct any invasive or subsurface environmental sampling or testing (including any Phase II investigation). The Partnership Parties shall bear all costs and expenses incurred by them or their Representatives in connection with any access or investigation pursuant to this Section 6.9(a), and shall promptly reimburse the Seller Parties for any reasonable out-of-pocket costs incurred by the Seller Parties in connection with providing such access. Notwithstanding the foregoing, any access pursuant to this Section 6.9(a) will be solely in furtherance of the Partnership Parties’ and their Representatives’ investigation of the Business and the Assets, and none of such access or material made available will include (A) any information subject to Third Party confidentiality agreements or obligations for which a consent or waiver cannot be secured by the Seller Parties after exercising their Reasonable Best Efforts, (B) information that, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, (C) information the disclosure of which would result in non-compliance with or a violation of Applicable Law or would cause the Seller Parties or any of their Affiliates to breach a Material Contract or fiduciary duty, or (D) personnel records of the Seller Parties or their Affiliates; provided, that in the case of any information withheld pursuant to clauses (A), (B) and (C), the Seller Parties will use their Reasonable Best Efforts to (1) provide the Partnership Parties with notice that such information is being withheld and the basis therefor (to the extent providing such notice would not itself result in the applicable waiver, non-compliance, violation or breach) and (2) make appropriate substitute arrangements or disclosure under circumstances in which such clauses apply (including entering into a customary joint defense or common interest agreement or taking other reasonable steps) so as to permit disclosure of such information to the Partnership Parties in a manner that would not result in the applicable waiver, non-compliance, violation or breach. During the Interim Period, none of the Partnership Parties or any of their Affiliates or Representatives will contact or hold discussions with (x) any suppliers, vendors, distributors or customers of the Seller Parties or their Affiliates with respect to the Transactions, or (y) any Governmental Authority with respect to the Seller Parties or their Affiliates, the Business, the Assets, the Assumed Obligations, any compliance with any Applicable Laws or the Transactions; provided, however, that (1) nothing in this paragraph will restrict any communication with, or filing with or submission to, any Governmental Authority that is required or contemplated by Section 6.2 or Section 6.4, including in connection with any Permit, operator number, waiver or other authorization required for the Partnership Parties or the Target Companies to own or operate the Assets from and after the Closing, or that is required by Applicable Law or the rules of any national securities exchange, and (2) during the Interim Period the Partnership Parties and their Representatives may contact and hold discussions with employees, customers, suppliers, vendors and distributors of the Seller Parties or their Affiliates for purposes of transition planning relating to the Business, so long as (A) the Partnership Parties provide the Seller Parties with reasonable prior written notice of any such proposed contact or discussion with customers, suppliers, vendors or distributors, (B) such contact or discussion is coordinated with, and conducted in a manner reasonably acceptable to, the Seller Parties, (C) the Seller Parties and their Representatives are afforded a reasonable opportunity to participate, and (D) the Partnership Parties provide the Seller Parties with reasonable prior written notice of any contact or discussion with any employee of the Seller Parties or their Affiliates in connection with a position that would report directly to the chief executive officer of HESM. Any inspection or investigation conducted by the Partnership Parties or their Representatives prior to the Closing will be conducted in accordance with all Applicable Laws, including any applicable Environmental Laws.

(b) For a reasonable period of time from and after the Closing (which in no event will exceed fifteen (15) Business Days after the Closing Date), the Seller Parties will provide the Partnership Parties and their Representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to the Excluded Assets, but only for the purpose of the Partnership Parties removing and taking possession of any Assets that are located on or within any Excluded Asset. Any access pursuant to this Section 6.9(b) will not unreasonably interfere with the business of the Seller Parties or the safe commercial operation of the Excluded Assets. Notwithstanding anything to the contrary herein, the Parties agree that (i) the Seller Parties will have the right to have a Representative present for any removal of Assets pursuant to this Section 6.9(b), (ii) the Partnership Parties will, and will cause their Representatives to, observe and comply with all health, safety and security requirements of the Seller Parties and all Applicable Laws, and (iii) from and after the Closing, the Partnership Parties will assume all risk of loss for or damage to the Assets so removed.

(c) In connection with the rights of access, examination, inspection and removal granted to the Partnership Parties under this Section 6.9, if the Partnership Parties exercise rights of access or removal under this Section 6.9 or otherwise, or conduct examinations or inspections under this Section 6.9 or otherwise, such access, examination, inspection and removal will be at the Partnership Parties’ sole risk, cost and expense, and THE PARTNERSHIP PARTIES WAIVE AND RELEASE ALL CLAIMS AGAINST THE SELLER PARTIES, THE OTHER MEMBERS OF THE SELLER GROUP AND EACH OF THE FOREGOING’S RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, OWNERS, MEMBERS, PARTNERS, EQUITYHOLDERS, EMPLOYEES, REPRESENTATIVES AND CONSULTANTS ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH, AND THE PARTNERSHIP PARTIES HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLER PARTIES AND THE OTHER MEMBERS OF THE SELLER GROUP FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT, OTHER DUE DILIGENCE OR REMOVAL ACTIVITY CONDUCTED BY THE PARTNERSHIP PARTIES WITH RESPECT TO THE SELLER PARTIES, THE BUSINESS, THE ASSETS OR THE ASSUMED OBLIGATIONS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF APPLICABLE LAW BY THE SELLER PARTIES OR ANY OTHER MEMBER OF THE SELLER GROUP; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER, RELEASE AND INDEMNITY WILL NOT EXTEND TO, AND THE PARTNERSHIP PARTIES WILL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS ANY PERSON FOR, ANY DAMAGES TO THE EXTENT ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR ACTUAL FRAUD BY, ANY SELLER PARTY OR ANY OTHER MEMBER OF THE SELLER GROUP; PROVIDED, FURTHER, THAT THE FOREGOING WAIVER, RELEASE AND INDEMNITY WILL NOT EXTEND TO, AND THE PARTNERSHIP PARTIES WILL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS ANY PERSON FOR, (A) THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER PARTIES IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY CERTIFICATES DELIVERED HEREUNDER OR THEREUNDER, INCLUDING ANY OF THE DOCUMENTS DELIVERED PURSUANT TO SECTION 8.2, OR (B) THE OBLIGATIONS OF THE SELLER PARTIES UNDER THIS AGREEMENT.

6.10 Conflicts Committee. Prior to the earlier of the Closing and the termination of this Agreement, the HESM Board shall not, and HINDL shall not cause the HESM Board to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the HESM Board that is a member of the Conflicts Committee, either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.10 shall not apply to the filling, in accordance with the provisions of the governing documents of the General Partner, of any vacancies caused by the resignation, death or incapacity of any such director.

6.11 IT Separation Principles. From the Closing until the Business has been fully separated from the Seller Group’s information technology systems, the Seller Parties shall (a) provide the information technology services in accordance with the Transition Services Agreement, and not retire or materially degrade any system used for those services without at least ninety (90) days’ prior written notice to the Partnership Parties, except as required by Applicable Law or to address a security risk and (b) cooperate in good faith with the Partnership Parties’ separation plan, including by providing system documentation, knowledge transfer and test support.

6.12 Tax Covenants.

(a) Responsibility for Filing Tax Returns and Paying Tax.

(i) The Seller Parties will be responsible for all Non-Income Tax of each Target Company (other than any Target Company treated as a partnership for U.S. federal income tax purposes) for any Pre-Closing Tax Period and, with respect to any Straddle Period, all Non-Income Tax attributable to the portion of the Straddle Period ending on the Closing Date. The Seller Parties will also be responsible for (A) all Transaction Taxes arising from the Pre-Closing Restructuring Transactions or any other transaction undertaken by the Seller Parties or their Affiliates in anticipation of the Transactions and (B) fifty percent (50%) of all other Transaction Taxes. The Party required by Applicable Law to file any Tax Return with respect to Transaction Taxes will timely file such Tax Return and remit such Transaction Taxes, and the other Party will reimburse its share within ten (10) Business Days after demand.

(ii) The Partnership Parties will be responsible for: (A) all Non-Income Tax of each Target Company for any Post-Closing Tax Period and, with respect to any Straddle Period, all Non-Income Tax attributable to the portion of the Straddle Period beginning after the Closing Date; and (B) fifty percent (50%) of all Transaction Taxes other than those described in clause (A) of Section 6.12(a)(i). The Party required by Applicable Law to file any Tax Return with respect to Transaction Taxes will timely file such Tax Return and remit such Transaction Taxes, and the other Party will reimburse its share within ten (10) Business Days after demand.

(iii) Liability for Non-Income Tax of each Target Company for any Straddle Period will be apportioned as follows: (A) property and similar ad valorem Tax will be apportioned on a ratable daily basis; and (B) all other Tax will be apportioned based on an interim closing of the books of the applicable Target Company on the Closing Date.

(iv) The Seller Parties will be responsible for timely remitting (or, in the case of any Target Company treated as a partnership for U.S. federal income tax purposes, causing such Target Company to remit) all Non-Income Tax of each Target Company due on or prior to the Closing Date and the Partnership Parties will be responsible for timely remitting (or causing such Target Company to timely remit) all Non-Income Tax of each Target Company due after the Closing Date, to the relevant Tax Authority, and each Party will reimburse the other Party for its portion of such Tax paid (other than Non-Income Taxes payable by a Target Company treated as a partnership for U.S. federal income tax purposes), in accordance with this Section 6.12.

(v) The Seller Parties will be responsible for Income Taxes with respect to each Target Company (including the Seller Parties’ proportionate share of any Income Taxes attributable to a Target Company that is treated as a partnership for U.S. federal income tax purposes) for Pre-Closing Tax Periods and, with respect to any Straddle Period, all such Income Tax attributable to the portion of the Straddle Period ending on the Closing Date. The Partnership Parties will be responsible for Income Taxes with respect to each Target Company for any Post-Closing Tax Period and, with respect to any Straddle Period, all Income Tax attributable to the portion of the Straddle Period beginning after the Closing Date. Liability for Income Taxes of each Target Company will be apportioned based on an interim closing of the books of the applicable Target Company on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. For the avoidance of doubt, any “imputed underpayment” within the meaning of Section 6225 of the Code (or any analogous provision of state or local Law) with respect to any Target Company that is attributable to a Tax period (or portion thereof) ending on or before the Closing Date shall be treated as an Income Tax for a Pre-Closing Tax Period for which the Seller Parties are responsible pursuant to this Section 6.12(a)(v), regardless of the Tax period in which such imputed underpayment is assessed or paid.

(vi) The Seller Parties will prepare and timely file (A) any Tax Return for Non-Income Tax of each Target Company required to be filed on or before the Closing Date and (B) all Income Tax Returns of the Seller Parties and their Affiliates (other than the Target Companies) for any Tax period, including the U.S. federal income Tax Return (IRS Form 1065) of the partnership through which the Company was held for each Pre-Closing Tax Period and the final such Tax Return for the taxable year of such partnership ending upon the consummation of the Pre-Closing Restructuring Transactions, and the Seller Parties will timely pay (or cause to be paid) all Taxes shown as due on any such Tax Return.

(vii) Except as required by Applicable Law, the Partnership Parties will:

(A) prepare and timely file all other Tax Returns of each Target Company (other than those described in Section 6.12(a)(vi)) required to be filed after the Closing Date, including other Tax Returns for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date; and

(B) prepare and timely file any Tax Return described in Section 6.12(a)(vii)(A) for any Pre-Closing Tax Period or Straddle Period in a manner consistent with past practice except as otherwise required by Applicable Law and will not file any such Tax Return in a manner that would materially increase Seller Taxes without the Seller Parties’ consent (not to be unreasonably withheld, conditioned or delayed) after providing the Seller Parties a copy of such Tax Return no later than forty-five (45) days before the due date for filing such Tax Return.

(viii) If the Seller Parties dispute any item on the Tax Returns described in Section 6.12(a)(vii), they will notify the Partnership Parties of the disputed item (or items) and the basis for their objection. The Parties will act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the Parties are unable to resolve any such dispute within ten (10) days after the Seller Parties’ notice of objection (or, if earlier, before the due date for filing the applicable Tax Return), the disputed items will be submitted to the Independent Accountants for resolution in accordance with the procedures set forth in Section 2.6(c), mutatis mutandis. If the Independent Accountants have not resolved the dispute before the due date for filing such Tax Return (taking into account extensions), the Partnership Parties will file such Tax Return as prepared and will file an amended Tax Return reflecting the Independent Accountants’ resolution within thirty (30) days after such resolution is delivered.

(ix) The Parties will each provide the other Parties with all information reasonably necessary to prepare any Tax Return of the Target Companies.

(x) Promptly after the preparation and filing of a Tax Return described in Section 6.12(a)(vi) or Section 6.12(a)(vii): (A) to the extent that the Taxes owed with such Tax Return that constitute Seller Taxes (“Actual Seller Taxes”) exceed the amount of such Taxes that were included as a Current Liability in the determination of the Closing Working Capital (“Estimated Seller Taxes”), the Seller Parties shall promptly pay to the Partnership Parties an amount equal to such excess; and (B) to the extent the Estimated Seller Taxes exceed the Actual Seller Taxes, the Partnership Parties shall promptly pay to the Seller Parties an amount equal to such excess.

(xi) For the avoidance of doubt, Non-Income Tax of each Target Company that is treated as a partnership for U.S. federal income tax purposes will be the responsibility of the applicable Target Company, and, notwithstanding Section 6.12(a)(vi), each such Target Company shall be responsible for filing any Tax Returns relating to Non-Income Taxes for any Tax period.

(xii) The Parties agree that this Section 6.12(a) is intended solely to address the timing and manner in which certain Tax Returns are filed, and nothing in this Section 6.12(a) shall be interpreted as altering the manner in which Taxes are allocated to and economically borne by the Parties pursuant to this Agreement.

(b) Responsibility for Tax Audits and Contests.

(i) After the Closing, the Partnership Parties will notify the Seller Parties in writing within fifteen (15) days of the receipt of a notice of any proposed assessment or commencement of any Tax Audit or administrative or judicial proceeding and of any Tax demand or Claim on the Partnership Parties or any of their Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be grounds for a Claim against the Seller

Parties under Section 6.12; provided, that failure to timely provide such notice will not affect the rights of the Partnership Parties under this Agreement, except to the extent the Seller Parties are prejudiced by such delay or omission. Such notice will contain factual information describing the asserted Tax Liability in reasonable detail and will include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax Liability.

(ii) The Seller Parties will control, at their sole cost and expense, any proceeding with respect to any Tax or Tax Return relating to or with respect to the Target Companies (a “Tax Audit”) to the extent such Tax Audit relates solely to Seller Taxes for a Pre-Closing Tax Period (other than any Tax Audit of Saddlehorn); provided, that (A) the Partnership Parties will be entitled to participate in any such Tax Audit at their own expense, and (B) the Seller Parties will not settle, compromise or abandon any such Tax Audit in a manner that would reasonably be expected to increase the Tax Liability of the Partnership Parties or any Target Company for any Post-Closing Tax Period without the Partnership Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed). The Partnership Parties will control any other Tax Audit, including any Tax Audit for a Straddle Period; provided, that the Seller Parties will be entitled to participate, at their own expense, in any such Tax Audit to the extent it relates to Seller Taxes, and the Partnership Parties will not settle, compromise or abandon any such Tax Audit in a manner that would materially increase Seller Taxes without the Seller Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, (x) the Partnership Parties shall be entitled to cause any Target Company that is treated as a partnership for U.S. federal income tax purposes, to the extent permitted by Applicable Law and the Charter Documents of such Target Company, to make an election under Section 6226 of the Code (and any analogous provision of state or local Law) (a “Push-Out Election”) with respect to any imputed underpayment attributable to a Tax period (or portion thereof) ending on or before the Closing Date, and the Seller Parties will (and will cause their Affiliates to) cooperate in connection with any Push-Out Election, take into account their respective shares of the adjustments reflected in any statement furnished pursuant thereto, and pay any Tax due as a result thereof; (y) if a Push-Out Election is not made with respect to any such imputed underpayment, the Seller Parties will, at the Partnership Parties’ request, cooperate in any modification of such imputed underpayment under Section 6225(c) of the Code (including by filing amended Tax Returns or making the payments described in Section 6225(c)(2)(B) of the Code); and (z) to the extent any such imputed underpayment is paid by a Target Company, the Seller Parties will pay to the Partnership Parties, within ten (10) Business Days after demand, the portion of such imputed underpayment (together with any related interest, penalties and additions to Tax) attributable to any Tax period (or portion thereof) ending on or before the Closing Date, which amounts shall constitute Seller Taxes. In the event of any conflict between this Section 6.12(b) and the procedures set forth in Article X, this Section 6.12(b) shall control with respect to Tax Audits.

(iii) Each Party will provide the other Parties with all information reasonably necessary to conduct a Tax Audit with respect to any Tax or the Transactions.

(c) Cooperation on Tax Returns and Tax Proceedings. The Parties will use Reasonable Best Efforts to cooperate as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any proceeding with respect to Tax imposed on or with respect to the Target Companies or the Assets. Such cooperation will include the retention and (upon the other Parties’ request) the provision of records and information that are reasonably relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.12. To the extent that a Party is responsible for filing a Tax Return pursuant to Section 6.12(a) but another Party is required by Applicable Law to file the Tax Return, the Parties will cooperate fully in connection with the filing of the Tax Return.

(d) Tax Refunds. The Seller Parties will be entitled to any refund of Tax imposed on and with respect to the Target Companies or the Assets with respect to a Pre-Closing Tax Period (other than any such refund (i) reflected as a Current Asset in the determination of Closing Working Capital as finally determined pursuant to Section 2.6, (ii) attributable to the carryback of any Tax attribute arising in a Post-Closing Tax Period or (iii) of Taxes paid by the Partnership Parties or any Target Company after the Closing that do not constitute Seller Taxes), net of any reasonable out-of-pocket costs (including Taxes) incurred in obtaining such refund. The Partnership Parties will be entitled to any refund of Tax imposed on and with respect to the Target Companies or the Assets with respect to a Post-Closing Tax Period. Refunds for a Straddle Period will be apportioned in accordance with Section 6.12(a)(iii) and Section 6.12(a)(v). The Parties and their Affiliates will use Reasonable Best Efforts to cooperate with the other Parties in connection with obtaining any refund of Tax as provided in this Section 6.12(d). If a Party receives a refund to which another Party is entitled, the Party receiving the refund will pay it to the Party entitled to the refund within ten (10) Business Days after receipt. If any refund paid to a Party pursuant to this Section 6.12(d) is subsequently disallowed or reduced, such Party will promptly repay the amount of such disallowance or reduction (together with any interest, penalties or additions to Tax imposed in connection therewith) to the Party that paid such refund.

(e) Intended Tax Treatment. The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes: (i) the transactions described in Section 2.1 shall be treated as occurring in the order set forth therein; (ii) the sale of HINDL Class B Units shall be treated in accordance with Situation 1 of Rev. Rul. 99-6, 1999-1 C.B. 432, as a sale by Hess Corp of partnership interests in HESM OpCo and a purchase by HESM of Hess Corp’s share of the assets of HESM OpCo, following which HESM OpCo shall be treated as an entity disregarded as separate from HESM; (iii) the redemption of HINDL Class A Shares and the sale of the HIP GP Interest (which shall be treated as a redemption of the general partner interest in HESM, treated as stock of HESM) shall each be treated as a distribution in exchange for stock of HESM under Section 302(a) of the Code on which Hess Corp recognizes gain or loss; (iv) the sale of the Membership Interest shall be treated as a taxable sale by NEI to HESM of the Assets of the Company and the Target Subsidiaries (other than Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership), as well as the interests in Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership, for the consideration determined pursuant to Section 2.7, with the Tax basis of the assets of Saddlehorn adjusted pursuant to Sections 743(b) and 755 of the Code; (v) the Commercial Contract Right shall be treated as having a fair market value equal to the Membership Interest Consideration plus the HINDL Interests Consideration, and the amendments to the Commercial Agreements shall be treated as the payment of such amounts to the applicable Affiliate of HESM OpCo in consideration for such amendments; and (vi) solely for Tax purposes, ownership of the Purchased Interests and the Assets shall transfer to the Partnership Parties only at the Closing, notwithstanding the Effective Time. For purposes of the foregoing, HINDL is classified as an entity disregarded as separate from Hess Corp, and CMH NewCo is classified as an entity disregarded as separate from NEI. The Parties shall file all Tax Returns consistently with the foregoing and shall not take any inconsistent position unless required by a “determination” within the meaning of Section 1313(a) of the Code.

(f) Post-Closing Actions.

(i) Except with the prior consent of the Seller Parties (not to be unreasonably withheld, conditioned, or delayed), the Partnership Parties will not, and will cause their Affiliates not to, (A) amend any Tax Return of any Target Company for a Pre-Closing Tax Period or (B) make any Tax election with respect to any Target Company that has retroactive effect to a Pre-Closing Tax Period, in each case to the extent such action would reasonably be expected to materially increase Seller Taxes; provided, that nothing in this Section 6.12(f)(i) shall restrict any action required by Applicable Law or contemplated by this Agreement (including the preparation and filing of Tax Returns pursuant to Section 6.12(a), any election under Section 6226 of the Code pursuant to Section 6.12(b), any election under Section 754 of the Code and the preparation of the Allocation pursuant to Section 2.7).

(ii) The Parties will, and will cause their respective Affiliates to do the following:

(A) provide the other Parties on a timely basis with invoices, Tax receipts and any other documentation that may be required to prove payment of Tax or file a Tax Return;

(B) either: (x) in addition to the requirements of any applicable records retention provisions, maintain records sufficient to substantiate all Tax, fees, or other payments that may affect any Tax obligation of the other Parties for so long as the applicable statute of limitations remains open under which a Tax Authority may institute Tax Audit, assessment or collection procedures for Tax paid or allegedly due in connection with this Agreement; or (y) send the records described in this Section 6.12(f)(ii)(B) to the other Parties; and

(C) abide by all record retention agreements entered into with any Governmental Authority and give the other Parties reasonable notice prior to transferring, destroying or discarding any such books and records.

(iii) After the Closing Date, the Partnership Parties, the Seller Parties and their respective Affiliates will allow each other Party reasonable access during normal business hours on a Business Day to any data necessary for the purpose of preparing any required Tax Return or participating in any Tax Audit.

(g) Tax Sharing Agreements. Any Tax Sharing Agreement between any Seller Party or any Affiliate of a Seller Party (other than a Target Company), on the one hand, and any Target Company, on the other hand, shall be terminated as to the Target Companies at or before the Closing, and from and after the Closing no Target Company shall have any Liability, obligation or right thereunder.

(h) Withholding. Notwithstanding anything to the contrary in this Agreement, the Partnership Parties and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Law, and any amounts so deducted and withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, that, other than with respect to any withholding resulting from the failure of a Seller Party to deliver the forms described in Section 8.2(g), the Partnership Parties shall use Reasonable Best Efforts to notify the applicable Seller Party of any intended deduction or withholding reasonably in advance thereof and to cooperate with such Seller Party to reduce or eliminate such deduction or withholding to the extent permitted by Applicable Law.

(i) Partnership Matters. The Seller Parties shall not, and shall cause their Affiliates not to, take any action (or cause Saddlehorn, BDG or the Saddlehorn Grand Mesa Pipeline tax partnership to take any action) that would revoke or terminate the election under Section 754 of the Code represented in Section 4.15(c) for the taxable year that includes the Closing Date. To the extent within their control, the Seller Parties shall cause Saddlehorn and the Saddlehorn Grand Mesa Pipeline tax partnership to treat and report the Closing Date as a “variation” described in Treasury Regulations Section 1.706-4(a) to which the interim closing method and the calendar day convention apply.

(j) Treatment of Payments. Any payment made pursuant to Section 2.6, this Section 6.12 or Article X shall be treated by the Parties for Tax purposes as an adjustment to the consideration paid for the applicable Purchased Interests (except to the extent any portion of such payment is required to be treated as interest, including imputed interest, under the Code), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of applicable state or local Law).

6.13 Employee and Benefit Matters.

(a) With respect to each employee whose employment is transferred from a Seller Party or one of its Affiliates to HESM or one of its Affiliates as a result of the Transactions, including pursuant to the A&R Secondment Agreement (each, a “Transferred Employee”), for a period equal to the greater of (i) twenty-four (24) months following the Closing Date and (ii) twelve (12) months following the Transfer Date (as defined in the A&R Secondment Agreement) of each such Transferred Employee, the Partnership Parties shall, or shall cause their applicable Affiliates to, provide each Transferred Employee with (i) a base salary or wage rate that is no less than such Transferred Employee’s base salary or wage rate in effect immediately prior to the Closing Date, (ii) annual target cash incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such Transferred Employee immediately prior to the Closing Date, (iii) target long-term incentive compensation opportunities that are substantially comparable in the aggregate to those provided prior to the Closing, and (iv) severance benefits at least equal to the severance benefits set forth on Schedule 6.13(a). On the applicable Transfer Date, the Partnership Parties shall, or shall cause their applicable Affiliates to, provide each Transferred Employee with a comparable position (in terms of job duties and location).

(b) The Partnership Parties shall cause any benefit plans created or instituted by or on behalf of the Partnership Parties or their applicable Affiliates (“Partnership Plans”) to give each Transferred Employee credit for all service with a Seller Party or any of its Affiliates prior to the Closing Date for purposes of eligibility to participate, vesting, and level of severance and paid time off benefits, to the same extent such service was recognized under the corresponding plan of any of the Seller Parties or their respective Affiliates immediately prior to the Closing Date. The Partnership Parties shall use Reasonable Best Efforts to (i) waive any waiting periods, evidence of insurability, and/or pre-existing condition clauses under Partnership Plans to the extent such requirements would not have been applicable to a Transferred Employee under the terms of the corresponding Seller Plans in which such Transferred Employee participated prior to the applicable employment transfer date, and (ii) credit amounts paid by each Transferred Employee prior to the applicable employment transfer date relating to deductible, co-payment, and out of pocket maximum requirements under the applicable Seller Plans towards satisfying such requirements under any replacement Partnership Plans.

(c) Nothing contained in this Section 6.13, express or implied, is intended to: (i) confer upon any Person, including a Business Employee or a Transferred Employee, any right to employment or service or continued employment or service or any particular term or condition of employment or service for any period of time; (ii) create any rights or remedies, including any third-party beneficiary rights, in any Person other than the Parties; (iii) constitute an establishment, amendment, modification or termination of, or an undertaking to establish, amend, modify or terminate, any Plan, Seller Plan or Partnership Plan or any other compensation or benefit plan, program, policy, contract, agreement or arrangement; or (iv) prohibit or limit the ability of the Partnership Parties or any of their Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time, or to terminate the employment or service of any Person, including a Business Employee or Transferred Employee, at any time, subject to the severance obligation set forth in Section 6.13(a).

6.14 Guaranties and Other Commitments.

(a) Schedule 6.14(a) sets forth all insurance policies, letters of credit, surety bonds, guaranties and other similar undertakings with all Third Parties that were put into place prior to the Execution Date by the Seller Parties or any of their Affiliates relating to any of the Existing Target Companies, or after giving effect to the Pre-Closing Restructuring Transactions, the Target Companies or the Assets (collectively, the “Seller Credit Support”). The Partnership Parties acknowledge that the Seller Credit Support will not be transferred to the Partnership Parties and will not remain in place after the Closing. Notwithstanding the foregoing, nothing in this Section 6.14(a) will affect, impair, release or terminate any Claim that has been submitted or tendered under any insurance policy at or prior to the Closing in respect of any occurrence, act, omission, event, fact or circumstance existing or occurring prior to the Closing, and each such Claim will remain covered by, and continue to be administered and pursued under, the applicable insurance policy in accordance with its terms. From and after the Closing, the Seller Parties will, and will cause their respective Affiliates to, use Reasonable Best Efforts to (i) maintain each such Claim and take such actions as are reasonably necessary to preserve coverage in respect thereof, (ii) not release, settle, compromise or withdraw any such Claim involving an amount in excess of $100,000 without the prior written consent of the Partnership Parties, and (iii) promptly remit to the applicable Target Company all proceeds received in respect of any such Claim, in each case to the extent the underlying Liability constitutes an Assumed Obligation or is otherwise borne by any member of the Partnership Group.

(b) Prior to the Closing Date, the Partnership Parties will use Reasonable Best Efforts to obtain and provide, or cause to be obtained and provided in the name of the Partnership Parties or their Affiliates, all insurance policies, letters of credit, surety bonds, guaranties and other similar undertakings with all Third Parties (meeting the requirements of such Persons) that (i) replace the Seller Credit Support, (ii) are otherwise required under the terms of any Assets as a result of the Transactions, and/or (iii) are otherwise required for any of the Partnership Parties to own and, where appropriate, operate the Assets (collectively, the “Replacement Credit Support”). Without limiting the foregoing, the Partnership Parties shall cooperate with the Seller Parties in order to cause the Seller Parties and their Affiliates to be released as of the Closing Date from all Seller Credit Support, and, if required by the counterparty to any Seller Credit Support, the Partnership Parties shall provide or cause to be provided, effective as of the Closing Date, Replacement Credit Support (in form and amounts as required by such counterparty) covering all periods covered by such Seller Credit Support.

(c) Prior to Closing, the Partnership Parties will use Reasonable Best Efforts to deliver to the Seller Parties evidence that the Partnership Parties posted (or caused to be posted) all Replacement Credit Support.

(d) In the event that any counterparty to any Seller Credit Support does not release the Seller Parties or any of their Affiliates from such Seller Credit Support, then, from and after the Closing, the Partnership Parties shall indemnify the Seller Parties or their relevant Affiliate against all amounts incurred by the Seller Parties or their relevant Affiliate under such Seller Credit Support for an amount not to exceed the value of any such unreleased Seller Credit Support (and all reasonable, documented costs incurred in connection with such Seller Credit Support). Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow prior to the Closing by the Seller Parties or any of their Affiliates pursuant to any Seller Credit Support must be returned to the Seller Parties and shall be Excluded Assets.

6.15 Termination of the Omnibus Agreement. The Omnibus Agreement shall be terminated effective as of the Closing pursuant to the termination agreement substantially in the form attached hereto as Exhibit I (the “Termination Agreement”). The Seller Parties and their Affiliates will agree to take the actions set forth on Schedule 6.15 in connection with the Termination Agreement. In addition, the Seller Parties and the Partnership Parties hereby covenant and agree to use their respective Reasonable Best Efforts during the Interim Period to obtain a license from HLOGO LLC granting HESM and its Affiliates the continued right to use the “Hess” name and related trademarks for a transitional term of nine (9) months from the Closing (the “New License”). The Seller Parties and the Partnership Parties shall each use their Reasonable Best Efforts to ensure that the scope of the New License is the same as, or substantially similar to, the scope of the license granted to HESM and its Affiliates under the Omnibus Agreement.

6.16 Insurance Matters. With respect to the Seller’s Self-Insurance Policies, after the Closing:

(a) no insurance coverage will be provided with respect to the Target Companies or the Assets under any Seller’s Self-Insurance Policies;

(b) except as otherwise expressly provided in this Agreement, all rights or Claims, whether or not known, that may arise under or with respect to the Seller’s Self-Insurance Policies, will be deemed assigned to CMH NewCo; and

(c) no Claims regarding any matter arising from events, whether occurring prior to, at or after the Closing, will be made against or with respect to the Seller’s Self-Insurance Policies by any Target Company or Partnership Party or its successors, assignees, or any Persons or entities subrogated to such rights.

6.17 Continuation of Indemnity; D&O Tail Coverage.

(a) The Partnership Parties acknowledge that: (i) each Person that, prior to the Closing, served as a director or officer of any Existing Target Company or Target Company, HIP GP, HESM, the General Partner, HESM GP LP or any of their respective Subsidiaries, in each case at the request of any Seller Party or any of its Affiliates, or who, at the request of any Existing Target Company or Target Company, served as a director or officer of another corporation, partnership, joint venture, trust or enterprise (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Charter Documents of the Target Companies, HIP GP, HESM, the General Partner and HESM GP LP, as applicable, in effect as of the Execution Date (“D&O Provisions”); and (ii) for a period of six (6) years after Closing, unless required by Applicable Law, no amendment or modification to any such D&O Provisions shall adversely affect in any manner the D&O Indemnified Persons’ rights, or any Target Company’s (or HIP GP’s, HESM’s, the General Partner’s or HESM GP LP’s, as applicable) obligations with respect to such D&O Indemnified Persons, with respect to Claims arising from facts or events that occurred on or before the Closing. Without limiting the foregoing, for a period of six (6) years after Closing, unless required by Applicable Law, the Partnership Parties shall not, and shall not permit any Target Company, HIP GP, HESM, the General Partner or HESM GP LP to, amend, repeal or modify any provision in their respective Charter Documents in a manner that would adversely affect the rights of the D&O Indemnified Persons relating to the indemnification, expense reimbursement and advancement and exculpation by the Target Companies, HIP GP, HESM, the General Partner or HESM GP LP, as applicable.

(b) At or prior to the Closing, the Target Companies may elect to procure and maintain in effect for a period of six (6) years a tail policy comparable to the current policy of directors’ and officers’ liability insurance maintained by or on behalf of the Target Companies, HIP GP, HESM, the General Partner, and HESM GP LP and covering the D&O Indemnified Persons (collectively, the “D&O Tail Policy”). The D&O Tail Policy shall be effective for a period from Closing through and including the date that is six (6) years after the Closing with respect to Claims arising from facts or events that occurred on or before the Closing. The D&O Tail Policy shall contain substantially the same coverage and amounts as, and terms and conditions no less advantageous in the aggregate than the coverage currently provided by the Target Companies’ current policy of directors’ and officers’ liability insurance. No Claims made under or in respect of such D&O Tail Policy shall be settled without the prior written consent of the Seller Parties (such consent not to be unreasonably withheld, conditioned or delayed). The cost and expense of the D&O Tail Policy shall be borne fifty percent (50%) by the Seller Parties and fifty percent (50%) by the Partnership Parties.

(c) If any Partnership Party or any Target Company or any of their respective successors or assigns consolidates with or merges into any other Person or transfers all or substantially all of its assets or properties to any Person, then the Partnership Parties shall cause the successors and assigns of the Partnership Parties or the applicable Target Company, as the case may be, to honor in full the obligations set forth in this Section 6.17.

(d) The Partnership Parties, on behalf of themselves and, following the Closing, the Target Companies, acknowledge and agree that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. The Partnership Parties, on behalf of themselves and, following the Closing, the Target Companies, agree that: (i) from and after the Closing, the Partnership Parties and the Target Companies will be the indemnitors of first resort; (ii) the obligations of any such other Persons to advance expenses or to provide indemnification for the same Liabilities incurred by any such D&O Indemnified Person are secondary to the obligations of the Partnership Parties and the Target Companies; (iii) from and after the Closing, the Partnership Parties and the Target Companies will be: (A) required to advance the full amount of expenses incurred by any such D&O Indemnified Person; and (B) liable for the full indemnifiable amounts, without regard to any rights any such D&O Indemnified Person may have against any such other Person; and (iv) from and after the Closing, the Partnership Parties and the Target Companies shall irrevocably waive, relinquish and release such other Persons from any and all Claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect of such Claims. The Partnership Parties, on behalf of themselves and, following the Closing, the Target Companies, further agree that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Person with respect to any Claim for which such D&O Indemnified Person has sought indemnification from the Partnership Parties or the Target Companies shall affect the foregoing. Such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Person against the Partnership Parties and the Target Companies.

6.18 Company Name Change and Intellectual Property.

(a) Except as otherwise provided in the A&R Secondment Agreement or the Transition Services Agreement, as applicable, the Partnership Parties will ensure that each of the following occurs:

(i) within nine (9) months after the Closing Date, the Company will each undertake all legal, regulatory and administrative formalities to record and give effect to the change of the Company’s name, and the Company and CMS TargetCo will each make all filings necessary to remove the name “Chevron” or any word confusingly similar to the same from any titles or deeds or other similar documents or records of the Company or CMS TargetCo, as applicable;

(ii) the Partnership Parties will not at any time after Closing adopt or carry on business under any name incorporating the word “Chevron” or any word confusingly similar to the same;

(iii) within nine (9) months after the Closing Date, all Trademarks of the Seller Parties or their Affiliates (other than the Trademarks included in the Business IP) will be removed from all signage, sales literature or other promotional material and all other assets whatsoever of the Target Companies; and

(iv) following the Closing, and subject to the foregoing, the Partnership Parties and the Target Companies will refrain from using or asserting any right to use Intellectual Property of the Seller Parties or their Affiliates (other than the Business IP).

(b) At the Closing, the Seller Parties shall transfer, assign, convey and deliver to the Partnership Parties (or their designees) all right, title and interest in and to all Business IP, free and clear of all Encumbrances other than Permitted Encumbrances. From and after the Closing, the Partnership Parties shall grant to the Seller Parties a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable license to use the Business IP solely to the extent reasonably necessary for the conduct of the Seller Parties’ and their Affiliates’ other businesses.

6.19 SEC Matters. No later than sixty (60) days after the Closing Date, the Seller Parties shall deliver to the Partnership Parties financial statements of the Target Companies that the Partnership Parties reasonably determine are required to be disclosed under Rule 3-05 of Regulation S-X of the Securities and Exchange Commission. For a period of twenty-four (24) months following the Closing, the Seller Parties shall, and shall cause the members of the Seller Group to, use their Reasonable Best Efforts to assist the Partnership Parties in the preparation of any information that the Partnership Parties reasonably determine is required to comply with the Partnership Parties’ reporting obligations under the Exchange Act, including (i) the preparation of financial statements of the Target Companies the Partnership Parties reasonably determine are required to be disclosed under Rule 3-05 of Regulation S-X, (ii) causing the Seller Parties’ or the Target Companies’ independent auditors to deliver customary consents to the filing of the Target Companies’ historical financial information (including execution of customary representation letters to such independent auditors with respect to the historical financial information of the Company), (iii) the delivery of information reasonably requested by the Partnership Parties to assist the Partnership Parties in their preparation of pro forma financial statements, (iv) providing the Partnership Parties and their Representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the books, records, work papers and personnel of the Seller Group to the extent relating to the Existing Target Companies, the Target Companies, the Business or the Assets for periods prior to the Closing; provided, that such access shall be during normal business hours, upon prior written notice and in a manner that does not interfere with the normal business operations of the Seller Group, (v) using Reasonable Best Efforts to cause the independent auditors of the Seller Parties or the Target Companies to deliver any comfort letter reasonably requested by the Partnership Parties in connection with any offering of securities by the Partnership Parties, and (vi) providing such other information and assistance as the Partnership Parties may reasonably request in order to permit the Partnership Parties to satisfy their obligations under the Securities Act, the Exchange Act and the rules of any national securities exchange on which the equity interests of HESM are listed. All reasonable out-of-pocket costs and expenses incurred by the Seller Parties in connection with their obligations under this Section 6.19 (including fees of independent auditors) shall be borne by the Partnership Parties.

6.20 Related Party Arrangements. All Related Party Contracts as set forth in Schedule 4.23, other than those set forth on Schedule 6.20, shall be cancelled without any consideration or further Liability to any Party and without the need for any further documentation, immediately prior to the Closing.

6.21 Transition Services Agreement; A&R Secondment Agreement. Prior to the Closing Date, the Parties shall negotiate in good faith and finalize, as promptly as practicable following the Execution Date, (a) a form of Transition Services Agreement (the “Transition Services Agreement”) and (b) a form of A&R Secondment Agreement (the “A&R Secondment Agreement”), each of which will be entered into at the Closing. The Transition Services Agreement shall include the terms and conditions set forth in Exhibit E, with such modifications as may be agreed by the Parties; provided that, in the event of (i) any disagreement between the Parties with respect to any term thereof, the terms set forth in Exhibit E shall prevail or (ii) the failure of the Parties to enter into the Transition Services Agreement at Closing, the terms set forth in Exhibit E shall govern the provision of the services set forth therein until the Transition Services Agreement is entered into. The A&R Secondment Agreement shall include the terms and conditions set forth in Exhibit H, with such modifications as may be agreed by the Parties; provided that, in the event of (i) any disagreement between the Parties with respect to any term thereof, the terms set forth in Exhibit H shall prevail or (ii) the failure of the Parties to enter into the A&R Secondment Agreement at Closing, the terms set forth in Exhibit H shall govern the provision of the services set forth therein until the A&R Secondment Agreement is entered into.

6.22 Bakken Contracts. Schedule 6.22 sets forth those agreements between the Seller Parties or any of their Affiliates, on the one hand, and HESM or any of its Subsidiaries, on the other hand, with respect to the operations and activities in the Bakken and Three Forks formations within the Williston Basin in the State of North Dakota (the “Bakken Contracts”): (a) that will be amended as of the Closing (each, an “Amended Bakken Contract”); and (b) that will be terminated effective as of the Closing (each, a “Terminated Bakken Contract”). Prior to the Closing, the Seller Parties and the Partnership Parties shall, and shall cause their respective Affiliates to, finalize in good faith (i) the form of each amendment to be entered into with respect to each Amended Bakken Contract (each, a “Bakken Amendment”), (ii) the form of each termination agreement to be entered into with respect to each Terminated Bakken Contract (each, a “Bakken Termination Agreement”), (iii) the assignment, bill of sale and conveyance with respect to the pipeline assets to be transferred in connection with the Bakken Contracts (the “Bakken ABOS”) and (iv) the assignment agreement with respect to the third-party contracts to be assigned in connection with the Bakken Contracts (the “Bakken Third-Party Contract Assignment”); provided that the Bakken ABOS and the Bakken Third-Party Contract Assignment shall be substantially in the respective forms attached as Annex J-1 and Annex J-2, respectively, to Exhibit A-1 hereto. The Parties shall execute and deliver, or cause to be executed and delivered, at or prior to the Closing, such Bakken Amendments, Bakken Termination Agreements, Bakken ABOS and Bakken Third-Party Contract Assignment.

6.23 Required Consent. The Partnership Parties shall use Reasonable Best Efforts to take, or cause to be taken, the actions set forth on Schedule 6.23 that are required to obtain the Required Consent. The Partnership Parties shall keep the Seller Parties reasonably informed of the status of any efforts to obtain the Required Consent.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to Applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a) if applicable, (i) the waiting period (and any extension thereof) under the HSR Act or any other Applicable Law applicable to the consummation of the Transactions shall have expired, (ii) notice of early termination shall have been received, or (iii) a consent order shall have been issued by or from the applicable Governmental Authorities and any other necessary filings with and consents of any Governmental Authority required for the consummation of the Transactions shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used Reasonable Best Efforts to make or obtain such filings and consents; and

(b) no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the Transactions and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the Transactions, shall be in effect.

7.2 Conditions to the Obligation of the Partnership Parties. The obligation of the Partnership Parties to proceed with the Closing is subject to the satisfaction or waiver by the Partnership Parties on or prior to the Closing Date of the following conditions:

(a) the Seller Parties shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement required to be performed or complied with by them on or prior to the Closing Date in all material respects;

(b) (i) the Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Seller Parties made in this Agreement or any Transaction Documents or any Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(c) since the Execution Date, there shall not have occurred any change, event, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d) the Seller Parties shall have delivered to the Partnership Parties a certificate dated the Closing Date and signed by an authorized officer of each of the Seller Parties confirming the matters set forth in clauses (a), (b), (c) and (e) of this Section 7.2 (the “Seller Closing Certificate”);

(e) the Pre-Closing Restructuring Transactions shall have been consummated in accordance with Section 6.5;

(f) the Required Consent shall have been obtained and shall be in full force and effect; and

(g) the Seller Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 8.2.

7.3 Conditions to the Obligation of the Seller Parties. The obligation of the Seller Parties to proceed with the Closing is subject to the satisfaction or waiver by the Seller Parties on or prior to the Closing Date of the following conditions:

(a) the Partnership Parties shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement required to be performed or complied with by them on or prior to the Closing Date in all material respects;

(b) (i) the Partnership Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Partnership Parties made in this Agreement, any Transaction Documents or any Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct has not had a Material Adverse Effect;

(c) the Partnership Parties shall have delivered to the Seller Parties a certificate dated the Closing Date and signed by an authorized officer of each of the Partnership Parties confirming the foregoing matters set forth in clauses (a) and (b) of this Section 7.3 (the “Partnership Closing Certificate”);

(d) the Required Consent shall have been obtained and shall be in full force and effect; and

(e) the Partnership Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 8.3.

ARTICLE VIII

CLOSING

8.1 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties (subject to Section 12.10), the closing (the “Closing”) of the Transactions will take place at 10:00 A.M. Central Time by electronic exchange of documents on the date that is five (5) Business Days immediately following the date of fulfillment or waiver (to the extent such waiver is legally permitted) of the last to be fulfilled or waived of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that by their nature are to be fulfilled at or after the Closing, but subject to the fulfillment or waiver of such conditions), or such other time or date as mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to as the “Closing Date.” Once the Closing has occurred, the Closing will be deemed to have occurred at, and be effective from, the Effective Time.

8.2 Deliveries by the Seller Parties. At the Closing, the Seller Parties will deliver (or cause to be delivered) to the Partnership Parties the following (collectively, the “Seller Closing Documents”):

(a) a counterpart to the Membership Interest Assignment Agreement, duly executed on behalf of CMH NewCo, with respect to the assignment of the Membership Interest to HESM OpCo, and such other transfer documents or instruments that may be reasonably necessary to be delivered by the Seller Parties in order to effect a contribution, assignment, transfer, conveyance and delivery to HESM OpCo of the Membership Interest in accordance with Section 2.1;

(b) a counterpart to the HIP GP Interest Assignment Agreement, duly executed on behalf of HINDL, with respect to the assignment of the HIP GP Interest to HESM, and such other transfer documents or instruments that may be reasonably necessary to be delivered by the Seller Parties in order to effect a contribution, assignment, transfer, conveyance and delivery to HESM of the HIP GP Interest in accordance with Section 2.1;

(c) a counterpart to the HINDL Interests Assignment Agreement, duly executed on behalf of HINDL, with respect to the purchase of the HINDL Interests by HESM, and such other transfer documents or instruments that may be reasonably necessary to be delivered by the Seller Parties in order to effect the exchange and purchase contemplated by Section 2.1;

(d) a counterpart to the Transition Services Agreement, duly executed by an authorized officer or authorized Person of the applicable Seller Parties and/or their applicable Affiliates;

(e) the Seller Closing Certificate, duly executed by an authorized officer or authorized Person of each of the Seller Parties;

(f) the written resignations of all officers and directors of the Target Companies, duly executed by each officer and director, effective immediately upon consummation of the Closing;

(g) a properly completed and duly executed IRS Form W-9 from each of NEI (as the regarded owner of CMH NewCo for U.S. federal income tax purposes) and Hess Corp (as the regarded owner of HINDL for U.S. federal income tax purposes);

(h) a closing invoice detailing the Purchased Interest Consideration together with reasonable supporting documentation for the information set forth therein;

(i) counterparts to each Governing Document to which they (or any of their Affiliates) are or will be a party, duly executed by the applicable Seller Party and/or its applicable Affiliate, as applicable;

(j) counterparts to each Commercial Agreement to which they (or any of their Affiliates) are or will be a party, duly executed by the applicable Seller Party and/or its applicable Affiliate, as applicable;

(k) a counterpart to the Framework Agreement, duly executed by CMH NewCo;

(l) counterparts to each of the agreements set forth in Exhibit F-3 attached hereto, in the forms attached thereto (the “Ancillary Agreements”) to which they (or any of their Affiliates) are or will be a party, duly executed by the applicable Seller Party and/or its applicable Affiliate, as applicable;

(m) counterparts to the Termination Agreement, duly executed by the applicable Seller Parties and/or their applicable Affiliates, as applicable;

(n) a counterpart to the A&R Secondment Agreement, duly executed by an authorized officer or authorized Person of the applicable Seller Parties and/or their applicable Affiliates ; and

(o) such other documents, certificates and other instruments as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

8.3 Deliveries by the Partnership Parties. At the Closing, the Partnership Parties will deliver (or cause to be delivered) to the Seller Parties the following (collectively, the “Partnership Closing Documents”):

(a) a counterpart to the Membership Interest Assignment Agreement, duly executed on behalf of HESM OpCo, with respect to the assignment of the Membership Interest to HESM OpCo, and such other transfer documents or instruments that may be reasonably necessary to be delivered by the Partnership Parties in order to effect a contribution, assignment, transfer, conveyance and delivery to HESM OpCo of the Membership Interest in accordance with Section 2.1;

(b) a counterpart to the HIP GP Interest Assignment Agreement, duly executed on behalf of HESM, with respect to the assignment of the HIP GP Interest to HESM, and such other transfer documents or instruments that may be reasonably necessary to be delivered by the Partnership Parties in order to effect a contribution, assignment, transfer, conveyance and delivery to HESM of the HIP GP Interest in accordance with Section 2.1;

(c) a counterpart to the HINDL Interests Assignment Agreement, duly executed on behalf of HESM, with respect to the purchase of the HINDL Interests by HESM, and such other transfer documents or instruments that may be reasonably necessary to be delivered by the Partnership Parties in order to effect the exchange and purchase contemplated by Section 2.1;

(d) a counterpart to the Transition Services Agreement, duly executed by an authorized officer or authorized Person of the applicable Partnership Parties and/or their applicable Affiliates;

(e) the Partnership Closing Certificate, duly executed by an authorized officer or authorized Person of each Partnership Party;

(f) counterparts to each Governing Document to which they (or any of their Affiliates) are or will be a party, duly executed by the applicable Partnership Party and/or its applicable Affiliate, as applicable;

(g) counterparts to each Commercial Agreement to which they (or any of their Affiliates) are or will be a party, duly executed by the applicable Partnership Party and/or its applicable Affiliate, as applicable;

(h) a counterpart to the Framework Agreement, duly executed by HESM OpCo;

(i) counterparts to each Ancillary Agreement to which they (or any of their Affiliates) are or will be a party, duly executed by the applicable Partnership Party and/or its applicable Affiliate, as applicable;

(j) counterparts to the Termination Agreement, duly executed by the applicable Partnership Parties and/or their applicable Affiliates, as applicable;

(k) a counterpart to the A&R Secondment Agreement, duly executed by an authorized officer or authorized Person of the applicable Partnership Parties and/or their applicable Affiliates;

(l) an amount equal to the sum of (i) the HIP GP Interest Consideration and (ii) the Estimated Closing Working Capital, by wire transfer of immediately available funds to the account(s) designated by the Seller Parties at least five (5) Business Days prior to the Closing Date; and

(m) such other documents, certificates and other instruments as may be reasonably requested by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE IX

ACKNOWLEDGEMENTS AND AGREEMENTS; WAIVERS AND RELEASES

9.1 Partnership Party Acknowledgements and Agreements.

(a) Each Partnership Party acknowledges and agrees that, except for and subject to the representations and warranties of the Seller Parties set forth in Article III and Article IV of this Agreement (as modified by the Schedules) and the Transaction Documents and the remedies for breach hereof and thereof contained in this Agreement, the Membership Interest, the HIP GP Interest, the Target Companies, and all the Assets are being acquired “AS IS, WHERE IS” and with all faults, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

(b) Each Partnership Party acknowledges and agrees that, except for the representations and warranties of the Seller Parties set forth in Article III and Article IV (as modified by the Schedules) and the Transaction Documents, no member of the Seller Group has made and no Partnership Party has relied upon any representation, warranty, statement, opinion or information in entering into or carrying out the Transactions and the Partnership Parties waive all rights and remedies which, but for Section 5.12, would or might have been available to them in respect of such representation, warranty, collateral contract, statement, assurance, opinion or information.

(c) Each Partnership Party acknowledges and agrees that, except as expressly provided in this Agreement, no member of the Seller Group shall be subject to any Liability or responsibility to any member of the Partnership Group for any representation, warranty, collateral contract, material, statement, assurance, opinion or information made or communicated (in each case whether in oral or written form) to any member of the Partnership Group, or any Partnership Party’s use of, or reliance on any such representation, warranty, collateral contract, material, statement, assurance, opinion or information.

(d) Each Partnership Party acknowledges and agrees that prior to the Closing it will have made and is relying only on its own investigation, analysis and evaluation of the Membership Interest, the HIP GP Interest, the Target Companies, the Assets, the Claims to be assumed by the Partnership Parties under this Agreement, and the operations, business and prospects relating to the Target Companies and such Liabilities and obligations.

(e) Without limitation of and subject to the representations and warranties of the Seller Parties set forth in Article III and Article IV (as modified by the Schedules) and the Transaction Documents, each Partnership Party further acknowledges and agrees to each of the following:

(i) the Assets have been used for midstream operations for petroleum products and during such use, inadvertent and unintentional damage or spillage of lubricants, fuels, solvents and other petroleum products or hydrocarbons may have occurred;

(ii) the lands or water bottoms covered by the Assets, having been used in connection with midstream operations, pipeline, transportation or gathering operations, and other related oilfield operations, may contain Hazardous Materials arising from or relating to such operations;

(iii) the Partnership Parties assume the risk that adverse physical conditions, including the presence of unknown or abandoned equipment, landfills, flowlines, pipelines and sumps, which may or may not have been revealed by the Partnership Parties’ investigation, are located on the real estate owned or occupied by the Target Companies, whether discovered, discoverable, hidden, known or unknown to the Partnership Parties as of the Closing; and

(iv) (A) the Seller Parties have provided the Partnership Parties with access to the Data Room containing, among other things, certain financial information relating to the Target Companies and the Assets (collectively, the “Financial Information”); (B) the Financial Information contains certain selected volumes, revenues, operating expenses, and capital investment information that are based on the Seller Parties’ internal management information and internal profit reporting system; (C) the Financial Information was extracted from several of the Seller Parties’ financial and operating systems for the purposes of management information and control and is not audited and may not be constructed in accordance with GAAP in all circumstances; and (D) while the costs presented represent an estimate of what the Seller Parties believe can be attributed to the operation of the Assets, the Partnership Parties understand that certain allocations and prorations of costs, and certain corporate support service allocations and general and administrative costs, have been included in the Financial Information for analytical purposes.

9.2 Waivers and Releases.

(a) Except as expressly set forth in this Agreement, and subject in all respects to Section 9.2(j), Article X and Section 12.5, the Partnership Parties irrevocably waive and release all rights and remedies that would or might have been available to them.

(b) Except for rights of the Partnership Group under this Agreement, to the fullest extent permitted by Applicable Law and effective as of Closing, the Partnership Parties, on behalf of each member of the Partnership Group, irrevocably waive and release, and forever discharge the members of the Seller Group from and against, all Claims arising prior to, on, or after the Closing Date with respect to the Assets (including the environmental and physical condition thereof), the Target Companies, any business conducted by the Target Companies, including the Business, the Membership Interest, the HIP GP Interest, and the Transactions.

(c) In addition to the other waivers contained in this Agreement, the Partnership Parties waive and release for all purposes all objections associated with the environmental and physical and other condition of the Assets (including environmental contamination and Environmental Conditions) and release and discharge the members of the Seller Group in respect of all Claims the Partnership Group may have in connection with such environmental and physical and other condition of the Assets (including environmental contamination and Environmental Conditions).

(d) The Partnership Parties, on behalf of all members of the Partnership Group, irrevocably covenant that neither the Partnership Parties nor any other member of the Partnership Group will, directly or indirectly, sue, commence, maintain, or prosecute any proceedings of any kind against, or make any demand upon, any member of the Seller Group in respect of any Claims released or discharged pursuant to this Article IX. Such release, together with this covenant not to sue, may be pleaded by any member of the Seller Group as a full and complete defense and may be used as the basis for an injunction against any Claim at Law or in equity instituted or maintained against any member of the Seller Group in violation hereof. If any Claim is brought or maintained in violation of this Agreement, the Partnership Parties: (i) will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by any member of the Seller Group defending such Claim; and (ii) agree to release, indemnify, defend and hold harmless each member of the Seller Group from any Liabilities in relation to such Claims made by any member of the Partnership Group in relation to the matters described in this Article IX.

(e) The Partnership Parties agree, effective as of the Closing, to assume full responsibility for compliance with all obligations attributable to the Assets, ownership or operations of the Target Companies, and all Applicable Law concerning all of such conditions, discovered, discoverable, hidden, known or unknown relating to the Assets or operations of the Target Companies, and further agree to release, indemnify, defend and hold harmless each member of the Seller Group for and from the same, including to release, defend, indemnify and hold harmless each member of the Seller Group for and from any Claims under all Environmental Laws.

(f) The Partnership Parties agree to release, indemnify, defend and hold harmless the Seller Parties and their Affiliates from any Liabilities in relation to Claims made by any member of the Partnership Group in relation to the matters described in this Article IX.

(g) Except as expressly set forth in this Agreement, and subject in all respects to Section 9.2(j), Article X and Section 12.5, the Seller Parties irrevocably waive and release all rights and remedies that would or might have been available to them. Except for rights of the Seller Group under this Agreement, to the fullest extent permitted by Applicable Law and effective as of the Closing, the Seller Parties, on behalf of each member of the Seller Group, irrevocably waive and release, and forever discharge each member of the Partnership Group from and against, all Claims arising prior to, on or after the Closing Date with respect to the Assets, the Target Companies, any business conducted by the Target Companies, including the Business, the Membership Interest, the HIP GP Interest and the Transactions.

(h) The Seller Parties, on behalf of all members of the Seller Group, irrevocably covenant that neither the Seller Parties nor any other member of the Seller Group will, directly or indirectly, sue, commence, maintain, or prosecute any proceedings of any kind against, or make any demand upon, any member of the Partnership Group in respect of any Claims released or discharged pursuant to this Article IX. Such release, together with this covenant not to sue, may be pleaded by any member of the Partnership Group as a full and complete defense and may be used as the basis for an injunction against any Claim at Law or in equity instituted or maintained against any member of the Partnership Group in violation hereof. If any Claim is brought or maintained in violation of this Agreement, the Seller Parties: (i) will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by any member of the Partnership Group defending such Claim; and (ii) agree to release, indemnify, defend and hold harmless each member of the Partnership Group from any Liabilities in relation to such Claims made by any member of the Seller Group in relation to the matters described in Article IX.

(i) The Seller Parties agree to release, indemnify, defend and hold harmless the Partnership Parties and their Affiliates from any Liabilities in relation to Claims made by any member of the Seller Group in relation to the matters described in this Article IX.

(j) Notwithstanding anything to the contrary in this Article IX, none of the acknowledgements, agreements, waivers, releases, covenants not to sue or indemnities set forth in this Article IX will apply to, limit, waive, release or otherwise affect: (i) any right of any Party to indemnification under Article X; (ii) any Claim for breach of any representation, warranty, covenant or agreement of any Party set forth in this Agreement or in any other Transaction Document or in any certificate delivered hereunder or thereunder; (iii) any Claim arising out of Actual Fraud, gross negligence or willful misconduct of any member of the Seller Group; provided, that nothing in this clause (iii) shall limit, waive, release or otherwise affect (A) the Partnership Parties’ assumption of the Assumed Obligations pursuant to Section 2.1 or (B) the Partnership Parties’ obligations to indemnify the Seller Indemnitees for the Assumed Obligations pursuant to Section 10.1(c), in each case regardless of whether such Assumed Obligations arise out of or relate to the gross negligence or willful misconduct of any member of the Seller Group; (iv) any obligation or Liability of any member of the Seller Group in respect of any Excluded Asset; (v) any Retained Obligation; or (vi) any right or remedy of any member of the Partnership Group or the Seller Group under any Transaction Document, as applicable.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification of the Seller Parties and Other Parties. From and after the Closing Date, subject to the other provisions of this Article X, the Partnership Parties shall, jointly and severally, indemnify and hold the Seller Parties and their respective Affiliates, directors, officers, managers, employees, equity holders, agents, and Subsidiaries (together with the Seller Parties, the “Seller Indemnitees”) harmless from and against any and all damages, losses, deficiencies, judgments, settlements, costs, expenses, obligations, fines, expenditures, Claims, and Liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation and whether direct between the Parties or with respect to any third party (collectively, the “Damages”), suffered by the Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty set forth in Article V, (b) any breach of any agreement or covenant under this Agreement on the part of a Partnership Party, (c) any of the Assumed Obligations, or (d) Tax allocated to a Partnership Party pursuant to this Agreement.

10.2 Indemnification of the Partnership Parties and Other Parties. From and after the Closing Date, subject to the other provisions of this Article X, the Seller Parties shall, jointly and severally, indemnify and hold the Partnership Parties and their respective Affiliates, directors, officers, managers, employees, equity holders, agents, and Subsidiaries (together with the Partnership Parties, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of such Seller Party set forth in Article III and Article IV, (b) any breach of any agreement or covenant in this Agreement on the part of a Seller Party, (c) any Seller Taxes, (d) any Retained Obligation or (e) any Disclosed Matters.

10.3 Demands.

(a) Each indemnified party agrees that promptly upon its discovery of facts giving rise to a Claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, Claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, such notice unless, and only to the extent that, the rights and remedies of the indemnifying party shall have been materially prejudiced as a result of such failure or delay.

(b) In the event any indemnified party should have a Claim against any indemnifying party hereunder that does not involve an Indemnity Claim being asserted against or sought to be collected from such indemnified party (a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim promptly to the indemnifying party, describing in reasonable detail the facts giving rise to any Direct Claim for indemnification hereunder, the amount or method of computation of the amount of such Direct Claim (if known), and such other information with respect thereto as the indemnifying party may reasonably request. The failure to provide such notice, however, shall not release the indemnifying party from any of its obligations under this Article X, except to the extent that the indemnifying party is materially prejudiced by such failure, and shall not relieve the indemnifying party from any other obligation or Liability that it may have to the indemnified party otherwise than pursuant to this Article X. The indemnifying party shall not be entitled to require that any Claim be made or brought, or any action be commenced, against any other Person before a Direct Claim is made or brought against it hereunder by the indemnified party. The indemnified party shall reasonably cooperate with and assist the indemnifying party in determining the validity of any Direct Claim, including by providing reasonable access, upon reasonable advance notice and during normal business hours, to information, records and documents relating to such matters and by furnishing employees on a reasonable basis to assist in the investigation and resolution thereof, in each case at the sole cost and expense of the indemnifying party and subject to Section 6.9 and Section 12.15; provided, that no such access or assistance shall require the indemnified party to disclose information that would violate an attorney-client privilege or constitute a waiver of rights as to attorney work product, or that is subject to a Third Party confidentiality obligation for which a consent or waiver cannot be obtained after exercising Reasonable Best Efforts.

10.4 Right to Contest and Defend.

(a) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 10.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense; provided, however, that such participation shall be at the expense of the indemnifying party if (w) on the advice of counsel to the indemnified party use of counsel of the indemnifying party’s choice could reasonably be expected to give rise to a material conflict of interest, (x) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the assertion of any such Claim or institution of any such suit, investigation, action or proceeding or (y) the indemnifying party shall authorize the indemnified party to employ separate counsel at the indemnifying party’s expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto as the indemnifying party may reasonably deem appropriate; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not both acknowledge in writing its obligation to indemnify the indemnified party for all Damages arising from such Indemnity Claim and assume the defense thereof in accordance with this Section 10.4 (or if at any time thereafter the indemnifying party fails to defend such Indemnity Claim diligently and in good faith), then the indemnified party shall have the right (but not the obligation) to assume the defense of, and to settle, such Indemnity Claim, at the cost and expense of the indemnifying party (including the reasonable fees and expenses of counsel selected by the indemnified party), and the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. Notwithstanding the foregoing, if the indemnifying party has assumed the defense of an Indemnity Claim, the indemnifying party shall not, without the prior written consent of the indemnified party (which consent may be given or withheld in its sole discretion), enter into any settlement or compromise, or consent to the entry of any judgment, with respect to such Indemnity Claim if such settlement, compromise or judgment (i) involves any finding or admission of any violation of Applicable Law or any wrongdoing by the indemnified party, (ii) does not include an unconditional written release of the indemnified party by the claimant or plaintiff from all Liability in respect of such Indemnity Claim, or (iii) imposes any equitable remedy or any obligation on the indemnified party other than solely the payment of money damages for which the indemnified party will be indemnified hereunder.

(b) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim (x) alleges, involves or seeks to impose criminal Liability or criminal damages or penalties on the indemnified party, or (y) seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

10.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Indemnity Claim, or any cross-complaint against any Person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating; provided, that such cooperation does not unreasonably interfere with the business of the indemnified party. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim; provided, that such cooperation does not unreasonably interfere with the business of the indemnifying party.

10.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

10.7 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, Liability, Claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other parties related to the Damages. Indemnity payments made pursuant to this Agreement will be treated for Tax purposes as provided in Section 6.12(j).

10.8 Limitations on Indemnification.

(a) No Claim by a Partnership Indemnitee may be brought, and the Seller Parties will not be liable for, any Claim for which the amount of Damages to which a Partnership Indemnitee would otherwise be entitled is less than $500,000 (excluding interest, costs and expenses) (the “De Minimis Threshold”). For purposes of the De Minimis Threshold, all Claims arising from the same facts or circumstances shall be aggregated and treated as a single Claim.

(b) To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 10.2(a) or Section 10.2(e) (but not including Damages for breaches of the Seller Fundamental Representations and excluding any Claim disregarded pursuant to Section 10.8(a)), the Seller Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds $24,000,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that the Seller Parties shall not be liable for Damages pursuant to Section 10.2(a) or Section 10.2(e) (but not including Damages for breaches of the Seller Fundamental Representations) that exceed, in the aggregate, $240,000,000 (the “Cap”) less the Deductible.

(c) Notwithstanding Section 10.8(a) and Section 10.8(b) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for Claims arising from Section 10.2(c) or Actual Fraud, the Seller Parties shall be fully liable for such Damages, without regard to the De Minimis Threshold, the Deductible or the Cap. To the extent the Partnership Indemnitees are entitled to indemnification for Damages for Claims arising from any breach of the representations and warranties in Section 4.15, the Seller Parties shall be fully liable for such Damages without regard to the Deductible or the Cap (but subject to the De Minimis Threshold). For the avoidance of doubt, the Seller Parties shall be fully liable for Damages pursuant to Sections 10.2(b) and 10.2(d), and for breaches of the Seller Fundamental Representations without regard to the De Minimis Threshold, the Deductible or the Cap; provided, however, that in no event shall the Seller Parties be liable for any Claims by any Partnership Indemnitees (including Claims in respect of the Seller Fundamental Representations) in excess of an amount equal to $1,200,000,000 (other than Claims based on Retained Obligations or Actual Fraud, which shall not be subject to the limitation set forth in this proviso).

(d) No Claim by a Seller Indemnitee may be brought, and the Partnership Parties will not be liable for, any Claim for which the amount of Damages to which a Seller Indemnitee would otherwise be entitled is less than $500,000 (excluding interest, costs and expenses) (the “PP De Minimis Threshold”). To the extent the Seller Indemnitees are entitled to indemnification for Damages pursuant to Section 10.1(a) (but not including Damages for breaches of the Partnership Fundamental Representations and excluding any Claim disregarded pursuant to this Section 10.8(d)), the Partnership Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, $24,000,000 (the “PP Deductible”), and then only to the extent of any such excess; provided, however, that the Partnership Parties shall not be liable for Damages pursuant to Section 10.1(a) (but not including Damages for breaches of Partnership Fundamental Representations) that exceed, in the aggregate, $240,000,000 (the “PP Cap”) less the PP Deductible (other than Claims based on Actual Fraud, which shall not be subject to the limitation set forth in this proviso).

(e) Notwithstanding Section 10.8(d) above, to the extent the Seller Indemnitees are entitled to indemnification for Damages for Claims arising from (i) Taxes for which the Partnership Parties are responsible under Section 6.12, (ii) Assumed Obligations, (iii) any breach of any agreement or covenant under this Agreement on the part of a Partnership Party or (iv) breaches of the Partnership Fundamental Representations, the Partnership Parties shall be fully liable for such Damages without regard to the PP De Minimis Threshold, the PP Deductible or the PP Cap; provided, however, that in no event shall the Partnership Parties be liable for any Claims by any Seller Indemnitees (including Claims in respect of the Partnership Fundamental Representations) in excess of $1,200,000,000, in the aggregate (except with respect to Claims arising out of Assumed Obligations).

(f) Except as set forth in Section 10.10(d), notwithstanding anything to the contrary in this Agreement, none of the De Minimis Threshold, the Deductible, the Cap, the PP De Minimis Threshold, the PP Deductible, the PP Cap or any other limitation on Liability set forth in this Article X will apply to, or otherwise limit the Liability of any Party in respect of, any Claim arising out of Actual Fraud.

(g) For purposes of determining whether any representation or warranty has been breached or is inaccurate and for purposes of calculating the amount of any Damages with respect thereto, each representation and warranty shall be read and interpreted without giving effect to any qualification or limitation as to “materiality,” “material,” “in all material respects,” “Material Adverse Effect” or any similar qualification or limitation contained therein; provided, however, that this Section 10.8(g) shall not apply for purposes of determining whether any representation or warranty is false, or whether Actual Fraud has occurred, under the definition of “Actual Fraud.”

10.9 Limitations on Classes of Damages.

(a) The Parties mutually waive and release to the fullest extent permitted by Applicable Law, and none of the Seller Indemnitees or Partnership Indemnitees will be entitled to recover from any Partnership Party or Seller Party or their respective Affiliates, any of the following Claims for Damages arising out of this Agreement, whether such Claims are made in connection with an indemnity specified in this Article X, a breach of any obligation under this Agreement or otherwise, except for Claims arising from the obligation of a Party to indemnify the other Party for Third Party Claims:

(i) indirect, remote, speculative, special, or consequential loss; and

(ii) punitive, treble, or exemplary damages.

(b) Nothing in this Section 10.9 shall limit or prevent any Seller Indemnitee or any Partnership Indemnitee, as applicable, from recovering any direct, reasonably foreseeable losses or damages.

(c) THE LIMITATIONS, EXCLUSIONS, WAIVER AND RELEASE UNDER THIS SECTION 10.9 APPLY REGARDLESS OF THE ACTIVE, PASSIVE, CONTRIBUTORY, CONCURRENT, GROSS, OR SOLE NEGLIGENCE, INTENTIONAL, WANTON, OR WILLFUL MISCONDUCT, STRICT LIABILITY WITHOUT FAULT, REGULATORY LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF EITHER PARTY.

(d) No Applicable Law, theory or public policy will be given effect that would undermine, diminish or reduce the effectiveness of the waivers, exclusions, disclaimers and releases in this Section 10.9, it being the express intent, understanding and agreement of the Parties that such waivers, exclusions, disclaimers and releases are to be given the fullest effect.

10.10 Survival.

(a) The Liability of the Seller Parties for the breach of any of the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9, 4.1, 4.2, 4.3, 4.4, and 4.19 (the “Seller Fundamental Representations”) shall be limited to Claims for which the Partnership Parties deliver written notice to the Seller Parties on or before the date that is thirty (30) days after the expiration of the applicable statute of limitations. The Liability of the Seller Parties for the breach of any of the representations and warranties of the Seller Parties set forth in Article III and Article IV (in each case, other than the Seller Fundamental Representations and other than the representations and warranties in Section 4.15) shall be limited to Claims for which the Partnership Parties deliver written notice to the Seller Parties on or before the date that is twelve (12) months after the Closing Date. The Liability of the Seller Parties for Damages for Claims related to or arising from Taxes (including, without limitation, Damages for Claims for breach of the representations or warranties in Section 4.15) shall be limited to Claims for which the Partnership Parties deliver written notice to the Seller Parties on or before the date that is sixty (60) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.

(b) The Liability of the Partnership Parties for the breach of any of the representations and warranties of the Partnership Parties set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.11 (the “Partnership Fundamental Representations”) shall be limited to Claims for which the Seller Parties deliver written notice to the Partnership Parties on or before the date that is thirty (30) days after the expiration of the applicable statute of limitations, and the Liability of the Partnership Parties for the breach of any of the other representations and warranties of the Partnership Parties set forth in Article V shall be limited to Claims for which the Seller Parties deliver written notice to the Partnership Parties on or before the date that is twelve (12) months after the Closing Date.

(c) The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms; provided, that the right of any Party to make a Claim for breach of any covenant of a Party that is to be performed or satisfied at the Closing shall survive until the first (1st) anniversary of the Closing Date; provided, the right of any Party to make a Claim for breach of Section 6.5(c) shall survive until the second (2nd) anniversary of the Closing Date.

(d) Notwithstanding anything to the contrary in this Section 10.10, any Claim based upon Actual Fraud shall survive the Closing indefinitely.

10.11 Express Negligence Rule. EXCEPT WITH RESPECT TO ACTUAL FRAUD BY ANY PARTY, THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP PARTIES AND THE SELLER PARTIES

ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTHING IN THIS CONSPICUOUS NOTICE IS INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

10.12 Sole Remedy. Except with respect to (a) any express remedies provided for in this Agreement, (b) Claims for specific performance or injunctive relief sought pursuant to Section 12.7, (c) any Claim arising out of Actual Fraud, or (d) Claims arising under any Transaction Documents (which Claims shall be subject to the Liability provisions of such Transaction Documents), after the Closing, the indemnification and remedies in this Article X will constitute the sole and exclusive remedies of each Partnership Indemnitee and each Seller Indemnitee with respect to any Claim, regardless of the manner in which any Claim is characterized or pleaded, for breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided that nothing in this Article X will prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification Claims.

10.13 Duty to Mitigate. The Partnership Parties will, and will cause each member of the Partnership Group to, do each of the following:

(a) use Reasonable Best Efforts to avoid, minimize or mitigate any loss, Liability or damage that may give rise to a Claim by such Partnership Party or member of the Partnership Group under or in connection with this Agreement, whether arising in contract, tort (including negligence) or otherwise;

(b) use Reasonable Best Efforts to protect the Seller Parties from being subjected to any Claims with respect to any Environmental Obligations or Decommissioning Obligations, including removal, Remediation and restoration, and will comply with reasonable requests by a Seller Party that a Partnership Party or member of the Partnership Group take such actions; and

(c) provide to the Seller Parties such assistance as a Seller Party may reasonably request in order to have the Seller Parties released from any notice issued to the Seller Parties in relation to the Assets or the Company pursuant to any Applicable Law.

10.14 Partnership Party Acknowledgment. Each Partnership Party acknowledges and agrees that any Claim by any Partnership Indemnitee will be subject to all of the following:

(a) No Liability will attach to any Seller Party under this Agreement to the extent that the loss has been recovered by any applicable Partnership Indemnitee under any other provision of this Agreement, any Transaction Document, or any other document referred to in this Agreement. Partnership Indemnitees may only recover once in respect of the same loss.

(b) No Seller Party will be liable to the extent that the subject of the Claim by any Partnership Indemnitee has been or is made good or is otherwise compensated for without cost to the applicable Partnership Indemnitee.

(c) No Partnership Party or Seller Party shall be entitled to claim that any fact, circumstance or matter constitutes a breach of another Party’s representations or warranties contained in this Agreement, to the extent that such fact, circumstance or matter was, prior to the execution of this Agreement, known by the claiming Person.

(d) No Seller Party will be liable to the extent that a Claim by a Partnership Indemnitee arises as a result of, or is increased by, any of the following:

(i) any change in, or in the judicial interpretation of, Applicable Law or an enactment or repeal of legislation or regulation, taking effect after the Closing Date or the withdrawal of any extra-statutory concessions previously made (whether or not the change purports to be effective retrospectively in whole or in part) or the act of any Governmental Authority; or

(ii) a circumstance that arose with the consent of a Partnership Indemnitee or due to any act or omission of a Partnership Indemnitee.

ARTICLE XI

TERMINATION

11.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date (it being understood that any termination by the Partnership Parties pursuant to this Article XI shall not require the approval of the Conflicts Committee):

(a) by mutual written consent of the Seller Parties and the Partnership Parties;

(b) by either the Seller Parties, on the one hand, or the Partnership Parties, on the other hand, in writing after October 6, 2027 (the “Termination Date”) if the Closing has not occurred by such date; provided, that the Termination Date shall be automatically extended to April 6, 2028 if the conditions set forth in Section 7.1 have not been satisfied; provided, further that as of such date the terminating Party is not in default under this Agreement;

(c) by either the Seller Parties, on the one hand, or the Partnership Parties, on the other hand, in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided, the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), (A) such breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2 (in the case of the Partnership Parties) or Section 7.3 (in the case of the Seller Parties), and (B) the defaulting Party shall have a period ending on the earlier to occur of (x) thirty (30) days following written notice from the non-defaulting Party or (y) the Termination Date, to cure any breach of this Agreement if the breach is curable; or

(d) by either the Seller Parties, on the one hand, or the Partnership Parties, on the other hand, in writing, without Liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the Transactions; provided, however, that the applicable Party shall have used its Reasonable Best Efforts to have any such order, writ, injunction or decree removed but it shall not have been removed prior to the Termination Date by the Governmental Authority.

11.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 11.1, this Agreement shall thereafter become null and void except for Section 6.8, this Section 11.2 or Article XII. Nothing in this Section 11.2 shall be deemed to (a) release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or (b) impair any rights or remedies of any Party under this Agreement at Law or in equity.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise stated in this Agreement, each Party will bear its own expenses (including attorney’s fees) incurred in connection with the negotiation and execution of this Agreement, each other Transaction Document, and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

12.2 Deed; Bill of Sale; Assignment. To the extent required and permitted by Applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and Liabilities referenced herein.

12.3 Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for the account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due. Notwithstanding the foregoing, no Party shall be entitled to exercise any right of offset under this Section 12.3 with respect to any obligation unless and until the amount thereof has been agreed in writing by the applicable Parties or finally determined pursuant to Section 12.6.

12.4 Notices. All notices and other communications under this Agreement will be in writing to the address as indicated below, and any communication or delivery hereunder will be deemed duly delivered upon the earliest of: (a) if delivered personally, actual receipt of the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery; or (d) if sent by electronic mail, the date sent if at least one Party addressee acknowledges receipt of such email (provided, that an automated response from the email account or server of the intended recipient does not constitute an affirmative reply) and the notice is in portable document format (pdf), to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to the Partnership Parties, to:	If to the Seller Parties, to:

c/o Hess Midstream GP LLC 1400 Smith Street Houston, Texas 77002 Attn: Chief Executive Officer Email: [***]	Noble Energy, Inc. 1400 Smith Street Houston, Texas 77002 Attn: Vice President and Secretary Email: [***]

Each Party may change its contact information by giving notice to the other Parties. If a notice is given under this Section 12.4, the contact information that is set out in the notice replaces the contact information as set out in this Agreement.

12.5 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b) In all cases, the substantive and procedural rules of the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Act”) govern Section 12.6(d).

12.6 Resolution of Disputes.

(a) The Parties will exclusively and finally resolve any and all Disputes among them using direct negotiations, mediation, and then arbitration as set out in this Section 12.6, except as otherwise provided in Section 2.6(c), Article X and Section 12.7.

(b) If a Dispute arises, then the Party seeking to initiate the dispute resolution process will give notice to the other Parties setting out, in writing and in detail, the issues in Dispute and, as applicable, the amount in dispute or non-monetary relief sought. The Parties will attempt to resolve the Dispute through direct negotiations in a meeting among the Parties, attended by individuals with decision-making authority, which must take place within thirty (30) days, or as otherwise agreed to by the Parties, from the date the notice was sent.

(c) If the Dispute cannot be resolved by direct negotiations within thirty (30) days after service of the written notice set forth in Section 12.6(b), then any Party may initiate mediation by giving written notice to the other Parties. Mediation must be attended by Representatives from each Party with decision-making authority and the proceeding must take place in Houston, Texas. The Parties will attempt to agree on a mediator and, if the Parties are unable to agree upon the mediator within fifteen (15) days from the date notice was sent to initiate the mediation process pursuant to this Section 12.6(c), then the Parties will request that the International Institute for Conflict Prevention and Resolution (the “CPR”) appoint the mediator on an expedited basis in accord with the CPR Mediation Procedure then in effect.

(d) If the Parties fail to resolve such Dispute within sixty (60) days from written notice of mediation, then any Party may initiate binding arbitration by giving written notice to the other Parties. The Dispute shall be finally resolved by arbitration (including arbitrator selection) in accordance with the CPR Rules for Non-Administered Arbitration then in force. To the extent of any conflicts between the Act or the CPR Rules for Non-Administered Arbitration and the provisions of this Agreement, the provisions of this Agreement prevail. The CPR is the appointing authority, except as otherwise provided below. The place of arbitration will be Houston, Texas. The following provisions apply to any arbitration proceedings:

(i) Except as set forth below, the Dispute will be resolved by one (1) arbitrator if the amount in controversy, exclusive of arbitration costs and attorneys’ fees, is less than $5,000,000. The Dispute will be resolved by three (3) arbitrators if (A) the amount in controversy, exclusive of arbitration costs and attorneys’ fees, equals or exceeds $5,000,000, (B) any Party seeks injunctive or declaratory relief, and/or (C) the amount in controversy is not quantified. In the event of three (3) arbitrators, the Seller Parties shall appoint one (1) arbitrator, the Partnership Parties shall appoint one (1) arbitrator, and the CPR shall select the third arbitrator.

(ii) The arbitrator(s) has no power to award, nor will the arbitrator(s) award, the damages waived and released under Section 10.9. The arbitrator(s) has no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator(s) has the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration provision, existence or the validity of this Agreement, and issues of arbitrability.

(iii) Unless a Party is otherwise entitled to be indemnified for such costs pursuant to this Agreement, regardless of which Party prevails and notwithstanding any Applicable Law to the contrary, (A) all arbitration fees and costs will be split equally among the Parties and (B) each Party shall bear its own attorneys’ fees.

(iv) The award of the arbitrator(s) will be final and binding. The Parties agree to waive their rights to: (A) apply to a court for determination of a point of Applicable Law, and (B) any form of appeal, review, or recourse in respect of any such award to any court or other judicial authority, to the extent that such waiver may be validly made.

(v) The Parties may apply to the courts specified below for any of the following without waiving its arbitration rights:

(A) interim measures as necessary until appointment of the arbitrator(s);

(B) preserving property until appointment of the arbitrator(s);

(C) for purposes of this Section 12.6(d)(v), the Parties agree to submit to the exclusive jurisdiction of any United States District Court located in Wilmington, Delaware or Delaware Chancery Court located in Wilmington, Delaware; and

(D) any court application provided for in this Section 12.6(d)(v) may be made regardless of whether the provisions of Section 12.6(b) or Section 12.6(c) have been attempted or completed.

(vi) Judgment on an award may be entered by any court of competent jurisdiction.

(e) Confidentiality.

(i) The existence of any Dispute or disagreement and any negotiations, mediation, and arbitration proceedings under this Agreement are confidential and the Parties will not make any disclosure to any Third Party unless required by Applicable Law or any applicable order.

(ii) Any information, documents, or materials created or produced for the purposes of, or used in, negotiations, mediation, and arbitration of any Dispute or disagreement are confidential and the Parties will not disclose them to any Third Party.

(iii) Without prejudice to the foregoing, disclosure of the information set forth in Sections 12.6(e)(i) and 12.6(e)(ii) above may be made under the following circumstances:

(A) with prior notice to the other Parties, in order to enforce any of the provisions of this Agreement, including the Parties’ agreement to arbitrate, any arbitration order or award and any court judgment;

(B) to the auditors, legal advisors, insurers, and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement extend;

(C) with prior notice to the other Parties, where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; and

(D) with the prior written consent of the other Parties.

The Parties agree to submit to the jurisdiction of the state and federal courts located in the State of Delaware and agree that those courts shall have venue for the purposes of any proceedings to enforce this Section 12.6(e).

12.7 Specific Performance. The Parties agree that irreparable damage would occur and that there would be no adequate remedy at Law in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

12.8 Public Statements. Subject to Section 6.8, the Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the Transactions without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or securities exchange regulations.

12.9 Payment.

(a) All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds (without setoff, withholding or any deduction of any kind, except pursuant to Section 6.12(h) or as expressly provided in Section 12.3) on the date such payment is due to such account as the Party receiving payment may designate at least three (3) Business Days prior to the proposed date of payment.

(b) Without prejudice to any other rights available to a Party under this Agreement or at Law, if any amount payable under this Agreement is not paid when due, the defaulting Party will pay interest on the amount due from the due date of payment (after as well as before judgment) until the date of payment (both dates inclusive) at an annual rate equal to the Prime Rate from time to time plus one percent (1%) calculated on a daily basis using simple interest between the date the payment is due and the date the payment is made; provided, that in no event will the annual rate exceed the maximum interest rate permitted under Applicable Law.

12.10 Entire Agreement; Amendments and Waivers. The Transaction Documents, including all Exhibits and the Schedules, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article X or this Article XII contemplates or except as otherwise expressly provided herein. Any provision of this Agreement may be amended, supplemented, changed or waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any amendment, supplement, modification or waiver is sought; provided that the Partnership Parties may not take or authorize any such action unless it has been approved by the Conflicts Committee. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further waiver or the exercise of any other right, power or remedy.

12.11 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties; provided, for the avoidance of doubt, that the Seller Parties may assign, divide or subdivide the Commercial Contract Right, in whole or in part, to one or more of their Affiliates in accordance with Section 2.2 without such consent.

12.12 No Third-Party Rights. Except as set forth in Article X or this Article XII or as otherwise expressly provided herein, no Third Party has any rights under this Agreement or may enforce any provision in this Agreement.

12.13 Severability. Each provision of this Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future Law by a court or arbitrator of competent jurisdiction or by operation of any Applicable Law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal, so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon the determination that any term or other provision or part of this Agreement is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronically, including by PDF transmission, shall constitute effective execution and delivery of this Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronically, including by PDF transmission, shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile, electronic format (including, without limitation, “pdf,” “tif” and “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, and any other Applicable Law.

12.15 Preservation of Records. The Partnership Parties undertake to the Seller Parties (for the benefit of the Seller Parties and the Affiliates of the Seller Parties) that the Partnership Parties will, and will ensure that the Company will, for a period of seven (7) years from the Closing Date (or such longer period as may be prescribed by Applicable Law or be necessary or appropriate having regard to any relevant legal or contractual prescription periods):

(a) preserve all books and records of the Business, the Existing Target Companies or the Target Companies or otherwise related to the Assets that are at or following the Closing Date handed over by the Seller Parties or in the possession of or under the control of the Partnership Parties, or any Affiliate of the Partnership Parties; and

(b) upon being given reasonable advance notice by the Seller Parties, and for the purposes of the Seller Parties or any Affiliate of the Seller Parties dealing with its Tax or accounting affairs, make the books and records of the Business, the Existing Target Companies or the Target Companies or otherwise related to the Assets and management and employees of the Partnership Parties and Affiliates of the Partnership Parties available to the Seller Parties and Affiliates of the Seller Parties for inspection or discussion (as the case may be) during normal business hours on a Business Day; provided, that (i) such access shall not unreasonably interfere with the business or operations of any of the Target Companies or the Partnership Parties or any of their respective Affiliates, and (ii) none of the Target Companies or Partnership Parties shall be required to provide access to, or disclose, any information where such access or disclosure would jeopardize any attorney-client privilege or other applicable privilege or contravene any applicable Law or any contractual confidentiality obligation (it being understood that each such Party shall use commercially reasonable efforts to provide such access or make such disclosure in a manner that would not jeopardize such privilege or contravene any such Law or obligation); and for accounting periods commencing prior to Closing, deliver to the Seller Parties copies of audited statutory accounts of the Business, the Existing Target Companies or the Target Companies no later than four (4) months after the end of said accounting periods.

12.16 Non-Recourse. Each Transaction Document shall be enforceable only against, and any Claim based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the Transactions shall be brought only against the parties to such documents, and then only with respect to the specific obligations set forth in such documents that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any Claims or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Applicable Law, each Party: (a) waives and releases all such Claims and other obligations against any such Nonparty Affiliates; (b) waives and releases any and all Claims that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement to this Agreement.

12.17 Legal Privilege. All communications between any Seller Party or its Affiliates (including the Target Companies prior to Closing), on the one hand, and their legal counsel, on the other hand, relating to the Transactions prior to the Closing, together with all related attorney work product (collectively, “Privileged Materials”), shall: (a) remain the property of the Seller Parties; (b) be controlled by, and waivable solely by, the Seller Parties; and (c) constitute Excluded Assets that do not pass to the Partnership Parties or any Target Company. No member of the Partnership Group may use any Privileged Materials against any member of the Seller Group in any Dispute.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

NOBLE ENERGY, INC.

By:	/s/ Scott M. Banks
Name: Scott M. Banks
Title: Assistant Secretary

CMH NEWCO LLC

By:	/s/ Kari H. Endries
Name: Kari H. Endries
Title: President

HESS INVESTMENTS NORTH DAKOTA LLC

By:	/s/ Harpreet K. Tiwana
Name: Harpreet K. Tiwana
Title: Assistant Secretary

HESS MIDSTREAM OPERATIONS LP

By: Hess Midstream LP, as delegate of authority of Hess Midstream Partners GP LP, the general partner of Hess Midstream Operations LP
By: Hess Midstream GP LP, its general partner
By: Hess Midstream GP LLC, its general partner

By:	/s/ Michael J. Chadwick
Name: Michael J. Chadwick
Title: Chief Financial Officer

HESS MIDSTREAM LP

By: Hess Midstream GP LP, its general partner
By: Hess Midstream GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Executive Officer

EXHIBIT A-1

PRE-CLOSING RESTRUCTURING TRANSACTIONS

EXHIBIT A-2

TARGET SUBSIDIARIES

EXHIBIT B-1

APPLICABLE AREAS

EXHIBIT B-2

GATHERING SYSTEM

EXHIBIT B-3

EASEMENTS

EXHIBIT B-4

REAL PROPERTY

EXHIBIT C-1

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

EXHIBIT C-2

HIP GP INTEREST ASSIGNMENT AGREEMENT

EXHIBIT D

HINDL INTERESTS ASSIGNMENT AGREEMENT

EXHIBIT E

TRANSITION SERVICES AGREEMENT TERM SHEET

[See attached.]

Exhibit E

TERM SHEET

Transition Services Agreement

This term sheet (this “Term Sheet”) sets forth the principal terms of the Transition Services Agreement (the “TSA”) that will be entered into between Chevron U.S.A. Inc. (“Chevron” and, together with its Affiliates, the “Chevron Group”) and Hess Midstream LP (“HESM” and, together with its subsidiaries, the “Hess Group”) pursuant to that certain Purchase and Sale Agreement, dated October [6], 2026, by and among Noble Energy, Inc., CMH NewCo LLC, Hess Investments North Dakota LLC, Hess Midstream Operations LP and HESM (the “PSA”). Under the TSA, the Chevron Group will provide certain services to the Hess Group, and the Hess Group will provide certain services to the Chevron Group (such services, as applicable, the “Services”). Chevron and HESM are individually referred to in this Term Sheet as a “Party” and together as the “Parties”. This Term Sheet does not address the proposed terms of the A&R Secondment Agreement, including with respect to (i) the continued secondment of the employees who are currently seconded to Hess Midstream GP LP or (ii) the eventual transfer of employment of certain of those employees to the Hess Group, which terms are summarized in Exhibit H to the PSA. Capitalized terms used but not otherwise defined in this Term Sheet shall have the respective meanings given to such terms in the PSA.

Pursuant to Section 6.21 of the PSA, if the Parties are unable to finalize and execute the definitive TSA at Closing, the terms of this Term Sheet shall govern the provision of the Services until the TSA is entered into by the Parties. In such event, phrases such as “the TSA shall” and phrases of similar import as used in this Term Sheet shall be deemed to refer to this Term Sheet instead. The definitive TSA will incorporate the terms set forth in this Term Sheet and will also contain such additional terms agreed upon by the Parties. Once executed, the definitive TSA will supersede this Term Sheet.

No.	Key Terms	Description

I. Structure and Service Standards

1.	Parties and Structure

At the Closing, Chevron and HESM (or their designees) will enter into the TSA.

Either Party and its designated Affiliates may act as “Provider” or “Recipient” for a scheduled Service. The TSA schedules will identify the participating members of the Chevron Group and the Hess Group. For the avoidance of doubt, the Chevron Group and the Hess Group will be mutually exclusive, and no entity will be a member of both groups regardless of any ownership or control relationship between the applicable parties or their respective Affiliates.

Each Party shall remain responsible for the performance of its participating Affiliates. Participating Affiliates and named indemnitees may enforce protections expressly conferred on them. The TSA will create no contractual employment, compensation or benefit rights for individual employees, without limiting their statutory rights.

No.	Key Terms	Description

2.	Service Standard and Remedies

Provider will perform each historical Service in substantially the same manner, scope, quality, timeliness, and degree of care as it and its applicable Affiliates did in the twelve months immediately prior to Closing (such period, the “Reference Period” and such standard of service, the “Service Standard”).

(a)   The service standard for a Service that was not provided to Recipient during the Reference Period will be performed by Provider in a professional manner and consistent with industry practice.

(b)   Provider may make changes to the Services solely to the extent comparable changes are made for its own business with reasonable notice and without material degradation.

(c)   The primary remedy for Provider’s failure to provide the Services in accordance with the Service Standard shall be the prompt re-performance of the applicable Service at Provider’s sole cost and expense.

(d)   Material breaches of the TSA that are not cured within 30 days after Provider receives written notice shall permit Recipient to seek fee relief with respect to the applicable Service, termination of the affected Service, and enforcement of applicable liability, indemnification and equitable remedies. Re-performance will not be the sole or exclusive remedy for a material breach of the TSA, but there will be no double recovery for the same loss.

Except for the express performance standard and other TSA obligations, including confidentiality and indemnification, Services will be provided “as is” without other express or implied warranties, including merchantability and fitness for a particular purpose.

3.	Effective Time	The TSA shall be entered into and become effective at Closing.

4.	Indicative Services (a-k)

The TSA shall provide for the following Services:

(a)   Information Technology. Enterprise applications, infrastructure, user support, identity and access management, licensing, network connectivity, cybersecurity, data transfer, and separation support.

(b)   Operational Technology. SCADA, control systems, measurement systems, data historians, telecommunications, field connectivity, alarm support, and operational cybersecurity.

(c)   Finance and Accounting. General ledger, accounts payable and receivable, invoicing, financial reporting, treasury, banking support, internal controls, audit support, and management reporting.

No.	Key Terms	Description

(d)   Tax. Tax compliance, information reporting, property tax, transaction tax, records, audits, and separation of tax data and processes.

(e)   Human Resources and Benefits. Payroll, benefits administration, employee data, compensation support, recruiting, learning, and HR systems.

(f)   Land, Contracts, and Regulatory. Land administration, contract administration, records, regulatory filings, permits, rights-of-way, and agency coordination.

(g)   Supply Chain and Procurement. Purchasing, vendor management, materials, warehousing, logistics, contract transition, and third-party consents.

(h)   Health, Safety and Environment (“HSE”) and Emergency Support. HSE, emergency response, incident reporting, compliance systems, and transition of plans and records.

(i) Operations and Maintenance. Field operations, maintenance planning, work management, engineering support, integrity management, and operating procedures.

(j) Legal, Claims and Records. Legal support, claims coordination, litigation holds, records management, privilege protocols, and transfer of business records; provided, however, that such Services shall not include legal advice or require the waiver of any legal privilege.

(k)   Commercial. Pipeline scheduling, marketing, imbalance management, and coordination with counterparties.

II. Service Scope and Term

5.	Services and Schedules

The TSA will contain generally applicable terms and separate schedules for each Service or logical Service bundle. The provisions of this Term Sheet form part of the generally applicable terms.

Each Service schedule will identify the applicable Service, Provider, Recipient, scope, exclusions, service levels, start and end dates, charges, dependencies, Recipient inputs, authorized contacts, required licenses and consents, transition milestones and termination notice requirements.

6.	Historical Baseline and Omitted Services	At any time on or prior to the 120th day following Closing, Recipient may request that Provider provide Recipient with a Service that was omitted from the Service schedules and that is not an explicitly excluded service, and that was provided to Recipient by the Chevron Group or the Hess Group, as the case may be, during the Reference Period. Provider

No.	Key Terms	Description

shall have 10 days to confirm such Service was previously provided and, upon such confirmation or failure to provide a response within such 10-day period, such omitted service will thereafter become a Service and will be covered by the TSA on a go-forward basis and Provider shall provide such Service at cost on terms consistent with comparable Services.

7.	Constraints on Service	If Provider encounters any legal, resource, consent or operational constraints in connection with providing a Service that are outside of the Provider’s control, Provider must promptly notify Recipient and explain in writing the nature of the constraint and the actions Provider may take to mitigate such constraint. Any unresolved constraints and lawful alternatives will be promptly escalated to a joint steering committee (the “Steering Committee”). No Party shall be required to violate law or third-party rights, but a constraint shall not eliminate such Party’s duty to cooperate in good faith to identify potential alternatives.

8.	Additional and Modified Services

New or materially expanded Services or service levels will require Steering Committee review and a written schedule amendment defining the scope, period, costs and resources.

Unless consented to in writing, Provider shall not be required to hire additional personnel, incur capital expenditures, breach third-party restrictions or materially disrupt retained operations in connection with providing a new or materially expanded Service. Provider will use commercially reasonable efforts, with Recipient cooperation, to obtain any required consents, and the Parties shall bear in equal proportion such incremental consent costs without markup. If consent cannot be obtained, Provider will promptly document the issue and reasonably cooperate with Recipient to find a reasonable alternative for the affected Service.

Provider may engage subcontractors to perform one or more Services. If Provider seeks to engage a new subcontractor that will provide material services, Provider must obtain Recipient’s prior consent to engage such new subcontractor, which consent shall not be unreasonably withheld, conditioned or delayed (and Provider shall not be under any obligation to provide such Services until Recipient’s consent is obtained). Provider shall remain responsible for any subcontractor’s performance.

For the avoidance of doubt, except as set forth in Section 6 above, no Provider shall have any obligation to provide any new or materially expanded Services or service levels without its prior written consent.

9.	Term and Service Periods	Each schedule to the TSA will have a Service-specific period; provided, however, that Provider shall not in any event be obligated to provide any Services for more than a 24-month period following the Closing. To the extent the Parties do not agree to a definitive TSA or Service-specific periods, the Services shall be provided for a period of 24 months

No.	Key Terms	Description

following the Closing. In the event any Services are terminated by Recipient prior to the end of their respective Service-specific period set forth in the TSA, Provider will have no further obligation to provide such Services, even if such 24-month period has not yet expired. The TSA will terminate when all Services have expired or been terminated, unless the Parties agree otherwise in writing.

10.	Extensions	Recipient may request an extension of individual Services on 60 to 90 days’ prior written notice, as described in more detail in the applicable Service schedule. An extension requires Provider consent and an agreed revised transition plan. To the extent an extension is granted, Services subject to such extension shall be provided at an at-cost basis and Provider shall not be entitled to receive an extension premium.

11.	Termination Charges and Effect	Upon written request by Recipient, Provider shall provide Recipient an estimate of any expected termination fees if Recipient elects to terminate a Service. If a Service is terminated without cause by Recipient, Recipient shall reimburse Provider for its reasonable, documented and unavoidable third-party breakage, decommissioning and wind-down costs caused by early termination, net of mitigation, credits and avoided or reallocated costs. No lost profit, unrelated retained overhead or cost already recovered through ordinary charges or included exit assistance shall be recoverable. No termination charges will apply if a Service is terminated due to Provider’s uncured material breach or a qualifying force-majeure interruption described below. Properly accrued payments, confidentiality, data disposition, surviving deliverable licenses, liability, indemnification and other surviving obligations remain effective.

12.	Termination for Convenience	Recipient may terminate an individual Service or severable Service line on at least 60 days’ prior written notice. Service line dependencies will be described in more detail in the Service schedules. Partial terminations or reductions in any Service will require Provider’s prior agreement if such termination or reduction would impair Provider’s ability to provide any remaining Services or conflict with Provider’s vendor commitments. Termination of one Service will not terminate unrelated Services.

13.	Termination for Cause and Force Majeure

An affected Service may be terminated for material breach not cured within 30 days after written notice. Provider’s ability to terminate for nonpayment will require notice identifying the overdue and undisputed charges and the same cure period. A good-faith dispute is not a default and shall not be grounds for termination. Termination due to insolvency of one Party will apply only as permitted by law.

“Force Majeure” will mean an event beyond the reasonable control of a Provider and excuses only affected performance. Force Majeure will not excuse payment of properly accrued, undisputed amounts for Services provided. Prompt notice and mitigation with respect to any Force Majeure are required. Recipient may arrange reasonable lawful substitutes without duplicate charges or recovery, but excess substitute costs are not automatically borne by Provider. After 30 consecutive days of interruption, Recipient may terminate the affected Service without termination charges. The occurrence of a Force Majeure will, at Recipient’s election, toll the affected Service term.

No.	Key Terms	Description

III. Transition Assistance

14.	Transition Planning and Exit Assistance	The Hess Group shall be responsible for developing, with cooperation from Provider, and implementing its transition plan and implementation of its new operating environment. Provider will support agreed knowledge transfer, data export and testing, vendor transition, records delivery and orderly handoff as may be reasonably requested by Recipient; provided, however, that data handoff and access cutoff remain subject to the security and legal safeguards described below.

IV. Charges, Personnel and Administration

15.	Pricing	Charges to provide Services under the TSA shall equal Provider’s reasonable actual or consistently allocated direct and indirect costs, with no margin. The TSA schedules will specify, as applicable, allowable labor and benefit costs, documented benefit-load methods, overhead and time- or usage-based allocations, third-party costs and exclusions. Unrelated retained-business costs, correction of Provider’s own performance failures, and unapproved retention, equity or transaction/transfer severance costs are excluded unless expressly agreed otherwise. No cost or loss may be recovered twice through the TSA or other participating-Affiliate arrangements. TSA cost-only pricing applies to identified Services from the Closing. Relevant third-party credits, rebates, refunds and cost reductions will be passed through to Recipient, with respect to amounts paid by Recipient in respect of any Services, solely to the extent any such credits, rebates, refunds and cost reductions can be reasonably determined by Provider to be attributable to such Services. Any amounts paid by Recipient that are attributable to estimated third-party costs and expenses payable by Provider shall be subject to reconciliation, and the “Taxes” provision below will govern tax allocation.

16.	Invoicing, Payment, and Audit	Provider will invoice Recipient monthly in arrears by Service with reasonable time/usage, cost-allocation and vendor support details, as applicable. Undisputed amounts will be due within 30 days after receipt of an invoice. To the extent Recipient disputes all or a portion of an invoice, Recipient must notify Provider of such good-faith dispute by the invoice due date in order to withhold any disputed amount without interest or default. Any undisputed amounts will remain payable without unilateral setoff. Payment does not waive audit or true-up rights upon any reconciliation of estimated third-party costs and expenses. Any overdue undisputed amounts will bear simple interest at Prime Rate plus 2% per annum, subject to applicable law. Recipient may audit relevant records annually on reasonable notice, with targeted additional review for material billing concerns. Records will be retained for six years after

No.	Key Terms	Description

the affected Services end, or longer if required by law or legal hold. Estimates will be reconciled at least quarterly, with any final true-up payment due within 30 days following delivery of an invoice describing such reconciliation. Termination of the TSA due to a Party’s failure to pay will require notice and the opportunity to cure pursuant to Section 2 or Section 13 above, as applicable.

17.	IT, Operational Technology, Data, and Cybersecurity	The TSA schedules will specify continuity, access, security, incident-response and exit controls for IT, SCADA, measurement, data historians, telecommunications and employee data. Each Party will be entitled to limit access to such Party’s respective systems to such authorized users who are reasonably necessary to provide the applicable Services. The Parties will agree to promptly notify, investigate, contain and remediate incidents under schedule-specific reporting deadlines and applicable law. An infrastructure owner may reasonably suspend access to address a material security risk, with prompt notice where practicable, proportionate measures and cooperation to restore safe service. Any incremental license and residual legacy-system costs require an agreed allocation and approval among the Chevron Group and the Hess Group. Validated data handoff will precede planned access cutoff, except where urgent security or law requires otherwise.

18.	Governance and Escalation	Each Party will designate a TSA manager and Service leads. The Steering Committee will oversee scope, charges, performance, dependencies, security and exit readiness. Managers and the Steering Committee shall act only within delegated written authority; any material changes to the terms of the TSA shall require each Party’s consent. Issues shall be escalated in the following order: first, Service leads; second, managers; third, the Steering Committee; and finally, to senior executives of the Parties. If a matter is escalated to senior executives, such senior executives shall meet within 15 days of such written escalation and seek in good faith to resolve such issue within 30 days after that meeting. If the Parties cannot resolve such issue within such 30-day period, either Party must use mediation or binding arbitration to resolve the issue in the manner contemplated by Section 12.6 of the PSA (which shall apply to this Term Sheet mutatis mutandis if the definitive TSA is not executed). Urgent equitable relief and steps needed to preserve limitation rights shall not be prohibited; however, each Provider shall continue to be obligated to provide applicable Services, and each Recipient shall continue to be obligated to pay any undisputed amounts in respect of such Services, subject to valid force-majeure relief, justified security suspension, applicable law and lawful termination.

No.	Key Terms	Description

V. Exit and Intellectual Property

19.	Intellectual Property and Confidentiality	Each Party will retain its pre-existing IP. Service-access licenses will apply during the Service period, but Recipient-specific deliverables will be owned by Recipient or carry perpetual, royalty-free business-use rights, including necessary embedded Provider IP. Provider’s standalone tools and technology will not be transferred to Recipient; disclosed third-party restrictions and obtained licenses govern third-party elements. Each Party will treat confidential information with at least reasonable care and disclosures shall be limited to representatives that need to know such information and agree to keep such information confidential. Each Party’s obligation to keep information confidential will be subject to customary exceptions or compelled disclosures, with notice where lawful. Confidentiality shall survive for five years after termination of the TSA; provided, however, that trade secrets and personal data will remain protected to the fullest extent permitted or required by law, as the case may be. Recipient data shall be processed by Provider only for authorized Service purposes under agreed privacy roles. Upon termination of the TSA, confidential information shall be returned to the provider of such information or destroyed, subject to defined backup retention and legal holds, with retained copies remaining confidential.

VI. Risk Allocation and General Provisions

20.	Liability and Remedies	Each Party’s aggregate liability under the TSA with respect to the Services will be capped at the aggregate amounts actually paid or payable for the Services from Closing through the date the relevant claim is first notified. Indirect, consequential, special, exemplary and punitive damages are mutually excluded. The damages exclusion and waiver of damages do not apply to losses incurred in connection with third-party indemnity obligations, confidentiality and data protection breaches, express abandonment of the Services, gross negligence or willful misconduct.

21.	Indemnification	Provider will indemnify Recipient and its respective group members for third-party claims to the extent caused by Provider’s material breach, IP infringement, gross negligence or willful misconduct in the provision of the Services. Recipient will indemnify Provider and its respective group members for third-party claims to the extent caused by Recipient’s gross negligence or willful misconduct, excluding any losses to the extent caused by Provider’s negligence, material breach, gross negligence or willful misconduct.

22.	Taxes	Recipient will bear properly chargeable transaction taxes on Services, including sales/use taxes and VAT if and where applicable; Provider will bear its own income and franchise taxes. The Parties will cooperate on lawful exemptions, supporting documentation and tax invoices. Legally required withholding will be remitted with appropriate evidence; any withholding gross-up requires express written agreement and is not automatic. Available credits or refunds attributable to a Service will be reflected so taxes are not recovered twice. Nothing in the TSA will alter the allocation of taxes, responsibility for tax returns, or control of tax audits under the PSA, which will govern in the event of any conflict.

No.	Key Terms	Description

23.	Governing Law and Disputes	Texas law will govern the TSA, with the seat of binding arbitration in Houston, Texas after direct negotiations and mediation as set forth above. The executive-escalation process above applies to disputes under the TSA, without mandatory arbitration or restriction on urgent equitable relief or steps required to preserve limitation rights.

24.	Miscellaneous	Neither Party may assign the TSA without the prior written consent of the other Party, except that either Party may assign the TSA to an Affiliate of such Party without the other Party’s prior written consent. Material amendments must be in writing, signed by authorized representatives of both Parties, with any required corporate approvals. If a Change of Control (to be defined in the TSA) of Recipient occurs within the first 12 months of the TSA, Provider may terminate any or all Services, or the TSA in its entirety, upon 30 days’ prior written notice, without incurring any termination charges. If a Change of Control of Recipient occurs after the first 12 months of the TSA, Provider may not terminate any of the Services, or the TSA in whole or in part. Transition assistance, data handoff, confidentiality, and other surviving obligations will continue in accordance with their terms.

EXHIBIT F-1

GOVERNING DOCUMENTS

[See attached.]

Final Form

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

[HESS MIDSTREAM] LP*

A Delaware Limited Partnership

Dated as of

[ 🌑 ]

*	Note to Draft: To be updated to reflect any change in entity’s name at Closing.

1

2

3

SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF [HESS MIDSTREAM] LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF [HESS MIDSTREAM] LP, dated as of [ 🌑 ], is entered into by and among [HESS MIDSTREAM GP] LP, a Delaware limited partnership (“GP LP”), as the General Partner, together with any other Persons who are or become Partners in the Company or parties hereto as provided herein.

WHEREAS, the General Partner and [Hess Infrastructure Partners GP] LLC, a Delaware limited liability company (the “GP LLC Member”), previously organized the Company as a Delaware limited partnership pursuant to the Certificate of Limited Partnership and an Agreement of Limited Partnership dated as of September 27, 2019 (the “Original Agreement”);

WHEREAS, on December 16, 2019, the General Partner and the GP LLC Member amended and restated the Original Agreement in its entirety pursuant to that certain Amended and Restated Agreement of Limited Partnership of the Company (as amended, the “A&R Partnership Agreement”);

WHEREAS, on the date hereof, pursuant to that certain Purchase and Sale Agreement, dated as of October [6], 2026 (the “Purchase Agreement”), by and among CMH NewCo LLC, a Delaware limited liability company, HINDL (as defined herein), the Operating Company (as defined herein), and the Company, HINDL will, among other things, convey its interests in the GP LLC Member to the Company, which will result in each of the GP LLC Member, the General Partner and GP LLC, the general partner of the General Partner, becoming a direct and/or indirect wholly owned Subsidiary (as defined herein) of the Company;

WHEREAS, pursuant to Section 13.1(d)(i) of the A&R Partnership Agreement, the General Partner, without the approval of any Partner, may amend any provision of the A&R Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Company Interests (as defined in the A&R Partnership Agreement) as compared to other classes of Company Interests in any material respect;

WHEREAS, the General Partner desires to amend and restate the A&R Partnership Agreement in its entirety in the form of this Agreement in order to, among other things, provide the Limited Partners with additional rights with respect to the election of members of the Board of Directors; and

WHEREAS, the General Partner has determined that the changes to the A&R Partnership Agreement reflected in this Agreement on the date hereof do not adversely affect the Limited Partners considered as a whole or any particular class of Company Interests (as defined in the A&R Partnership Agreement) as compared to other classes of Company Interests in any material respect.

NOW, THEREFORE, BE IT RESOLVED, that the parties hereto hereby amend and restate the A&R Partnership Agreement as follows:

1

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“A&R Partnership Agreement” has the meaning given such term in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, however, that for purposes of Section 7.9, none of the GP LLC Member, the General Partner or GP LLC shall be deemed to be an Affiliate of the Company. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of [Hess Midstream] LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) (A) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter or (B) available to be borrowed as a Working Capital Borrowing as of the date of determination of Available Cash with respect to such Quarter (even if not actually borrowed until the date on which the distribution of Available Cash with respect to such Quarter is paid); less

2

(b) the amount of any cash reserves established by the General Partner (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Company Group (including cash reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.1 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such cash reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Class A Shares, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Capital Contribution” means any cash, cash equivalents or the fair market value of any property a Partner contributes to the Company.

“Cause” means (a) with respect to the General Partner, a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Company or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Company or (b) with respect to a Director, has the meaning given such term in the Third Amended and Restated Limited Liability Company Agreement of GP LLC, dated as of the date hereof, as such agreement may be amended, supplemented or restated from time to time.

“Certificate” means a certificate, in such form (including in global form if permitted by applicable rules and regulations of The Depository Trust Company or its permitted successors and assigns) as may be adopted by the General Partner, issued by the Company and evidencing ownership of one or more classes of Company Interests. The initial form of certificate approved by the General Partner for Class A Shares is attached as Exhibit A to this Agreement.

3

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Chair” has the meaning given such term in Section 13.4(c)(iv).

“Class I Director” means a Director designated as a Class I Director in accordance with this Agreement, and any successor elected as a Class I Director.

“Class II Director” means a Director designated as a Class II Director in accordance with this Agreement, and any successor elected as a Class II Director.

“Class III Director” means a Director designated as a Class III Director in accordance with this Agreement, and any successor elected as a Class III Director.

“Class A Shares” means a Limited Partner Interest having the rights and obligations specified with respect to Class A Shares in this Agreement.

“Class B Shares” means a Limited Partner Interest having the rights and obligations specified with respect to Class B Shares in this Agreement. For the avoidance of doubt, holders of Class B Shares, in their capacity as such, shall not have any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation, dissolution or winding-up of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor law thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Company” means [Hess Midstream] LP, a Delaware limited partnership, and any successor thereto.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Interest” means the General Partner Interest and any equity or other interest, including any class or series of equity or other interest, in the Company, which shall include any Limited Partner Interests but shall exclude any Derivative Company Interests.

4

“Company Register” means a register maintained on behalf of the Company by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Company Interests in which all Record Holders and transfers of such class of Company Interests are registered or otherwise recorded.

“Conflicts Committee” means a committee of the Board of Directors composed of two or more Directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Company Group, other than (i) Class A Shares and (ii) awards that are granted to such Director in his or her capacity as a Director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Company and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Class A Shares are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delegation of Control Provisions” means Article XV of the OpCo Partnership Agreement.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Company Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Company Interests.

“Director” has the meaning given such term in Section 13.4(c)(iv).

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“General Partner” means GP LP and its successors and permitted assigns that are admitted to the Company as general partner of the Company, in its capacity as general partner of the Company (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Company (in its capacity as general partner and without reference to any Limited Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. For the avoidance of doubt, the General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation, dissolution or winding-up of the Company.

5

“GP LLC” means [Hess Midstream GP] LLC, a Delaware limited liability company.

“GP LP” has the meaning given such term in the preamble.

“GP LLC Member” has the meaning given such term in the recitals.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Company Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Company, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“HINDL” means Hess Investments North Dakota LLC, a Delaware limited liability company.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director (including a Director), officer, employee, agent, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any of their respective Affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Company Group’s business and affairs.

6

“Independent Director” means a Director who is determined by the Board of Directors to be independent under then-current independence and other standards established by the Exchange Act and the New York Stock Exchange or any national securities exchange on which the Class A Shares are listed from time to time, in each case, as amended from time to time.

“Limited Partner” means, unless the context otherwise requires, each Shareholder, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Company.

“Limited Partner Interest” means an equity interest (or, with respect to Class B Shares, a non-economic interest) of a Limited Partner in the Company, which may be evidenced by Class A Shares, Class B Shares or other Company Interests or a combination thereof (but excluding Derivative Company Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Shares have the right to elect to continue the business of the Company has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.30 per Class A Share per Quarter, subject to adjustment in accordance with Section 6.2.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Nominating Person” has the meaning given such term in Section 13.4(c)(vi)(B).

“Omnibus Agreement” has the meaning given such term in the A&R Partnership Agreement.

“OpCo Class A Unit” means a “Class A Unit” as such term is defined in the OpCo Partnership Agreement.

“OpCo Class B Unit” means a “Class B Unit” as such term is defined in the OpCo Partnership Agreement.

7

“OpCo Incentive Distribution Right” means an “Incentive Distribution Right” as such term is defined in the OpCo Partnership Agreement.

“OpCo Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Company, dated as of December 16, 2019, as such agreement may be amended, supplemented or restated from time to time.

“OpCo Units” means the OpCo Class A Units and the OpCo Class B Units, collectively.

“Operating Company” means [Hess Midstream Operations] LP, a Delaware limited partnership.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or the General Partner or any of their respective Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Original Agreement” has the meaning given such term in the recitals.

“Outstanding” means, with respect to Company Interests, all Company Interests that are issued by the Company and reflected as outstanding on the Company Register as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of the Outstanding Company Interests of any class, all Company Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Company Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Company Interests shall not, however, be treated as a separate class of Company Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Company Interests of any class directly from the General Partner or its Affiliates (other than the Company), (ii) any Person or Group who acquired 20% or more of the Outstanding Company Interests of any class directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Company Interests issued by the Company with the prior approval of the Board of Directors.

“Partners” means the General Partner and the Limited Partners.

“Percentage Interest” means, as of any date of determination, as to any Shareholder with respect to Shares, the quotient obtained by dividing (a) the number of Shares held by such Shareholder by (b) the total number of Outstanding Shares. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

8

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Plan of Merger” has the meaning given such term in the A&R Partnership Agreement.

“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Agreement” has the meaning given such term in the recitals.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Company Interests for which a Transfer Agent has been appointed, the Person in whose name a Company Interest of such class is registered on the books of the Transfer Agent as of the Company’s close of business on a particular Business Day or (b) with respect to other classes of Company Interests, the Person in whose name any such other Company Interest is registered in the Company Register as of the Company’s close of business on a particular Business Day.

“Registration Rights Agreement” has the meaning given such term in the A&R Partnership Agreement.

“Restructuring Agreement” has the meaning given such term in the A&R Partnership Agreement.

“Secondment Agreement” has the meaning given such term in the A&R Partnership Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share” means a Company Interest that is designated by the General Partner as a “Share” and shall include Class A Shares and Class B Shares but, for the avoidance of doubt, shall not include the General Partner Interest.

“Shareholders” means the Record Holders of Shares.

“Share Majority” means at least a majority of the Outstanding Shares, voting together as a single class.

9

“Share Settlement” has the meaning given such term in the OpCo Partnership Agreement.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt and notwithstanding anything to the contrary herein, (x) the Operating Company and each of its Subsidiaries shall be deemed to be a Subsidiary of the Company for purposes of this Agreement and (y) the GP LLC Member, the General Partner and GP LLC shall each be deemed to be a Subsidiary of the Company for purposes of this Agreement (other than Section 7.9 hereof).

“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Company Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Company Interests are listed or admitted to trading (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Company Interests, the General Partner shall act as registrar and transfer agent for such class of Company Interests.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unit Majority” has the meaning given such term in the OpCo Partnership Agreement.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time; provided, however, that “Unrestricted Person” shall not include the Company.

10

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Voting Commitment” has the meaning given such term in Section 13.4(c)(vi)(I).

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Company Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. GP LP, as the general partner, and the GP LLC Member, as the initial limited partner, previously formed the Company as a limited partnership pursuant to the provisions of the Delaware Act and the Original Agreement. The General Partner hereby amends and restates the A&R Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Company Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Company shall be “[Hess Midstream] LP.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited

11

Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Company at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Company in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Company shall be located at [ • ], or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Company may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be [ • ], or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Company of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Company of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the original certificate of limited partnership of the Company in accordance with the Delaware Act and shall continue until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

12

Section 2.7 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Company assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Company by a limited partner of the Company (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Company, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain from the General Partner either (A) the Company’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or Form 8-K or (B) if the Company is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor rule or regulation under the Securities Act); provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Company’s or the Commission’s website;

13

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Limited Partners, each other Person or Group who acquires an interest in a Company Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Company Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Company or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Company or any Indemnitee relating to the affairs of the Company except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF COMPANY INTERESTS; REDEMPTION OF COMPANY INTERESTS

Section 4.1 Certificates. Record Holders of Company Interests and, where appropriate, Derivative Company Interests, shall be recorded in the Company Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Company Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Company Interests, Company Interests shall not be evidenced by physical certificates. Certificates, if any, shall be

14

executed on behalf of the Company by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.6(d). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Company Interests, no Certificate for such class of Company Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Company to issue Company Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Company Interests have been duly registered in accordance with the directions of the Company. With respect to any Company Interests that are represented by physical certificates, the General Partner may determine that such Company Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Company Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Company Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Company Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Company, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

15

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Company, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Company, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Shareholders as they appear in the Company Register shall be the official list of Record Holders of the Company Interests for all purposes. The Company and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Company Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Company Interest on the part of any other Person or Group, regardless of whether the Company or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Company Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Company Interests, as between the Company on the one hand, and such other Person on the other hand, such representative Person shall be the Limited Partner with respect to such Company Interest upon becoming the Record Holder in accordance with Section 10.1(a) and have the rights and obligations of a Limited Partner hereunder as and to the extent provided herein, including Section 10.1(b).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Company Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person in accordance with Section 4.6(e) and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Company Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Company Interest not made in accordance with this Article IV shall be null and void, and the Company shall have no obligation to effect any such transfer or purported transfer.

16

(c) Subject to Section 4.6(e), nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition; provided, however, the General Partner shall not dispose of any of its General Partner Interest.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Company Register on behalf of the Company.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Company shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Company Register.

(c) Upon the receipt by the General Partner of a duly endorsed Certificate or, in the case of uncertificated Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent of proper transfer instructions from the Record Holder of uncertificated Limited Partner Interests, such transfer shall be recorded in the Company Register.

(d) By acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Company as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Company Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.6, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

17

(f) No holder of Class B Shares may transfer any of its Class B Shares to any Person (other than the Company) without the consent of the General Partner, except that, without the approval of any Partner or any other Person, (i) any such holder may transfer one or more Class B Shares to any Person so long as such holder simultaneously transfers to such Person an equal number of OpCo Class B Units in accordance with the OpCo Partnership Agreement and (ii) the General Partner and its Affiliates may transfer any or all of their respective Class B Shares to (A) any holder of OpCo Class B Units, so long as, following such transfer, such holder holds an equal number of OpCo Class B Units and Class B Shares or (B) the GP LLC Member.

Section 4.6 Restrictions on Transfers.

(a) Except as provided in Section 4.6(c), notwithstanding the other provisions of this Article IV, no transfer of any Company Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation. The Company may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Company Interests if it receives an Opinion of Counsel that such restrictions are necessary to preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing in this Agreement shall preclude the settlement of any transactions involving Company Interests entered into through the facilities of any National Securities Exchange on which such Company Interests are listed or admitted to trading.

(d) Each certificate or book entry evidencing Company Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF [HESS MIDSTREAM] LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (I) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (II) TERMINATE THE EXISTENCE OR

18

QUALIFICATION OF [HESS MIDSTREAM] LP UNDER THE LAWS OF THE STATE OF DELAWARE. THE GENERAL PARTNER OF [HESS MIDSTREAM] LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN [HESS MIDSTREAM] LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

(e) So long as the Company is a limited partnership, 100% of the General Partner Interests held by the General Partner as of the Effective Date, if any, shall not, directly or indirectly, be sold, transferred or assigned to, or owned, beneficially or of record by, anyone other than the Company or one or more of its wholly owned Subsidiaries.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF COMPANY INTERESTS

Section 5.1 Partners. Upon the effectiveness of this Agreement, the General Partner hereby continues as general partner of the Partnership and each Limited Partner hereby continues as a limited partner of the Partnership.

Section 5.2 Contributions. Except for Capital Contributions required to be made by or on behalf of a Person acquiring Company Interests or Derivative Company Interests in connection with future issuances in accordance with Section 5.5, no Limited Partner will be required to make any additional Capital Contribution to the Company pursuant to this Agreement.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution and liquidation of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.4 OpCo Class B Unit Redemptions or Exchanges. To the extent that any holder of OpCo Class B Units and Class B Shares exercises its right pursuant to the OpCo Partnership Agreement to have its OpCo Class B Units redeemed by OpCo in accordance with the OpCo Partnership Agreement, the Company shall pay the Share Settlement in respect of such redeemed OpCo Class B Units in accordance with the OpCo Partnership Agreement. Simultaneous

19

with the payment of the Share Settlement to such holder by OpCo (in the case of a redemption) or the Company (in the case of an election by the Company pursuant to the OpCo Partnership Agreement to effect a direct exchange with such holder), the Company shall cancel for no consideration a number of Class B Shares registered in the name of the redeeming or exchanging holder equal to the number of OpCo Class B Units held by such holder that are redeemed or exchanged in such redemption or exchange transaction.

Section 5.5 Issuances of Additional Company Interests and Derivative Company Interests.

(a) The Company may issue additional Company Interests and Derivative Company Interests for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; provided, however, that the Company shall not issue any Class A Shares unless the Company contributes the net cash proceeds or other consideration received from the issuance of such Class A Shares to the Operating Company in exchange for an equivalent number of OpCo Class A Units. Notwithstanding the foregoing, the Company may issue Class A Shares without complying with the proviso in the preceding sentence (i) pursuant to Section 5.4, (ii) pursuant to employee benefit plans or (iii) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares pursuant to Section 5.7.

(b) Each additional Company Interest authorized to be issued by the Company pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Interests), as shall be fixed by the General Partner, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Company Interest; (v) whether such Company Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Company Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Company Interest; and (viii) the right, if any, of each such Company Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Company Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Company Interests and Derivative Company Interests pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Shares pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Company Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Company Interests and Derivative Company Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Shares or other Company Interests or Derivative Company Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of

20

Company Interests or Derivative Company Interests or in connection with the conversion of the Combined Interest into Shares pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Shares or other Company Interests are listed or admitted to trading.

(d) No fractional Shares shall be issued by the Company.

(e) If at any time any Record Holder of one or more Class B Shares does not hold (in each case, collectively with its Affiliates) an equal number of Class B Shares and OpCo Class B Units, the Company shall issue additional Class B Shares to such holder or cancel Class B Shares held by such holder, as applicable, such that the number of Class B Shares directly or indirectly held by such holder and its Affiliates is equal to the number of OpCo Class B Units directly or indirectly held by such holder and its Affiliates. Any determination as to the number of OpCo Class B Units and/or Class B Shares held by any Person shall be made by the General Partner in its reasonable discretion.

Section 5.6 No Preemptive Right. Except as may be provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Company Interest, whether unissued, held in the treasury or hereafter created.

Section 5.7 Splits and Combinations.

(a) Subject to Section 5.7(d), the Company may make a Pro Rata distribution of Company Interests to all Record Holders or may effect a subdivision or combination of Company Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted; provided, however, that the Company may not effect a distribution, subdivision or combination of Company Interests described in this Section 5.7(a) unless (i) the Operating Company also effects an equivalent distribution, subdivision or combination of OpCo Units pursuant to the OpCo Partnership Agreement and (ii) any such distribution, subdivision or combination of the Class A Shares shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Shares pursuant to this Agreement. Notwithstanding Article XIII of this Agreement, this Section 5.7(a) shall not be amended unless corresponding changes (as determined by the General Partner) are made to the OpCo Partnership Agreement.

(b) Whenever such a distribution, subdivision or combination of Company Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Company Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

21

(c) Promptly following any such distribution, subdivision or combination, the Company may issue Certificates or uncertificated Company Interests to the Record Holders of Company Interests as of the applicable Record Date representing the new number of Company Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Company Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of Company Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of Section 5.5(d) and this Section 5.7(d), each fractional Share shall be rounded to the nearest whole Share, with fractional Shares equal to or greater than a 0.5 Share being rounded to the next higher Share.

Section 5.8 Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, and, to the fullest extent permitted by the Delaware Act, recipients of such Limited Partner Interests will have (a) no obligation to make further payments for such Limited Partner Interests or contributions to the Company solely by reason of their ownership of such Limited Partner Interests, and (b) no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Limited Partner.

Section 5.9 Deemed Capital Contributions. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Company Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Company for the value of such property, then for tax purposes, (a) such property shall be treated as having been contributed to the Company by such Partner and (b) immediately thereafter the Company shall be treated as having transferred such property to the employee or other service provider.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Company to all Record Holders of Class A Shares, Pro Rata, as of the Record Date selected by the General Partner. Distributions and redemption payments, if any, by the Company shall be subject to the Delaware Act, notwithstanding any other provision of this Agreement.

(b) Except as contemplated by Section 5.7, no distribution shall be made under any circumstances in respect of any Class B Shares or the General Partner Interest.

(c) Notwithstanding Section 6.1(a) (but subject to the last sentence of Section 6.1(a)), in the event of the dissolution and liquidation of the Company, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

22

(d) Each distribution in respect of a Company Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Company Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2 Adjustment of Minimum Quarterly Distribution. The Minimum Quarterly Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Shares or otherwise) of Shares or other Company Interests in accordance with Section 5.7.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures (including payment of any applicable taxes on behalf of the Company to applicable governmental or other agencies), the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Company Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

23

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Company, even if the same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi) the distribution of cash held by the Company;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Company Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.6);

(xiii) the purchase, sale or other acquisition or disposition of Company Interests, or the issuance of Derivative Company Interests;

(xiv) subject to Section 7.3, the undertaking of any action in connection with the Company’s participation in the management of the Operating Company pursuant to the Delegation of Control Provisions or as an owner of OpCo Class A Units;

24

(xv) the undertaking of any action in connection with the Company’s participation in the management of any Group Member; and

(xvi) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Company.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Company Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the Company of the Restructuring Agreement, the Plan of Merger, the OpCo Partnership Agreement, the Omnibus Agreement, the Secondment Agreement, the Registration Rights Agreement and all other documents contemplated by any such agreement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the Company is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Restructuring Agreement, the Plan of Merger, the OpCo Partnership Agreement, the Omnibus Agreement, the Secondment Agreement and the Registration Rights Agreement without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Company Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Company of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Company or the Limited Partners or any other Persons under this Agreement or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Company as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

25

Section 7.3 Restrictions on the General Partner’s Authority.

(a) Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Company’s Subsidiaries) without the approval of holders of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

(b) The General Partner shall obtain approval of a Share Majority for (i) any matter for which the approval of a Unit Majority is required pursuant to the Delegation of Control Provisions and (ii) any proposed amendment to, or alteration or repeal of, the Delegation of Control Provisions if such proposed amendment, alteration or repeal would (A) reduce the time for any notice to which the limited partners of the Operating Company would be entitled, or (B) adversely affect the Company or the OpCo Class A Units as compared to other classes of limited partner interests in the Operating Company in any material respect (except as permitted by subsection (g) of Section 13.1 of the OpCo Partnership Agreement); provided, however, that none of the following amendments shall be deemed to adversely affect the Company or the OpCo Class A Units: (1) any amendment that is necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading; (2) any amendment that is necessary or appropriate in connection with action taken by the general partner of the Operating Company (or the Company as “Delegate” pursuant to the Delegation of Control Provisions) pursuant to Section 5.10 of the OpCo Partnership Agreement; or (3) any amendment that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement.

(c) The General Partner shall obtain the prior approval of the Conflicts Committee in accordance with the OpCo Partnership Agreement with respect to any of the following: (i) any approval of the transfer by the general partner of the Operating Company of all or any part of its general partner interest in the Operating Company pursuant to Section 4.6(a)(i) of the OpCo Partnership Agreement; (ii) any approval of the transfer by the general partner of the Operating Company of all or any portion of the OpCo Incentive Distribution Rights pursuant to Section 4.7 of the OpCo Partnership Agreement; (iii) any approval of the delegation of management powers by the general partner of the Operating Company pursuant to Section 7.14(a) of the OpCo Partnership Agreement; and (iv) for so long as there are any OpCo Incentive Distribution Rights issued and outstanding, the adoption of any amendment to Sections 4.6(a)(i), 4.7 and 6.4(b) of the OpCo Partnership Agreement.

26

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Company Group or for the General Partner in the discharge of its duties to the Company Group), and (ii) all other expenses allocable to the Company Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Company Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.4(b) shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Company by the General Partner in a manner consistent with its or its Affiliates’ past business practices shall be deemed to have been made in good faith.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Company Interests or Derivative Company Interests), or cause the Company to issue Company Interests or Derivative Company Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees, consultants and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the General Partner or any of its Affiliates (or, at the General Partner’s direction, directly to Directors and officers, employees and consultants of the General Partner) any Company Interests or Derivative Company Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Company Interests or Derivative Company Interests purchased by the General Partner or such Affiliates from the Company to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

27

(d) The General Partner and its Affiliates may charge any member of the Company Group a management fee to the extent necessary to allow the Company Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Company Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Company, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Company and any other partnership or limited liability company of which the Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Company) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Company and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Company. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to

28

communicate or offer such opportunity to the Company, and such Unrestricted Person (including the General Partner) shall not be liable to the Company, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person.

(d) The General Partner may acquire only Company Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at its option, all rights relating to all Company Interests acquired by it.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Company or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner and shall not create any right or benefit in favor of any Group Member or any other Person.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Company or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (in their capacities as Limited Partners).

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions,

29

suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement or any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an

30

Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof and/or any member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Affiliate of any Group Member.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Partners or to any such other Persons who are bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

31

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties.

(a) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Company as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Company, any Limited Partner or any other Person who acquires an interest in a Company Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Company. In making such determination or taking or declining to take such other action, such Person or Persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to the Company.

32

(b) Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Company, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Group Member Agreement, any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Shares (excluding Shares owned by the General Partner and its Affiliates), voting as a single class. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Shareholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. If the General Partner does not submit the resolution or course of action in respect of such conflict of interest as provided in either clause (i) or clause (ii) of the first sentence of this Section 7.9(b), then any such resolution or course of action shall be governed by Section 7.9(a). Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Shareholder approval or to adopt a resolution or course of action that has not received Special Approval or Shareholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Company or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, or if the Board of Directors determines that a Director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its determination, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Company or by or on behalf of any Person who acquires an interest in a Company Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a Director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith.

33

(c) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its individual capacity as opposed to in its capacity as the general partner of the Company, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Limited Partner, any other Person who acquires an interest in a Company Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Company Interests, or refrains from voting or transferring its Company Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a general or limited partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Company Group other than in the ordinary course of business.

(f) The Limited Partners, any other Person who acquires an interest in a Company Interest and any other Person bound by this Agreement hereby authorize the General Partner, on behalf of the Company as a general partner or member of a Group Member, to approve actions by the general partner or member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any Director, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Company, any of its Partners or any other Person who acquires an interest in a Company Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

34

Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company or any Group Member.

Section 7.11 Purchase or Sale of Company Interests. The General Partner may cause the Company to purchase or otherwise acquire Company Interests or Derivative Company Interests. As long as Company Interests are held by any Group Member, such Company Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Company Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Company’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer or representative in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or representative be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or representative. Each and every certificate, document or other instrument executed on behalf of the Company by the General Partner or such officer or representative shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

35

Section 7.13 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Company, to another Partner, to any Person who acquires an interest in a Company Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Company, each of the Partners, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Company, each of the Partners, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the Company Register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Company shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Company shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Company is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Company (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Company’s or the Commission’s website) to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

36

(b) Whether or not the Company is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Company’s or the Commission’s website) to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Characterizations and Elections. The Company has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(c) effective as of the date the Company was formed.

Section 9.2 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Company is required to withhold and pay over to any taxing authority any amount resulting from a distribution to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V, pursuant to a merger, consolidation or conversion pursuant to Article XIV, and each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(b) below) (i) shall be admitted to the Company as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents,

37

acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest.

(b) With respect to any Limited Partner that holds Shares representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Shares are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Shares at the direction of the Person who is the beneficial owner, and the Company shall be entitled to assume such Limited Partner is so acting without further inquiry.

(c) The name and mailing address of each Record Holder shall be listed in the Company Register maintained for such purpose by the Company or the Transfer Agent. The General Partner shall update the Company Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(d) Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 shall be admitted to the Company as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor General Partner pursuant to Section 11.1 or Section 11.2; provided, however, that no such successor General Partner shall be admitted to the Company until such successor General Partner has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor General Partner is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Company Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Company of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Company Register to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

38

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Company by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Company.

(b) Withdrawal of the General Partner from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time before 12:00 midnight, Eastern Time, on June 30, 2027 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the

38

withdrawal is approved by Shareholders holding at least a majority of the Outstanding Shares (excluding Shares owned by the General Partner and its Affiliates), voting as a single class, and the General Partner delivers to the Company an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner; (ii) at any time after 12:00 midnight, Eastern Time, on June 30, 2027 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Shareholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Shares. The withdrawal of the General Partner from the Company upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Share Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Shareholders as provided herein or the Company does not receive a Withdrawal Opinion of Counsel, the Company shall be dissolved in accordance with Section 12.1 unless the business of the Company is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may not be removed unless such removal is both (i) for Cause and (ii) approved by the Shareholders holding at least 66 2/3% of the Outstanding Shares (including Shares held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Share Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Shares to remove the General Partner shall not exist or be exercised unless the Company has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

40

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if a successor General Partner is elected in accordance with the terms of Section 11.1, then the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal of such Departing General Partner, to require such successor General Partner to purchase such Departing General Partner’s General Partner Interest and its or its Affiliates’ general partner interests (or equivalent interests), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of the Departing General Partner’s withdrawal. If the General Partner is removed by the Shareholders pursuant to Section 11.2 or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement and (i) if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, as applicable, or (ii) if the business of the Company is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner, then such successor General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In any event described in the preceding sentences of this Section 11.3(a), the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the then current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing General Partner and the General Partner Interest and other factors it may deem relevant.

41

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Company Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Company arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Company; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Company shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Company shall not be dissolved and such successor General Partner shall continue the business of the Company. The Company shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Company pursuant to Section 10.2;

(b) an election to dissolve the Company by the General Partner that is approved by the holders of a Share Majority;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Company After Dissolution. Upon (a) dissolution of the Company following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Shareholders to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Company upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

42

(i) the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the Departing General Partner, then the interest of the Departing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Company as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act.

Section 12.3 Liquidator. Upon dissolution of the Company, unless the business of the Company is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a), the holders of a Share Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Share Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Share Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Share Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

43

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, satisfy its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to all Record Holders of Class A Shares, Pro Rata, and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Certificate of Limited Partnership and all qualifications of the Company as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Company property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

44

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Company Interests as compared to other classes of Company Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Company and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, or the General Partner or its (or, if the General Partner is a limited partnership, its general partner’s) directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Company Interests or Derivative Company Interests issued pursuant to Section 5.5 or (ii) the General Partner determines to be necessary or appropriate or advisable in connection with the authorization or issuance of any class or series of Company Interests or Derivative Company Interests pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

45

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) an amendment that the General Partner determines to be necessary or appropriate in connection with a merger, conveyance, conversion or other transaction or action pursuant to Section 14.3(d) or Section 14.3(e); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Company, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Share Majority, unless a greater or different percentage of Outstanding Shares is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Company’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Shares, or (z) in the case of an increase in the percentage in Section 13.4, not less than a Share Majority.

46

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Company Interests in relation to other classes of Company Interests must be approved by the holders of not less than a majority of the Outstanding Company Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1, no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Shares voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Company is organized.

(e) Section 7.3(c) shall only be amended with the approval of a Share Majority and the Conflicts Committee.

(f) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Shares.

Section 13.4 Shareholder Meetings.

(a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

(b) Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Shares of the class or classes for which a meeting is proposed at the time such Limited Partners deliver one or more written requests to the General Partner for a special meeting. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating (i) the specific purposes (including the election of Directors, as necessary), for which the special meeting is to be called and (ii) the class or classes of Shares for which the meeting is proposed; provided, however, that, from and after the first annual meeting of the Limited Partners following the date hereof, a special meeting called by Limited Partners may include the election of Directors only if necessary (i) to fill vacancies or newly created directorships that the General Partner has determined will be submitted for election by the Limited Partners or (ii) as otherwise required by applicable law or the rules or regulations of any National Securities Exchange on which any Company Interests are listed or admitted to trading. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the

47

Company to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners directly or indirectly through the Transfer Agent. A special meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 15.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Company is qualified to do business.

(c)

(i) An annual meeting of the Limited Partners holding Shares for the election of directors to the Board of Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners holding Shares shall be held during the fiscal quarter ending June 30, 2028 and each year thereafter or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. In lieu of holding a meeting at a designated physical place, the General Partner may, in its sole discretion, determine that a meeting may be held solely or partially by means of remote communication and make appropriate arrangements to the fullest extent permitted by applicable law in connection therewith, including, without limitation, as to the format, procedures, access, meeting communication and notices, arrangements with respect to accessing the list of Limited Partners entitled to vote at said meeting and such other matters as may be relevant with respect to such a meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting. If any such vote were to take place, to the fullest extent permitted by applicable law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Company is qualified to do business.

(ii) The Limited Partners holding Shares shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting the individuals who will serve on the Board of Directors of the General Partner who are nominated in accordance with the provisions of Section 13.4(c)(vi). The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner’s capacity as a limited partner of the Company and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and the affairs of the Company so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Company is qualified to do business.

(iii) Each Limited Partner holding Shares shall be entitled to one vote for each Outstanding Share that is registered in the name of such Limited Partner on the Record Date for such meeting; provided, however, that the General Partner, the Company and their Affiliates shall not be entitled to vote Shares that are otherwise entitled to vote at any meeting of the Shareholders and any such Shares that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 13.9.

48

(iv) The number of members of the Board of Directors that shall constitute the whole Board of Directors of the General Partner shall not be less than four individuals and not more than such number of individuals (collectively, the “Directors” and each, individually a “Director”) as shall be established from time to time by a resolution adopted by a majority of the Directors; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. As of the date hereof, the Board of Directors shall be comprised of each of the members of the Board of Directors of GP LLC immediately prior to the effectiveness of this Agreement, together with the Chief Executive Officer.* The Board of Directors shall, at all times, consist of at least a majority of Independent Directors. The Board of Directors shall appoint one of its members to serve as the chair of the Board of Directors (the “Chair”). As of the date hereof, the Directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board of Directors is authorized to designate Directors as of the date hereof as Class I Directors, Class II Directors and Class III Directors. The term of the initial Class I Directors shall expire at the first annual meeting of the Limited Partners following the date hereof, which shall be held in 2028, the term of the initial Class II Directors shall expire at the second annual meeting of the Limited Partners following the date hereof, which shall be held in 2029, and the term of the initial Class III Directors shall expire at the third annual meeting of the Limited Partners following the date hereof, which shall be held in 2030. At each annual meeting of the Limited Partners held after the initial classification of Directors, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of Directors in each class as nearly as possible, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director. Notwithstanding anything to the contrary in this Section 13.4(c), the Directors as of the date hereof shall serve until the annual meeting of the Limited Partners at which such Director’s term expires and thereafter until such member’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal.

(v) Each Director shall hold office for the term for which such member is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. Any vacancy occurring in any class of Directors may be filled by a majority of the remaining Directors then in office, even if less than a quorum, and any Director so chosen shall hold office for a term expiring at the annual meeting of the Limited Partners at which the term of the class to which such Director has been assigned expires. A Director may be removed only for Cause and only upon a vote of the majority of the remaining Directors then in office.

*

Note to Draft: At Closing, (i) the Board is expected to include the Chief Executive Officer and the Board’s current independent directors, David W. Niemiec, Stephen J.J. Letwin and John P. Reddy; (ii) Mr. Reddy is expected to be appointed as Chair; and (iii) all members of the Board currently affiliated with Chevron will resign. The Board is expected to appoint up to three additional independent directors at or following Closing.

49

(vi)

(A) Nominations of individuals for election as Directors may be made at an annual meeting of the Limited Partners only (1) by or at the direction of the Board of Directors or any committee thereof or (2) by any Limited Partner who was a Record Holder at the time the notice provided for in this Section 13.4(c)(vi) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 13.4(c)(vi).

(B) For any nominations brought before an annual meeting by a Limited Partner pursuant to clause (2) of paragraph (A) of this Section 13.4(c)(vi), the Limited Partner must (1) have given timely notice thereof in writing to the General Partner, (2) provide the information, agreements and questionnaires with respect to such Limited Partner and its candidate for nomination as required to be set forth by this Section 13.4(c)(vi) and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 13.4(c)(vi). To be timely, a Limited Partner’s notice shall be delivered to the General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Limited Partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company or the General Partner. For purposes of this Section 13.4(c)(vi), the 2027 annual meeting of Limited Partners shall be deemed to have been held on June 30, 2027. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above. A Limited Partner’s notice given in accordance with this Section 13.4(c)(vi) must contain the names of only the nominees for whom such Limited Partner (or beneficial owner, if any) intends to solicit proxies. For the avoidance of doubt, the number of nominees a Limited Partner may nominate for election at the annual meeting (or in the case of a Limited Partner giving the notice on behalf of a beneficial owner, the number of nominees a Limited Partner may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of Directors to be elected at such annual meeting. Such Limited Partner’s notice shall set forth: (1) as to each person whom the Limited Partner proposes to nominate for election as a Director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act (including such person’s written consent to being named in a proxy statement and accompanying proxy card relating to the Company’s next meeting of Limited Partners at which Directors are to be elected and to serving as a Director for a full term if elected), (b) a description of any direct or indirect material interest in any material contract or agreement between or among such Limited Partner and the beneficial owner, if any, on whose behalf the nomination is made, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Limited Partner were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (c) a completed and signed

50

questionnaire, representation and agreement as provided in this Section 13.4(c)(vi); and (2) as to the Limited Partner giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (each, a “Nominating Person”) and if such Nominating Person is an entity, as to each individual who is a director, executive officer (as defined in Rule 3b-7 under the Exchange Act regardless of whether the Nominating Person is a public listed corporation), general partner, managing member or another control person of such Nominating Person or of any entity that has or shares control of such Nominating Person (any such individual or entity, a “control person”), (a) the name and address of such Nominating Person (including, if applicable, the name and address that appear on the Company’s books and records), (b) the class or series and number of Shares that are, directly or indirectly, owned of record or beneficially owned (as defined in paragraph (H) of this Section 13.4(c)) by such Nominating Person and by any control person as of the date of the notice, except that such Nominating Person and any such control person shall in all events be deemed to beneficially own any Shares as to which such Nominating Person or control person has a right to acquire beneficial ownership at any time in the future, the date or dates such Shares were acquired, and the investment intent of such acquisition, (c) (x) any plans or proposals that such Nominating Person or control person may have with respect to Shares that would be required to be disclosed pursuant to Item 4 of Schedule 13D under the Exchange Act and (y) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Nominating Person or control person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (in the case of either clause (x) or (y), regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the Nominating Person will notify the General Partner in writing within five Business Days after the Record Date for such meeting of any such plan, proposal, agreement, arrangement or understanding in effect as of the Record Date for the meeting, (d) a description (which description shall include, in addition to all other information described in this clause (d), information identifying all parties thereto) of any instrument, agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation rights, equity appreciation or similar rights, hedging or pledging transactions, voting rights, dividend rights, and/or borrowed or loaned Shares) whether the instrument, agreement, arrangement or understanding is to be settled with Shares or with cash based on the notional amount or value of outstanding Shares that has been entered into as of the date of the Limited Partner’s notice by, or on behalf of, such Nominating Person or control person, the effect or intent of which is to mitigate loss to, manage risk or benefit of Share price changes for, or increase or decrease the voting power of, such Nominating Person or control person, with respect to Shares and a representation that the Nominating Person will notify the General Partner in writing within five Business Days as of the Record Date for Limited Partners entitled to vote at the meeting of any such agreement, arrangement or understanding in effect as of the Record Date for the meeting, (e) any performance-related fees (other than an asset-based fee) that such Nominating Person or control person is directly or indirectly entitled to based on any increase or decrease in the value of Shares or based on any agreement, arrangement or understanding under clause (2)(d) of paragraph (B) of this Section 13.4(c)(vi) and a representation that the Nominating Person will notify the General Partner in writing within five Business Days after the Record Date for such meeting of any performance-related fees in effect as of the Record Date for the meeting, (f) a representation that the Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (g) a

51

representation as to whether the Nominating Person, any control person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination and, if so, the name of each participant in such solicitation, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and confirming that such Person or Group will deliver, through means satisfying each of the conditions that would be applicable to the General Partner under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to the holders of Shares representing at least 67% of the voting power of Shares entitled to vote on the election of Directors, and (h) any other information relating to such Nominating Person or control person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director, including information to determine whether such proposed nominee qualifies as an Independent Director or to comply with director qualification standards in accordance with any Corporate Governance Guidelines of the Company or the General Partner. Such proposed nominee shall provide such additional information within 10 days after it has been requested by the General Partner.

(C) Notwithstanding anything in paragraph (B) of this Section 13.4(c)(vi) to the contrary, in the event that the number of Directors to be elected at an annual meeting is increased and there is no public announcement by the Company or the General Partner naming all of the nominees proposed to be elected at such meeting or specifying the size of the increased Board of Directors at least 10 days prior to the last day a Limited Partner may deliver a notice in accordance with this Section 13.4(c)(vi), a Limited Partner’s notice required by this Section 13.4(c)(vi) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company or the General Partner.

(D) Nominations of persons for election as Directors may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Limited Partner who is a Record Holder at the time the notice provided for in this Section 13.4(c)(vi) is delivered to the General Partner, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 13.4(c)(vi). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors, any Limited Partner entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner’s notice required by this Section 13.4(c)(vi) shall be delivered to the General Partner not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the

52

day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above.

(E) Notwithstanding anything in this Section 13.4(c)(vi) to the contrary, if any information or communication submitted pursuant to this Section 13.4(c)(vi) is inaccurate or incomplete in any material respect (as determined by the General Partner) such information shall be deemed not to have been provided in accordance with this Section 13.4(c)(vi).

(F) A Nominating Person shall update and supplement its notice to the General Partner, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13.4(c)(vi) shall be true and correct as of the Record Date for Limited Partners entitled to vote at the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the General Partner not later than five Business Days after the Record Date for Limited Partners entitled to vote at the meeting (in the case of the update and supplement required to be made as of such Record Date), and not later than eight Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other provision of this Section 13.4(c)(vi) shall not limit the General Partner’s rights with respect to any deficiencies in any notice provided by a Limited Partner, extend any applicable deadlines hereunder or enable or be deemed to permit a Limited Partner who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(G) Except as otherwise provided by law, the chair designated by the General Partner pursuant to Section 13.10 shall have the power and duty (i) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(c)(vi) (including whether the Limited Partner or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner’s nominee in compliance with such Limited Partner’s representation as required by this Section 13.4(c)(vi)) and (ii) if any proposed nomination was not made in compliance with this Section 13.4(c)(vi), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(c)(vi), unless otherwise required by applicable law, if the Limited Partner (or a qualified representative of the Limited Partner) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Company. For purposes of this Section 13.4(c)(vi), to be considered a qualified representative of the Limited Partner, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

53

(H) For purposes of this Section 13.4(c)(vi), the “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a Business Day, and “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Company or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of this Section 13.4(c)(vi), Shares shall be treated as “beneficially owned” by a Person if the Person beneficially owns such Shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (2) sole or shared right to vote such Shares; provided, however, that a Person shall not be deemed to beneficially own such Shares if the right to vote such Shares arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to and in accordance with applicable rules and regulations promulgated under the Exchange Act; and/or (3) sole or shared investment power with respect to such Shares, including the power to dispose of, or to direct the disposition of, such Shares.

(I) In addition to the requirements of this Section 13.4(c)(vi) with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 13.4(c)(vi), unless otherwise required by applicable law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Company’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the General Partner of notices required thereunder in a timely manner and (ii) if any Nominating Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the General Partner of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the General Partner that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Company’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the General Partner or the Company (which proxies and votes shall be disregarded). If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the General Partner, no later than seven Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act. Notwithstanding the foregoing provisions of this Section 13.4(c)(vi), any references in this Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(c)(vi), and compliance with this Section 13.4(c)(vi) shall be the exclusive means for a Limited Partner to make nominations.

54

To be eligible to be a candidate for election as a Director at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 13.4(c)(vi) and the candidate for nomination, whether nominated by the Board of Directors or by a Limited Partner, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the General Partner, (i) fully completed and signed written questionnaire(s) (in the form provided by the General Partner upon written request of any Limited Partner therefor) with respect to, among other things, the background, qualifications, ownership of Shares and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the General Partner upon written request of any Limited Partner therefor) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s duties and the standards set forth in this Agreement as set forth in Section 7.13, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company or the General Partner with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed to the General Partner, (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, ownership of Shares and trading and other policies and guidelines of the General Partner applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the General Partner shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as a Director, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(J) A candidate for nomination as a Director shall update and supplement the materials delivered pursuant to the preceding paragraph, if necessary, so that the information provided or required to be provided pursuant thereto shall be true and correct as of the Record Date for Limited Partners entitled to vote at the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the General Partner not later than five Business Days after the Record Date for Limited Partners entitled to vote at the meeting (in the case of the update and supplement required to be made as of such Record Date), and not later than eight Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other provision of this Section 13.4(c)(vi) shall not limit the General Partner’s rights with respect to any deficiencies in any notice provided by a Limited Partner, extend any applicable deadlines hereunder or enable or be deemed to permit a Limited Partner who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees proposed to be brought before a meeting of the Limited Partners.

55

(K) No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 13.4(c)(vi).

(vii) If the Commission promulgates a rule that provides for nominations by shareholders of publicly traded companies of persons for election to the board of directors, the Company and the General Partner shall adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

(viii) This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Company, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(ix) The Company and the General Partner shall use their commercially reasonable efforts to take, and to cause GP LLC to take, such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the limited liability company agreement of GP LLC and the limited partnership agreement of the General Partner such that at all times the organizational documents of the General Partner and GP LLC provide (A) that the Directors shall be elected in accordance with the terms of this Agreement and (B) for terms consistent with this Section 13.4(c).

(x) Except as provided in Section 13.1, this Section 13.4(c) may not be amended except upon the prior approval of Limited Partners that hold 66-2/3% of the Outstanding Shares.

(xi) If the General Partner delegates to an existing or newly formed wholly owned Subsidiary the power and authority to manage and control the business and affairs of the Company Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1.

Section 13.6 Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall

56

govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals. If no Record Date is fixed by the General Partner, the Record Date for determining Limited Partners entitled to notice of and to vote at a meeting of Limited Partners shall be at the close of business (as defined in paragraph H of Section 13.4(c)(vi) above) on the day immediately prior to the day on which notice is given, or, if notice is waived, at the close of business on the day immediately prior to the day on which the meeting is held.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

57

Section 13.9 Quorum and Voting. Except as otherwise provided by this Agreement or required by the rules or regulations of any National Securities Exchange on which the Class A Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Company or its Company Interests, the presence, in person or by proxy, of holders of a majority in voting power of the Outstanding Shares of the class or classes for which a meeting has been called entitled to vote at the meeting shall constitute a quorum at a meeting of Limited Partners of such class or classes. Abstentions and broker non-votes in respect of such Shares shall be deemed to be Shares present at such meeting for purposes of establishing a quorum. For all matters presented to the Limited Partners holding Outstanding Shares at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, the rules or regulations of any National Securities Exchange on which the Class A Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Company or its Company Interests, a majority of the votes cast by the Limited Partners holding Outstanding Shares shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Shares is provided by any other provision of this Agreement or required by the rules or regulations of any National Securities Exchange on which the Class A Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Company or its Company Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Shares, abstentions and broker non-votes shall be counted as votes against such matter). The Limited Partners present at a duly called or held meeting at which a quorum has been established may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chair of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action (other than the election of Directors) that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Shares that would be necessary to authorize or take such action at a meeting at which all the Limited Partners

58

were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Company does not vote all of the Outstanding Shares held by such Limited Partners, the Company shall be deemed to have failed to receive a ballot for the Outstanding Shares that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Company in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Company and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Company and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares.

(b) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Class B Shares. For the avoidance of doubt and notwithstanding anything to the contrary herein, each holder of Class B Shares shall be entitled to receive notice of, be included in any requisite quorum for, and participate in any and all approvals, votes or other actions of the Limited Partners on a Pro Rata basis as, and treating such Persons for all such purposes as if they are, Shareholders holding Class A Shares. The affirmative vote of the holders of a majority of the voting power of all Class B Shares voting separately as a class shall be required to modify, amend or repeal this Section 13.13 or to adopt, modify, or amend any provision of this Agreement inconsistent with this Section 13.13.

59

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Company and may decline to do so free of any duty or obligation whatsoever to the Company or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Company shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon

60

conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Company;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

61

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Shares or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act, (ii) the primary purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially similar rights and obligations to the rights and obligations that are herein contained.

62

(e) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is further permitted, without Limited Partner approval, to merge or consolidate the Company with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Share Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Company after the effective date of the merger or consolidation, and (v) the number of Company Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Company Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

63

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Company or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Company Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Company Interests at such Record Holder’s address as shown in the Company Register, regardless of any

64

claim of any Person who may have an interest in such Company Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Company Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in such Record Holder’s address) if they are available for the Partner at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Company shall be deemed given if received by the General Partner at the principal office of the Company designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 15.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 15.6 Waiver. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

65

Section 15.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 15.9 Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that (A) any claims, suits, actions or proceedings (1) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Company, or the rights or powers of, or restrictions on, the Partners or the Company), (2) brought in a derivative manner on behalf of the Company, (3) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of the Company or the General Partner (or, if the General Partner is a limited partnership, of the general partner of the General Partner), or owed by the General Partner, to the Company or the Partners, (4) asserting a claim arising pursuant to any provision of the Delaware Act or (5) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware or the federal district courts of the United States, as applicable, in connection with any such claim, suit, action or proceeding;

66

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or the federal district courts of the United States, as applicable, or of any other court to which proceedings in the courts of the State of Delaware or the federal district courts of the United States, as applicable, may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 15.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision and/or part of a provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 15.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 15.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format affixed in the name and on behalf of the Transfer Agent on Certificates representing Shares is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

67

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

[HESS MIDSTREAM GP] LP
By: [HESS MIDSTREAM GP] LLC, its general partner

By:
Name:
Title:

[Signature Page to Second Amended and Restated Agreement of Limited Partnership of [Hess Midstream] LP]

EXHIBIT A

to the Second Amended and Restated

Agreement of Limited Partnership of

[Hess Midstream] LP

Certificate Evidencing Class A Shares

Representing Limited Partner Interests in

[Hess Midstream] LP

No.	Class A Shares

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of [Hess Midstream] LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), [Hess Midstream] LP, a Delaware limited partnership (the “Company”), hereby certifies that [ • ] (the “Holder”) is the registered owner of Class A Shares representing limited partner interests in the Company (the “Class A Shares”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class A Shares are set forth in, and this Certificate and the Class A Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at [ • ]. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF [HESS MIDSTREAM] LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF [HESS MIDSTREAM] LP UNDER THE LAWS OF THE STATE OF DELAWARE. THE GENERAL PARTNER OF [HESS MIDSTREAM] LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN [HESS MIDSTREAM] LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	[HESS MIDSTREAM] LP

	By:	[HESS MIDSTREAM GP] LP, its general partner

	By:	[HESS MIDSTREAM GP] LLC, its general partner

By:

By:

Countersigned and Registered by:

COMPUTERSHARE TRUST COMPANY, N.A. as Transfer Agent

By: __________________________________
Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common TEN ENT — as tenants by the entireties JT TEN — as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT TRANSFERS MIN ACT Custodian (Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF CLASS A SHARES OF

[HESS MIDSTREAM] LP

FOR VALUE RECEIVED, ________________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Class A Shares representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint _____________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of [Hess Midstream] LP.

Date:

NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Class A Shares evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Class A Shares to be transferred is surrendered for registration or transfer.

Final Form

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[HESS MIDSTREAM GP LLC]*

a Delaware limited liability company

[ • ]

THE MEMBER INTERESTS (AS DEFINED HEREIN) AND ASSOCIATED UNITS (AS DEFINED HEREIN) EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH MEMBER INTERESTS AND ASSOCIATED UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, A TRANSFER OR OTHER DISPOSITION OF SUCH MEMBER INTERESTS AND ASSOCIATED UNITS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF MEMBER INTERESTS AND ASSOCIATED UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

*	Note to Draft: To be updated to reflect any change in the entity’s name at Closing.

i

ii

APPENDICES

Appendix I	Definitions
Appendix II	Member Schedule
Appendix III	Current Powers of Officers

iii

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[HESS MIDSTREAM GP LLC]

a Delaware limited liability company

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) of [HESS MIDSTREAM GP LLC], a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), is made and entered into as of [ • ] (the “Execution Date”), by [Hess Infrastructure Partners GP LLC], a Delaware limited liability company (the “Sole Member”), as the sole Member (as hereinafter defined) of the Company.

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company on September 27, 2019 (the “Formation Date”) by the filing of a Certificate of Formation (as amended from time to time, the “Formation Certificate”) with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act;

WHEREAS, on the Formation Date, the Sole Member entered into the Limited Liability Company Agreement of the Company, which agreement was amended and restated in its entirety on December 16, 2019 by the adoption of the Amended and Restated Limited Liability Company Agreement of the Company (the “First Amended Agreement”);

WHEREAS, the First Amended Agreement was subsequently amended and restated in its entirety on May 28, 2025 by the adoption of the Second Amended and Restated Limited Liability Company Agreement of the Company (as amended from time to time, the “Second Amended Agreement”); and

WHEREAS, the Sole Member desires to amend and restate the Second Amended Agreement in its entirety as set forth herein.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Second Amended Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the recitals to this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Each accounting term not defined herein shall have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached hereto and incorporated by reference herein. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

ARTICLE 2

ORGANIZATION

Section 2.1 Formation. The Company was formed as a Delaware limited liability company on the Formation Date by the filing of the Formation Certificate with the Secretary of State of the State of Delaware.

Section 2.2 Name. The name of the Company is “[Hess Midstream GP LLC]” and all business of the Company shall be conducted under such name or, subject to compliance with applicable Law, under any other name approved by the Board.

Section 2.3 Term. The Company commenced on the Formation Date and shall continue until dissolved, wound up and terminated in accordance with the provisions of the Delaware Act and this Agreement.

Section 2.4 Registered Agent. The Company’s registered office in the State of Delaware shall be located at the office of the Company’s registered agent. The Company’s registered agent in Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The Board may change the Company’s registered agent and registered office in the State of Delaware from time to time.

Section 2.5 Principal Office. The Company’s principal office shall be located at [ • ]. The Company’s principal office, which need not be in Delaware, may be changed with the approval of the Board from time to time. The Company may have such other places of business as the Board may designate.

2

Section 2.6 Business and Purpose; Power. The business and purpose of the Company is to (a) own, acquire, hold, sell, transfer, assign, dispose of or otherwise administer (or cause another member of the Company Group to own, acquire, hold, sell, transfer, assign, dispose of or otherwise administer) Equity Interests in the members of the Company Group, (b) act as the general partner of the General Partner, (c) otherwise manage and control, directly or indirectly, the business and affairs of the Company Group and (d) engage in and carry on any lawful business, purpose or activity ancillary or related thereto (including being a partner or member of any member of the Company Group). The Company shall possess and may exercise all of the powers and privileges under the Delaware Act or by any other applicable Law and may perform all things necessary or incidental to, or connected with or growing out of, those activities in accordance with this Agreement.

Section 2.7 Qualifications in Other Jurisdictions. The Chief Executive Officer or such officer’s designee shall cause the Company to be qualified, formed or registered under assumed or fictitious name or similar Laws as may be required under applicable Law in any jurisdiction in which the Company transacts business. The Chief Executive Officer or such officer’s designee shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Board, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and/or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided, that the Members shall not be required to submit to the personal jurisdiction of any such foreign jurisdiction in connection therewith.

Section 2.8 No State Law Partnership. The Members intend that (a) the Company shall not constitute a partnership (including a limited partnership) or joint venture, (b) that no Member constitutes an agent, partner or joint venturer of any other Member for any purposes other than United States federal, state and local income tax purposes and (c) this Agreement shall not create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to any member of the Company Group and, in each case, the Members shall not construe this Agreement to suggest otherwise. To the fullest extent permitted by applicable Law, this Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

ARTICLE 3

MEMBER INTERESTS; UNITS

Section 3.1 Member Interests. The Sole Member is the only Member of the Company and holds a Member Interest evidenced by the number of Units set forth opposite its name on Appendix II, which results in the Sole Member having a 100% Percentage Interest in the Company.

Section 3.2 Units. The Member Interests in the Company are divided into units (the “Units”). The Company has authorized an aggregate of up to 100 Units that may be held by the Members (the “Authorized Units”). The Units that are held by the Sole Member are as set forth on the Member Schedule attached as Appendix II. For the avoidance of doubt, fractional Units shall be permitted to be held by the Members under this Agreement. The Units shall not be certificated.

3

Section 3.3 No Resignation or Expulsion. A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a permitted Transfer of all of such Member’s Member Interest and associated Units in accordance with Article 8 and each of the transferees of such Member Interest and associated Units being admitted as a Substitute Member. A Member shall cease to be a Member only in the manner described in Article 8.

ARTICLE 4

MANAGEMENT OF THE COMPANY GROUP

Section 4.1 Board of Directors; Board Composition.

(a) Except (i) as otherwise expressly set forth in Section 4.5 or (ii) as required under the Delaware Act, the board of directors of the Company (the “Board”) shall have full and complete authority, power and discretion to manage, operate and control the business, affairs and assets of the Company (including to cause the Company to, directly or indirectly, manage, operate and control the business, affairs and Assets of the other members of the Company Group).

(b) The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(c) of the PubCo Partnership Agreement as if such section were set forth in full herein and hereby delegate to the Limited Partners the right to nominate and elect Directors in accordance with, and subject to the limitations provided in Section 13.4(c) of the PubCo Partnership Agreement.

(c) Pursuant to Section 13.4(c)(v) of the PubCo Partnership Agreement, a Director may be removed only for Cause and only upon a vote of the majority of the remaining Directors then in office.

(d) A Person that serves as a Director shall not be required to be a Director as his/her sole and exclusive occupation, and Directors may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company Group.

(e) A Director may resign at any time by giving written notice to the Board. The resignation of a Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(f) The Board or a committee thereof shall have the exclusive authority to fix the compensation of the Directors. Subject to the immediately preceding sentence, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary or other compensation as a Director. Members of special or standing Board committees may also be paid their expenses, if any, and an additional sum, salary or other compensation for attending Board committee meetings.

4

Section 4.2 Voting; Quorum; Meetings; Proxies; No Fiduciary Duties.

(a) Voting.

(i) Total Votes of the Directors. On any action by the Board (whether conducted at a meeting or by written consent), each Director shall have one vote to cast on, or consent to, such action. The sum of the collective votes of all of the Directors shall be referred to herein as the “Total Votes.”

(ii) Voting Thresholds. Actions of the Board (or any committee of the Board) shall require only the affirmative vote or consent of a simple majority of the Total Votes eligible to vote or consent on such matter acting in accordance with this Section 4.2.

(b) Quorum. A quorum for the transaction of business at any meeting of the Board (or any committee of the Board other than the Conflicts Committee) shall consist of the attendance (either in person or by remote communication pursuant to Section 4.2(c)(v)) of a majority of the Directors then in office.

(c) Meetings of the Board.

(i) Meetings. The Board shall meet at least once per Calendar Quarter, or more frequently as the Board may determine. All meetings of the Board shall be held in the principal offices of the Company, or elsewhere as the Board may decide, which alternate location may be within or outside the State of Delaware. The Chair may call a meeting of the Board by giving notice to the Directors at least 72 hours in advance of such meeting, unless such notice period is waived by all Directors (the “Required Notice”). Any Director may request a meeting of the Board by giving notice to the Chair, which notice shall include any proposals being proposed by such Director for consideration at the meeting. Upon receiving such request from such Director, the Chair shall send a notice to the Directors calling for such meeting on a date not less than 72 hours or more than ten days after receipt of such request (unless such time limitations are otherwise waived by all Directors).

(ii) Notice of Meetings; Information. Each notice of a meeting of the Board provided by the Chair shall contain (A) the date, time and location of the meeting, (B) an agenda of the matters and proposals to be considered or voted upon and (C) copies of all proposals to be considered at the meeting, including appropriate supporting information not previously distributed to the Directors (all such information, the “Required Notice Information”). Any Director may add matters to the agenda for such meeting by notice to each other Director and the Chair with Required Notice, which notice shall include any additional proposals being proposed by such Director to be considered at the meeting (including appropriate supporting information not previously distributed to the Directors). Upon the request of a Director, and with the consent of all other Directors, the Board may consider at a meeting a proposal not contained in such meeting agenda. Without the consent of all Directors, the Board may not consider at a meeting any proposal that was not sent to all Directors with the Required Notice and accompanied with the Required Notice Information.

5

(iii) Written Consent in Lieu of Meetings. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Directors. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Directors at a meeting duly called and held; provided that no such action may be taken by means of a written consent if the timing and informational requirements set forth in this Section 4.2(c)(iii) are not satisfied with respect to the action so taken by written consent. The secretary of the Company (the “Secretary”) shall provide each Director with a copy of any applicable written consent within five days after such written consent has been executed by Directors representing sufficient votes to pass the applicable measure. In lieu of a meeting, any Director may submit any proposal that is within the powers of the Board for written consent by the Board. The proposing Director shall notify the Chair and shall provide the Chair with such appropriate supporting information not previously distributed to the Directors as is necessary to assist each other Director in making a decision regarding such proposal. The Chair shall then provide a copy of such proposal and any such written materials to each other Director at least 72 hours in advance of the date the Directors’ responses to such proposal are due (unless such notice period is waived by all Directors). Each Director shall communicate its written vote on the proposal (or decision not to consent) by notice to the Chair and the other Directors within 72 hours after such Director’s receipt of the proposal from the Chair. If a Director fails to communicate its consent (or decision not to consent) within such 72-hour period, such Director shall be deemed to not have consented to such proposal. Promptly following the expiration of the relevant time period, the Chair shall give each Director and the Secretary a copy of such executed consent.

(iv) Records of Meetings. The Secretary shall make a record of each proposal voted on and the results of such voting at such Board meeting. The Secretary shall maintain a minute book containing (A) the original Formation Certificate and all amendments thereto, (B) a record of any committee established by the Board, together with a copy of the rules adopted for such committee and a record of the activities of such committee, (C) a copy of the minutes of Board and committee meetings, including a record of all Board decisions taken at any Board or committee meeting, (D) a record of all Board decisions taken by written consent and (E) the then-current Member Schedule. The Secretary shall provide the Members and the Directors with a copy of the minutes of each Board meeting and committee meeting as soon as is reasonably practicable after the end of the meeting.

(v) Remote Participation. Directors may attend and participate in any meeting by conference telephone or similar remote communications equipment by which all Persons participating in the meeting can hear each other.

(vi) Attendance as Waiver of Notice. Attendance of any Director at any meeting of the Board (including by conference telephone or similar remote communication equipment) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting and objects to the transaction of any business on the ground that the meeting is not properly called or convened and notifies each other Director at such meeting of such objection.

6

(d) Board Committees; Meetings. The Board may establish such committees as it may deem appropriate, together with the rules governing the activities of such committees, including rules governing the purpose of such committee and the period of time for which such committee will exist. Meetings of each committee shall take place as often as the Board (or such committee) shall determine and shall be held in the principal offices of the Company, or elsewhere as such committee may decide, which alternate location may be within or outside the State of Delaware. The membership and chairs of each committee shall be appointed by the Board and the Board shall also make all determinations regarding committee membership qualifications. A majority of Directors serving on a committee of the Board may fix the time and place of the meetings of such committee, which location may be within or outside the State of Delaware, unless the Board (or such committee) shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 4.2(c).

(i) The Board shall have an audit committee comprised exclusively of Independent Directors (the “Audit Committee”). The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the SEC and the New York Stock Exchange or any national securities exchange on which the Class A Shares are listed from time to time, in each case, as amended from time to time.

(ii) The Board may from time to time establish a Conflicts Committee comprised exclusively of two or more Conflicts Committee Directors. The Conflicts Committee shall function in the manner described in the PubCo Partnership Agreement and/or the OpCo LP Agreement, as applicable. Notwithstanding any provision of this Agreement, the PubCo Partnership Agreement, the OpCo LP Agreement or any duty (including any fiduciary duty) otherwise existing under the Delaware Act or any other applicable Law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the PubCo Partnership Agreement and/or the OpCo LP Agreement, as applicable, shall not be deemed to be a breach of any duty (including any fiduciary duty) owed by the Board or any Director to the Company or the Members.

Section 4.3 Management by Board of Directors.

(a) Each action of the Board shall, for the avoidance of doubt and without limiting the provisions of Section 4.2(a)(ii), require only the approval of a simple majority of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 4.2.

(b) All actions taken by the Board pursuant to Section 4.3(a) shall be conclusive and binding on all Members.

Section 4.4 Members. No Member, solely in its capacity as a Member, shall have any power or authority to manage or control the business, affairs or properties of any member of the Company Group or the Business, to bind any member of the Company Group in any way, to pledge any member of the Company Group’s Assets, to enter into agreements on behalf of any member of the Company Group or to otherwise render any member of the Company Group liable for any purpose. Except as otherwise expressly provided in this Agreement, no Member, solely in its capacity as a Member, shall have voting rights or rights of approval, veto or consent or similar rights over any actions of any member of the Company Group and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term.

7

Section 4.5 Officers; Delegation of Authority.

(a) The officers of the Company (each an “Officer” and collectively, the “Officers”) may consist of a Chief Executive Officer, a Chief Operating Officer, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Secretary and such other Officers as the Board may elect or appoint from time to time. Officers are not “managers” of the Company under Section 18-401 of the Delaware Act. Any number of Officer positions of the Company may be held by the same natural person. Each Officer shall serve until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office). Any Officer may resign at any time by delivering his or her written resignation to the Board.

(b) Any Officer may be removed at any time, with or without cause, by the Board. Vacancies and newly created Officer positions shall be filled by the Board. Any Officer appointed to fill any vacancy shall hold office until his or her successor shall be duly elected and qualified (or his or her earlier death, resignation or removal from office).

(c) No Member shall be liable to the Company, any other Member or any other Person bound by this Agreement for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an Officer. The Company shall indemnify and hold harmless the Officers and the Directors against liabilities to Third Parties in accordance with Section 5.3 and Section 5.4.

(d) As of the Execution Date, the Board has delegated to the Officers the authority set forth on Appendix III.

(e) The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized or delegated by this Agreement, any Company Group Organizational Document or by the Board.

Section 4.6 Duties.

(a) Whenever a Member, in its capacity as a Member, makes a determination to take or decline to take any action (or any of its Affiliates causes it to do so), whether under this Agreement, any Company Group Organizational Document or any other agreement contemplated hereby or otherwise, then such Member (or its Affiliate causing it to do so) shall be entitled, to the fullest extent permitted by applicable Law, to make such determination to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or any other Person bound by this Agreement, and such Member (or such Affiliate causing it to do so), shall not, to the fullest extent permitted by Law, be required to act pursuant to any other standard imposed by this Agreement, any Company Group Organizational Document, any other agreement contemplated hereby, the Delaware Act, any other applicable Law or at equity, it being the express intent of all Members that such Member (or any such Affiliate), in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.

8

(b) Subject to, and as limited by the provisions of this Agreement (including Section 4.6(c)), the Officers and the Directors, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable Law, owe any duties (including fiduciary duties) as an Officer or Director, as applicable, notwithstanding anything to the contrary existing under applicable Law, in equity or otherwise. In furtherance of the foregoing, to the fullest extent permitted by the Delaware Act, each Director, in performing his or her duties as a Director under this Agreement, shall be entitled to consider only such factors as such Director chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the Member, on the one hand, and the Director, on the other hand, constitute a breach of any duty to the Company, any Member or any other Person bound by this Agreement (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable Law) on the part of the Director. Notwithstanding any other provision of this Agreement to the contrary or any duty otherwise existing under applicable Law or in equity, any matter approved by the Board (or any committee thereof, if applicable) in accordance with the provisions, and subject to the limitations, of the General Partner LP Agreement and/or PubCo Partnership Agreement shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(c) Subject to, and as limited by the provisions of this Agreement, each Officer, in the performance of his or her duties as such, shall act in good faith and in the best interests of the Company. For the avoidance of doubt, no Officer acting in good faith to implement any action approved by the Board shall be deemed to have breached such duty.

(d) Except as expressly set forth in this Section 4.6, no Covered Person shall have any fiduciary duties to the Company or the Members. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including the fiduciary duties) and liabilities of any Covered Person otherwise existing under applicable Law or in equity, are agreed by the Company and the Members to replace such duties and liabilities of such Covered Person. The Members (in their own names and in the name and on behalf of the Company) acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, no Director would be willing to serve on the Board, and no Officer would be willing to serve in such capacity, in each case, in the absence of this Section 4.6, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and Section 18-1101(c) of the Delaware Act.

(e) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Officer, Director or Member from liability to the Company or the Members on account of any intentional fraud, bad faith or willful misconduct of such Officer, Director or Member.

9

ARTICLE 5

INDEMNIFICATION

Section 5.1 No Liability of Members.

(a) Except as otherwise required by the Delaware Act, no Covered Person shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b) Except as otherwise expressly required by Law, a Member, in its capacity as a Member, shall have no liability in excess of: (i) the amount of its contributions to the Company, if any; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement; and (iv) the amount of any distributions wrongfully distributed to it. No Member shall have any responsibility to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act. The agreement set forth in the preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 5.2 Exculpation.

(a) No Covered Person shall be liable to the Company, any Member or any other Person bound by this Agreement for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of any member of the Company Group and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that (i) a Covered Person shall not be so exculpated for any such loss, damage or Claim incurred by reason of such Covered Person’s intentional fraud, bad faith or willful misconduct, (ii) a Covered Person that is a Member shall not be so exculpated for any such loss, damage or Claim incurred by reason of such Covered Person’s willful breach of this Agreement and (iii) a Covered Person that is an Officer shall not be so exculpated for any such loss, damage or Claim incurred by reason of such Covered Person’s breach of any of his or her duties to the Company as set forth in Section 4.6(c) (other than with respect to any such breach that was caused by such Covered Person’s simple negligence), in each case, as established by a non-appealable court order, judgment, decree or decision.

(b) A Covered Person shall be fully protected from liability to the Company, the Members and any other Person bound by this Agreement in relying in good faith upon the records of the Company Group and upon such information, opinions, reports or statements presented to the Company Group by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company Group.

10

Section 5.3 Indemnification.

(a) To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities actually incurred arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company Group, except that: (i) no Covered Person shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s intentional fraud, bad faith or willful misconduct; (ii) no Covered Person that is a Member shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s willful breach of this Agreement; and (iii) no Covered Person that is an Officer shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s breach of any of his or her duties to the Company as set forth in Section 4.6(c) (other than with respect to any such breach that was caused by such Covered Person’s simple negligence), in each case, as established by a non-appealable court order, judgment, decree or decision. Any indemnity under this Section 5.3 shall be provided out of and to the extent of the Company’s assets only (including the proceeds of any insurance policy obtained pursuant to Section 5.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 5.3 or any provision in this Section 5.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 5.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

(b) In no event may a Covered Person subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(c) A Covered Person shall not be denied indemnification in whole or in part under this Section 5.3 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(d) The provisions of this Section 5.3 are for the benefit of the Covered Persons, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(e) No amendment, modification or repeal of this Section 5.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Covered Person under and in accordance with the provisions of this Section 5.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(f) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 5.3(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 5.3 ARE INTENDED BY THE PARTIES HERETO TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING A COVERED PERSON FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH COVERED PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 5.4 Expenses. To the fullest extent permitted by Law, expenses (including legal fees) reasonably expected to be incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by the Company prior to the date such expenses are due to be paid.

11

Notwithstanding the foregoing, (a) the Company shall have no obligation to advance any such amounts until such time as the Company has received a written undertaking by or on behalf of such Covered Person to repay (i) the entirety of such amount if it shall be determined that such Covered Person is not entitled to be indemnified pursuant to Section 5.3, or (ii) any amounts advanced to such Covered Person that are in excess of the expenses such Covered Person is actually required to pay, and (b) any obligation of Company to make such advances under this Section 5.4 shall be provided out of and to the extent of the assets of the Company only (including the proceeds of any insurance policy obtained pursuant to Section 5.5).

Section 5.5 Insurance. The Company shall purchase and maintain (or reimburse its Affiliates for the cost of), on behalf of the Covered Persons, the Company, its Affiliates and such other Persons as the Company may determine from time to time, insurance against any liability that may be asserted against or expense that may be incurred by such Person(s) in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person(s) against such liability under the provisions of this Agreement.

Section 5.6 Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Member and certain of its Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Section 5.3 and Section 5.4 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (b) that it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Section 5.3 and Section 5.4 (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors and (c) that, to the fullest extent permitted by applicable Law, the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all Claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof; provided, however, that no Covered Person shall be entitled to duplicate recovery pursuant to this Agreement for any Liability or Claim to the extent such Covered Person has received advancement or payment with respect to such Liability or Claim from or on behalf of any member of the Company Group. Except as set forth in the immediately preceding sentence, the Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any Claim for which the Covered Person has sought indemnification from the Company pursuant to Section 5.3 and Section 5.4 shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The Company agrees that the Member Indemnitors who are not Members are express third-party beneficiaries of the terms of this Section 5.6.

Section 5.7 Waiver of Fiduciary Duties. To the maximum extent permitted by applicable Law, no Covered Person shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any

12

Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Persons to the Company and the Members. Any exculpation or indemnification standards contained herein shall not restore or create, whether in contract or otherwise, any duties or liabilities of any Person.

ARTICLE 6

BOOKS AND RECORDS; ACCOUNTS; ACCESS TO INFORMATION; AND CONSULTATION

Section 6.1 Books and Records. At all times during the term of this Agreement, the Board shall keep (or cause to be kept) true and complete books of account for the members of the Company Group. Such books shall reflect all transactions of the Company Group in accordance with GAAP or in accordance with any applicable Law if the Law requires a particular set of books of account to reflect a different methodology.

Section 6.2 Availability of Books and Records. All of the books of account referred to in Section 6.1, together with executed copies of this Agreement and the Formation Certificate, and any amendments thereto (and all such other books and records as may be required by the Delaware Act), shall at all times be maintained (or caused to be maintained) by the Secretary at the principal office of the Company as set forth in Section 2.5. Upon reasonable notice to the Company and each of the Members, such books and records, and any other books and records maintained by the Company, shall, to the fullest extent permitted by applicable Law, be open to inspection and copying by a Member or its representative at its expense, during normal business hours at the principal office (or other applicable office) of the Company.

Section 6.3 Bank Accounts. Funds of the Company shall (and the Company shall, directly or indirectly, cause the funds of the other members of the Company Group to) be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 7

TAX CLASSIFICATION

Section 7.1 Tax Classification of the Company. The Company and the Sole Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from PubCo pursuant to Treasury Regulation § 301.7701 3.

ARTICLE 8

TRANSFERS OF MEMBER INTEREST AND UNITS; ISSUANCE OF UNITS; ADMISSION OF SUBSTITUTED MEMBERS AND ADDITIONAL MEMBERS

Section 8.1 Transfer of Member Interest and Units.

(a) Notwithstanding anything in this Agreement to the contrary, no Member may Transfer its Member Interest and associated Units except to a wholly owned subsidiary of such Member. Any attempted Transfer of a Member Interest and associated Units other than in compliance with this Agreement shall be null and void. Any Member that Transfers any of its Member Interest and associated Units in accordance with the provisions of this Article 8 shall promptly provide written notice thereof to the Company and the other Members.

13

(b) A Transferring Member shall, notwithstanding the Transfer, be liable to the Company and each other Member for its obligations accrued under this Agreement on or prior to the Transfer, but such Transferring Member shall be released from any other obligations thereafter accruing under this Agreement with respect to its Member Interest and associated Units being Transferred, except in the case where the Transfer at issue is made to an Affiliate, in which case the Transferring Member shall remain liable, together with such Affiliate transferee, for all such obligations.

Section 8.2 Conditions Precedent to a Transfer of Member Interest and Units. Each Transfer of a Member Interest and associated Units shall be subject to the terms of this Section 8.2. Each Transfer must (x) comply with the provisions set forth in Section 8.1, and (y) meet the following conditions:

(a) The transferor and transferee shall have executed and delivered to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer. In the case of a Transfer that occurs involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor or transferee for all reasonable costs and expenses that it incurs in connection with such Transfer.

(b) Such Transfer would not violate any applicable Laws.

(c) Such Transfer would not cause any member of the Company Group to be required to register as an “investment company” or a company “controlled by” an “investment company”, each within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 8.3 Encumbrances by Members. Each Member shall be permitted to Encumber all or any portion of its Member Interest and/or associated Units; provided, however, that any such Encumbrance shall be made expressly subject to the terms and conditions of this Agreement.

Section 8.4 Admission of Substitute Members. Subject to Section 8.1(b), upon compliance with all of the provisions of this Agreement regarding Transfers and, to the extent such transferee is not already a Member of the Company, the delivery to the Company by such transferee of an executed addendum agreement in a form approved by the Board (an “Addendum Agreement”), then (a) such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement, and shall be admitted as a Substitute Member and (b) following such admission, the applicable transferor shall thereafter cease to be a Member to the extent of the Member Interest and associated Units Transferred by such transferor.

14

Section 8.5 Issuance of Authorized Units; Issuance of Additional Member Interests and Units; Admission of Additional Members. The Company may admit an Additional Member by issuing a Member Interest and associated Authorized Units to such Additional Member. Such Additional Member shall be admitted to the Company with all the rights and obligations of a Member if such Additional Member shall have executed and delivered to the Company (a) an Addendum Agreement and (b) such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission. No issuance of a Member Interest and associated Authorized Units otherwise permitted or required by this Agreement shall be effective, and no purchaser of any such issued Member Interest and associated Authorized Units from the Company shall be deemed to be a Member, if the foregoing conditions are not satisfied.

Section 8.6 Rights and Obligations of Additional Members and Substitute Members.

(a) A transferee of a Member Interest and associated Units that has been admitted as a Substitute Member in accordance with Section 8.4 or a purchaser of any newly issued Member Interest and associated Authorized Units from the Company that has been admitted as an Additional Member in accordance with Section 8.5, in each case, shall have all the rights and powers and be subject to all the restrictions and Liabilities under this Agreement relating to a Member holding a Member Interest and associated Authorized Units.

(b) Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule and on the other books and records of the Company. Upon the admission of an Additional Member or Substitute Member, the Company shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, Member Interest of, number of associated Units held by and Percentage Interest in the Company of such Additional Member or Substitute Member, (ii) eliminate or adjust, if necessary, the name, address, the Member Interest, associated Units of and Percentage Interest in the Company of the predecessor of such Substitute Member and (iii) adjust the Percentage Interests in the Company of each other Member, if applicable.

Section 8.7 No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to a Member Interest and associated Units or a transferee of a Member Interest and associated Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

ARTICLE 9

DISSOLUTION; WINDING UP AND TERMINATION

Section 9.1 Causes of Dissolution, Winding Up and Termination. The Company shall be dissolved and its affairs wound up only upon the occurrence of one or more of the following events:

(a) a dissolution of the Company is approved by the Board;

15

(b) the entry of a decree of judicial dissolution of the Company under the Delaware Act; or

(c) at any time there are no members of the Company, unless the Company is continued without dissolution in accordance with the Delaware Act.

The Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company. For the avoidance of doubt, the occurrence of any other event that terminates the continued membership of any Member shall not, in and of itself, cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall, to the fullest extent permitted by applicable Law, be continued without dissolution.

Section 9.2 Notice of Dissolution. Upon the dissolution of the Company, the Board shall promptly notify each Member of such dissolution.

Section 9.3 Liquidation. Upon dissolution of the Company, the Board shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Company’s assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to satisfaction of the Company’s liabilities (whether by payment thereof or the making of reasonable provision for the payment thereof), including any contingent, conditional or unmatured liabilities of the Company. Any remaining proceeds shall be distributed to the Members in accordance with their respective Percentage Interests in the Company.

Section 9.4 Termination. The Company shall terminate when all of the Company’s assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 9 and the Formation Certificate shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

Section 9.5 Distributions in Kind. If any assets are to be distributed in kind, such assets shall be distributed to the Members as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions if such assets had been sold for cash by the Company at the fair market value of such assets. Notwithstanding the foregoing, the Members shall have the right to assign their interest to such in-kind distribution to any Person. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make any distribution if such distribution would violate the Delaware Act or other applicable Law.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile or other electronic transmission shall be deemed an original signature hereto.

16

Section 10.2 Notices. All notices and communications required or permitted to be given hereunder, including notices sent to Directors or the Chief Executive Officer pursuant to Article 4 (but excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or (d) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate party hereto at the address for such party shown below:

If to the Company:

[Hess Midstream GP LLC]

c/o [ • ]

[Address]

[City, State ZIP]

Attention: [Chief Executive Officer]

Email: [ • ]

with a copy (which shall not constitute notice) to:

[Hess Midstream GP LLC]

c/o [ • ]

[ • ]

[ • ]

Attention: [ • ]

Email: [ • ]

If to the Sole Member:

[Hess Infrastructure Partners GP LLC]

c/o [Hess Midstream GP LLC]

[Address]

[City State ZIP]

Attention: [ • ]

Email: [ • ]

If to the Directors:

[Hess Midstream GP LLC]

[Address]

[City, State ZIP]

Attention: [Board of Directors]

Email: [ • ]

17

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via electronic mail transmission during normal business hours, or on the next Business Day if received after business hours or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The parties hereto may change the address, electronic mail address and individuals to which such communications to any Member, the Company or any Director are to be addressed by giving written notice to the Company, the Members and the Directors in the manner provided in this Section 10.2. Notwithstanding anything in this Section 10.2 to the contrary, documents and other information to be delivered to the Members and/or the Directors hereunder (including any Required Notice Information) may be transmitted to such Persons by electronic means; provided, confirmation of the delivery of such documents and other information is confirmed orally or by written confirmation (including by automated electronic means).

Section 10.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the parties hereto in negotiating this Agreement shall be paid by the party incurring the same, including legal and accounting fees, costs and expenses.

Section 10.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of any party hereto, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a party hereto to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party hereto of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the parties hereto under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 10.5 Entire Agreement; Conflicts. THIS AGREEMENT AND EACH OTHER AGREEMENT EXECUTED BY THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES IN CONNECTION HEREWITH, AND THE EXHIBITS AND APPENDICES HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SUCH PARTIES AND THEIR RESPECTIVE AFFILIATES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR OTHER AGREEMENTS EXECUTED BY THE PARTIES OR THEIR RESPECTIVE AFFILIATES IN CONNECTION HEREWITH, AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO OR SUCH PARTY’S AFFILIATES SHALL BE BOUND BY OR LIABLE TO THE COMPANY, THE MEMBERS OR ANY OTHER PERSON BOUND BY THIS AGREEMENT FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT

18

BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR APPENDIX HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS OR APPENDICES HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 10.5.

Section 10.6 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Members and expressly identified as an amendment or modification. Notwithstanding the foregoing, no amendment, modification or waiver of this Agreement that is inconsistent with, or would impair or circumvent, Section 13.4(c) of the PubCo Partnership Agreement shall be effective unless adopted in accordance with the approval requirements applicable thereto.

Section 10.7 Parties in Interest. Except as provided in Section 5.3 or Section 5.6, nothing in this Agreement, express or implied, shall entitle any Person other than the parties hereto or their respective successors and permitted assigns to any Claim, remedy or right of any kind.

Section 10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.9 Governing Law; Venue. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Delaware Act, such provision of the Delaware Act shall control. If any provision of the Delaware Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware). Each party hereto unconditionally and irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware) with respect to any such claim, suit, action or proceeding and, to the fullest extent permitted by Law, (b) waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery (or other state court) of the State of Delaware and (c) irrevocably waives the right to a trial by jury in any such claim, suit, action or proceeding.

Section 10.10 Preparation of Agreement. All of the parties hereto and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, the parties hereto intend that no presumption shall arise based on the identity of the draftsman of this Agreement.

19

Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.12 Waiver of Partition of Company Property. The Members hereby irrevocably waive during the term of the Company any right that they may have to maintain any action for partition with respect to any Assets.

[Remainder of page intentionally left blank.]

20

IN WITNESS WHEREOF, the Sole Member has executed this Agreement to be effective as of the Execution Date.

[HESS INFRASTRUCTURE PARTNERS GP LLC]

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of

[Hess Midstream GP LLC]]

APPENDIX I

DEFINITIONS

“Addendum Agreement” has the meaning set forth in Section 8.4.

“Additional Member” means any Person that is not already a Member that acquires (a) any Member Interest and associated Units directly from the Company or (b) any Equity Interest in the Company (other than a Member Interest and associated Units), which Person is admitted to the Company as a Member pursuant to the provisions of Section 8.5.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, no member of the Company Group shall be considered an “Affiliate” of any Member or such Member’s Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Assets” means, without duplication, the Company Group’s right, title and interest from time to time in all items owned or leased by any member of the Company Group, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property.

“Audit Committee” has the meaning set forth in Section 4.2(d)(i).

“Authorized Units” has the meaning set forth in Section 3.2.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 90 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 90-day period.

“Board” has the meaning set forth in Section 4.1(a).

“Business” means activities conducted by the Company Group with respect to the Assets.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and New York are generally open for business.

“Calendar Month” means any month during a Calendar Year.

Appendix I

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December.

“Cause” means, with respect to a Director, (a) that a court of competent jurisdiction has entered a final, non-appealable judgment finding such Director liable to the Company, any Member or any member of the Company Group for actual fraud or willful or wanton misconduct in his or her capacity as a Director, or (b) that such Director has been convicted of, or has pleaded guilty or nolo contendere to, a felony, a crime involving moral turpitude, including any act of theft, embezzlement, fraud or dishonesty, or a violation of the federal securities laws of the United States, or (c) materially violated a written policy or procedure established by the Company.

“Chair” has the meaning set forth in Section 4.1(b).

“Change in Control” means any direct or indirect change in Control of a Member (whether through merger, sale of shares or other Equity Interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that the following shall not be considered a “Change in Control”: (a) a change in Control of an ultimate parent entity of such Member, including any change in Control of the general partner of such ultimate parent entity, as applicable, or (b) a change in Control of a Member resulting in ongoing Control by a Wholly-Owned Affiliate.

“Claim” means any claim, dispute, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Class A Shares” has the meaning set forth in the PubCo Partnership Agreement.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Group” means, collectively and as of any date of determination, the Company and each of its Subsidiaries.

“Company Group Organizational Document” means (a) the certificate of limited partnership or statement of partnership existence and the partnership agreement, or any similar organizational documents, of any member of the Company Group that is a limited or general partnership, (b) the certificate of formation and the limited liability company agreement, or any

Appendix I

similar organizational documents, of any member of the Company Group that is a limited liability company, (c) the certificate of incorporation and bylaws or similar organizational documents of any member of the Company Group that is a corporation and (d) the governing or organizational or similar documents of any other member of the Company Group that is not a limited or general partnership, limited liability company or corporation, in each case, as the foregoing may be amended, supplemented or restated from time to time.

“Conflicts Committee” has the meaning set forth in the PubCo Partnership Agreement.

“Conflicts Committee Directors” means a Director who satisfies the requirements to serve on a Conflicts Committee under the PubCo Partnership Agreement.

“Contract” means any written contract or agreement, including an agreement regarding indebtedness, lease, mortgage, deed, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Control” and its derivatives shall mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by Contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by Contract or otherwise.

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; any Affiliate of a Member; a Director; any representatives serving on any committee of the Board; any Officer or any officer of any member of the Company Group; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member or of any of its respective Affiliates.

“Delaware Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, §§ 18-101, et. seq.

“Directors” means the directors constituting the Board.

“Emergency” means any sudden or unexpected event that causes, or risks causing, (a) substantial damage to any of the Assets of the Company Group or the property of a Third Party, (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment or (d) non-compliance with any applicable Law.

“Emergency Costs” means any costs and expenses that the Chief Executive Officer or Chief Operating Officer believe are reasonably necessary to be expended by any member of the Company Group in order to mitigate or remedy any Emergency, including any Liabilities resulting from such Emergency.

Appendix I

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or any corresponding provisions of succeeding Law).

“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.

“First Amended Agreement” has the meaning set forth in the recitals to this Agreement.

“Formation Certificate” has the meaning set forth in the recitals to this Agreement.

“Formation Date” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means [Hess Midstream Partners GP LP], a Delaware limited partnership.

“General Partner LP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of General Partner, dated as of [ • ], as the same may be amended, modified or supplemented from time to time.

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Independent Directors” has the meaning set forth in the PubCo Partnership Agreement.

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

Appendix I

“Liabilities” means any and all Claims, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.

“Limited Partner” has the meaning set forth in the PubCo Partnership Agreement.

“Member” means any Person executing this Agreement as of the date of this Agreement or any Person hereafter admitted to the Company as provided in this Agreement, in each case, as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company. The Members shall constitute a single class or group of members for purposes of the Delaware Act.

“Member Indemnitor” has the meaning set forth in Section 5.6.

“Member Interest” means a limited liability company interest (as defined in the Delaware Act) in the Company. A Member’s Member Interest in the Company is evidenced by Units.

“Member Schedule” means a schedule to be kept by the Secretary, listing all of the Members, their respective mailing addresses, the Member Interests and associated Units currently held by each Member and the current Percentage Interests in the Company of each Member. The Member Schedule as of the Execution Date is attached hereto as Appendix II.

“Officer” has the meaning set forth in Section 4.5(a).

“OpCo” means [Hess Midstream Operations LP], a Delaware limited partnership.

“OpCo LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of OpCo, dated as of December 16, 2019, as the same may be amended, modified or supplemented from time to time.

“Percentage Interest” means, at any time of determination, with respect to any (a) Member, a fraction, expressed as a percentage, (i) the numerator of which is the number of Units held by such Member as of such time, and (ii) the denominator of which is the aggregate number of Units held by all Members as of such time, and (b) Person that is the owner of any Equity Interests in PubCo as of such time, a fraction, expressed as a percentage, (i) the numerator of which is the aggregate number of PubCo Limited Partner Interests held by such Person as of such time, and (ii) the denominator of which is equal to the aggregate number of PubCo Limited Partner Interests outstanding as of such time.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“PubCo” means [Hess Midstream LP], a Delaware limited partnership.

“PubCo Limited Partner Interest” means a “Limited Partner Interest” as defined in the PubCo Partnership Agreement.

Appendix I

“PubCo Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PubCo, dated as of [ • ], as the same may be amended, modified or supplemented from time to time.

“Required Notice” has the meaning set forth in Section 4.2(c)(i).

“Required Notice Information” has the meaning set forth in Section 4.2(c)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Second Amended Agreement” has the meaning set forth in the recitals to this Agreement.

“Secretary” has the meaning set forth in Section 4.2(c)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sole Member” has the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Substitute Member” means any Person who acquires from a Member any or all of the Member Interest and associated Units held by such Member and is admitted to the Company as a Member pursuant to the provisions of Section 8.4.

“Third Party” means any Person (other than any member of the Company Group) that is not a Member or an Affiliate of a Member or any of such Member’s Subsidiaries.

“Total Votes” has the meaning set forth in Section 4.2(a)(i).

“Transfer” means any sale, assignment, or other disposition (whether directly or indirectly) by a Member of all or any portion of its Member Interest and associated Units, excluding (a) any Encumbrance, and (b) any disposition resulting from a Change in Control.

“Units” has the meaning set forth in Section 3.2.

“Wholly-Owned Affiliate” means, with respect to any Member, an Affiliate of such Member that is wholly owned, directly or indirectly, by the ultimate parent of such Member.

Appendix I

APPENDIX II

MEMBER SCHEDULE

(as of the Execution Date)

Member Name	Units	Percentage Interest	Address
[Hess Infrastructure Partners GP LLC]	100	100%	[	• ]
TOTAL:	100	100%

Appendix II

APPENDIX III

CURRENT POWERS OF OFFICERS

Powers of Chair and Officers. The Chair and any Officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Appendix III and Article 4. The Board may from time to time elect such other Officers as may be necessary or desirable for the conduct of the Business as set forth in the Agreement. Such other Officers shall have such authority and responsibilities and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board. As of the Execution Date, the Chair and the Officers have been delegated the following powers and duties by the Board:

(a) Chair. The Chair shall preside, if present, at all meetings of the Board and shall perform such additional functions and duties as the Board may prescribe from time to time.

(b) Chief Executive Officer. The Chief Executive Officer, who may also be the Chair, shall have general supervision and control of the affairs, business, operations and Assets of the Company and, subject to the control of the Board, shall see that all orders and resolutions of the Board are carried into effect and shall have the power to appoint and remove all subordinate Officers to the extent such subordinate Officers have not previously been appointed by the Board. The Chief Executive Officer may sign any Contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer, or shall be required by applicable Law to be otherwise signed and executed. The Chief Executive Officer may declare any Emergency and may call for the expenditure of any Emergency Cost. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

(c) Chief Operating Officer. The Chief Operating Officer shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The Chief Operating Officer may sign any Contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer, or shall be required by applicable Law to be otherwise signed and executed. The Chief Operating Officer may declare any Emergency and may call for the expenditure of any Emergency Cost. The Chief Operating Officer shall also perform all duties and have all powers incident to the office of Chief Operating Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(d) Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the Chief Operating Officer, perform the duties and exercise the powers of the Chief Operating Officer. Such Vice Presidents shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the Chief Operating Officer, also perform the usual and customary duties and have the powers that pertain to such office and generally assist the Chief Executive Officer by executing Contracts and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

Appendix III

(e) Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board and the authority of the Chief Executive Officer, in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall receive and deposit all monies and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer, as applicable, may from time to time determine. The Chief Financial Officer shall render to the Board, the Members (for any purpose reasonably related to their interests as Members), the Chief Executive Officer and the Chief Operating Officer, whenever any of them so request, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(f) General Counsel. The General Counsel shall be the principal legal Officer of the Company. The General Counsel shall, subject to the control of the Board, have general direction of and supervision over the legal affairs of the Company and shall advise the Board or the Members, as applicable, and the Officers on all legal matters. The General Counsel shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(g) Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and the committees of the Board (including with respect to any matters determined by the Board via written consent). The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement or any Company Group Organizational Document, as applicable, and as required by applicable Law, shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal, shall see that the books, reports, statements, certificates and other documents and records required by applicable Law to be kept and filed are properly kept and filed and in general shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by this Agreement or the Board from time to time.

Appendix III

EXHIBIT F-2

COMMERCIAL AGREEMENTS

[See attached.]

Final Form

GAS GATHERING AND PROCESSING AGREEMENT

by and among

HESS TRADING CORPORATION,

as Customer

and

HESS NORTH DAKOTA PIPELINES LLC,

as Gatherer

and

HESS BAKKEN PROCESSING LLC,

as Processor

and

HESS NORTH DAKOTA EXPORT LOGISTICS LLC,

as Terminal Operator

i

ii

iii

iv

APPENDICES AND EXHIBITS

APPENDIX I	OPERATING TERMS AND CONDITIONS
APPENDIX II	DEFINITIONS
APPENDIX III	SERVICE INTERFACE RULES

EXHIBIT A-1	GOLIATH SUBSYSTEM
EXHIBIT A-2	HAWKEYE SUBSYSTEM
EXHIBIT A-3	RED SKY SUBSYSTEM
EXHIBIT A-4	LIQUIDS LINES
EXHIBIT A-5	WHOLLY-OWNED PLANTS
EXHIBIT A-6	WHOLLY-OWNED FACILITIES
EXHIBIT A-7	JOINTLY-OWNED PLANTS
EXHIBIT A-8	JOINTLY-OWNED FACILITIES
EXHIBIT A-9	[RESERVED]
EXHIBIT A-10	TIOGA RAIL TERMINAL
EXHIBIT A-11	LOGISTICS PIPELINES
EXHIBIT A-12	BUYBACK METERS
EXHIBIT B	DEDICATED AREA
EXHIBIT C	CONFLICTING DEDICATIONS
EXHIBIT D	CURRENT DEVELOPMENT PLAN
EXHIBIT E	CURRENT PROVIDER GROUP INFRASTRUCTURE PLAN
EXHIBIT F	2027 – 2029 MINIMUM REVENUE COMMITMENTS
EXHIBIT G	TARGET ETHANE RECOVERY RATES
EXHIBIT H	RECEIPT POINTS
EXHIBIT H-1	PLANT INLET POINTS
EXHIBIT I	DELIVERY POINTS
EXHIBIT I-1	DRIP DELIVERY POINTS
EXHIBIT I-2	GAS LIFT DELIVERY POINTS
EXHIBIT I-3	APPLICABLE RECOMPLETION WELLS
EXHIBIT J	INSURANCE
EXHIBIT K	NOTICE INFORMATION
EXHIBIT L	FORM OF REPLACEMENT AGREEMENT

v

GAS GATHERING AND PROCESSING AGREEMENT

THIS GAS GATHERING AND PROCESSING AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) is made effective for all purposes (except as expressly set forth herein) as of January 1, 2027 at 12:01 a.m. CCT (the “Effective Time”), by and among Hess Trading Corporation, a Delaware corporation (“Customer”), Hess North Dakota Pipelines LLC, a Delaware limited liability company (“Gatherer”), Hess Bakken Processing LLC, a Delaware limited liability company (“Processor”), and Hess North Dakota Export Logistics LLC, a Delaware limited liability company (“Terminal Operator”, and together with Gatherer and Processor, the “Provider Parties”). Customer, Gatherer, Processor and Terminal Operator are sometimes together referred to in this Agreement as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer and Gatherer entered into that certain Amended and Restated Gas Gathering Agreement (such agreement, as the same was amended, modified or supplemented, the “Original GGA”), dated as of January 1, 2014 (the “Original Effective Time”).

WHEREAS, Customer and Gatherer entered into that certain Second Amended and Restated Gas Gathering Agreement, dated as of the Original Effective Time (such agreement, as the same has been amended, modified or supplemented as of the date hereof, the “Second A&R GGA”), which Second A&R GGA amended and restated the Original GGA in its entirety effective as of the Original Effective Time.

WHEREAS, Gatherer owns, operates and maintains the Gathering System (as defined herein), which allows Gatherer to gather Gas (as defined herein) and Injected Liquids (as defined herein) from various receipt point(s) and to redeliver Gas, Injected Liquids and Drip Liquids (as defined herein) to various delivery point(s).

WHEREAS, Customer and Hess Tioga Gas Plant LLC, a Delaware limited liability company and wholly-owned, indirect subsidiary of Processor (“TGP LLC”), entered into that certain Amended and Restated Gas Processing and Fractionation Agreement, dated effective as of the Original Effective Time (such agreement, as the same has been amended, modified or supplemented as of the date hereof, the “A&R GPA”).

WHEREAS, after the execution and delivery of the A&R GPA, TGP LLC assigned to Processor all of its right, title and interest in and to the A&R GPA.

WHEREAS, Customer and Processor entered into that certain Second Amended and Restated Gas Processing Agreement, dated as of the Original Effective Time (such agreement, as the same has been amended, modified or supplemented as of the date hereof, the “Second A&R GPA”), which Second A&R GPA amended and restated the A&R GPA in its entirety effective as of the Original Effective Time.

WHEREAS, Customer and Terminal Operator entered into that certain Amended and Restated Terminal and Export Services Agreement (such agreement, as the same was amended, modified or supplemented, the “A&R TESA”), dated as of the Original Effective Time.

1

WHEREAS, Customer and Terminal Operator entered into that certain Second Amended and Restated Terminal and Export Services Agreement, dated as of the Original Effective Time (such agreement, as the same has been amended, modified or supplemented as of the date hereof, the “Second A&R TESA”), which Second A&R TESA amended and restated the A&R TESA in its entirety effective as of the Original Effective Time.

WHEREAS, Processor indirectly owns (in whole or in part), operates and maintains (or causes to be operated and maintained, as applicable) the Bakken System (as defined herein), which allows the Provider Group (as defined herein) to process certain Gas (as defined herein) and Injected Liquids (as defined herein) for the extraction of NGLs (as defined herein) and to perform fractionation and other services in connection therewith.

WHEREAS, Terminal Operator owns, operates and maintains the NGL Terminals System (as defined herein), including the NGL Terminals (as defined herein), which allows Terminal Operator to (a) receive and unload NGLs via pipeline from various receipt point(s), (b) redeliver and load NGL via rail at various loading and/or delivery point(s) into Rail Tank Cars (as defined herein), including into Provider Tank Cars (as defined herein), and (c) redeliver NGL via pipeline to various other delivery points.

WHEREAS, Customer owns or Controls (as defined herein), and has the right to Tender (as defined herein), certain Gas (such Gas, “Customer Gas”) and certain Injected Liquids (such Injected Liquids, “Customer Injected Liquids”) into the Gathering System, the Bakken System and the NGL Terminals System, and the Provider Parties desire to provide the Agreement Services (as defined herein) for the Customer Gas and Customer Injected Liquids, on the terms and subject to the conditions in this Agreement.

WHEREAS, the Parties desire to terminate the Second A&R GGA, Second A&R GPA and Second A&R TESA and set forth all of their relative rights and obligations with respect to gathering and processing Customer Gas in the Bakken Area currently addressed in the Second A&R GGA, Second A&R GPA and Second A&R TESA in a single agreement, all as set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and conditions in this Agreement contained, the Provider Parties and Customer hereby agree as follows:

ARTICLE 1

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, capitalized words and terms shall have the meaning ascribed to such terms in Appendix II attached hereto.

2

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to “United States dollars”. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law mean such Law as it may be amended from time to time.

ARTICLE 2

GATHERING SYSTEM, BAKKEN SYSTEM AND NGL TERMINALS SYSTEM; TERM

Section 2.1 Gathering System, Bakken System and NGL Terminals System.

(a) The “Gathering System” means all of the Subsystems, collectively (including, for the avoidance of doubt, any System Enhancement and Provider Group Infrastructure Acquisition). As of the execution of this Agreement, there are three existing Subsystems: (a) the “Goliath Subsystem”, which is the Gas gathering system owned by Gatherer and more particularly described on Exhibit A-1; (b) the “Hawkeye Subsystem”, which is the Gas gathering system owned by Gatherer and more particularly described on Exhibit A-2; and (c) the “Red Sky Subsystem”, which is the Gas gathering system owned by Gatherer and more particularly described on Exhibit A-3, in each case, as such Subsystems may be modified and/or extended from time to time, including pursuant to a System Enhancement or Provider Group Infrastructure Acquisition. As of the execution of this Agreement, each Subsystem contains certain “Liquids Lines” that are existing Injected Liquids and Drip Liquids transportation lines owned by the Provider Parties and more particularly described on Exhibit A-4, in each case, as such Liquids Lines may be modified and/or extended from time to time, including pursuant to a System Enhancement for the relevant Subsystem to which such Liquids Lines are connected.

(b) Bakken System.

(i) Wholly-Owned Systems. The Provider Parties indirectly and wholly own, operate and maintain certain Gas processing and NGL fractionation facilities located in North Dakota (each, a “Wholly-Owned Plant”). As of the execution of this Agreement, the only Wholly-Owned Plant held by the Provider Parties is the TGP described in this Section 2.1(b)(i). The “TGP” means that certain cryogenic Gas processing and NGL fractionation facility wholly-owned (indirectly) by the Provider Parties and located north of the Missouri River in Williams County, North Dakota that is commonly described as the “Tioga Gas Plant”, as the same is more particularly described on Exhibit A-5. As used herein, the “TGP” shall also include all appurtenant facilities owned and/or operated by the Provider Group and located on the lands described on Exhibit A-5 (the “TGP Site”),

3

including inlet facilities, residue outlets, pipelines and interconnects with Downstream Facilities, in each case, as such plant, facilities, pipelines and interconnects may be modified and/or extended from time to time, including pursuant to a System Enhancement. The “TGP Facilities” means those certain pipelines, associated facilities and interconnects with Downstream Facilities related to TGP that are, in each case, owned and/or operated by the Provider Parties but not located on the TGP Site, including the Hess North Dakota Pipeline, in each case, as the same may be modified and/or extended from time to time, including pursuant to a System Enhancement, and as the same are more particularly described on Exhibit A-6. TGP and the TGP Facilities are collectively referred to herein as the “TGP System”. Any Plant Facilities related to a Wholly-Owned Plant (including the TGP Facilities) are also referred to herein as “Wholly-Owned Facilities”. Any Wholly-Owned Plant and its related Plant Facilities (including the TGP and the TGP Facilities) are also referred to herein as a “Wholly-Owned System”. Should the Provider Parties (directly or indirectly) develop or acquire additional Wholly-Owned Plants from and after the execution of this Agreement, Exhibit A-5 and Exhibit A-6 shall be updated as appropriate to include descriptions of such additional Wholly-Owned Systems.

(ii) Jointly-Owned Systems. The Provider Parties indirectly and partially own certain Gas processing and NGL fractionation facilities located in North Dakota (each, a “Jointly-Owned Plant”). As of the execution of this Agreement, the only Jointly-Owned Plant held by the Provider Parties is the LM4 described in this Section 2.1(b)(ii). The “LM4” means that certain Gas processing facility to be constructed jointly by the Provider Parties, on the one hand, and a Third Party, on the other hand, and to be located south of the Missouri River in McKenzie County, North Dakota that is commonly described as “Little Missouri 4 Gas Plant”, as the same is more particularly described on Exhibit A-7. As used herein, “LM4” shall also include all appurtenant facilities to be owned (in whole or in part) and/or operated by the Provider Parties and located on the lands described on Exhibit A-7 (the “LM4 Site”), including inlet facilities, residue outlets, pipelines and interconnects with Downstream Facilities, in each case, as such plant, facilities, pipelines and interconnects may be modified and/or extended from time to time, including pursuant to a System Enhancement. The “LM4 Facilities” means those certain pipelines, associated facilities and interconnects with Downstream Facilities related to LM4 that are, in each case, to be owned (in whole or in part) and/or operated by the Provider Parties but are not located on the LM4 Site, in each case, as the same may be modified and/or extended from time to time, including pursuant to a System Enhancement, and as the same are more particularly described on Exhibit A-8. LM4 and the LM4 Facilities are collectively referred to herein as the “LM4 System”. Any Plant Facilities related to a Jointly-Owned Plant (including the LM4 Facilities) are also referred to herein as “Jointly-Owned Facilities”. Any Jointly-Owned Plant and its related Plant Facilities (including LM4 and the LM4 Facilities) are also referred to herein as a “Jointly-Owned System”. Should the Provider Parties (directly or indirectly) develop or acquire additional Jointly-Owned Plants from and after the execution of this Agreement, Exhibit A-7 and Exhibit A-8 shall be updated as appropriate to include descriptions of such additional Jointly-Owned Systems.

(iii) The Wholly-Owned Systems and the Jointly-Owned Systems are collectively referred to herein as the “Bakken System” and each Wholly-Owned System and Jointly-Owned System, individually, as a “Plant System”.

4

(iv) The Wholly-Owned Plants and Jointly-Owned Plants are each referred to herein as a “Plant”.

(c) The “NGL Terminals System” means the NGL Terminals (including, for the avoidance of doubt, any System Enhancements with respect thereto) and the Logistics Pipelines (including, for the avoidance of doubt, any System Enhancements with respect thereto), collectively. The “Tioga Rail Terminal” or “TRT” is an existing NGL Terminal, consisting of a rail loading and unloading facility, a truck loading and unloading facility and associated facilities owned by the Provider Parties and/or any of their Affiliates, as the same is more particularly described on Exhibit A-10, in each case, as such NGL Terminal may be modified and/or extended from time to time, including pursuant to a System Enhancement. The “Logistics Pipelines” means those existing NGL pipelines owned by the Provider Parties and/or any of their Affiliates and more particularly described on Exhibit A-11, as the same may be modified and/or extended from time to time, including pursuant to a System Enhancement. [“Provider Tank Cars” means all Tank Cars owned or Controlled by the Provider Parties and/or any of their Affiliates, whether now owned or Controlled by the Provider Parties and/or any of their Affiliates or acquired or Controlled by the Provider Parties and/or any of their Affiliates after the date of this Agreement.]

Section 2.2 Term. Subject to earlier termination pursuant to Section 10.1: (a) this Agreement shall commence at the Effective Time and shall remain in effect until December 31, 2045 (the “Initial Term”); (b) Customer shall have the option to renew this Agreement for up to two successive additional five Year periods (each of the foregoing subsequent terms, a “Secondary Term”) by providing the Provider Parties written Notice of such renewal not less than one Year prior to the expiration of the Initial Term or then-current Secondary Term, as applicable; and (c) following the expiration of the last Secondary Term (or if Customer does not elect to renew this Agreement for any Secondary Term, following the expiration of the Initial Term), this Agreement shall automatically renew for successive Yearly periods unless terminated by a Party through the delivery of written Notice to the other Parties on or before the date that is 180 Days prior to the end of the last Secondary Term, the then-current applicable Yearly term, or if Customer does not renew this Agreement for a Secondary Term in accordance with the terms hereof, the end of the Initial Term, as applicable (the Initial Term, the Secondary Terms and any subsequent Yearly renewal periods, collectively, the “Term”).

ARTICLE 3

SERVICES

Section 3.1 Services. Subject to the provisions of this Agreement and rights of all applicable Governmental Authorities, during the Term applicable to each Subsystem, the Provider Parties shall provide, or cause to be provided, the following services with respect to Customer Gas and Customer Injected Liquids on the Gathering System, the Bakken System and NGL Terminals System, in each case, in accordance with the terms and conditions of this Agreement:

(a) “Gathering Services”, which means: (i) the receipt of Customer Gas Tendered by or on behalf of Customer at the Receipt Points (other than the Injection Points); (ii) the gathering of such Customer Gas; (iii) the receipt of Customer Injected Liquids Tendered by or on behalf of Customer at the Injection Point(s); (iv) the metering of such Customer Gas and Customer Injected Liquids at the Receipt Points (including the Injection Points, as applicable); (v) the re-delivery to Customer of any Drip Liquids allocated to Customer in accordance with this Agreement and collected at a Drip Point to the applicable Drip Delivery Point nominated by Customer; and (vi) the delivery of Customer Gas and Customer Injected Liquids to the Bakken System at the Plant Inlet Points.

5

(b) “Compression Services”, which means the combined dehydrating and compressing, to applicable tariff requirements, of Customer Gas on the Gathering System;

(c) “Processing Services”, which means: (i) the receipt of Customer Gas and Customer Injected Liquids Tendered by or on behalf of Customer at the Plant Inlet Points; (ii) the processing and/or treatment of such Customer Gas; (iii) in the case of applicable Plant Systems, the fractionation, extraction and/or treatment of NGLs; (iv) the redelivery of Residue Gas and NGLs produced from the processing, fractionation and/or treatment, as applicable, of Customer Gas and Customer Injected Liquids and allocable to Customer in accordance with the terms and conditions hereof (such Residue Gas, “Customer Residue Gas”, and such NGLs, “Customer NGLs”) at the relevant Delivery Points (as Nominated by Customer) for Customer’s account, with an equivalent thermal content to such Customer Gas and Customer Injected Liquids, less Bakken System Fuel and Losses allocated to Customer in accordance with this Agreement; and (v) the metering of such Customer Residue Gas and Customer NGLs at the Delivery Points (other than the Loading Points);

(d) “Gas Lift Services”, which means the compressing and redelivery of Customer Residue Gas to the Gas Lift Delivery Points;

(e) “Recompression Services”, which means the gathering and compression of Gas to be utilized at an Applicable Recompletion Well;

(f) “NGL Services”, which means (i) the loading of Customer NGLs onto trucks at the Truck Loading Points located at TGP and Rail Tank Cars at the Rail Car Loading Points located at the NGL Terminals; (ii) the metering of Customer NGLs at the Loading Points; and (iii) the provision of delivery services to Customer NGLs on the Logistics Pipelines to the NGL Terminals.

(g) “Transportation Services”, which means the redelivery of Customer Residue Gas at a HNDP Fee Point; and

(h) those other services to be performed by the Provider Parties in respect of Customer Gas and Customer Injected Liquids as set forth in this Agreement. The Gathering Services, Compression Services and Recompression Services are collectively referred to herein as the “Combined Gathering Services”, and the Processing Services, Gas Lift Services, NGL Services and Transportation Services are collectively referred to herein as the “Combined Processing Services”.

Section 3.2 Services Standard. The Provider Parties agree to own, operate, and maintain, at their sole cost, risk and expense, the Gathering System, the Bakken System, the NGL Terminals System and the other facilities, in each case, necessary to provide the Agreement Services contemplated in this Agreement in accordance with the then-current Development Plan and Provider Group Infrastructure Plan and in a good and workmanlike manner in accordance with standards customary in the industry in the geographic area where the Gathering System, Bakken System and NGL Terminals System are located.

6

Section 3.3 Drip Liquids. The Parties acknowledge and agree that Drip Liquids may result from the normal operation of the Gathering System and the provision of the Combined Gathering Services to Customer Gas hereunder. Such Drip Liquids shall be collected by the Provider Parties at various collection points, including drip pots, dew-pointing locations, compressor inlet receivers, and pigging collection points, located on the Gathering System (each, a “Drip Point”). The Provider Parties shall re-deliver to Customer any Drip Liquids allocated to Customer in accordance with this Agreement and collected at a Drip Point to the applicable Drip Delivery Point nominated by Customer.

Section 3.4 Exchange of Information . Each Party agrees to use its reasonable efforts to provide, on a timely basis, such information to the other Parties as may be reasonably needed by such other Parties to perform their obligations hereunder (including, in the case of the Provider Parties, to provide the Agreement Services hereunder).

Section 3.5 Provider Parties’ Discretion to Operate Bakken System; Bypass; Ethane Recovery. As between the Parties, the Provider Parties shall have sole and exclusive control, management, and operational discretion in operating the Bakken System. Notwithstanding the foregoing:

(a) Any decision by the Provider Parties to curtail or Bypass any Combined Processing Services hereunder (other than such a decision made pursuant to Section 3.5(b)), or alter the recovery parameters of a Plant processing train, shall be undertaken in the manner set forth in the Operating Terms.

(b) With respect to the Combined Processing Services to be provided on a Wholly-Owned System, Customer shall have the option, at any time during the Term, to request that all or a portion of the applicable Customer Gas Bypass certain Combined Processing Services on such Wholly-Owned System. To the extent that such request would not, in the Provider Parties’ reasonable discretion, be reasonably likely to (i) cause the Provider Parties to not be able to deliver such Combined Processing Services hereunder in accordance with this Agreement, (ii) cause the Provider Parties or any portion of the Bakken System (including such Wholly-Owned System), to be unable to comply with any applicable Law, or (iii) cause any material adverse effect on the Provider Parties, any portion of the Bakken System (including such Wholly-Owned System), or any other asset of the Provider Parties, then, in such case, the Provider Parties shall consider such request and use their good faith efforts to implement such request.

(c) With respect to the TGP, the base operating mode of such Plant will be “Ethane Recovery Mode”, for the separate recovery of ethane from the Gas and (if applicable) Injected Liquid stream. Subject to Section 3.5(c)(i), with respect to each Wholly-Owned Plant other than the TGP, the base operating mode of such Plant will be “Ethane Rejection Mode”, where ethane is not separately recovered from the Gas stream. Subject to the remainder of this subpart (c), with respect to each Jointly-Owned Plant, the Provider Parties shall use their commercially reasonable efforts to cause the base operating mode of such Plant to also be Ethane Rejection Mode. Notwithstanding anything herein to the contrary, if (I) the Provider Parties, in the Provider Parties’ sole discretion, believe that continuing to operate any Plant in its “base operating mode” designated above would be reasonably likely to (w) cause the Provider Parties to not be able to deliver the Combined Processing Services hereunder in accordance with this Agreement, (x) cause the

7

Provider Parties or any portion of the Bakken System (including any Plant System), to be unable to comply with any applicable Law, (y) cause any adverse effect on the Provider Parties, any portion of the Bakken System (including any Plant System) or any other asset of the Provider Parties, or (z) result in Customer Residue Gas (other than any Customer Residue Gas constituting Bakken System Fuel and Losses) failing to meet any quality specifications of any Downstream Facility (each of the foregoing matters described in subparts (w) through (z), an “Operating Impediment”), then, in any such case, the Provider Parties may cause (or use their commercially reasonable efforts to cause, in the case of a Jointly-Owned Plant) the applicable Plant to switch operating modes into Ethane Recovery Mode or Ethane Rejection Mode, as applicable, and (II) the operator (if a Non-Party) of any Jointly-Owned Plant makes a decision pursuant to its contractual rights in respect of any Jointly-Owned Plant to switch operating modes into Ethane Recovery Mode or Ethane Rejection Mode, as applicable, then, in any such case, (1) the Provider Parties shall give Customer written Notice of such intent as soon as is reasonably practicable following such determination, and (2) the Provider Parties shall not be in breach of their obligations hereunder as a result of such decision.

(i) Notwithstanding the foregoing, Customer shall have the right to request, by delivery of Notice to the Provider Parties pursuant to Section 19.2 at least ten Business Days prior to the effective date of any such request, that any Jointly-Owned Plant be operated in a different operating mode than the base operating mode in which it is then-currently being operated, and upon receipt of such request or election, the Provider Parties shall, unless Provider Parties believe in their sole discretion that such request would create an Operating Impediment, use their commercially reasonable efforts to cause such Jointly-Owned Plant to be operated in the requested mode. Additionally, if (A) the operator of any Jointly-Owned Plant elects, pursuant to its contractual rights related thereto, to switch the then-current operating mode of the applicable Jointly-Owned Plant, (B) the Provider Parties, pursuant to their contractual rights related thereto, have the ability to elect in or out of such operating mode change proposed to be made by such operator (whether to veto such change or trigger any alternate rights in favor of the Provider Parties with respect to such operating mode change), and (C) within three Business Days following its receipt of written Notice from Processor of such operating mode change as described in Section 3.5(c) above, Customer elects in writing for the Provider Parties to act on the applicable rights described in subpart (B) above, then, upon receipt of such election, the Provider Parties shall exercise (or cause to be exercised) such applicable rights in respect of such Jointly-Owned Plant. In connection therewith, should the Provider Parties be entitled to, and receive, any liquidated amounts pursuant to any contractual arrangement related to a Jointly-Owned Plant in connection with the exercise of any such rights related to such Jointly-Owned Plant, the Provider Parties agree to turn over such liquidated amounts to Customer promptly upon the Provider Parties’ receipt thereof.

(ii) Assuming that all Customer Gas and Customer Injected Liquids Tendered by or on behalf of Customer at the applicable Receipt Points meet the respective quality specifications contained in Section 1.1 of the Operating Terms, Processor shall use its commercially reasonable efforts to cause the applicable Plant(s) to (A) achieve the recovery rates set forth in Exhibit G (as such Exhibit may be updated from time to time by the Parties, whether to account for additional Plants or otherwise) for the applicable Plant under the heading “Ethane Recovery Mode” when operating in Ethane Recovery Mode, and (B) achieve the recovery rates set forth in Exhibit G (as such Exhibit may be updated from time to time by the Parties, whether to account for additional Plants or otherwise) for the applicable Plant under the heading “Ethane Rejection Mode” when operating in Ethane Rejection Mode.

8

(iii) To the extent that ethane is not recovered (or is recovered but returned to the Residue Gas stream), it shall be accounted for to Customer as part of Customer Residue Gas. To the extent that ethane is separately recovered (and not returned to the Residue Gas stream), then ethane shall be accounted for to Customer as a Customer NGL.

(d) [The base operating mode of the TGP (and any other applicable Plant that has such capabilities) will be “Sulfur Recovery Mode”, for the separate recovery of sulfur from the Gas and Injected Liquid stream delivered thereto. If (i) Provider, in its sole discretion, believes that operating in Sulfur Recovery Mode would be reasonably likely to (A) cause Provider to not be able to deliver the Combined Processing Services hereunder in accordance with this Agreement, (B) cause the Provider Group or any portion of the Bakken System (including such Plant System), to be unable to comply with any applicable Law, (C) cause any adverse effect on the Provider Group, any portion of the Bakken System (including such Plant System) or any other asset of the Provider Group, or (D) result in any Customer Residue Gas (other than any Customer Residue Gas constituting Agreement Fuel and Losses) or NGLs failing to meet any quality specifications of any Downstream Facility, or (ii) the Customer Gas and/or Customer Injected Liquids delivered hereunder to the Receipt Points applicable to such Plant contain less than a total of [***] percent ([***]%) by volume of hydrogen sulfide, then, in any such case, Provider may cause such Plant to cease operating in Sulfur Recovery Mode. Provider shall give Customer written Notice of any determination made by Provider to cease operating any applicable Plant in Sulfur Recovery Mode as far in advance as is reasonably possible from the date upon which Provider intends to cease operating such Plant in Sulfur Recovery Mode.]

Section 3.6 Reports. The Provider Parties shall file all necessary reports and/or notices required by applicable Laws with respect to the performance by the Provider Parties of the Agreement Services pursuant to this Agreement.

Section 3.7 Third Party Facilities. Except for situations of Force Majeure, or as may be required by necessary repairs, maintenance, anticipated curtailments, or outages on the Gathering System, Bakken System or facilities downstream of the Gathering System or Bakken System, or as otherwise agreed by the Parties, the Provider Parties shall not utilize or substitute any Gas gathering or compression facilities other than the Gathering System or Gas processing and/or NGL fractionation facilities other than the Bakken System for performance of the Agreement Services under this Agreement, and then only with Notice to Customer as soon as reasonably practicable for any such excepted use or substitution. For the avoidance of doubt, the Provider Parties shall be entitled, to the extent necessary to address (a) situations of Force Majeure or (b) necessary repairs, maintenance, outages, or other curtailment events, in each case, to provide the Combined Processing Services with respect to the Customer Gas delivered hereunder at any applicable Plant System, notwithstanding the fact that Customer Nominated such Customer Gas to a different Plant System.

9

Section 3.8 Pad Site Compression. If any member of the Customer Group desires to obtain pad-site compression services in connection with gas lift operations in the Dedicated Area (“Upstream Compression Services”) from any Third Party, Customer shall first provide the Provider Parties written Notice of such desire, together with the specifications and other requirements for such Upstream Compression Services (the “ROFO Notice”). The Provider Parties shall have 30 Days after receipt of any such ROFO Notice from Customer to deliver to Customer a written proposal setting forth the terms and conditions (including pricing) on which the Provider Parties are willing to provide such Upstream Compression Services (the “Provider Parties Offer”). If the Provider Parties timely deliver a Provider Parties Offer, Customer shall have 30 Days after receipt thereof to elect, by written Notice to the Provider Parties, whether to accept or reject the Provider Parties Offer. If Customer accepts the Provider Parties Offer, the Parties shall negotiate in good faith and enter into a separate agreement regarding the provision of such Upstream Compression Services by the Provider Parties substantially on the terms and conditions set forth in the Provider Parties Offer. If (a) the Provider Parties notify Customer in writing that they decline to provide such Upstream Compression Services, (b) the Provider Parties fail to deliver a Provider Parties Offer within such 30-Day period, or (c) Customer rejects the Provider Parties Offer (or fails to accept the Provider Parties Offer within the 30-Day acceptance period), then the Customer Group shall have the right, but not the obligation, to engage any Third Party to perform such Upstream Compression Services for the benefit of the Customer Group on terms and conditions no more favorable to such Third Party than those set forth in the Provider Parties Offer. If the Customer Group does not enter into an agreement for such Upstream Compression Services with a Third Party within 180 Days following the expiration or waiver of the Provider Parties’ right of first offer hereunder, Customer shall again comply with the provisions of this Section 3.8 before entering into any such agreement.

ARTICLE 4

DEDICATION OF PRODUCTION

Section 4.1 Dedication.

(a) Subject to the provisions of this Section 4.1 through Section 4.6 and Article 17, Customer exclusively dedicates and commits to deliver to the Provider Parties under this Agreement all Customer Gas formerly owned or Controlled by Producer and produced from those oil and gas properties located in the area described on Exhibit B (such area, as the same may be modified from time to time by the Parties hereunder, the “Dedicated Area”) that are operated by Producer or that are not operated by Producer, but from which Producer has elected to take its applicable production in-kind (such Gas, “Dedicated Producer Gas”).

(b) All Dedicated Producer Gas that (i) is not described in Section 4.1(c), (ii) is not subject to a Conflicting Dedication, (iii) has not been reserved and utilized by Customer pursuant to Section 4.3, and (iv) has not been released (either temporarily or permanently) from dedication pursuant to Section 4.4, Section 8.2, Section 8.5, Section 13.1 or any other applicable provision of this Agreement is referred to collectively hereunder as “Dedicated Production”.

(c) Notwithstanding anything in this Agreement to the contrary, any Dedicated Producer Gas (i) that is produced from a well that is operated by a Non-Party that is not an Affiliate of Customer, and (ii) that such Non-Party operator (and not Customer or any of Customer’s Affiliates) markets under applicable contractual arrangements with respect to such well and such Customer Gas, shall not be considered “Dedicated Production” hereunder.

10

Section 4.2 Conflicting Dedications. Notwithstanding anything in this Agreement to the contrary, Customer shall have the right to comply with each gathering agreement or any commitment or arrangement (including any volume commitment) that would require any Customer Gas (a) to be gathered on any gathering system or similar system other than the Gathering System, (b) delivered to another processing system not included in the Bakken System or (c) utilize a terminal facility, pipeline system, storage facility or other similar systems or facilities other than the NGL Terminals System (each, a “Conflicting Dedication”) that (A) is in effect as of the Effective Time and is described in Exhibit C, or (B) is applicable and in effect as of the date that Customer acquires Control of any Gas produced from lands covered by the Dedicated Area that was not under the Control of Customer as of the Effective Time. Notwithstanding the foregoing, Customer shall only have the right to comply with the applicable Conflicting Dedication up to and until the first Day of the Month following the termination of such Conflicting Dedication (without giving effect to any right of Customer to renew or extend the term of such Conflicting Dedication). For the avoidance of doubt, any Customer Gas that, but for a Conflicting Dedication, would be considered “Dedicated Production” hereunder, shall, automatically upon the termination of the applicable Conflicting Dedication, be considered “Dedicated Production” hereunder. As of the Effective Time, Customer represents that, except as set forth in Exhibit C, the Dedicated Production is not subject to any Conflicting Dedication.

Section 4.3 Customer’s Reservations. Customer reserves the following rights respecting Dedicated Producer Gas for itself and Producer and its and their Affiliates:

(a) to deliver or furnish to the applicable lessors, holders of other burdens on production and its non-operating working interest owner partners such Customer Gas as is required to satisfy the terms of any and all applicable oil and gas leases, pooling orders or other applicable instruments or applicable Law;

(b) With respect to any volumes of Customer Gas delivered to Third Parties pursuant to the Third Party Gas Purchase Agreements, the sole and exclusive right to process or arrange for the processing (including for purposes of liquids extraction) of such Customer Gas;

(c) to operate leases and Wells free from any control by the Provider Parties and in such manner as any of Customer or Producer or any Affiliate of Customer or Producer, in its sole discretion, may deem advisable, including the right to determine the maximum efficient rate of flow for any Well (including the right to curtail production), to establish pooling and spacing units, to drill new Wells (including the right to determine where and when to drill any such Well), to repair and rework old Wells, to shut in Wells or, when operationally necessary, flare production, to install and operate equipment upstream of the Receipt Points allowing such Person to regulate and reduce the pressure of its Gas in order for the Gas to be delivered to the Receipt Points (including such mechanical separation equipment that is reasonably required to remove any free liquids in such Gas resulting from the reduction of pressure to meet the Quality Specifications and pressure requirements hereunder), and to abandon any Well or renew, terminate or surrender any lease in whole or in part when it no longer is deemed by such Person to be capable of producing Gas in paying quantities under normal methods of operation, or it is no longer economic, as determined in such Person’s sole judgment, to produce from such Well or lease;

11

(d) the right to use Gas for development, production, operations and fuel, including the right to use Gas produced from or attributable to the Dedicated Area for such operations, deepening, gas lift operations, treating, reinjection, cycling and recycling, re-pressuring or other supplemental recovery operations, or to introduce gas or any other extraneous substances, including air, into Wells in the Dedicated Area or into the formation or formations from which said Wells are producing, in each such case even if such use may result in reductions in Gas delivered to the Provider Parties hereunder;

(e) to treat Gas at the wellhead for the removal of contaminants as necessary to comply with the Quality Specifications; and

(f) subject to compliance with Section 3.8, to allow Gas utilized for Upstream Compression Services provided by Third Parties that is ultimately produced through the applicable Wells to be delivered to Third Parties or reutilized for Upstream Compression Services.

Section 4.4 Releases from Dedication.

(a) If the Provider Parties have failed to complete the facilities necessary to connect a Planned Receipt Point or an AIC Receipt Point that the Provider Parties are obligated to connect to the Gathering System:

(i) (A) by the first to occur of (1) the applicable Target Connection Date for such Planned Receipt Point or AIC Receipt Point and (2) the first Day upon which Customer is ready to commence deliveries of Dedicated Producer Gas into such Planned Receipt Point or AIC Receipt Point, Customer shall be entitled to automatically receive a temporary release from the dedication hereunder of any Dedicated Production that would otherwise be deliverable hereunder at such Planned Receipt Point or AIC Receipt Point, as applicable, and (B) in the event of such temporary release from the dedication hereunder, on the later to occur of (1) the applicable Target Connection Date for such Planned Receipt Point or AIC Receipt Point and (2) the first Day upon which Customer is ready to commence deliveries of Dedicated Producer Gas into such Planned Receipt Point or AIC Receipt Point, Customer shall be entitled to automatically receive a corresponding credit to the Deemed GGPA Revenues for each applicable Quarter as described in the definition of “Deemed GGPA Revenues”, provided that Customer shall provide the Provider Parties written Notice of any deliveries of Dedicated Producer Gas subject to temporary release hereunder to Third Parties; and

(ii) as of 90 Days after the applicable Target Connection Date, then, upon written Notice from Customer to the Provider Parties, (A) the volumes of Dedicated Production that would otherwise be deliverable hereunder at such Planned Receipt Point or AIC Receipt Point shall be permanently released from the terms and conditions of this Agreement (including the dedication) and Customer may deliver and commit such Customer Gas that was formerly Dedicated Production to such other gatherer or gatherers as it shall determine in its sole discretion, and (B) Customer shall be entitled to a reduction in the Minimum Revenue Commitment in respect of such permanent release in an amount described in Section 6.1.

12

(b) Certain Dedicated Production shall also be temporarily released from dedication under this Agreement in the event of:

(i) any curtailment or interruption of the Agreement Services to be provided to Customer for any reason other than Customer Fault, which temporary release shall be effective immediately upon the occurrence of such curtailment or interruption;

(ii) a material breach of this Agreement by a Provider Party as provided in Section 13.1(b); or

(iii) an Order of a Governmental Authority that causes the curtailment of the Agreement Services to Customer as provided in Section 8.2,

and in each case, Customer shall be entitled to automatically receive a corresponding credit to the Deemed GGPA Revenues for each applicable Quarter as described in the definition of “Deemed GGPA Revenues”, provided that Customer shall provide the Provider Parties written Notice of any deliveries of Dedicated Producer Gas subject to temporary release hereunder to Third Parties.

(c) Customer may, at its sole option, effective as of the commencement of any temporary release hereunder, deliver all or any portion of the Dedicated Production to an alternative market, purchaser, pipeline or transporter during the period it is released. Upon the cessation of the temporary release, the Dedicated Production shall again become dedicated under this Agreement, and Customer shall resume delivery of the Dedicated Production to the Provider Parties, no later than the first Day of the delivery Month following the Month in which the Provider Parties notify Customer not less than 24 hours prior to the Monthly nomination deadline for such delivery Month that the Provider Parties are again able to receive all such Dedicated Production. Notwithstanding anything to the contrary in the preceding sentence, if a temporary release is likely, in the good faith opinion of Customer, to (i) last more than 14 Days but less than 90 Days, then Customer reserves the right to enter into a Third Party commitment for such released Dedicated Production for a period not to exceed 90 Days, and (ii) last more than 90 Days, then Customer reserves the right to enter into a Third Party commitment for such released Dedicated Production for a period not to exceed 12 Months and, in each case, the Provider Parties shall release all rights to Customer for such released Dedicated Production for the duration of such Third Party commitment. Customer shall notify the Provider Parties within ten Business Days following such commitment to a Third Party and the Provider Parties shall not contest Customer’s right to commit such released Dedicated Production to any Third Party in accordance with the terms of this Section 4.4(c) during such period.

(d) Additional Permanent Release Rights.

(i) If (A) the Provider Parties suspend, curtail, are unable or fail to take receipt of any volume of Dedicated Production at any Receipt Point for any reason other than a Customer Fault (including Force Majeure affecting the Provider Parties), and (B) such suspension, curtailment, inability or failure continues for more than 180 consecutive Days or 270 Days in any 365 consecutive Day period, then Customer, at its option, shall be entitled to a permanent release of the affected Dedicated Production from the terms and conditions of this Agreement (including the dedication hereunder) by delivering written

13

Notice thereof to the Provider Parties, which permanent release shall be granted immediately upon the Provider Parties’ receipt of such Customer’s Notice; provided that Customer must deliver such written request within 180 Days following the applicable time period above giving rise to Customer’s right to elect such permanent release.

(ii) If any Provider Group Infrastructure Plan specifies that any Planned Receipt Point with respect to Gas to be delivered into the Gathering System will be a Rejected Planned Receipt Point and Customer does not elect to connect such Rejected Planned Receipt Point to the Gathering System as an AIC Receipt Point pursuant to Section 5.5 within the period prescribed in such provision, all Gas that would otherwise be Dedicated Production and would otherwise be deliverable hereunder at such Planned Receipt Point shall automatically be permanently released from the terms of this Agreement (including the dedication hereunder).

(iii) Upon the termination of this Agreement with respect to any Subsystem, Plant System or NGL Terminals System under Section 10.1(b), all Gas that would otherwise be Dedicated Production and would otherwise be deliverable hereunder to Receipt Points associated with, or otherwise serviced by, such Subsystem, Plant System or NGL Terminals System shall automatically be permanently released from the terms of this Agreement (including the dedication hereunder).

Section 4.5 Instrument Reflecting Permanent Release. To the extent Customer is entitled to a permanent release pursuant to the terms of this Agreement, within 15 Days after the request of Customer, the Parties shall execute and deliver a permanent release in form and substance reasonably acceptable to Customer memorializing the release of the applicable Dedicated Producer Gas and the associated interests of Producer within the Dedicated Area from the terms and conditions of this Agreement (including the dedication hereunder).

Section 4.6 Exchange of Acreage. In the event that Producer or any Affiliate of Producer proposes to enter into an agreement to exchange certain Interests within the Dedicated Area (the “Outbound Interests”) for other interests not owned by Producer or its Affiliates in Interests in the Dedicated Area and not otherwise dedicated to any Third Party (the “New Interests”), the Provider Parties, in return for the Gas produced from and/or attributable to such New Interests being dedicated under this Agreement (subject to all of the exceptions to dedication set forth herein), shall release the Outbound Interests and all Gas produced from and/or attributable to such Outbound Interests from the terms and conditions of this Agreement (including the dedication hereunder), if the aggregate production and development potential of the New Interests to Customer is, as determined by Customer in good faith based on existing reserve reports, equivalent to or better than the aggregate development potential to Customer of the Outbound Interests. At any time within 30 Days after receipt of Notice from Customer of any such proposed acreage exchange, the Provider Parties shall provide Notice to Customer indicating either (i) the Provider Parties’ agreement that the Outbound Interests and New Interests with respect to such proposed acreage exchange are equivalent or (ii) the Provider Parties’ determination that the Outbound Interests and New Interests with respect to such proposed acreage exchange are not equivalent, in the reasonable opinion of the Provider Parties, in each case in accordance with the terms of this Section 4.6, provided that in the event the Provider Parties make a determination that such interests are not equivalent, Customer may dispute such determination pursuant to the terms and conditions of Section 19.8(f). Failure of the Provider Parties to object to any such acreage exchange on such basis within such 30 Day period shall be deemed acceptance of such acreage exchange.

14

ARTICLE 5

DEVELOPMENT PLAN; PROVIDER GROUP INFRASTRUCTURE PLAN;

CONNECTION OF WELLS

Section 5.1 Development Plans.

(a) Customer Group has provided Provider Group with a report attached hereto as Exhibit D (the “Current Development Plan”) describing in detail, as of the Effective Time, the planned development and production activities to take place with respect to MRC Agreement Production for the applicable Development Period. The information contained in the Current Development Plan is broken out on a Product basis (and Provider Group Infrastructure System basis) and, with respect to the first three Years covered by the Current Development Plan, on a Quarter-by-Quarter basis, and, with respect to the remaining Years covered by the Current Development Plan, on a Year-by-Year basis.

(b) From time to time during each Year of the Term, Customer Group and Provider Group shall meet to discuss the planned development and production activities that Customer Group expects to take place with respect to MRC Agreement Production for the then-applicable Development Period. Customer Group and Provider Group shall each make their respective representatives available to participate in such meetings and discussions. Customer Group shall provide (or cause to be provided) to Provider Group an updated Development Plan at least once annually, no later than October 1 of each such Year, prepared on the same basis as the Current Development Plan and describing the planned development and production activities to take place with respect to MRC Agreement Production for the then-applicable Development Period (any such update provided pursuant to this Section 5.1(b), an “Updated Development Plan” and, together with the Current Development Plan, as modified by an applicable Development Plan Amendment, each, a “Development Plan”).

(c) For the avoidance of doubt, each Development Plan is provided on a consolidated basis across all MRC Agreements covering all Products, and shall contain specific information for each Product.

(d) Each Development Plan in respect of Year 2028 and thereafter shall include information as to the following with respect to then-current and potential MRC Agreement Production, in each case, with respect to the first three Years covered by such Development Plan, on a Quarter-by-Quarter basis, and, with respect to the remaining Years covered by such Development Plan, on a Year-by-Year basis:

(i) forward-looking production estimates (without, for the avoidance of doubt, accounting for any period of scheduled maintenance on the Provider Group Infrastructure) for the applicable time period covered by such Development Plan for all MRC Agreement Production, broken out on a Product basis, which shall include, in the case of Gas and Injected Liquids, volumes of Gas and Injected Liquids to be delivered into the Receipt

15

Points, volumes of NGLs to receive NGL Services (as well as an estimate of the volumes to be loaded at Rail Loading Points) that Customer Group reasonably and in good faith believes will be produced from (A) in the aggregate, all MRC Wells then-existing and (B) in the aggregate, any Planned MRC Wells included in such Development Plan. The collective estimates described above for each Product, with respect to a particular Quarter, an entire Year, and the applicable Development Period, in the aggregate, are referred to herein as the “MRC Agreement Production Estimates” for such Product;

(ii) the MRC Agreement Revenue Estimate (without, for the avoidance of doubt, accounting for any period of scheduled maintenance on the Provider Group Infrastructure) for each of the 12 Quarters in the following three-Year period (broken out by the Agreement Revenue Estimate, the Crude Oil Gathering and Terminal Services Agreement Revenue Estimate and the A&R Produced Water Agreement Revenue Estimate, in each case, for each such Quarter);

(iii) all MRC Wells, broken out on a Product basis, that, as of the date such Development Plan was delivered, are (A) currently in existence or (B) awaiting connection to the applicable Provider Group Infrastructure System and, in the case of currently connected MRC Wells, the Product and volumes of Product therefrom being delivered into the applicable Provider Group Infrastructure System;

(iv) the number of MRC Wells that are expected to be placed on production (“POP”) during the time period covered by such Development Plan (each such MRC Well reflected in such Development Plan, a “Planned MRC Well”), and the estimated timing of the POP date of such Planned MRC Wells;

(v) the number of new receipt points proposed by Customer with respect to the MRC Agreement Production Estimate for each separate Provider Group Infrastructure System that Customer Group desires be connected to the Provider Group Infrastructure in the following two Years (each such receipt point, a “Planned Receipt Point”), the approximate location of each such Planned Receipt Point, the desired in-service date of each such Planned Receipt Point and the estimated portion of the production contained in such Development Plan that Customer Group expects to be received at such Planned Receipt Point;

(vi) (A) each new MRC Agreement Delivery Point (including the location thereof) proposed by Customer Group that Customer Group desires be connected to the Provider Group Infrastructure in the following two Years (each such new MRC Agreement Delivery Point, a “Planned Delivery Point”), the approximate location of each such Planned Delivery Point and the desired in-service date of each such Planned Delivery Point, (B) each MRC Agreement Delivery Point at which Customer Group expects Product reflected in such Development Plan to be redelivered to Customer Group (on a Product by Product basis, including, in the case of Gas, Drip Liquids), and (C) the estimated portion of the production contained in such Development Plan that Customer Group expects to be redelivered to Customer Group at each such MRC Agreement Delivery Point and Planned Delivery Point;

16

(vii) any proposed revision to the then-existing Dedicated Area; and

(viii) other information reasonably requested by Provider Group that is relevant to the design, construction, and operation of the Provider Group Infrastructure.

Section 5.2 Provider Group Infrastructure Plans. The Provider Group has provided Customer Group with a report attached hereto as Exhibit E (the “Current Provider Group Infrastructure Plan”) describing and/or depicting, as of the Effective Time, the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Provider Group Infrastructure to be able to provide Provider Group Infrastructure Services to Customer in accordance with the Current Development Plan.

(a) From time to time during each Year of the Term (but not less than Quarterly), Provider Group and Customer Group shall meet to discuss any modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Provider Group Infrastructure to be able to provide Provider Group Infrastructure Services to Customer Group to meet the planned development and production activities that Customer Group expects to take place with respect to MRC Agreement Production for the then-applicable Development Period. Further, at such meetings, the Provider Group and Customer Group may discuss any issues associated with quality specifications (including the Quality Specifications hereunder) set forth in the MRC Agreements. Following the receipt of an Updated Development Plan from Customer Group, Provider Group shall (i) first develop and provide to Customer Group a high-level summary of any update to the Current Provider Group Infrastructure Plan and (ii) within 30 Days after receipt of any Updated Development Plan or Development Plan Amendment provided by Customer Group to Provider Group, develop and provide to Customer Group a fully detailed version of such update to the Current Provider Group Infrastructure Plan describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions that Provider Group would be required to undertake to provide Provider Group Infrastructure Services to Customer Group for the activities contemplated in the most current Development Plan, as well as any other development activities that it intends to undertake in connection with the provision of Provider Group Infrastructure Services to Customer Group (each such detailed plan, as the plan may be updated or amended from time to time, a “Provider Group Infrastructure Plan”). Notwithstanding anything to the contrary herein, Provider Group shall be obligated to connect (I) each Planned Receipt Point in a Development Plan that is located not more than two miles from the Gathering System (as the Gathering System exists at the time of such Development Plan or as it is contemplated to be expanded in the most recent Provider Group Infrastructure Plan), and (II) each Planned MRC Well that is to be connected to a Receipt Point or Planned Receipt Point.

(b) Each Provider Group Infrastructure Plan in respect of Year 2028 and thereafter (and any updated Provider Group Infrastructure Plans delivered to Customer Group pursuant to Section 5.3(c)) shall include information as to the following (as to each Provider Group Infrastructure System):

(i) all MRC Agreement Receipt Points and MRC Agreement Delivery Points served or to be served by each Provider Group Infrastructure System, including, where applicable, the contractual operating pressures and maximum operating pressures thereof, as well as a list of any Planned Receipt Points (and the associated Target Connection Dates)

17

and Planned Delivery Points from Customer Group’s most recent Development Plan that Provider Group intends or is obligated to connect to the Provider Group Infrastructure (provided that if Provider Group does not expressly agree in a Provider Group Infrastructure Plan to connect any Planned Receipt Point that it is not obligated to connect to the Provider Group Infrastructure or Planned Delivery Point identified in the most recent Development Plan, Provider Group shall be deemed to have elected not to connect such Planned Receipt Point or Planned Delivery Point, and provided further that once Provider Group elects to connect a Planned Receipt Point that it is not obligated to connect to the Provider Group Infrastructure or Planned Delivery Point in a Provider Group Infrastructure Plan, Provider Group shall not be entitled to thereafter elect not to so connect such Planned Receipt Point or Planned Delivery Point);

(ii) any Planned Receipt Points that Provider Group is not obligated to connect to the Provider Group Infrastructure from the most recent Updated Development Plan that Provider Group elects not to connect to the Provider Group Infrastructure (each, a “Rejected Planned Receipt Point”) (subject always to (A) Customer’s rights in Section 5.5 and (B) the Provider Parties’ obligations in Section 5.7) and/or Planned Delivery Points from the most recent Updated Development Plan that Provider Group elects not to add to the Provider Group Infrastructure (each, a “Rejected Planned Delivery Point”) (subject always to (A) Customer’s rights in Section 5.6 and (B) the Provider Parties’ obligations in Section 5.7), as well as Provider Group’s good faith estimate of the Third Party out of pocket expenses that would be reasonably incurred by Provider Group in connection with connecting any such Rejected Planned Receipt Point (the “Rejected Planned Receipt Point Connection Costs” for such Rejected Planned Receipt Point) and/or Rejected Planned Delivery Point (the “Rejected Planned Delivery Point Connection Costs” for such Rejected Planned Delivery Point);

(iii) a description of all modifications, enhancements and/or extensions to any Provider Group Infrastructure System (including additional compression, but excluding Receipt Points and Delivery Points) that Provider Group is committing to build (collectively, the “System Enhancements”);

(iv) descriptions of any acquisition by Provider Group of any midstream infrastructure that Provider Group intends to make in order to provide the Provider Group Infrastructure Services as set forth in the applicable Development Plan (each, a “Provider Group Infrastructure Acquisition”); and

(v) the estimated schedule for completing the acquisition and/or construction and placement into service of the planned System Enhancements and Provider Group Infrastructure Acquisitions (such estimate, with respect to each such activity, the “Target Completion Date”).

18

Section 5.3 Meetings on Development Plans and Provider Group Infrastructure Plans; Amendments to Development Plan and Provider Group Infrastructure Plans.

(a) Customer Group shall make representatives of Customer Group available to discuss each Updated Development Plan from time to time with Provider Group and its representatives at Provider Group’s request. Provider Group shall make representatives of Provider Group available to discuss each Provider Group Infrastructure Plan from time to time with Customer Group and its representatives at Customer Group’s request.

(b) Provider Group and Customer Group and their respective representatives shall meet not less frequently than Quarterly during the Term. At all such meetings, Provider Group and Customer Group shall exchange updated information about Updated Development Plans and Provider Group Infrastructure Plans, and shall have the opportunity to discuss and provide comments on the other’s plans.

(c) Customer Group may deliver to Provider Group, from time to time, an amendment to the current Development Plan (a “Development Plan Amendment”). Following delivery of such Development Plan Amendment, the Parties shall meet to discuss the adoption of any such Development Plan Amendment, and Provider Group shall consider in good faith any corresponding amendments to the Provider Group Infrastructure Plan as necessary or helpful to accommodate any such Development Plan Amendments, and shall provide an update to each such Provider Group Infrastructure Plan in response to such Development Plan Amendment in accordance with Section 5.2(a).

Section 5.4 Expansion of Provider Group Infrastructure; System Enhancements and Provider Group Infrastructure Acquisitions.

(a) Provider Group shall, at its sole cost and expense, acquire, design, construct and operate all System Enhancements and use commercially reasonable efforts to complete all Provider Group Infrastructure Acquisitions contained in the then-current Provider Group Infrastructure Plan on the schedules provided therein for the purpose of providing Provider Group Infrastructure Services in accordance with this Agreement.

(b) Provider Group is responsible, at its sole cost, for the acquisition and maintenance of rights of way, surface use and/or surface access agreements necessary to construct, own and operate the Provider Group Infrastructure and provide the Provider Group Infrastructure Services under the MRC Agreements (including any System Enhancements and Provider Group Infrastructure Acquisitions); provided, however, that in the event (i) any right of way, surface use and/or surface access agreement necessary to construct, own or operate any System Enhancement or Provider Group Infrastructure Acquisition cannot be obtained by Provider Group on terms and conditions reasonably acceptable to Provider Group, and (ii) Customer Group cannot facilitate Provider Group’s receipt of any such necessary right of way, surface use and/or surface access agreement on terms and conditions reasonably acceptable to Provider Group, then, subject always to Customer’s other rights hereunder, Provider Group shall not be obligated to complete such System Enhancement or Provider Group Infrastructure Acquisition. Provider Group agrees to provide Customer Group with quarterly updates as to the progress of any then-approved System Enhancements and Provider Group Infrastructure Acquisitions. Additionally, should Provider Group reasonably believe that any System Enhancement or Provider Group Infrastructure Acquisition will not be completed and placed in-service by the applicable Target Completion Date reflected in the applicable Provider Group Infrastructure Plan, Provider Group shall send written Notice to Customer Group of such delay promptly upon Provider Group’s determination that such delay will be reasonably likely to occur, together with an estimate of the length of such delay, as well as periodic updates during the continuance of any such delay, and Provider Group shall use commercially reasonable efforts to minimize any and all such delays to the greatest extent practicable.

19

(c) Each of Provider Group and Customer Group agrees to work together in good faith to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to acquire, construct, own and operate each System Enhancement and Provider Group Infrastructure Acquisition as expeditiously as reasonably practicable. Provider Group and Customer Group further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

(d) Upon the completion of any System Enhancement or Provider Group Infrastructure Acquisition constituting (or that includes) a Planned Receipt Point or a Planned Delivery Point relating to the Gathering System (or the completion of any AIC Receipt Point or AIC Delivery Point), the Parties shall update Exhibit H, Exhibit I or Exhibit I-1, as applicable, to include such new Receipt Point or new Delivery Point.

(e) To the extent Producer is legally and contractually able to do so without obtaining any contractual consents (other than consents which are not to be unreasonably withheld, conditioned or delayed by the consent holder thereof and which the failure to obtain such consent will neither (x) cause Producer’s Interests to be void or voidable nor (y) give rise to any right of termination) or paying any consent fees (other than de minimis consent fees), or causing unreasonable interference with the operations of Producer or any Affiliate of Producer, in each case in Customer’s reasonable discretion, Customer shall cause Producer or its Affiliate to grant to the Provider Parties a non-exclusive temporary easement and the right to ingress and egress on the relevant Interests of Producer or its Affiliate as may be reasonably necessary to perform the Combined Gathering Services, provided that the Provider Parties HEREBY COVENANT AND AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE CUSTOMER GROUP FROM, AGAINST AND IN RESPECT OF ANY AND ALL DAMAGES INCURRED BY ANY OF THE CUSTOMER GROUP IN CONNECTION WITH THE PROVIDER PARTIES’ USE OF SUCH TEMPORARY EASEMENT AND RIGHT OF INGRESS AND EGRESS, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE CUSTOMER GROUP.

Section 5.5 Customer Right to Connect Rejected Planned Receipt Points. In the event that the Provider Parties deem any Planned Receipt Point relating to the Gathering System that they are not obligated to connect to the Gathering System pursuant to a Development Plan to be a Rejected Planned Receipt Point pursuant to a Provider Group Infrastructure Plan, Customer shall nonetheless have the right but not the obligation to require the Provider Parties to connect such Rejected Planned Receipt Point to the Gathering System by written Notice to the Provider Parties (an “AIC Receipt Point Connection Notice”, and such Rejected Planned Receipt Point, an “AIC Receipt Point”) at any time on or before the one-year anniversary of the delivery of the Provider Group Infrastructure Plan that deemed such Planned Receipt Point to be a Rejected Planned Receipt Point. On or before the first Day of the first Month that is not less than eight Months after the delivery of an AIC Receipt Point Connection Notice, the Provider Parties shall cause such AIC Receipt Point to be connected to the Gathering System and ready to commence

20

services, and from and after the connection of such AIC Receipt Point, such AIC Receipt Point shall be a Receipt Point for all purposes hereunder. Upon the completion of the connection of such AIC Receipt Point and the commencement of deliveries of Dedicated Production to such AIC Receipt Point, for each of the first [***] Years commencing in the first January that is not less than 12 Months following the completion of such connection and the commencement of service at such AIC Receipt Point (the “AIC Receipt Point Reimbursement Period” for such AIC Receipt Point), in the payment of the Invoice issued for January of such Year, Customer shall pay the Provider Parties the AIC Receipt Point Reimbursement Amount for such AIC Receipt Point for such Year, provided that (a) Customer shall have no obligation to pay the Combined Gathering Services Fee (or any other fee) for Combined Gathering Services provided by the Provider Parties in respect of any Customer Gas delivered to an AIC Receipt Point (it being agreed that payments of the AIC Receipt Point Reimbursement Amounts in respect of such AIC Receipt Point are full and adequate consideration for all such Combined Gathering Services); (b) if this Agreement is terminated as a result of Customer default or the Term expires, in either case prior to the end of the AIC Receipt Point Reimbursement Period for an AIC Receipt Point, then within 30 Days after such termination or expiration, Customer shall pay the Provider Parties, in respect of such AIC Receipt Point, an amount equal to the aggregate present value, determined as of the date of such termination or expiration (the “AIC Receipt Point Determination Date”), of each AIC Receipt Point Reimbursement Amount for such AIC Receipt Point that is scheduled to be paid hereunder on a date following the AIC Receipt Point Determination Date, to the extent unpaid as of the AIC Receipt Point Determination Date (each such unpaid amount or portion thereof, an “Unpaid AIC Receipt Point Payment”); and (c) in the event any such Rejected Planned Receipt Point Connection Costs are contested by Customer pursuant to Section 5.8, Customer shall have no obligation to make any AIC Receipt Point Reimbursement Amount payments until the final resolution of the amount of such Rejected Planned Receipt Point Connection Costs pursuant to Section 5.8. “Present value” of each Unpaid AIC Receipt Point Payment, as used in the preceding sentence, shall be calculated by dividing such Unpaid AIC Receipt Point Payment by ([***])^(N/365), where “N” equals the actual number of days from (but excluding) the AIC Receipt Point Determination Date to (and including) the date on which such Unpaid AIC Receipt Point Payment was scheduled to be paid hereunder, determined on the basis of a 365-day year (regardless of whether such period includes a day occurring in a leap year). For the avoidance of doubt, (i) no AIC Receipt Point Reimbursement Amount that has been paid as of the AIC Receipt Point Determination Date shall be included in, or credited against, the calculation described in clause (b) above, (ii) the scheduled payment date for each AIC Receipt Point Reimbursement Amount shall be the date on which payment of the Invoice issued in respect of Agreement Services for January of the applicable Year is due hereunder, (iii) the amount payable under clause (b) above shall in no event be less than zero, and (iv) the AIC Receipt Point Reimbursement Amount for an AIC Receipt Point shall not include, and Customer shall have no obligation to pay, any amount that is duplicative or otherwise already included in the AIC Receipt Point Reimbursement Amount for any other AIC Receipt Point (including any AIC Receipt Point as defined in, and provided under, any of the other MRC Agreements). Notwithstanding anything to the contrary herein: (x) if the Dedicated Production attributable to an AIC Receipt Point is permanently released from the terms and conditions of this Agreement (including the dedication) pursuant to Section 4.4(a)(ii), Customer shall have no obligation to make any AIC Receipt Point Reimbursement Amount payments to the Provider Parties for such AIC Receipt Point; and (y) if this Agreement is terminated for any reason (excluding the expiration of the Term under Section 2.2) prior to the expiration of the AIC Receipt Point Reimbursement Period for such AIC Receipt Point other than as a result of Customer default, Customer shall have no obligation to pay any AIC Receipt Point Reimbursement Amount payments to the Provider Parties that have not already been paid as of the date of such termination.

21

Section 5.6 Customer Right to Connect Rejected Planned Delivery Points . In the event that the Provider Parties deem any Planned Delivery Point relating to the Bakken System or NGL Terminals System that they are not obligated to connect to the Bakken System or NGL Terminals System, as applicable, pursuant to a Development Plan to be a Rejected Planned Delivery Point pursuant to a Provider Group Infrastructure Plan, Customer shall nonetheless have the right but not the obligation to require the Provider Parties to connect such Rejected Planned Delivery Point to the Bakken System or NGL Terminals System by written Notice to the Provider Parties (an “AIC Delivery Point Connection Notice”, and such Rejected Planned Delivery Point, an “AIC Delivery Point”) at any time on or before the one-year anniversary of the delivery of the Provider Group Infrastructure Plan that deemed such Planned Delivery Point to be a Rejected Planned Delivery Point. On or before the first Day of the first Month that is not less than eight Months after the delivery of an AIC Delivery Point Connection Notice, the Provider Parties shall cause such AIC Delivery Point to be connected to the Bakken System or NGL Terminals System and ready to commence services, and from and after the connection of such AIC Delivery Point, such AIC Delivery Point shall be a Delivery Point for all purposes hereunder. Upon the completion of the connection of such AIC Delivery Point and the commencement of deliveries of Dedicated Production to such AIC Delivery Point, for each of the first [***] Years commencing in the first January that is not less than 12 Months following the completion of such connection and the commencement of service at such AIC Delivery Point (the “AIC Delivery Point Reimbursement Period” for such AIC Delivery Point), in the payment of the Invoice issued for January of such Year, Customer shall pay the Provider Parties the AIC Delivery Point Reimbursement Amount for such AIC Delivery Point for such Year, provided that (a) if this Agreement is terminated as a result of Customer default or the Term expires, in either case prior to the end of the AIC Delivery Point Reimbursement Period for an AIC Delivery Point, then within 30 Days after such termination or expiration, Customer shall pay the Provider Parties, in respect of such AIC Delivery Point, an amount equal to the aggregate present value, determined as of the date of such termination or expiration (the “AIC Delivery Point Determination Date”), of each AIC Delivery Point Reimbursement Amount for such AIC Delivery Point that is scheduled to be paid hereunder on a date following the AIC Delivery Point Determination Date, to the extent unpaid as of the AIC Delivery Point Determination Date (each such unpaid amount or portion thereof, an “Unpaid AIC Delivery Point Payment”); and (b) in the event any such Rejected Planned Delivery Point Connection Costs are contested by Customer pursuant to Section 5.8, Customer shall have no obligation to make any AIC Delivery Point Reimbursement Amount payments until the final resolution of the amount of such Rejected Planned Delivery Point Connection Costs pursuant to Section 5.8. “Present value” of each Unpaid AIC Delivery Point Payment, as used in the preceding sentence, shall be calculated by dividing such Unpaid AIC Delivery Point Payment by ([***])^(N/365), where “N” equals the actual number of days from (but excluding) the AIC Delivery Point Determination Date to (and including) the date on which such Unpaid AIC Delivery Point Payment was scheduled to be paid hereunder, determined on the basis of a 365-day year (regardless of whether such period includes a day occurring in a leap year). For the avoidance of doubt, (i) no AIC Delivery Point Reimbursement Amount that has been paid as of the AIC Delivery Point Determination Date shall be included in, or credited against, the

22

calculation described in clause (a) above, (ii) the scheduled payment date for each AIC Delivery Point Reimbursement Amount shall be the date on which payment of the Invoice issued in respect of Agreement Services for January of the applicable Year is due hereunder, (iii) the amount payable under clause (a) above shall in no event be less than zero, and (iv) the AIC Delivery Point Reimbursement Amount for an AIC Delivery Point shall not include, and Customer shall have no obligation to pay, any amount that is duplicative or otherwise already included in the AIC Delivery Point Reimbursement Amount for any other AIC Delivery Point (including any AIC Delivery Point as defined in, and provided under, any of the other MRC Agreements). Notwithstanding anything to the contrary herein: (x) if the Dedicated Production attributable to an AIC Delivery Point is permanently released from the terms and conditions of this Agreement (including the dedication) pursuant to Section 4.4(a)(ii), Customer shall have no obligation to make any AIC Delivery Point Reimbursement Amount payments to the Provider Parties for such AIC Delivery Point; and (y) if this Agreement is terminated for any reason (excluding the expiration of the Term under Section 2.2) prior to the expiration of the AIC Delivery Point Reimbursement Period for such AIC Delivery Point other than as a result of Customer default, Customer shall have no obligation to pay any AIC Delivery Point Reimbursement Amount payments to the Provider Parties that have not already been paid as of the date of such termination.

Section 5.7 The Provider Parties’ Obligation with respect to Planned Receipt Points and Planned Delivery Points. Notwithstanding anything to the contrary herein, the Provider Parties shall have no right to elect to treat any Planned Receipt Point as a Rejected Planned Receipt Point unless they would be unable to achieve a Minimum Return on the Rejected Planned Receipt Point Connection Costs for such Planned Receipt Point. If the Provider Parties elect to treat any Planned Receipt Point as a Rejected Planned Receipt Point, their applicable Provider Group Infrastructure Plan must provide reasonable supporting documentation and calculations supporting the Provider Parties’ contention that they would be unable to achieve a Minimum Return on the Rejected Planned Receipt Point Connection Costs for such Planned Receipt Point, subject always to Customer’s ability to contest such Minimum Return calculation pursuant to Section 5.8 (and if the Expert deems a Planned Receipt Point able to achieve a Minimum Return, then the Provider Parties shall have no right to treat such Planned Receipt Point as a Rejected Planned Receipt Point hereunder).

Section 5.8 Customer Right to Contest Rejected Planned Receipt Point Connection Costs and Insufficient Minimum Returns. In the event that Customer disagrees with the Provider Parties’ proposed Rejected Planned Receipt Point Connection Costs associated with a Rejected Planned Receipt Point or Minimum Return calculation with respect to any Rejected Planned Receipt Point proposed in any Provider Group Infrastructure Plan, Customer may provide the Provider Parties written Notice of such disagreement, and the Parties shall use good faith efforts to resolve such disagreement. If the Parties are unable to resolve any such disagreement within 30 Days after Customer delivered written Notice to the Provider Parties of such disagreement, any Party may refer such disagreement for final resolution pursuant to Section 19.8(f), and the Rejected Planned Receipt Point Connection Costs or Minimum Return calculation, as applicable, determined by the Expert thereunder shall be the Rejected Planned Receipt Point Connection Costs or Minimum Return calculation, as applicable, for all purposes hereunder for the applicable Rejected Planned Receipt Point.

23

ARTICLE 6

MINIMUM REVENUE COMMITMENT; SHORTFALL CREDITS

Section 6.1 MRC.

(a) Commencing on the Effective Time, for each Quarter during the MRC Term, subject to the other terms and conditions of this Agreement and the terms and conditions of the other MRC Agreements, Customer shall be obligated to (i) pay and/or be deemed to pay (as otherwise provided herein) a minimum amount of MRC Agreement Fees under the MRC Agreements (the “Minimum Revenue Commitment” or “MRC”) as provided therein or (ii) pay the Provider Parties the Shortfall Fee for such Quarter pursuant to Section 7.1(f). The MRCs for the Quarters occurring in Years 2027, 2028 and 2029 are set forth on Exhibit F attached hereto.

(b) Beginning in Year 2028, the MRC for any Quarter occurring in the then-subsequent three-Year period shall be equal to 80% of the applicable MRC Agreement Revenue Estimate for such Quarter associated with the then-current Development Plan (but, notwithstanding anything to the contrary herein, without regard to any Development Plan Amendments submitted by Customer Group with respect to such then-current Development Plan pursuant to Section 5.3(c)). For the avoidance of doubt, any annual estimate of MRC in any then-current Development Plan for any period beyond the first three Years of such Development Plan shall not be binding on the Parties for any purpose hereunder.

(c) Notwithstanding the foregoing and regardless of the MRC Agreement Revenue Estimate with respect to any Quarter included in any Updated Development Plan thereafter, but subject always to Section 6.1(d), Section 6.1(e) and Section 6.1(f), the MRC for such Quarter contained in any prior Development Plan shall not be reduced by such Updated Development Plan, but the applicable MRC for such Quarter may be increased in respect of such Updated Development Plan if the MRC Agreement Revenue Estimate for such Quarter is increased in such Updated Development Plan.

(d) From and after the Day on which all or any portion of Customer Gas is subsequently released from the terms and conditions of this Agreement (including the dedication hereunder) on a permanent basis in accordance with the terms of Article 4 or in accordance with an assignment and execution of Replacement Agreement pursuant to Section 17.1(b), the then-applicable MRC for the Quarter in which such release occurs and the MRC for each Quarter thereafter in the MRC Term shall in each case be permanently reduced by the amount of revenues (after accounting for all adjustments to the Fee set forth in Section 7.1(g) for the balance of the MRC Term) that was to be attributable to such Customer Gas in each such Quarter in the most recent Development Plan or Updated Development Plan, as applicable, in effect as of the Day upon which such Customer Gas was so permanently released. For the avoidance of doubt, the reductions to the MRC in respect of permanent releases from dedication described in this Section 6.1(d) are cumulative with the reductions to the MRC in respect of permanent releases from dedication described in the other MRC Agreements.

24

(e) From and after the Target Connection Date for an AIC Receipt Point, the then-applicable MRC for the Quarter in which such Target Connection Date occurs and the MRC for each Quarter thereafter in the MRC Term shall in each case be permanently reduced by the amount of revenues (after accounting for all adjustments to the Fee set forth in Section 7.1(g) for the balance of the MRC Term) that was to be attributable to Customer Gas to be delivered to such AIC Receipt Point in each such Quarter in the most recent Development Plan or Updated Development Plan, as applicable. For the avoidance of doubt, the reductions to the MRC in respect of permanent releases from dedication described in this Section 6.1(e) are cumulative with the reductions to the MRC in respect of permanent releases from dedication described in the other MRC Agreements.

(f) Notwithstanding anything to the contrary herein, (i) the MRC hereunder for each Quarter during the MRC Term shall be reduced by the amount of MRC assumed by transferees in respect of such Quarter in all Replacement Agreements, and (ii) upon the expiration or termination of any MRC Agreement, the MRC hereunder for the Quarter in which such expiration or termination occurs (prorated based on the number of Days in such Quarter from and after such date) and for each Quarter thereafter shall be reduced by the amount of MRC associated with such MRC Agreement, being (A) for any Quarter in Years 2027 through 2029, the portion of the MRC for such Quarter attributable to such MRC Agreement as set forth on Exhibit F, and (B) for any other Quarter, the portion of the MRC for such Quarter derived from the Agreement Revenue Estimate, as defined in and applicable to such MRC Agreement, that was used to calculate the MRC for such Quarter, in each case net of the amount by which the MRC for such Quarter has been reduced under Section 6.1(d) or Section 6.1(e) in respect of such MRC Agreement as a result of events occurring prior to such expiration or termination date; and from and after such expiration or termination, the Agreement Revenue Estimate applicable to such MRC Agreement shall be excluded from the MRC Agreement Revenue Estimate for all purposes hereunder.

Section 6.2 MRC Shortfall Credits.

(a) As used herein:

(i) “Applied MRC Shortfall Bank Amount” means, for any Quarter that is an Excess Quarter in which there is a positive balance in the MRC Shortfall Bank Amount, the lesser of (I) the MRC Shortfall Bank Amount at the beginning of such Excess Quarter, and (II) the Excess Revenues for such Excess Quarter. MRC Shortfall Bank Amounts that are applied as Applied MRC Shortfall Bank Amounts shall be applied on a “first in, first out” basis, such that all MRC Shortfall Bank Amounts from the earliest Quarter of the applicable four Quarters are utilized prior to MRC Shortfall Bank Amounts from later Quarters being so utilized.

(ii) “Excess Quarter” means any Quarter during the MRC Term for which the (A) MRC Agreement Credited Revenues for such Quarter exceeds (B) (1) the Current Minimum Revenue Commitment for such Quarter divided by (2) 0.8.

(iii) “Excess Revenues” means, for any Excess Quarter, an amount equal to (A) the MRC Agreement Credited Revenues for such Excess Quarter minus (B) (1) the Current Minimum Revenue Commitment for such Excess Quarter divided by (2) 0.8.

25

(iv) “MRC Shortfall Bank Amount” means, as of the Effective Time, $[***], and for each Quarter thereafter during the MRC Term, (A) the aggregate sum of the Shortfall Revenues for the previous four Quarters (if any) minus (B) the aggregate sum of Applied MRC Shortfall Bank Amounts applied in respect of Shortfall Revenues from any of the previous four Quarters (if any) (and for the avoidance of doubt, no Applied MRC Shortfall Bank Amounts in respect of Quarters prior to the previous four Quarters shall be subtracted pursuant to this clause (B)), provided that in no event shall the MRC Shortfall Bank Amount ever be less than zero.

(v) “Shortfall Quarter” means any Quarter during the MRC Term for which the Minimum Revenue Commitment for such Quarter exceeds the MRC Agreement Credited Revenues for such Quarter.

(vi) “Shortfall Revenues” means, for any Shortfall Quarter, the amount by which the Minimum Revenue Commitment for such Quarter exceeds the MRC Agreement Credited Revenues for such Shortfall Quarter.

(b) Notwithstanding anything to the contrary herein, in any Month that is the last Month in an Excess Quarter during the MRC Term in which the balance of the MRC Shortfall Bank Amount is greater than zero, the Customer Group shall be entitled to a credit in the amount of the Applied MRC Shortfall Bank Amount against amounts otherwise owed by the Customer Group under the MRC Agreements, which credit shall be applied [•].

(c) The Provider Parties shall be responsible for keeping records and balances of the MRC Shortfall Bank Amount and providing such records and balances to Customer upon Customer’s request.

ARTICLE 7

FEES; ELECTRICITY CHARGES; DEDUCTIONS

Section 7.1 Fees. The Fees to be paid by Customer to the Provider Parties for the performance of the Agreement Services are set forth in this Section 7.1.

(a) Customer shall pay to the Provider Parties, with respect to Customer Gas and Customer Injected Liquids received into a Receipt Point (other than an AIC Receipt Point, but including an Injection Point, in the case of Customer Injected Liquids) on the Gathering System an amount equal to: (i) (A) the aggregate volume of Customer Gas and Customer Injected Liquids received by the Provider Parties from Customer or for Customer’s account at the applicable Receipt Points (other than AIC Receipt Points) during such Month, minus (B) the aggregate volume of Customer Gas delivered by the Provider Parties to Customer at the Gas Lift Delivery Points and Buyback Meters during such Month, minus (C) the aggregate volume of Customer Gas delivered by the Provider Parties to Customer at the Applicable Recompletion Wells, in each case stated in Mcfs or MCFEs, multiplied by (ii) the Combined Gathering Services Fee.

(b) Customer shall pay to the Provider Parties, with respect to Customer Gas and Customer Injected Liquids received into a Plant Inlet Point on the Bakken System an amount equal to: (i) (A) the aggregate volume of Customer Gas and Customer Injected Liquids received by the Provider Parties from Customer or for Customer’s account at the applicable Plant Inlet Point during such Month, minus (B) the aggregate volume of Customer Gas delivered by the Provider Parties to Customer at the Gas Lift Delivery Points during such Month, in each case stated in Mcfs or MCFEs, multiplied by (ii) the Processing Services Fee. Notwithstanding anything herein to the contrary, no Mcf of Gas or MCFE of Injected Liquids shall be charged more than one fee pursuant to this Section 7.1(b), regardless of whether such Mcf or MCFE passed through a Plant Inlet Point on more than one Plant System through the provision of the Agreement Services hereunder.

26

(c) Customer shall pay to the Provider Parties a fee in accordance with the terms of this Agreement for the Gas Lift Services provided by the Provider Parties with respect to Customer Gas received by the Provider Parties from Customer or for Customer’s account during such Month that is determined as follows: (i) the aggregate volume (calculated and measured at each applicable Gas Lift Delivery Point) of Customer Gas utilizing the Gas Lift Services, stated in Mcfs, multiplied by (ii) the Gas Lift Fee.

(d) Customer shall pay to the Provider Parties fees in accordance with the terms of this Agreement for the NGL Services provided by the Provider Parties with respect to Customer NGLs during such Month that is determined as follows:

(i) with respect to Customer NGLs utilizing the NGL Services at the Truck Loading Points: (A) the aggregate volume of Customer NGLs utilizing the NGL Services at the Truck Loading Points during such Month, stated in Barrels, multiplied by (B) the Truck Loading Fee; and

(ii) with respect to Customer NGLs utilizing the NGL Services at the Rail Car Loading Points: (A) the aggregate volume of Customer NGLs utilizing the NGL Services at the Rail Car Loading Points during such Month, stated in Barrels, multiplied by (B) the Rail Car Loading Fee.

(e) Customer shall pay to the Provider Parties a fee in accordance with the terms of this Agreement for the Transportation Services provided by the Provider Parties with respect to Customer Gas received by the Provider Parties from Customer or for Customer’s account during such Month that is determined as follows: (i) an amount equal to (A) the aggregate volume of Customer Gas delivered to the HNDP Fee Points during such Month, stated in Mcfs, less (B) the aggregate volume of Customer Gas utilizing the Gas Lift Services during such Month, stated in Mcfs, multiplied by (ii) the HNDP Fee.

(f) To the extent the MRC Agreement Credited Revenues are less than the Minimum Revenue Commitment during any Quarter during the MRC Term, Customer shall pay the Provider Parties an amount equal to the Shortfall Fee for such Quarter. Notwithstanding anything to the contrary herein, (i) the Shortfall Fee payable hereunder and the Shortfall Fee payable under each other MRC Agreement in respect of the same Quarter constitute a single obligation of Customer Group, which shall be payable only once by the Customer Group in the aggregate across all MRC Agreements, (ii) any payment by any member of the Customer Group of all or any portion of a Shortfall Fee under any MRC Agreement shall be credited against, and shall reduce on a dollar-for-dollar basis, Customer’s obligation to pay the Shortfall Fee in respect of the same Quarter under this Agreement and the obligation of the applicable member of Customer Group to pay a Shortfall Fee in respect of the same Quarter under each other MRC Agreement, and (iii) in no event shall the Customer Group be required to pay, in the aggregate under all MRC Agreements, more than one Shortfall Fee in respect of any Quarter.

27

(g) Commencing on January 1, 2028, and on January 1 of each Year thereafter (an “Escalation Date”) during the Term, each Fee will be adjusted by the percentage increase or decrease, if any, in the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items, published by the U.S. Bureau of Labor Statistics, for the most recently available 12-month period prior to such Escalation Date, provided that no annual increase shall exceed three percent (3%). If the CPI-U is discontinued or materially modified, the Parties will use a substantially equivalent successor index published by the U.S. federal government.

(h) For the avoidance of doubt, (i) the Parties acknowledge that there is no separate fee chargeable by the Provider Parties hereunder for Combined Gathering Services with respect to Drip Liquids (including any Drip Liquids that are subsequently reinjected into the Gathering System by Customer as Customer Injected Liquids) and that the Combined Gathering Services Fee chargeable by the Provider Parties hereunder for Gas is sufficient to compensate the Provider Parties for Combined Gathering Services with respect to any Drip Liquids allocated to Customer in accordance with this Agreement; and (ii) if the Provider Parties provide Upstream Compression Services pursuant to Section 3.8, Customer shall have no obligation to pay the Combined Gathering Services Fee more than once on any Customer Gas utilized by the Provider Parties in connection with providing Upstream Compression Services for which Customer has already paid the Combined Gathering Services Fee.

For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, in no event shall any MCFE of Customer Injected Liquids be charged a Combined Gathering Services Fee if (x) such volume of Customer Injected Liquids was redelivered to Customer by the Provider Parties at a Drip Point as Drip Liquids (as the applicable Delivery Point for such Drip Liquids) pursuant to Section 3.3 and (y) such Drip Liquids are later Tendered by Customer or for Customer’s account for reinjection into the Gathering System at an Injection Point.

Section 7.2 Electricity Charges. Each Month, Customer shall pay to the Provider Parties an amount equal to Customer’s allocated portion of the actual costs incurred by the Provider Parties for electricity required for the ownership, maintenance and operation of the Gathering System and Bakken System, such allocation to be based upon the aggregate volumes of (a) Customer Gas and Customer Injected Liquids Tendered by Customer at the applicable Receipt Points and received by the Provider Parties into the Gathering System during such Month, and (b) Non-Party Gas and Non-Party Injected Liquids tendered by a Non-Party at the applicable Receipt Points and received by the Provider Parties into the Gathering System during such Month; provided, that costs for electricity required for compression will be allocated proportionately among only that Customer Gas and Non-Party Gas that requires the use of such compression (such amount as allocated to Customer for a Month, the “Electricity Charges”).

Section 7.3 Flaring. In the event that (a) any volume of Customer Gas is flared after being delivered into the Gathering System, and (b) (i) such flaring was caused by the Operational Failure of the Gathering System or by the gross negligence or willful misconduct of the Provider Parties, then Customer shall (A) nevertheless be entitled to count such flared volumes of Customer Gas as having been Tendered to the Receipt Points for purposes of meeting any applicable MRC, and (B) not be required to pay any applicable Fees with respect to such flared volumes of Customer Gas, with such volumes of Gas for which Customer is not obligated to pay Fees to be reflected in the applicable Statement or Invoice for such Month, or (ii) such flaring was caused by any other reason, then Customer shall not be entitled to any credit or other reduction in Fees as a result of such flaring. Notwithstanding the above, the Parties shall use their commercially reasonable efforts to minimize overall flaring on the Gathering System.

28

Section 7.4 Gathering System and Bakken System GL&U.

(a) Customer acknowledges that certain volumetric losses of Customer Gas and Customer Injected Liquids will occur even if the Combined Gathering Services are conducted in accordance with the provisions of Section 3.2, and such losses attributable to Gathering System L&U shall be shared and allocated among all customers on the Gathering System in the proportion that each such customer Tenders Gas and Customer Injected Liquids to the applicable Receipt Points on the Gathering System. Customer’s allocated share of the Gathering System L&U for the Gathering System shall be based on actual losses attributable to Gathering System L&U on the Gathering System and shall not be subject to any minimum or maximum limits.

(b) Customer acknowledges that certain volumetric losses of Customer Gas and Customer Injected Liquids will occur even if the Combined Processing Services are conducted in accordance with the provisions of Section 3.2, and such losses attributable to Bakken System GL&U shall be shared and allocated among all customers on the Bakken System in the proportion that each such customer Tenders Gas (or has Gas Tendered on their behalf) to the Bakken System. Customer’s allocated share of the Bakken System GL&U for the Bakken System shall be based on actual losses attributable to Bakken System GL&U on the Bakken System and shall not be subject to any minimum or maximum limits.

Section 7.5 Gathering System and Bakken System Fuel.

(a) Reductions in volumes of Customer Gas due to the usage of Customer Gas measured as Gathering System Fuel shall be shared and allocated among all customers on the Gathering System in the proportion that each such customer Tenders Gas to the applicable Receipt Points on the Gathering System. Customer’s allocated share of the Gathering System Fuel for the Gathering System shall be based on actual usage of Gathering System Fuel on the Gathering System and shall not be subject to any minimum or maximum limits. For the avoidance of doubt, no residue gas utilized as fuel for the operation of the Gathering System shall be allocated to customers on the Gathering System (including Customer) and no customer’s Gas volumes on the Gathering System (including Customer’s) shall be reduced as a result of utilizing any such residue gas as fuel for the operation of the Gathering System.

(b) Reductions in volumes of Customer Gas (including any Customer Residue Gas) due to the usage of Customer Gas as measured Bakken System Fuel shall be shared and allocated among all customers on the Bakken System in the proportion that each such customer Tenders Gas (or has Gas Tendered on their behalf) to the Bakken System. Customer’s allocated share of the Bakken System Fuel shall be based on actual usage of Bakken System Fuel and shall not be subject to any minimum or maximum limits.

Section 7.6 Drip Liquids. All Drip Liquids recovered at the Drip Points by the Provider Parties through the operation of the Gathering System and allocated to Customer in accordance with this Agreement shall be the property of Customer, and the Provider Parties shall have no claim of ownership with respect thereto.

29

Section 7.7 NGLs and Residue Gas. All NGLs and Residue Gas recovered from the operation of the Bakken System and the provision of the Combined Processing Services that are allocated to Customer in accordance with Section 1.7 of the Operating Terms (including any Bakken System GL&U) shall, as between the Provider Parties and Customer, be the property of Customer, and the Provider Parties shall have no claim of ownership with respect thereto.

Section 7.8 System Reservation Charge.

(a) Aggregate Amount. Except as otherwise provided in this Section 7.8, Customer shall pay to the Provider Parties under this Agreement an aggregate amount of $[***] (the “System Reservation Charge”) in respect of the Incremental Anchor Customer Firm Service provided by the Provider Parties pursuant to Section 8.1(f), which System Reservation Charge shall be payable as follows: (i) $[***] in respect of Year 2027; (ii) $[***] in respect of Year 2028; and (iii) $[***] in respect of Year 2029 (each such annual amount, an “Annual Reservation Amount,” the period beginning on January 1, 2027 through December 31, 2029, the “Reservation Period”, and any Year during the Reservation Period, a “Reservation Period Year”) as further described in Section 7.8(b) below. The System Reservation Charge is payable in respect of each Reservation Period Year without regard to whether any Incremental Anchor Customer Firm Service is utilized by Customer.

(b) Payment Mechanics. Each Annual Reservation Amount shall be payable in 12 equal Monthly installments, each of which shall be invoiced under this Agreement pursuant to the RIP Invoice delivered in accordance with Section 12.1(c) for the most recently completed Month (each such installment payment, a “Reservation Installment Payment”).

(c) Credits to Reservation Installment Payments. Notwithstanding anything to the contrary herein, if in any Quarter during any Reservation Period Year, the Provider Parties fail to make available all or any part of the Incremental Anchor Customer Firm Service, the Reservation Installment Payments for such Quarter shall be reduced by an amount equal to the product of (i) the aggregate amount of Reservation Installment Payments for such Quarter and (ii) (A) the total number of Days during such Quarter when the Provider Parties failed to make available all or any part of the Incremental Anchor Customer Firm Service divided by (B) the total number of Days during such Quarter.

(d) Relationship to the MRC Agreements. Notwithstanding anything in any MRC Agreement to the contrary, the System Reservation Charge shall not be subject to any escalation under Section 7.1(g).

(e) Termination of Agreement during the Reservation Period.

(i) If this Agreement is terminated by the Provider Parties pursuant to Section 10.1(a)(i), then, within thirty (30) Days after such termination, Customer shall pay the Provider Parties an amount equal to the aggregate Present Value, determined as of the effective date of such termination, of each Reservation Installment Payment that is scheduled to be paid after the date of such termination that remains unpaid as of such date, which amount shall serve as full satisfaction of all amounts owed hereunder in respect of

30

the System Reservation Charge. As used in this Section 7.8(e), “Present Value” means, with respect to any unpaid Reservation Installment Payment, an amount calculated by dividing the amount of such unpaid Reservation Installment Payment by ([***])^(N/365), where “N” equals the actual number of days from (but excluding) the effective date of such termination to (and including) the date on which such unpaid Reservation Installment Payment would have been due under the terms of this Agreement, determined on the basis of a 365-day year (regardless of whether such period includes a day occurring in a leap year).

(ii) If this Agreement is terminated for any reason other than as provided in Section 7.8(e)(i), then, within thirty (30) Days after such termination, Customer shall pay the Provider Parties an amount equal to (A) the product of (I) the aggregate amount of the Reservation Installment Payments that were to be paid in respect of the Quarter in which such termination occurred (as reduced pursuant to Section 7.8(c), if applicable) and (II) (aa) the total number of Days during such Quarter that occurred prior to the date of such termination divided by (bb) the total number of Days during such Quarter, minus (B) the aggregate amount of Reservation Installment Payments previously paid in respect of such Quarter, and Customer shall have no obligation to pay any additional amounts in respect of the System Reservation Charge (or any Annual Reservation Amount or Reservation Installment Payment) hereunder.

ARTICLE 8

TENDER, NOMINATION AND GATHERING OF PRODUCTION

Section 8.1 Priority of Service.

(a) With respect to the Gathering System:

(i) all Dedicated Production Tendered to the Receipt Points shall, up to an aggregate volume of, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of each unique segment of the Gathering System, be entitled to Anchor Customer Firm Service;

(ii) all Additional Gas shall, only to the extent such volumes of Additional Gas (together with all quantities of Dedicated Production Tendered to the Gathering System) are both (A) needed by Customer to fulfill the then-applicable MRC, and (B) less than or equal to, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of each unique segment of the Gathering System, be entitled to Anchor Customer Firm Service;

(iii) all Additional Gas and Customer Injected Liquids shall, to the extent such volumes of Additional Gas and Customer Injected Liquids (together with all other quantities of Customer Gas and Customer Injected Liquids Tendered to the Gathering System, including any Dedicated Production) are in excess of the volumes necessary to fulfill the then-applicable MRC, but less than or equal to, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of each unique segment of the Gathering System, be entitled to Firm Service; and

31

(iv) all Additional Gas and Customer Injected Liquids not described in subsections (ii) through (iii) above shall only be entitled to Interruptible Service.

(b) With respect to any Wholly-Owned System:

(i) all Dedicated Production Tendered to such Wholly-Owned System on behalf of Customer by the Provider Parties shall, up to an aggregate volume of, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of such Wholly-Owned System, be entitled to Anchor Customer Firm Service;

(ii) all Customer Gas and Customer Injected Liquids that are not Dedicated Production shall, only to the extent such volumes of Customer Gas and Customer Injected Liquids (together with all quantities of Dedicated Production Tendered on behalf of Customer by the Provider Parties to such Wholly-Owned System) are both (A) needed by Customer to fulfill the then-applicable MRC, and (B) less than or equal to, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of such Wholly-Owned System, be entitled to Anchor Customer Firm Service;

(iii) all Customer Gas and Customer Injected Liquids that are not Dedicated Production shall, to the extent such Customer Gas and Customer Injected Liquids (together with all other quantities of Customer Gas and Customer Injected Liquids Tendered on behalf of Customer by the Provider Parties to the TGP System, including any Dedicated Production) are in excess of the volumes necessary to fulfill the then-applicable MRC, but less than or equal to, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of such Wholly-Owned System, be entitled to Firm Service; and

(iv) all Customer Gas and Customer Injected Liquids not described in subsections (ii) through (iii) above shall only be entitled to Interruptible Service.

(c) With respect to any Jointly-Owned System:

(i) all Dedicated Production Tendered to such Jointly-Owned System on behalf of Customer by the Provider Parties shall, up to an aggregate volume of the applicable JOS Percentage of the then-current total capacity of such Jointly-Owned System, be entitled to Anchor Customer Firm Service;

(ii) all Customer Gas and Customer Injected Liquids that are not Dedicated Production shall, only to the extent such volumes of Customer Gas and Customer Injected Liquids (together with all quantities of Dedicated Production Tendered on behalf of Customer by the Provider Parties to such Jointly-Owned System) are both (A) needed by Customer to fulfill the then-applicable MRC, and (B) less than or equal to the applicable JOS Percentage of the then-current total capacity of such Jointly-Owned System, be entitled to Anchor Customer Firm Service;

32

(iii) all Customer Gas and Customer Injected Liquids that are not Dedicated Production shall, to the extent such Customer Gas and Customer Injected Liquids (together with all other quantities of Customer Gas and Customer Injected Liquids Tendered on behalf of Customer by the Provider Parties to such Jointly-Owned System, including any Dedicated Production) are in excess of the volumes necessary to fulfill the then-applicable MRC, but less than or equal to the applicable JOS Percentage of the then-current total capacity of such Jointly-Owned System, be entitled to Firm Service; and

(a) all Customer Gas and Customer Injected Liquids not described in subsections (ii) through (iii) above shall only be entitled to Interruptible Service.

(d) With respect to Customer NGLs utilizing the NGL Terminals System:

(i) all Customer NGLs Tendered on behalf of Customer to the NGL Terminals System shall, to the extent such Customer NGLs are equal to or less than, in the aggregate, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total capacity of the NGL Terminals System, be entitled to Anchor Customer Firm Service with respect to the NGL Terminals System; and

(ii) all Customer NGLs not described in subsection (i) above shall only be entitled to Interruptible Service with respect to the NGL Terminals System.

(e) With respect to Customer NGLs utilizing the Provider Tank Cars:

(i) all Customer NGLs Tendered on behalf of Customer to the Provider Tank Cars shall, to the extent such Customer NGLs are equal to or less than, in the aggregate, in Year 2027, [***]%, in Years 2028 and 2029, [***]%, and in all other Years, [***]%, in each case, of the then-current total NGL capacity of the Provider Tank Cars, be entitled to Anchor Customer Firm Service with respect to the Provider Tank Cars; and

(ii) all Customer NGLs not described in subsection (i) above shall only be entitled to Interruptible Service with respect to the Provider Tank Cars.

(f) Incremental Anchor Customer Firm Service. Notwithstanding anything to the contrary herein, for each Reservation Period Year, the Provider Parties shall reserve for Customer additional Anchor Customer Firm Service capacity (“Incremental Anchor Customer Firm Service”) as follows:

(i) on the Gathering System, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total capacity of each unique segment of the Gathering System;

(ii) on each Wholly-Owned System, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total capacity of each Wholly-Owned System;

33

(iii) on each Jointly-Owned System, an amount equal to the Incremental JOS Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current capacity to which Processor is entitled on such Jointly-Owned System;

(iv) on the NGL Terminals System, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total capacity of the NGL Terminals System; and

(v) on the Provider Tank Cars, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total NGL capacity of the Provider Tank Cars.

Section 8.2 Governmental Action . In the event any Governmental Authority issues an Order requiring a Provider Party to allocate capacity on the Gathering System, any portion of the Bakken System or any portion of the NGL Terminals System to another customer, such Provider Party shall do so by (a) first, reducing Gas and/or Injected Liquids, as applicable, entitled to Interruptible Service, (b) second, reducing Gas and/or Injected Liquids, as applicable, entitled to Firm Service, and shall only curtail receipts of Gas and/or Injected Liquids, as applicable, entitled to Firm Service (which curtailment shall be done in accordance with Section 8.5) to the extent necessary to allocate such capacity as required by the Governmental Authority to such other customer, after complete curtailment of Interruptible Service, and (c) third, reducing Gas entitled to Anchor Customer Firm Service, and shall only curtail receipts of Gas entitled to Anchor Customer Firm Service (which curtailment shall be done in accordance with Section 8.5) to the extent necessary to allocate such capacity as required by the Governmental Authority to such other customer, after complete curtailment of Interruptible Service and Firm Service. In such event, such Provider Party shall not be in breach or default of its obligations under this Agreement and shall have no liability to Customer in connection with or resulting from any such curtailment; provided, however, that such Provider Party shall, at Customer’s request, temporarily release from the dedication under this Agreement all of Customer’s volumes of Dedicated Production interrupted or curtailed as the result of such allocation, but only for the duration of such mandated allocation. Notwithstanding the foregoing, should any Governmental Authority issue an Order requiring a Provider Party to allocate capacity on the Gathering System, any portion of the Bakken System or any portion of the NGL Terminals System to a customer other than Customer, the Provider Parties agree to use their commercially reasonable efforts to cooperate with, and support, Customer in such actions that Customer may in good faith take against such Governmental Authority and/or Order; provided, however, that such Provider Party shall not be required to cooperate in any such undertaking that such Provider Party, in its good faith opinion, believes would materially and adversely affect such Provider Party, the Gathering System, any Plant System or the NGL Terminals System.

Section 8.3 Tender of Dedicated Production; Additional Gas and Customer Injected Liquids. Subject to Article 14 and all applicable Laws, each Day during the Term applicable to the Gathering System, the Bakken System and NGL Terminals System, Customer shall Tender to the Gathering System at each applicable Receipt Point all of the Dedicated Production available to Customer at such Receipt Point up to the applicable capacity of such Receipt Point. Customer shall have the right to Tender to the Provider Parties for Agreement Services under this Agreement Additional Gas and Customer Injected Liquids; provided that, subject to Section 8.1, any such Additional Gas and Customer Injected Liquids shall only be entitled to Interruptible Service unless otherwise agreed in writing by the Parties.

34

Section 8.4 Nominations, Scheduling and Curtailment. Nominations and scheduling of Gas and Injected Liquids available for, and interruptions and curtailment of, Agreement Services under this Agreement shall be performed in accordance with the applicable Operating Terms set forth in Appendix I.

Section 8.5 Suspension/Shutdown of Service

(a) During any period when all or any portion of the Gathering System, Bakken System, NGL Terminals System or Provider Tank Cars is shut down because of necessary maintenance, repairs or modifications or Force Majeure or because such shutdown is necessary to avoid injury or harm to persons, property, the environment, or the integrity of the Gathering System, Bakken System, NGL Terminals System or Provider Tank Cars, receipts and/or deliveries of Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Customer Injected Liquids may be curtailed as set forth in Section 1.5 of the Operating Terms. In such cases, the Provider Parties shall have no liability to Customer (without prejudice to Customer’s rights hereunder to releases and reductions to the MRC), except to the extent such shutdown is caused by the gross negligence or willful misconduct of a Provider Party (and then the Provider Parties shall have liability only to the extent of such gross negligence or willful misconduct).

(b) The Provider Parties shall have the right to curtail or interrupt receipts and deliveries of Gas (including the resulting Residue Gas and any Drip Liquids allocated to any customer in accordance with this Agreement) and Customer Injected Liquids for brief periods to perform necessary maintenance of and repairs or modifications to (including modifications required to perform their obligations under this Agreement) the Gathering System, Bakken System, NGL Terminals System or Provider Tank Cars; provided, however, that the Provider Parties shall use their commercially reasonable efforts to (i) coordinate the maintenance, repair, and modification operations on the Gathering System, Bakken System, NGL Terminals System or Provider Tank Cars with the operations of Customer and (ii) schedule maintenance, repair, and modification operations on the Gathering System, Bakken System, NGL Terminals System and Provider Tank Cars so as to avoid or minimize, to the greatest extent possible, service curtailments or interruptions on the Gathering System, Bakken System, NGL Terminals System and Provider Tank Cars. The Provider Parties shall provide Customer with (A) 60 Days’ prior Notice of any upcoming normal and routine maintenance, repair, and modification projects that the Provider Parties have planned that would result in a curtailment or interruption of Customer’s deliveries of Gas (including the resulting Residue Gas and any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids on the Gathering System or any Plant System and the estimated time period for such curtailment or interruption, whether or not such maintenance, repair or modification activities are contained in the then-current Provider Group Infrastructure Plan, and (B) Notice of any amendment, modification or other change to the schedule of maintenance, repair or modification activities contained in the then-current Provider Group Infrastructure Plan.

35

(c) It is specifically understood by Customer that operations and activities on facilities upstream or downstream of the Bakken System, NGL Terminals System and/or Provider Tank Cars beyond the Provider Parties’ control (provided that downstream facilities operated by any Provider Party or any Affiliate of a Provider Party shall be deemed not to be beyond the Provider Parties’ control for purposes of this Agreement) may impact operations on the Gathering System, Bakken System, NGL Terminals System or Provider Tank Cars, and the Parties agree that the Provider Parties shall have no liability therefor (without prejudice to Customer’s rights hereunder to releases and reductions to the MRC) unless any such impact was caused by the gross negligence or willful misconduct of a Provider Party (and then such Provider Party shall have liability only to the extent of such gross negligence or willful misconduct). Customer is required to obtain, maintain or otherwise secure capacity on or into the Downstream Facilities applicable to each Delivery Point that is sufficient to accommodate the volumes of Customer Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids, as applicable, that were nominated by Customer to such Delivery Points. Notwithstanding the provisions of Section 8.6, should Customer fail to arrange such adequate downstream transportation, Provider Parties may (i) cease receipts of Customer Gas and/or Customer Injected Liquids at the Receipt Points or Plant Inlet Points, or (ii) continue receipts of Customer Gas and/or Customer Injected Liquids at the Receipt Points and Plant Inlet Points and then deliver and sell any such Customer Gas (including any Drip Liquids allocated to such Customer Gas in accordance with this Agreement) and/or Customer Injected Liquids to any purchaser at its sole discretion, accounting to Customer for the net value received from the sale of such Gas (after costs of transportation, taxes, and other costs of marketing).

(d) If the Provider Parties reasonably anticipate material interruptions or curtailments of Agreement Services in any of the succeeding four Quarters, the Parties shall meet not less than once each Month to work in good faith to identify and quantify the volumes of Dedicated Producer Gas anticipated to be curtailed, as well as means of mitigating or reducing such volumes of Dedicated Producer Gas that may be curtailed during such period.

Section 8.6 Hydrocarbon Marketing and Transportation. As between the Parties, Customer shall be solely responsible for, and shall make all necessary arrangements at and downstream of the Delivery Points for, receipt, further transportation, processing, and marketing of Customer Residue Gas and Customer NGLs.

Section 8.7 Downstream Delivery Points . The Provider Parties shall use commercially reasonable efforts to maintain (or cause to be maintained), at no higher than prevailing market rates for arms-length arrangements in the applicable area, all interconnect and operating agreements with Non-Parties reasonably necessary to facilitate the redelivery of Customer Residue Gas and Customer NGLs to Customer at the Delivery Points, and shall act as a reasonable and prudent operator in such efforts.

36

ARTICLE 9

QUALITY AND PRESSURE SPECIFICATIONS

Section 9.1 Quality Specifications . Subject to Section 9.1(c), (x) each Mcf of Gas delivered at the Receipt Points by Customer to the Provider Parties shall meet the quality specifications set forth in Section 1.1(a)(i) of the Operating Terms (as revised in accordance with Section 1.1(b) of the Operating Terms) and (y) each MCFE of Injected Liquids delivered at the Injection Points by Customer to the Provider Parties shall meet the quality specifications set forth in Section 1.1(a)(ii) of the Operating Terms (as revised in accordance with Section 1.1(b) of the Operating Terms) (collectively, the “Quality Specifications”). Additionally, subject to Section 9.1(c), all Gas and Injected Liquids delivered at the Receipt Points by Customer on any Day shall, collectively, meet the Quality Specifications.

(a) Provided that the Customer Gas and Customer Injected Liquids delivered to the Receipt Points comply with each applicable Quality Specification, all Residue Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and Customer NGLs that are redelivered at the Delivery Points by the Provider Parties to Customer shall meet the quality specifications of the applicable Downstream Facilities at the relevant Delivery Points; provided, however, that in the event any such quality specifications of the applicable Downstream Facilities change from and after the date of this Agreement, the Provider Parties’ obligations under this Section 9.1(a) shall be subject to the provisions of Section 1.1(b) of the Operating Terms.

(b) The Parties recognize and agree that all Customer Gas and Customer Injected Liquids gathered by the Provider Parties through the Gathering System, Bakken System, NGL Terminals System and Provider Tank Cars may be commingled with other Gas and/or Injected Liquids volumes received and, subject to the Provider Parties’ obligation to redeliver to Customer at the Delivery Points Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids, as applicable, that satisfies the applicable quality specifications of the Delivery Points, (i) such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, and (ii) the Provider Parties shall have no other obligation to Customer associated with changes in quality of Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) or Injected Liquids as the result of such commingling.

[***]

Section 9.2 Pressure. Customer shall Tender or cause to be Tendered Customer Gas and Customer Injected Liquids, as applicable, to each applicable Receipt Point at sufficient pressure to enter the Gathering System against its contractual operating pressure, but not in excess of the maximum operating pressure for such Receipt Point. The Provider Parties shall redeliver Customer Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Customer Injected Liquids at each applicable Delivery Point at pressures not in excess of the maximum operating pressure for such Delivery Point.

37

(a) Customer shall have the means to ensure that Customer Gas and Customer Injected Liquids are prevented from entering the Receipt Points at pressures in excess of the applicable maximum operating pressure, and the Provider Parties shall have the obligation and right to restrict the flow of Gas and Injected Liquids into the Gathering System, Bakken System, NGL Terminals System and Provider Tank Cars to protect the Gathering System, Bakken System, NGL Terminals System and Provider Tank Cars from over pressuring.

(b) The Provider Parties’ obligation to redeliver Residue Gas (and any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Customer NGLs to a given Delivery Point shall, subject to the Provider Parties’ compliance with Section 8.7, be subject to the operational limitations of the Downstream Facility receiving such Residue Gas (or Drip Liquids) or Customer NGLs, including the Downstream Facility’s capacity, measurement capability, operating pressures and any operational balancing agreements as may be applicable.

ARTICLE 10

TERMINATION

Section 10.1 Termination.

(a) This Agreement may be terminated in its entirety as follows:

(i) by the Provider Parties upon written Notice to Customer, if Customer fails to pay pursuant to Section 12.2 any Statement or Invoice rendered pursuant to Section 12.1 and such failure is not remedied within 30 Days of written Notice of such failure to Customer by the Provider Parties;

(ii) by the Provider Parties upon written Notice to Customer, or Customer to the Provider Parties, as applicable, if such other Party or Parties fail to perform or comply with any material warranty, covenant or obligation contained in this Agreement (other than (A) as provided above in Section 10.1(a)(i), (B) for reasons of Force Majeure in accordance with Article 14, or (C) with respect to any material warranty, covenant or obligation contained in this Agreement for which this Agreement expressly sets forth a specific remedy or consequence (other than termination) as a result of any breach of, or failure to comply with, such material warranty, covenant or obligation), and such failure has not been remedied within 60 Days after receipt of written Notice from the non-defaulting Party or Parties of such failure;

(iii) by the Provider Parties upon written Notice to Customer, if Customer or Customer Ultimate Parent (A) makes an assignment or any general arrangement for the benefit of creditors, (B) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar Law for the protection of creditors or has such petition filed or proceeding commenced against either of them, or (C) otherwise becomes bankrupt or insolvent (however evidenced);

38

(iv) by the Provider Parties upon written Notice to Customer pursuant to the provisions of Section 15.4(c); and

(v) by the Provider Parties upon written Notice to Customer pursuant to the provisions of Section 18.2.

(b) At any time after the Reservation Period, this Agreement may be terminated with respect to any Subsystem, Plant System or NGL Terminals System if such Subsystem, Plant System or NGL Terminals System is Uneconomic during any six consecutive Months, by the Provider Parties upon written Notice to Customer delivered within 180 Days following the end of such sixth consecutive Month. For the purposes of this Section 10.1(b), references to NGL Terminals System shall include the Crude Oil Terminal System (as defined in the Crude Oil Gathering and Terminal Services Agreement).

(i) As used herein, “Uneconomic” means that (A) the total direct operating costs and expenses incurred by the Provider Parties in the operation of such Subsystem, Plant System or NGL Terminals System (including general and administrative expenses, insurance costs and any out of pocket repair and/or maintenance costs and expenses) exceed (B) the total net revenues received by the Provider Parties for the operation of such Subsystem, Plant System or NGL Terminals System, all as determined in accordance with United States generally accepted accounting principles; provided that the determination of whether any Subsystem, Plant System or NGL Terminals System will be Uneconomic shall not include any period during which there is scheduled maintenance for such Subsystem, Plant System or NGL Terminals System that will require curtailment of the applicable Agreement Services provided by such Subsystem, Plant System or NGL Terminals System.

(ii) Should the Provider Parties reasonably believe that any Subsystem, Plant System or NGL Terminals System will be Uneconomic for more than three consecutive Months, the Provider Parties shall advise Customer of such belief and shall provide Customer with supporting documentation reasonably necessary to confirm such Uneconomic status.

(iii) Promptly following the Provider Parties’ advising Customer of such potential Uneconomic status, the Parties shall meet to discuss the Provider Parties’ belief and related calculations and any measures that may be taken by the Parties to mitigate and/or reverse the Uneconomic status of such Subsystem, Plant System or NGL Terminals System.

(iv) Should (A) the Parties fail to reach agreement upon any such appropriate mitigation measures prior to the date upon which the Provider Parties would otherwise be entitled to terminate this Agreement pursuant to this Section 10.1(b), (B) the Parties reasonably believe that agreement upon such mitigation measures will nevertheless be possible, and (C) Customer makes the Provider Parties whole during any such Uneconomic periods occurring during such negotiation period such that, due to Customer’s payment efforts, the operation of such Subsystem, Plant System or NGL Terminals System is not Uneconomic to the Provider Parties (whether through Customer paying the operating costs of such Subsystem, Plant System or NGL Terminals System or otherwise), then for so long as subparts (B) and (C) of this Section 10.1(b)(iv) remain true, the Provider Parties shall not be entitled to exercise their termination rights pursuant to this Section 10.1(b).

39

(v) Upon the implementation of any such mitigating measures hereunder, should (A) the Uneconomic condition cease to exist for three consecutive Months, and (B) the reversion of any such mitigating measures not be reasonably likely to cause such Uneconomic condition to return, then any terms of this Agreement affected by such mitigating measures will revert back to the terms in effect prior to the Provider Parties’ declaration of Uneconomic status pursuant to this Section 10.1(b).

Section 10.2 Effect of Termination or Expiration of the Term.

(a) Upon the end of the Term with respect to any Subsystem, Plant System or NGL Terminals System (whether pursuant to a termination pursuant to Section 10.1(a) or otherwise), this Agreement shall forthwith become void as to such Subsystem, Plant System or NGL Terminals System and the Parties shall have no liability or obligation under this Agreement, except that (i) the termination of this Agreement (whether with respect to a single Subsystem, Plant System or NGL Terminals System or the entirety of the Gathering System, Bakken System or NGL Terminals System) shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, and (ii) the provisions of Section 16.2 through Section 16.5, and Article 19 (other than Section 19.3), and such portions of Appendix II as are necessary to give effect to the foregoing, shall, in each case, survive such termination and remain in full force and effect indefinitely with respect to such Subsystem, Plant System or NGL Terminals System.

(b) Upon the termination of this Agreement with respect to any Subsystem, Plant System or NGL Terminals System (whether pursuant to Section 10.1(b) or otherwise), this Agreement shall, only with respect to such Subsystem, Plant System or NGL Terminals System, forthwith become void and the Parties shall have no liability or obligation under this Agreement with respect to such Subsystem, Plant System or NGL Terminals System, except that (i) the termination of this Agreement with respect to such Subsystem, Plant System or NGL Terminals System shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination with respect to such Subsystem, Plant System or NGL Terminals System, and (ii) the provisions of Section 16.2 through Section 16.5, and Article 19 (other than Section 19.3), and such portions of Appendix II as are necessary to give effect to the foregoing, shall, in each case, survive such termination and remain in full force and effect indefinitely with respect to such Subsystem, Plant System or NGL Terminals System.

Section 10.3 Damages for Early Termination. If a Party terminates this Agreement pursuant to Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(iii), or Section 10.1(a)(v), then such terminating Party may pursue any and all remedies at law or in equity for its claims resulting from such termination, subject to Section 16.4.

40

ARTICLE 11

TITLE AND CUSTODY

Section 11.1 Title. The act of Tendering Gas and/or Injected Liquids to the Receipt Points by Customer shall be deemed a warranty of title to such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids by Customer, or a warranty of the right of Customer to deliver such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids for gathering and processing under this Agreement. By Tendering Gas and/or Injected Liquids for delivery into the Gathering System at the Receipt Point(s), Customer also agrees to indemnify, defend and hold the Provider Parties harmless from any and all Losses resulting from any claims by a Non-Party of title or rights to such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids, other than any claims arising out of the Provider Parties’ breach of their warranty made in the succeeding sentence of this Section 11.1. By receiving Customer Gas and/or Customer Injected Liquids at the Receipt Points and the Plant Inlet Points, the Provider Parties (a) warrant to Customer that the Provider Parties have the right to accept and redeliver such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids, less any Agreement Fuel and Losses, free and clear of any title disputes, liens or encumbrances arising by, through or under the Provider Parties, but not otherwise, and (b) agree to indemnify, defend and hold Customer harmless from any and all Losses resulting from title disputes, liens or encumbrances arising by, through or under the Provider Parties, but not otherwise. Title to Customer’s share of Agreement Fuel and Losses shall be transferred to the Provider Parties at the Receipt Points.

Section 11.2 Custody. From and after the delivery of Customer Gas and/or Customer Injected Liquids to the Provider Parties at the Receipt Point(s), until the Provider Parties’ redelivery of such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids to or for Customer’s account at the applicable Delivery Point(s), as between the Parties, the Provider Parties shall have custody and control of such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids. In all other circumstances, as between the Parties, Customer shall be deemed to have custody and control of such Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Injected Liquids.

ARTICLE 12

BILLING AND PAYMENT

Section 12.1 Invoices.

(a) On or before the 25th Day of each Month, the Provider Parties will render to Customer a plant statement on a well-by-well basis (each, a “Statement”) for all amounts (including the calculations thereof) owed for Agreement Services provided to Customer for the preceding Month, including, without duplication, all Electricity Charges attributable to the preceding Month, and any other amounts as may be due under this Agreement for the preceding Month, excluding any amounts described in and billed under Section 12.1(b) herein to be included in an Invoice, and net of (a) any deductions to which Customer is entitled in respect of flaring in accordance with Section 7.3, and (b) any other credits or deductions to which Customer is entitled

41

hereunder. Each Statement shall also contain, among other things, the volumes of (i) Gas delivered to the Receipt Points and the Plant Inlet Points, (ii) Residue Gas allocated to Customer at the Delivery Points hereunder, and (iii) NGLs, by product, allocated to Customer at the Delivery Points. The Provider Parties shall include with each Statement such information in their possession as is reasonably sufficient to explain and support both the amounts due and any adjustments to amounts previously invoiced.

(b) On or before the 25th Day of the Month following the end of each Quarter and from time to time as reasonably necessary to give effect to the terms of this Agreement, the Provider Parties will render to Customer an invoice (each, an “Invoice”) describing any AIC Receipt Point Reimbursement Amounts or AIC Delivery Point Reimbursement Amounts due under the terms of this Agreement, and, if applicable, any Shortfall Fee owed with respect to the Quarter immediately preceding such Month, net of any credits or deductions to which Customer is entitled hereunder, including any Excess Revenues to be applied to the MRC Shortfall Bank Amount with respect to such Quarter. Each Invoice shall also contain (i) the then-current MRC Shortfall Bank Amount, and (ii) a summary of all Agreement Fuel and Losses allocated to Customer in accordance with this Agreement (calculated separately for Bakken System Fuel and Losses and Gathering System Fuel and Losses). The Provider Parties shall include with each Invoice such information in their possession as is reasonably sufficient to explain and support both the amounts due and any adjustments to amounts previously invoiced.

(c) On or before the 25th Day of the Month following the end of each Month during the Reservation Period, the Provider Parties will render to Customer an invoice for the Reservation Installment Payment payable in respect of such Month (each, an “RIP Invoice”). The Provider Parties shall include with each RIP Invoice such information in their possession as is reasonably sufficient to explain and support both the amounts due and any adjustments to amounts previously invoiced.

Section 12.2 Payments. The Provider Parties shall issue each Invoice or RIP Invoice on a consolidated basis across all applicable MRC Agreements and shall not include, and Customer Group has no obligation to pay, any duplicative charges or other amounts. Unless otherwise agreed by the Parties, payments of amounts included in any Statement, Invoice or RIP Invoice delivered pursuant to this Agreement shall be due and payable, in accordance with each Statement’s, Invoice’s or RIP Invoice’s instructions, on or before the later of (a) the last Day of each Month during which such Statement, Invoice or RIP Invoice was rendered, as applicable, and (b) the date that is ten Business Days after Customer’s receipt of the applicable Statement, Invoice or RIP Invoice. All payments by Customer under this Agreement shall be made by electronic funds transfer of immediately available funds to a single account designated by Provider Group (who shall not designate more than one such account at any given time) that shall be applicable for all Statements, Invoices and RIP Invoice with respect to all MRC Agreements. Upon Customer’s payment of any amount due under any Invoice or RIP Invoice (issued pursuant to any MRC Agreement) by electronic funds transfer of immediately available funds to the account designated by Provider Group pursuant to this Section 12.2, Customer Group’s obligation to pay such amount shall be fully and finally discharged and satisfied as to Provider Group, and Customer Group shall have no further liability to Provider Group in respect of such amount under any of the applicable MRC Agreements. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and

42

including the due date but excluding the date the delinquent amount is paid in full. All Statements, Invoices and RIP Invoices shall be paid in full, but payment of any disputed amount shall not waive the payor’s right to dispute the Statement, Invoice or RIP Invoice in accordance with this Section 12.2. Customer may, in good faith (i) dispute the correctness of any Statement, Invoice or RIP Invoice or any adjustment to an Invoice rendered under this Agreement or (ii) request an adjustment of any Statement, Invoice or RIP Invoice for any arithmetic or computational error, in each case, within 24 Months following the date on which the applicable Statement, Invoice or RIP Invoice (or adjustment thereto) was received by Customer. Any dispute of a Statement, Invoice or RIP Invoice by Customer or Statement, Invoice or RIP Invoice adjustment requested by Customer shall be made in writing and shall state the basis for such dispute or adjustment. Upon resolution of the dispute, any required payment shall be made within ten Business Days of such resolution, along with interest accrued at the Interest Rate from and including the due date but excluding the date paid. Customer shall have the right to offset, net or recoup any amounts due and payable by Customer under any Statement, Invoice or RIP Invoice against any amounts due and payable by any member of Customer Group under any other Statement, Invoice or RIP Invoice, regardless of whether such amounts arise under the same or different billing periods.

Section 12.3 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Parties to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement. The scope of such examination will be limited to the previous 24 Months calculated following the end of the Month in which such Notice of audit, statement, charge or computation was presented. No Party shall have the right to conduct more than one audit during any Year. If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within ten Business Days of resolution of the inaccuracy. This Section 12.3 will survive any termination of the Agreement for the later of (a) a period of 24 Months from the end of the Month in which the date of such termination occurred and (b) until a dispute initiated within such 24-Month period is finally resolved, in each case for the purpose of such statement and payment objections.

ARTICLE 13

REMEDIES

Section 13.1 Suspension of Performance; Release from Dedication.

(a) If Customer fails to pay pursuant to Section 12.2 any Statement or Invoice rendered pursuant to Section 12.1 and such failure is not remedied within five Business Days of written Notice of such failure to Customer by the Provider Parties, the Provider Parties shall have the right to suspend performance under this Agreement until such amount, including interest at the Interest Rate, is paid in full.

(b) In the event a Party fails to perform or comply with any material warranty, covenant or obligation contained in this Agreement (other than as provided in Section 13.1(a)), and such failure has not been remedied within 30 Days after receipt of written Notice from the other Party or Parties of such failure, then the non-defaulting Party or Parties shall have the right to suspend its or their performance under this Agreement, provided that if there is a Dispute regarding whether

43

the other Party is in default hereunder and such Dispute is referred to Section 19.8 for resolution, the non-defaulting Party or Parties shall be obligated to continue performance hereunder after the initiation of dispute resolution by any Party pursuant to Section 19.8 and thereafter during the pendency of the resolution of such Dispute. If Customer elects to suspend performance as the result of the Provider Parties’ uncured material default, then the Dedicated Production affected by such default shall be deemed to be temporarily released from the terms of this Agreement during the period of such suspension of performance.

Section 13.2 No Election. In the event of a default by a Party under this Agreement, the other Party or Parties shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Article 16. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of any remedy under this Agreement.

ARTICLE 14

FORCE MAJEURE

Section 14.1 Events of Force Majeure. An event of “Force Majeure” means an event that (a) is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), (b) prevents the Claiming Party’s performance or fulfillment of any obligation of the Claiming Party under this Agreement (other than the payment of money), and (c) by the exercise of due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent satisfying the criteria in the preceding sentence, an event of Force Majeure includes, but is not restricted to: (i) acts of God; (ii) wars (declared or undeclared); (iii) insurrections, hostilities, riots, industrial disturbances, blockades or civil disturbances; (iv) epidemics, landslides, lightning, earthquakes, washouts, floods, fires, storms or storm warnings; (v) acts of a public enemy, acts of terror, or sabotage; (vi) explosions, breakage or accidents to machinery or lines of pipe; (vii) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (viii) mining accidents, subsidence, cave-ins and fires; and (ix) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint). Notwithstanding anything herein to the contrary, an event of Force Majeure specifically excludes the following occurrences or events: (A) the loss, interruption, or curtailment of interruptible transportation on any Downstream Facility necessary to take delivery of Customer Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Customer Injected Liquids at any Delivery Point, unless and only to the extent the same event also curtails firm transportation at the same Delivery Point; (B) increases or decreases in Customer Gas and/or Customer Injected Liquids supply (other than any such increase or decrease caused by the actions described in subpart (ix) above), allocation or reallocation of Customer Gas and/or Customer Injected Liquids production by the applicable well operators; (C) loss of markets; (D) loss of supply of equipment or materials; (E) failure of specific, individual wells or appurtenant facilities in the absence of an event of Force Majeure broadly affecting other wells in the same geographic area; and (F) price changes due to market conditions with respect to the purchase or sale of Gas and/or Injected Liquids gathered hereunder or the economics associated with the delivery, connection, receipt, gathering, compression, dehydration, treatment, processing or redelivery of such Gas and/or Injected Liquids.

44

Section 14.2 Actions. If either a Provider Party or Customer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Claiming Party gives Notice and reasonably full details of the event to the other Parties as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Claiming Party shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make any payments hereunder as the result of Force Majeure, regardless of which Party or Parties are affected. The Claiming Party shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give Notice to the other Parties of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure. If the Claiming Party is Customer and such Force Majeure is an event affecting a Delivery Point (but not all Delivery Points), such commercially reasonable efforts shall require, to the extent of capacity available to Customer at the applicable Downstream Facilities, Customer to nominate Customer Gas and/or Customer Injected Liquids for redelivery at those Delivery Points not affected by such Force Majeure. For the avoidance of doubt, if and to the extent the Provider Parties are delayed in completing any System Enhancements or Provider Group Infrastructure Acquisitions by a Force Majeure event, then the Target Completion Date applicable thereto shall be extended for a period of time equal to that during which such obligations of the Provider Parties were delayed by such events.

Section 14.3 Strikes, Etc. The settlement of strikes or lockouts shall be entirely within the discretion of the Claiming Party, and any obligation hereunder to remedy a Force Majeure event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Person(s) when such course is inadvisable in the sole discretion of the Claiming Party.

ARTICLE 15

REPRESENTATIONS AND COVENANTS

Section 15.1 Party Representations.

(a) Each Party represents and warrants to the other Parties as follows: (i) there are no suits, proceedings, judgments, or Orders by or before any Governmental Authority that materially adversely affect (A) its ability to perform its obligations under this Agreement or (B) the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.

45

(b) Customer represents and warrants to the Provider Parties that, during the Term, Customer has the sole and exclusive right to purchase all Gas owned or Controlled by Producer and produced from those oil and gas properties located in the Dedicated Area that are operated by Producer, or that are not operated by Producer, but from which Producer has elected to take its applicable production in-kind (such right, collectively, the “Exclusive Producer Purchase Right”).

Section 15.2 Joint Representations. The Provider Parties represent that except as provided in the FERC Order, the movement of Customer Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and Customer Injected Liquids on the Gathering System, Bakken System, NGL Terminals System and/or Provider Tank Cars under this Agreement constitutes (and is intended to constitute for purposes of all applicable Laws) a movement of Customer Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) or Customer Injected Liquids, in each case, that is not subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Natural Gas Act or Section 311 of the Natural Gas Policy Act. Customer and the Provider Parties jointly represent that (A) the Fees have been freely negotiated and agreed upon as a result of good faith negotiations and are not discriminatory or preferential, but are just, fair, and reasonable in light of the Parties’ respective covenants and undertakings herein during the Term of this Agreement, and (B) neither Customer nor the Provider Parties had an unfair advantage over the other during the negotiation of this Agreement.

Section 15.3 Applicable Laws. This Agreement is subject to all valid present and future Laws, regulations, rules and Orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the Agreement Services performed under this Agreement, the Gathering System, the Bakken System, NGL Terminals System or the Provider Tank Cars and other facilities utilized under this Agreement.

Section 15.4 Governmental Authority Modification. It is the intent of the Parties that the rates and terms and conditions established by any Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement. If any Governmental Authority having jurisdiction modifies the rates or terms and conditions set forth in this Agreement, then (in addition to any other remedy available to the Parties at Law or in equity):

(a) the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth in this Agreement;

(b) the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement; and

(c) in the event that the Parties are not successful in accomplishing the objectives set forth in (a) and (b) above such that, following the failure to accomplish such objectives, the Provider Parties are not in substantially the same economic position as they were prior to any such regulation, then the Provider Parties may terminate this Agreement upon the delivery of written Notice of termination to Customer.

46

Section 15.5 Taxes. Customer shall pay or cause to be paid, and agrees to indemnify and hold harmless the Provider Parties and their Affiliates from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Customer Gas, Customer Injected Liquids and/or the handling thereof prior to receipt thereof by the Provider Parties at the Receipt Points. Subject to Section 15.4, the Provider Parties shall pay or cause to be paid all taxes and assessments, if any, imposed upon the Provider Parties for the activity of gathering of Customer Gas (including any Drip Liquids allocated to Customer in accordance with this Agreement) and/or Customer Injected Liquids after receipt at the Receipt Points and prior to redelivery thereof by the Provider Parties at the Delivery Points. The Provider Parties shall refund to Customer any tax paid on Customer’s behalf (a) that is successfully disputed, and (b) for which the Provider Parties have actually received a refund.

Section 15.6 Exclusive Producer Purchase Right. Subject always to Customer’s right to assign its rights and obligations hereunder pursuant to and in accordance with Section 17.1, Customer covenants and agrees that, during the Term applicable to each Subsystem, it shall not, without the prior written consent of the Provider Parties (such consent to be given or withheld in the Provider Parties’ sole discretion), materially alter, modify or amend the Exclusive Producer Purchase Right, including any contract or other arrangement forming a part of such right (and shall not commit or agree to do so), in any manner that would adversely affect the volumes of Gas (a) to which Customer is entitled pursuant to the Exclusive Producer Purchase Right, or (b) delivered to the Provider Parties by Customer hereunder.

ARTICLE 16

INDEMNIFICATION AND INSURANCE

Section 16.1 Custody and Control Indemnity. EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES IN SECTION 11.1, THE PARTY HAVING CUSTODY AND CONTROL OF GAS AND/OR INJECTED LIQUIDS, AS APPLICABLE UNDER THE TERMS OF SECTION 11.2 SHALL BE RESPONSIBLE FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY OR PARTIES AND SUCH OTHER PARTY’S OR PARTIES’ GROUP FROM AND AGAINST EACH OF THE FOLLOWING: (A) ANY LOSSES ASSOCIATED WITH ANY PHYSICAL LOSS OF SUCH GAS AND/OR INJECTED LIQUIDS, AS APPLICABLE (OTHER THAN AGREEMENT FUEL AND LOSSES), INCLUDING THE VALUE OF SUCH LOST GAS AND/OR INJECTED LIQUIDS, AND (B) ANY DAMAGES RESULTING FROM THE RELEASE OF ANY SUCH GAS AND/OR INJECTED LIQUIDS; PROVIDED, HOWEVER, THAT NO INDEMNIFIED PERSON OR A MEMBER OF SUCH INDEMNIFIED PERSON’S GROUP SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS Section 16.1 WITH RESPECT TO ITS OWN NEGLIGENCE OR WILLFUL MISCONDUCT.

47

Section 16.2 Customer Indemnification. SUBJECT TO Section 16.1, CUSTOMER AGREES TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE PROVIDER PARTIES AND THE PROVIDER PARTIES’ DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARENT, AFFILIATES AND SUBSIDIARIES (ALL OF THE FOREGOING, THE “Provider Group”) FROM AND AGAINST ALL LOSSES WHICH IN ANY WAY RESULT FROM ANY OF THE FOLLOWING: (A) THE OWNERSHIP, DESIGN, CONSTRUCTION, MAINTENANCE OR OPERATION OF CUSTOMER’S FACILITIES; PROVIDED, HOWEVER, THAT NO MEMBER OF THE PROVIDER GROUP SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS SECTION 16.2 WITH RESPECT TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PROVIDER GROUP, (B) ANY CUSTOMER GAS AND/OR CUSTOMER INJECTED LIQUIDS DELIVERED INTO THE GATHERING SYSTEM THAT DO NOT MEET EACH OF THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS), BUT ONLY FOR SO LONG AS A PROVIDER PARTY DOES NOT HAVE ACTUAL KNOWLEDGE THAT SUCH CUSTOMER GAS AND/OR CUSTOMER INJECTED LIQUIDS DO NOT MEET THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS), AND CUSTOMER SHALL HAVE NO RESPONSIBILITY FOR ANY SUCH ITEMS TO THE EXTENT INCURRED BY THE PROVIDER PARTIES WITH RESPECT TO THE TIME FROM AND AFTER THE TIME THAT A PROVIDER PARTY FIRST HAS ACTUAL KNOWLEDGE THAT SUCH CUSTOMER GAS AND/OR CUSTOMER INJECTED LIQUIDS DO NOT MEET THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS), AND (C) THE PAYMENT OR CALCULATION OF ANY PROCEEDS, ROYALTIES OR OTHER BURDENS ON PRODUCTION DUE BY ANY PRODUCER TO APPLICABLE LESSORS, LANDOWNERS, ROYALTY HOLDERS OR OTHER INTEREST HOLDERS (INCLUDING CO-OWNERS OF WORKING INTERESTS), AS APPLICABLE, WITH RESPECT TO ANY GAS AND/OR INJECTED LIQUIDS, AS APPLICABLE DELIVERED INTO THE GATHERING SYSTEM BY OR ON BEHALF OF CUSTOMER.

Section 16.3 Provider Parties Indemnification. SUBJECT TO Section 16.1 AND Section 16.5, THE PROVIDER PARTIES AGREE TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CUSTOMER, AND CUSTOMER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARENT, AFFILIATES AND SUBSIDIARIES, (ALL OF THE FOREGOING, THE “Customer Group”) FROM AND AGAINST ALL LOSSES WHICH IN ANY WAY RESULT FROM THE OWNERSHIP, DESIGN, CONSTRUCTION, MAINTENANCE OR OPERATION OF THE GATHERING SYSTEM, BAKKEN SYSTEM, NGL TERMINALS AND PROVIDER TANK CARS; PROVIDED, HOWEVER, THAT NO MEMBER OF THE CUSTOMER GROUP SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS SECTION 16.3 WITH RESPECT TO (A) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE CUSTOMER GROUP, OR (B) ANY CUSTOMER GAS AND/OR CUSTOMER INJECTED LIQUIDS DELIVERED INTO THE GATHERING SYSTEM THAT DO NOT MEET EACH OF THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS).

48

Section 16.4 Actual Direct Damages. A PARTY’S (OR A MEMBER OF SUCH PARTY’S GROUP’S) DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY AND THE MEMBERS OF SUCH OTHER PARTY’S GROUP FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED, THAT THE LIMITATION TO DIRECT DAMAGES ONLY SHALL NOT APPLY TO ANY DAMAGE, CLAIM OR LOSS ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY OR PARTIES WOULD OTHERWISE BE RESPONSIBLE UNDER THIS AGREEMENT.

Section 16.5 Penalties. EXCEPT FOR INSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE PROVIDER PARTIES, CUSTOMER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD THE PROVIDER PARTIES AND THE PROVIDER GROUP HARMLESS FROM ANY LOSSES, INCLUDING ANY SCHEDULING PENALTIES OR MONTHLY BALANCING PROVISIONS, IMPOSED BY A DOWNSTREAM FACILITY IN ANY TRANSPORTATION CONTRACTS OR SERVICE AGREEMENTS ASSOCIATED WITH, OR RELATED TO, CUSTOMER GAS OR CUSTOMER INJECTED LIQUIDS, INCLUDING ANY PENALTIES IMPOSED PURSUANT TO A DOWNSTREAM FACILITY’S TARIFF (IF APPLICABLE), OR WHICH MAY BE CAUSED BY OFO’S, PDA’S, OTHER PIPELINE ALLOCATION METHODS, UNSCHEDULED PRODUCTION, OR BY UNAUTHORIZED PRODUCTION.

Section 16.6 Insurance. The Parties shall carry and maintain no less than the insurance coverage set forth in Exhibit J.

ARTICLE 17

ASSIGNMENT

Section 17.1 Assignment of Rights and Obligations under this Agreement.

(a) Customer shall be entitled to assign its rights and obligations under this Agreement (in whole or in part) to another Person; provided that (i) such transferee or Affiliate of such transferee has also been assigned the Exclusive Producer Purchase Right (including any contract or other arrangement forming a part of such right) or a corresponding interest in the Interests associated with the rights and obligations being assigned under this Agreement, (ii) the transferee specifically assumes all of Customer’s rights and obligations hereunder, and (iii) the transferee has, in the Provider Parties’ good faith and reasonable judgment, the financial and operational capability to perform and fulfill Customer’s obligations hereunder, provided that clause (iii) need not be satisfied in any assignment of Customer’s rights and obligations under this Agreement (in whole or in part) to another Person in connection with an assignment by Customer of all or substantially all of its assets. The Provider Parties shall be entitled to assign their rights and

49

obligations under this Agreement (in whole or in part) to another Person; provided that (A) such Person has acquired all or a portion of the Gathering System (including any Subsystem thereof), Bakken System (including any Plant System), NGL Terminals System or Provider Tank Cars, and (B) the portion of the rights and obligations of the Provider Parties under this Agreement to be transferred to such Person correspond to the interest in the Gathering System (including any Subsystem thereof), Bakken System (including any Plant System), NGL Terminals System or Provider Tank Cars so transferred to such Person.

(b) In the event of an assignment by Customer of its rights and obligations hereunder, including all or any portion of the Minimum Revenue Commitment, Customer shall cause the applicable transferee to execute and deliver to the Provider Parties an agreement in substantially the form attached hereto as Exhibit L (each, a “Replacement Agreement”), which Replacement Agreement will replace and supersede this Agreement solely with respect to the assigned rights and obligations and the applicable transferee. Upon the execution and delivery of an applicable Replacement Agreement, Customer and its Affiliates shall be released from all obligations and liabilities under this Agreement, in each case, solely to the extent relating to the rights and obligations so assigned arising from and after the first Day of the Month that the Provider Parties receive the executed Replacement Agreement.

(c) This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 17.1 shall be null and void ab initio.

(d) Any release of Dedicated Production from dedication under this Agreement pursuant to Section 4.4 shall not constitute an assignment or transfer of such Dedicated Production for the purposes of this Article 17.

Section 17.2 Pre-Approved Assignment. Each Party shall have the right, without the prior consent of the other Parties, to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

ARTICLE 18

ADEQUATE ASSURANCES

Section 18.1 [RESERVED].

Section 18.2 Adequate Assurances . If (a) Customer Ultimate Parent does not have a credit rating for senior secured or unsecured long-term debt of at least “[***]” from Moody’s, “[***]” from S&P or “[***]” from Fitch, and (b) (i) Customer fails to pay any Statement or Invoice according to the provisions hereof and such failure continues for a period of five Business Days after written Notice of such failure is provided to Customer or (ii) the Provider Parties have reasonable grounds for insecurity regarding the performance by Customer of any obligation under this Agreement, then the Provider Parties, by delivery of written Notice to Customer, may, singularly or in combination with any other rights they may have, demand Adequate Assurance

50

by Customer. As used herein, “Adequate Assurance” means, at the option of Customer, (x) the advance payment in cash by Customer to the Provider Parties for Agreement Services to be provided under this Agreement in the following Month or (y) delivery to the Provider Parties by Customer of an Adequate Letter of Credit in an amount equal to not less than the aggregate amounts owed from Customer to the Provider Parties hereunder for the prior [***]-Month period. If (A) Customer fails to provide Adequate Assurance to the Provider Parties within 48 hours of the Provider Parties’ request therefor pursuant to this Section 18.2 or (B) Customer or Customer Ultimate Parent suffers any of the actions described in Section 10.1(a)(iii), then, in either case, the Provider Parties shall have the right to, at their sole option, terminate this Agreement upon written Notice to Customer or suspend or reduce all services under this Agreement without prior Notice to Customer, in each case, without limiting any other rights or remedies available to the Provider Parties under this Agreement or otherwise. If the Provider Parties exercise the right to terminate this Agreement or suspend or reduce any Agreement Services under this Section 18.2, then Customer shall not be entitled to take, or cause to be taken, any action hereunder or otherwise against the Provider Parties for such termination, suspension or reduction. Failure of the Provider Parties to exercise their right to terminate this Agreement or suspend or reduce any Agreement Services as provided in this Section 18.2 shall not constitute a waiver by the Provider Parties of any rights or remedies the Provider Parties may have under this Agreement, applicable Law, or otherwise.

ARTICLE 19

MISCELLANEOUS

Section 19.1 Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective, except that each of Gatherer, Processor and Terminal Operator shall be jointly and severally liable for the obligations of the other hereunder. It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 19.2 Notices; Voice Recording. All notices and communications required or permitted to be given under this Agreement shall be considered a “Notice” and be sufficient in all applicable respects if (a) given in writing and delivered personally, (b) sent by bonded overnight courier, (c) mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, (d) transmitted by facsimile (provided that any such fax is confirmed by written confirmation), or (e) by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed by written confirmation), in each case, addressed to the appropriate Person(s) at the address(es) for such Person(s) shown in Exhibit K. Any Notice given in accordance herewith shall be deemed to have been given when (i) delivered to the addressee in person or by courier, (ii) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day (in each case, provided that any such electronic communication is confirmed in writing), or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not

51

received during normal business hours, then on the next Business Day, as the case may be. Any Person may change its contact information for notice by giving Notice to the other Parties in the manner provided in this Section 19.2. Any Party may, from time to time, agree and request that certain Notices or statements, such as operational, scheduling, nominations, Statements or Invoices, be sent by alternative means, such as e-mail, facsimile or otherwise. The Parties hereby agree that, to the extent permitted by Law, each Party may electronically record telephone conversations between or among the Parties in connection with oral notices, nominations, scheduling, or other operational communications between or among the Parties for purposes of confirming and documenting such communications, with or without the use of a prior warning tone or Notice.

Section 19.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 19.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 19.5 Confidentiality. For the Term of this Agreement and for one Year after the termination of this Agreement, the Parties shall keep confidential the terms of this Agreement, including, but not limited to, the Fees, the volumes delivered (and redelivered) hereunder, all other material terms of this Agreement and any non-public information and materials delivered pursuant to this Agreement (collectively, “Confidential Information”), except as follows:

(a) to the extent disclosures of Confidential Information may be reasonably required to effectuate the performance of this Agreement by either Party or the construction, operation or maintenance of the Gathering System, the Bakken System, NGL Terminals System and/or Provider Tank Cars;

(b) to meet the requirements of any applicable Law or of a Governmental Authority with jurisdiction over the matter for which information is sought, and in that event, the disclosing Party shall provide prompt written Notice to the other Party, if legally permitted to do so, of the requirement to disclose the Confidential Information and shall take or assist the other Party in taking all reasonable legal steps available to suppress the disclosure or extent of disclosure of the information;

(c) in a sales process involving all or a portion of the Gathering System, Bakken System (including any Plant System), NGL Terminals System or Provider Tank Cars; provided that the Parties take all reasonable steps to ensure that the confidentiality of Confidential Information is maintained as a result of such sales process; and

52

(d) to those employees, consultants, agents, advisors and equity holders of each Party who need to know such Confidential Information for purposes of, or in connection with, the performance of such Party’s obligations under this Agreement; provided that the Party disclosing the Confidential Information to those Persons shall be liable to the other Party for any damages suffered due to a failure by any of such Persons to maintain the confidentiality of the Confidential Information on the basis set forth in this Agreement.

Section 19.6 Entire Agreement; Conflicts. THIS AGREEMENT, THE MARKETING LETTER AND ALL OTHER DOCUMENTS AND INSTRUMENTS DELIVERED PURSUANT HERETO CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES OR THEIR PREDECESSORS PERTAINING TO THE SUBJECT MATTER HEREOF OR THE GATHERING SYSTEM, BAKKEN SYSTEM, NGL TERMINALS SYSTEM AND PROVIDER TANK CARS FOR THE PERIOD FROM AND AFTER THE EFFECTIVE TIME, provided, that the Second A&R GGA shall govern the Parties’ respective rights and obligations with respect to the matters addressed therein for the period from the Original Effective Time until the Effective Time, the Second A&R GPA shall govern the Parties’ respective rights and obligations with respect to the matters addressed therein for the period from the Original Effective Time until the Effective Time, the Second A&R TESA shall govern the Parties’ respective rights and obligations with respect to the matters addressed therein for the period from the Original Effective Time until the Effective Time, and this Agreement shall not release either Party from any of its liabilities or obligations that accrued under any of the Second A&R GGA, the Second A&R GPA or the Second A&R TESA during such period, nor preclude an applicable Party from pursuing any rights and remedies it may have under the Second A&R GGA, the Second A&R GPA or the Second A&R TESA or at law or in equity which accrued or are based upon any event occurring during such period with respect to the Second A&R GGA, the Second A&R GPA or the Second A&R TESA (and the audit rights in Section 12.3 shall remain in effect with respect to the period prior to the Effective Time for each of the Second A&R GGA, Second A&R GPA and Second A&R TESA in accordance with the terms of Section 12.3). This Agreement shall amend and restate the Second A&R GGA and the Second A&R GPA in their entirety, and this Agreement and the Crude Oil Gathering and Services Agreement shall together amend and restate the Second A&R TESA in its entirety, in each case to the extent of the Parties’ rights and obligations from and after the Effective Time. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE EXHIBITS AND APPENDICES HERETO, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT SO SET FORTH.

Section 19.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

53

Section 19.8 Governing Law; Disputes.

(a) Governing Law.

(i) This Agreement and any Claim or Loss based upon, arising out of, or relating to this Agreement, or the negotiation, execution, or performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its choice of law rules or those of any other jurisdiction that would cause the laws of another jurisdiction to apply.

(ii) In all cases the substantive and procedural rules of the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Act”) govern Section 19.8(e).

(b) Resolution of Disputes. The Parties will exclusively and finally resolve any and all Disputes between them using direct negotiations, mediation, and then arbitration as set out in this Section 19.8.

(c) Direct Negotiations. If a Dispute arises, then the Party seeking to initiate the dispute resolution process will give Notice to the other Party or Parties setting out, in writing and in reasonable detail, the issues in Dispute and, as applicable, such Party’s good faith estimate of the amount in dispute or non-monetary relief sought. The Parties will attempt to resolve the Dispute through direct negotiations in a meeting among the Parties, attended by individuals with decision-making authority and authority to legally bind such Party, which must take place within thirty (30) Days, or as otherwise agreed to by the Parties, from the date the Notice was sent.

(d) Mediation. If the Dispute cannot be resolved by direct negotiations within thirty (30) Days after service of the written Notice set forth in Section 19.8(c), then any Party may initiate mediation by giving written Notice to the other Parties. Mediation must be attended by representatives from each Party with decision-making authority and authority to legally bind such Party and the proceeding must take place in Houston, Texas. The Parties will attempt to agree on a mediator and, if the Parties are unable to agree upon the mediator within fifteen (15) Days from the date Notice was sent to initiate the mediation process pursuant to this Section 19.8(d), then the Parties will request that the International Institute for Conflict Prevention and Resolution (the “CPR”) appoint the mediator on an expedited basis in accord with the CPR Mediation Procedure then in effect.

(e) Arbitration Proceedings. If the Parties fail to resolve such Dispute within sixty (60) Days from written Notice of mediation, then either Party may initiate binding arbitration by giving written Notice to the other Parties. The Dispute shall be finally resolved by arbitration (including arbitrator selection) in accordance with the CPR Rules for Non-Administered Arbitration then in force. To the extent of any conflicts between the Act or the CPR Rules for Non-Administered Arbitration and the provisions of this Agreement, the provisions of this Agreement prevail. The CPR is the appointing authority, except as otherwise provided below. The place of arbitration will be Houston, Texas. The following provisions apply to any arbitration proceedings:

(i) Except as set forth below, the Dispute will be resolved by one arbitrator if the amount in controversy, exclusive of arbitration costs and attorneys’ and professionals’ fees, is less than US$[***]. The Dispute will be resolved by three arbitrators if (A) the amount in controversy, exclusive of arbitration costs and attorneys’ and professionals’ fees, equals or exceeds US$[***], (B) any Party seeks injunctive or declaratory relief, and/or (C) the amount in controversy is not quantified. In the event of three arbitrators, the Provider Parties shall jointly appoint one arbitrator, Customer shall appoint one arbitrator, and the CPR shall select the third arbitrator.

54

(ii) The arbitrators shall be knowledgeable about, specialize in or have prior commercial or industry knowledge with the subject matter involved in the Dispute. Prior to appointment, all arbitrators shall disclose to the Parties and to any other arbitrators all actual or perceived conflicts of interest involving the Dispute, the Parties, the Parties’ Affiliates, or the Parties’ counsel or consultants including past or present business, professional and social relationships. The arbitrator(s) must remain neutral, impartial, and independent regarding the Dispute and the Parties. At least one (1) arbitrator must be a lawyer experienced in the resolution of disputes with experience relating to the issues in Dispute.

(iii) The arbitrator(s) has no power to award, nor will the arbitrator(s) award, the damages waived and released under Section 16.4. The arbitrator(s) has no authority to appoint or retain expert witnesses for any purpose unless agreed to by all of the Parties. The arbitrator(s) has the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration provision, the existence or validity of this Agreement, and issues of arbitrability.

(iv) Unless a Party is otherwise entitled to be indemnified for such costs pursuant to this Agreement, regardless of which Party or Parties prevails and notwithstanding any applicable Law to the contrary, (A) the Provider Parties shall jointly bear one-half, and Customer shall bear one-half, in each case, of all arbitration fees and costs and (B) each Party shall bear its own attorneys’ and professionals’ fees.

(v) The award of the arbitrator(s) will be final and binding. The Parties agree to waive their rights to: (A) apply to a court for determination of a point of applicable Law, and (B) any form of appeal, review, or recourse in respect of any such award to any court or other judicial authority, to the extent that such waiver may be validly made.

(vi) The Parties may apply to the courts specified below for any of the following without waiving their arbitration rights:

A. Interim measures as necessary until appointment of the arbitrator(s); and

B. Preserving property until appointment of the arbitrator(s).

C. For purposes of this Section 19.8(e)(vi), the Parties agree to submit to the exclusive jurisdiction and venue of the state and federal courts located in Harris County, Texas.

D. Any court application provided for in this Section 19.8(e)(vi) may be made regardless of whether the provisions of Section 19.8(c) or Section 19.8(d) have been attempted or completed.

55

(vii) Judgment on an award may be entered by any court of competent jurisdiction.

(f) Expert Determination Procedure.

(i) General.

A. Notwithstanding the other provisions of this Section 19.8, the Parties will exclusively and finally resolve any Dispute referred to this Section 19.8(f) as provided in this Section 19.8(f).

B. Any Dispute as to the applicability of expert determination pursuant to this Section 19.8(f) or the other dispute resolution provisions of this Section 19.8 shall be decided by binding and expedited arbitration, including by an emergency arbitrator, in accordance with Section 19.8(e) without any requirement to first engage in negotiations or mediation.

C. For any determination referred to an Expert pursuant to this Section 19.8(f), the Parties agree that the determination must be conducted by an independent Expert pursuant to Section 19.8(f)(ii).

(ii) Expert Appointment.

A. Within 15 Business Days after reference of a Dispute pursuant to this Section 19.8(f), the Parties will jointly appoint the Expert to resolve the disagreement(s).

B. Each Expert must be an independent and experienced professional in the industry of the relevant Dispute with not less than ten (10) years’ experience in the subject matter of the relevant Dispute in the State of North Dakota and must not have worked as an employee, contractor or subcontractor for any Party or any of its Affiliates during the five (5) year period preceding such selection. The Parties shall act in good faith to promptly select the Expert within the period set forth above in Section 19.8(f)(ii)A. If the Parties fail to agree on the appointment of the Expert within such period, then Customer will select, in its sole discretion and identify to the Provider Parties in a written notice, three potential Experts (with each such Person meeting the same criteria for the Expert as set forth above in this Section 19.8(f)(ii)B) within ten Business Days thereafter, and then the Provider Parties will jointly select from among such potential Experts identified by Customer, in their sole discretion and identify to Customer in a written notice one of such potential Experts to serve as the Expert and resolve such Dispute. The Parties shall execute such engagement letters and other documents as shall be necessary to engage the Expert within the applicable period set forth above in Section 19.8(f)(ii)A or this Section 19.8(f)(ii)B.

56

C. The Expert, once appointed, may not have ex parte communications with either of the Parties concerning the Expert determination or the underlying disagreement.

D. The Parties will cooperate fully in the expeditious conduct of the Expert determination and provide the Expert with reasonable access to all facilities and personnel and to all non-privileged books, records, documents, and information as are requested by the Expert and necessary to make a fully informed determination in an expeditious manner as provided in this Section 19.8(f).

(iii) Parties’ Statement on the Disagreements.

A. Not later than ten Business Days after appointment of the Expert, Customer will submit, and the Provider Parties will jointly submit, in each case, to the Expert, with a simultaneous copy to the other Party or Parties, a single written statement of its position on the Dispute, together with a copy of this Agreement and any supporting material that the Parties desire to furnish.

B. Customer may also submit, and the Provider Parties may also jointly submit, in each case, a rebuttal statement within five Business Days of receipt of the other Party’s or Parties’ written statement.

(iv) Expert’s Determination.

A. The Expert will be bound by the terms of this Agreement in making a determination.

B. The Expert may consider available legal and industry matters as are necessary or appropriate to make a proper determination regarding the Dispute.

C. Before issuing a final determination, the Expert will issue a draft report and allow the Parties to comment on it.

D. The Expert will issue a written determination on the disagreement within twenty (20) Business Days after he/she has received the materials under Section 19.8(f)(iii). The Expert’s determination will be (I) final, non-appealable, conclusive, and binding on the Parties, and (II) enforceable against the Parties in any court of competent jurisdiction. The applicable Expert may not award a Party or Parties a decision that is more favorable to such Party or Parties than that set forth in such Party’s or Parties’ submittal to the Expert pursuant to Section 19.8(f)(iii)A. The Expert shall make a separate determination with respect to each matter submitted as an individual Dispute.

57

(v) Expert’s Role. The Expert is an expert only for the limited purpose of determining the specific Dispute submitted to it hereunder. The Expert is not an arbitrator, may not hear or decide any matters except the specific Dispute presented, and may not award attorneys’ or professionals’ fees, damages, interest, costs, or penalties to any Party.

(vi) Expert Costs. Customer shall bear one-half and the Provider Parties shall jointly bear one-half, in each case, of the cost of the Expert, no matter which Party or Parties prevail.

(g) Confidentiality.

(i) The existence of any Dispute or disagreement and any negotiations, mediation and arbitration proceedings under this Agreement are confidential and the Parties will not make any disclosure to any Third Party unless required by applicable Law or any applicable Order.

(ii) Any information, documents, or materials created or produced for the purposes of, or used in, negotiations, mediation and arbitration of any Dispute or disagreement are confidential and the Parties will not disclose them to any Third Party.

(iii) Without prejudice to the foregoing, disclosure of the information set forth in Section 19.8(g)(i) and Section 19.8(g)(ii) above may be made under the following circumstances:

A. With prior Notice to the other Party or Parties, in order to enforce any of the provisions of this Agreement, including the Parties’ agreement to arbitrate, any arbitration order or award and any court judgment;

B. To the auditors, legal advisors, insurers, and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement extend;

C. With prior Notice to the other Party or Parties, where that Party or Parties are under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; and

D. With the prior written consent of the other Parties.

(iv) The Parties agree to submit to the jurisdiction of the state and federal courts located in Harris County, Texas and agree that those courts shall have venue for the purposes of any proceedings to enforce this Section 19.8(g).

Section 19.9 Parties in Interest. Nothing in this Agreement shall entitle any Non-Party to any claim, cause of action, remedy or right of any kind.

Section 19.10 Preparation of Agreement. All Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

58

Section 19.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 19.12 Operating Terms. The Operating Terms are incorporated into this Agreement for all purposes.

Section 19.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

[signature page follows]

59

IN WITNESS WHEREOF, the Parties have executed this Agreement, in each case, to be effective as of the Effective Time.

CUSTOMER:	GATHERER:

HESS TRADING CORPORATION	HESS NORTH DAKOTA PIPELINES LLC

By:	By:
Name:	Name:
Title:	Title:

PROCESSOR:	TERMINAL OPERATOR:

HESS BAKKEN PROCESSING LLC	HESS NORTH DAKOTA EXPORT LOGISTICS LLC

By:	By:
Name:	Name:
Title:	Title:

Signature Page to

Gas Gathering and Processing Agreement

ATTACHED TO AND MADE PART OF THAT CERTAIN GAS GATHERING AND PROCESSING AGREEMENT BY AND AMONG HESS TRADING CORPORATION, AS CUSTOMER, HESS NORTH DAKOTA PIPELINES LLC, AS GATHERER, HESS BAKKEN PROCESSING LLC, AS PROCESSOR, AND HESS NORTH DAKOTA EXPORT LOGISTICS LLC, AS TERMINAL OPERATOR

[***]

APPENDIX II

DEFINITIONS

As used in this Agreement, capitalized words and terms shall have the meaning ascribed to such terms as set forth below.

“A&R GPA” has the meaning given to such term in the recitals to this Agreement.

“A&R Produced Water Agreement” means that certain Amended and Restated Water Services Agreement (Servicing Locations North of the Missouri River), dated as of the Effective Time by and between Hess Bakken Investments II, LLC and Hess Water Services LLC.

“A&R Produced Water Agreement Delivery Points” means the “Disposal Points” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Fee” means the “Fees” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Receipt Points” means the “Receipt Points” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Revenue Estimate” means the “Agreement Revenue Estimate” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Revenues” means the “Agreement Revenues” as such term is utilized in the A&R Produced Water Agreement.

“Additional Gas” means any Customer Gas that is not Dedicated Production.

“Adequate Assurance” has the meaning given such term in Section 18.2.

“Adequate Letter of Credit” means one or more direct-pay, irrevocable, standby letters of credit from a major U.S. commercial bank or a foreign bank with a U.S. branch office in either case having a credit rating of at least “[***]” (or its equivalent successor rating) from Standard & Poor’s Corporation or “[***]” (or its equivalent successor rating) from Moody’s Investors Service, Inc.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the avoidance of doubt, (a) Hess Bakken Investments II, LLC is an Affiliate of Customer, and (b) Hess Water Services LLC is an Affiliate of the Provider Parties.

“Act” has the meaning given such term in Section 19.8(a)(ii).

“AGA” has the meaning given such term in Section 1.4(a) of the Operating Terms.

Appendix II - Page 1

“Agreement” has the meaning given such term in the preamble to this Agreement.

“Agreement Fuel” means, collectively, Bakken System Fuel and Gathering System Fuel.

“Agreement Fuel and Losses” means, collectively, Bakken System Fuel and Losses and Gathering System Fuel and Losses.

“Agreement L&U” means, collectively, Bakken System GL&U and Gathering System L&U.

“Agreement Revenue Estimate” means, for any Quarter during the MRC Term, the sum of (a) the product of (i) the sum of (A) the Combined Gathering Services Fee (in $/Mcf for Gas and $/MCFE for Injected Liquids) for such Quarter and (B) the Processing Services Fee (in $/Mcf for Gas and $/MCFE for Injected Liquids) for such Quarter and (ii) the aggregate volume of Customer Gas (in Mcf) and Customer Injected Liquids (in MCFE) estimated to be delivered to the Receipt Points during such Quarter, and (b) the product of (i) the Rail Car Loading Fee (in $/Barrel) for such Quarter and (ii) the aggregate volume of Customer NGLs estimated to be delivered to Customer at the Rail Car Loading Points during such Quarter (in Barrels), in each case, as set forth in the most recent Development Plan submitted by Customer Group to Provider Group pursuant to Section 5.1(b) without regard to any Development Plan Amendment submitted by Customer Group in respect of such Development Plan.

“Agreement Revenues” means, for any Quarter during the MRC Term, the sum of (a) the product of (i) the sum of (A) the then-current Combined Gathering Services Fee (in $/Mcf for Gas and $/MCFE for Injected Liquids) and (B) the then-current Processing Services Fee (in $/Mcf for Gas and $/MCFE for Injected Liquids) and (ii) the aggregate volume of Customer Gas (in Mcf) and Customer Injected Liquids (in MCFE) delivered to the Receipt Points during such Quarter, and (b) the product of (i) the Rail Car Loading Fee (in $/Barrel) for such Quarter and (ii) the aggregate volume of Customer NGLs delivered to Customer at the Rail Car Loading Points during such Quarter (in Barrels).

“Agreement Services” means, collectively, the Combined Gathering Services and the Combined Processing Services.

“AIC Delivery Point” has the meaning given such term in Section 5.6.

“AIC Delivery Point Connection Notice” has the meaning given such term in Section 5.6.

“AIC Delivery Point Determination Date” has the meaning set forth in Section 5.6.

“AIC Delivery Point Reimbursement Amount” means for any AIC Delivery Point in any Year, an amount equal to [***]% of the actual Rejected Planned Delivery Point Connection Costs for such AIC Delivery Point incurred by Provider Parties in connection with connecting such AIC Delivery Point to the Bakken System or NGL Terminals System (which total amount shall not exceed [***]% of the estimated Rejected Planned Delivery Point Connection Costs set forth in the Provider Group Infrastructure Plan pursuant to which Provider Group elected not to connect such Rejected Planned Delivery Point).

Appendix II - Page 2

“AIC Delivery Point Reimbursement Period” has the meaning given such term in Section 5.6.

“AIC Receipt Point” has the meaning given such term in Section 5.5.

“AIC Receipt Point Connection Notice” has the meaning given such term in Section 5.5.

“AIC Receipt Point Determination Date” has the meaning set forth in Section 5.5.

“AIC Receipt Point Reimbursement Amount” means for any AIC Receipt Point in any Year, an amount equal to (a) [***]% of the actual Rejected Planned Receipt Point Connection Costs for such AIC Receipt Point incurred by the Provider Parties in connection with connecting such AIC Receipt Point to the Gathering System (which total amount shall not exceed [***]% of the estimated Rejected Planned Receipt Point Connection Costs set forth in the Provider Group Infrastructure Plan pursuant to which Provider Group elected not to connect such Rejected Planned Receipt Point), minus (b) the greater of (i) zero and (ii) the aggregate amount of gathering fees paid by Third Parties for deliveries of Gas into such AIC Receipt Point in the Year prior to such Year, provided that if the first payment of the AIC Receipt Point Reimbursement Amount in respect of an AIC Receipt Point is made more than one Year after the commencement of services at such AIC Receipt Point, such amount shall be the aggregate amount of gathering fees paid by Third Parties for deliveries of Gas into such AIC Receipt Point made for the period after such commencement of service and prior to the Day of such payment.

“AIC Receipt Point Reimbursement Period” has the meaning given such term in Section 5.5.

“Anchor Customer Firm Service” means that type of:

(a) Combined Gathering Service that (i) has the highest priority call on capacity of all of the Gathering System, (ii) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary Gathering System maintenance, or as otherwise expressly set forth in this Agreement, and (iii) in any event, has a higher priority than Interruptible Service, Firm Service and any other permissible level of service established by the Provider Parties with respect to the Gathering System;

(b) Combined Processing Service (other than NGL Service) that (i) has the highest priority call on capacity of all of the Bakken System or any Plant System thereof, (ii) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary Bakken System maintenance, or as otherwise expressly set forth in this Agreement, and (iii) in any event, has a higher priority than Interruptible Service, Firm Service and any other permissible level of service established by the Provider Parties with respect to the Bakken System; and

(c) NGL Service that (i) has the highest priority call on capacity of all of the NGL Terminals System [and Provider Tank Cars], (ii) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary maintenance, or as otherwise expressly set forth in this Agreement, and (iii) in any event, has a higher priority than Interruptible Service, Firm Service and any other permissible level of service established by the Provider Parties and its Affiliates with respect to the NGL Terminals System [and Provider Tank Cars].

Appendix II - Page 3

“Annual Reservation Amount” has the meaning given such term in Section 7.8(a).

“Applicable Recompletion Wells” means those Wells set forth on Exhibit I-3.

“Applicable Requirements” means (a) any applicable pipeline’s operating and engineering standards, (b) any and all applicable local, state and federal Laws, and (c) any applicable operating regulations or directions of any Governmental Authority.

“Applied MRC Shortfall Bank Amount” has the meaning given such term in Section 6.2(a).

“Arrival Time” means, in relation to a Train or Truck Nominated by Customer for the receiving of Customer NGLs from the Bakken System, the date and time such Train or Truck is to arrive at the applicable Delivery Point ready for loading and dispatch.

“Bakken Area” means, collectively, the following Counties located in North Dakota: Adams, Billings, Bottineau, Bowman, Burke, Burleigh, Divide, Dunn, Golden Valley, Hettinger, McHenry, McIntosh, McKenzie, McLean, Mercer, Morton, Mountrail, Renville, Slope, Stark, Walsh, Ward and Williams.

“Bakken System” has the meaning given such term in Section 2.1(b)(iii).

“Bakken System Fuel” means all Gas (including Residue Gas) and electric power measured and utilized as fuel for the Bakken System, including Gas (including Residue Gas) and electric power utilized as fuel for compressor stations, stated in Mcfs or kilowatt hours, as applicable; provided, however, that “Bakken System Fuel” shall not include any Gas (including Residue Gas) or electric power used as a result of the Provider Parties’ gross negligence or willful misconduct.

“Bakken System Fuel and Losses” means the sum of: (a) all Bakken System Fuel; (b) all Bakken System GL&U; and (c) any volume of Customer Gas and/or Customer Residue Gas that is flared after being delivered into the Bakken System, in each case, whether estimated or measured.

“Bakken System GL&U” means that quantity of Gas or NGLs, measured in MMBtus, gained, lost or unaccounted for (as applicable) after measuring or calculating all MMBtus (or their equivalents) received into the Bakken System compared to the total quantity of MMBtus (or their equivalents) measured or calculated in dispositions to Residue Gas, Shrinkage, NGLs, and Agreement Fuel or other dispositions. “Bakken System GL&U” includes any Gas or NGL volumes lost (or gained, if applicable) as a result of, but not limited to, leakage, venting or flaring, discrepancies due to meter inaccuracies, discrepancies in temperatures, pressures, conversion, measurement, or calculation factors and formulas, and other normal discrepancies resulting from Plant System measurement and volume reconciliations; provided, however, that “Bakken System GL&U” shall not include any Gas or NGLs lost as a result of the Provider Parties’ gross negligence or willful misconduct.

Appendix II - Page 4

“Barrel” means 42 United States standard gallons each of 231 cubic inches at 60° Fahrenheit.

“Btu”, “Gross Heating Value”, and “Thermal Content” mean the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and one-half degrees Fahrenheit (58.5° F) to fifty-nine and one-half degrees Fahrenheit (59.5° F) at a constant pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute.

“Bunching” means the accumulation of Trains or Trucks, as applicable, for loading of Customer NGLs contrary to existing Nominations and/or the terms and conditions of this Agreement, including the Operating Terms and the Service Interface Rules.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in New York, New York are generally open for business.

“Buyback Meter” means measurement or metering points labeled as “Buyback Meter” as set forth on Exhibit A-12.

“Bypass” means that volume of Gas received at a Receipt Point but bypassed around the processing train at any Plant such that it is redelivered as part of a Residue Gas stream without receiving any processing or fractionation services included as part of the Processing Services. Bypass includes both Gas that is physically bypassed around the Plants and Gas that is allocated through Plant accounting as Bypass (and not credited with any NGL recovery) even if the molecules of such Gas actually pass through the processing train at a Plant.

“CCT” means the time in the Central Time Zone, whether actual or programmed as Central Standard Time or Daylight Savings Time, or such other time as the Parties may agree upon.

“Claim” means, whether arising by law, contract, tort, or pursuant to any other legal right, and whether in the form of a Direct Claim, Third Party Claim, or in any other manner, any proceeding, audit, cause of action, challenge, claim, charge, complaint, contest, controversy, demand, dispute, hearing, inquiry, investigation, mediation, Order, prosecution, subpoena, or suit of any kind (whether civil, criminal, appellate, administrative, investigative, informal, or other), in each case commenced, filed, or brought by any Person.

“Claiming Party” has the meaning given such term in Section 14.1.

“Combined Gathering Services” has the meaning given such term in Section 3.1.

“Combined Gathering Services Fee” means $[***]/Mcf or MCFE, as such amount may be adjusted pursuant to Section 7.1(g) from time to time.

“Combined Processing Services” has the meaning given such term in Section 3.1.

“Compression Services” has the meaning given such term in Section 3.1(b).

“Confidential Information” has the meaning given such term in Section 19.5.

Appendix II - Page 5

“Conflicting Dedication” has the meaning given such term in Section 4.2.

“Control” and its derivatives (a) with respect to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise, and (b) with respect to any Gas (including any Drip Liquids allocable thereto) and/or Injected Liquids, means the right or obligation (pursuant to a marketing, agency, operating, unit or similar agreement or otherwise) of a Person to market such Gas and/or Injected Liquids; provided that such Person has elected or is obligated to market such Gas and/or Injected Liquids on behalf of a Non-Party.

“CPR” has the meaning given such term in Section 19.8(d).

“Credited Crude Oil Gathering and Terminal Services Agreement Revenues” has the meaning given such term in the Crude Oil Gathering and Terminal Services Agreement.

“Credited GGPA Revenues” means, for any Quarter, the sum of (a) the Agreement Revenues for such Quarter, and (b) the Deemed GGPA Revenues for such Quarter.

“Credited Produced Water Agreement Revenues” has the meaning given such term in the A&R Produced Water Agreement.

“Crude Oil” has the meaning given such term in the Crude Oil Gathering and Terminal Services Agreement.

“Crude Oil Gathering and Terminal Services Agreement” means that certain Crude Oil Gathering and Terminal Services Agreement, dated as of the Effective Time, by and among Customer, Gatherer and Terminal Operator.

“Crude Oil Gathering and Terminal Services Agreement Delivery Points” means the “Delivery Points” as such term is utilized in the Crude Oil Gathering and Terminal Services Agreement.

“Crude Oil Gathering and Terminal Services Agreement Fees” means the “Gathering Services Fee” and “Terminal Services Fee” as such terms are utilized in the Crude Oil Gathering and Terminal Services Agreement.

“Crude Oil Gathering and Terminal Services Agreement Receipt Points” means the “Receipt Points” as such term is utilized in the Crude Oil Gathering and Terminal Services Agreement.

“Crude Oil Gathering and Terminal Services Agreement Revenue Estimate” means the “Agreement Revenue Estimate” as such term is utilized in the Crude Oil Gathering and Terminal Services Agreement.

“Crude Oil Gathering and Terminal Services Agreement Revenues” means the “Agreement Revenues” as such term is utilized in the Crude Oil Gathering and Terminal Services Agreement.

Appendix II - Page 6

“Current Development Plan” has the meaning given such term in Section 5.1.

“Current Minimum Revenue Commitment” means, with respect to any Quarter, the Minimum Revenue Commitment calculated based on the then-current Development Plan (but, notwithstanding anything to the contrary herein, without regard to any Development Plan Amendments submitted by Customer Group with respect to such then-current Development Plan pursuant to Section 5.3(c), and without regard to any limitations on such Minimum Revenue Commitment set forth in Section 6.1(c)).

“Current Provider Group Infrastructure Plan” has the meaning given such term in Section 5.2.

“Customer” has the meaning given such term in the preamble of this Agreement.

“Customer Fault” means any or all of the following: (a) Customer’s delivered Gas fails to meet the Quality Specifications, (b) Customer fails to Tender or cause to be Tendered Customer Gas to each applicable Receipt Point at sufficient pressure to enter the Gathering System against its contractual operating pressure, but not in excess of the maximum operating pressure for such Receipt Point, (c) Customer’s material breach of this Agreement, (d) Customer’s failure to timely pay any amount when due that is not being disputed in good faith by Customer in accordance with this Agreement, or (e) a Customer declared Force Majeure that is not also a Provider Party-declared Force Majeure.

“Customer Gas” has the meaning given such term in the recitals to this Agreement.

“Customer Group” has the meaning given such term in Section 16.3.

“Customer Injected Liquids” has the meaning given such term in the recitals to this Agreement.

“Customer NGLs” has the meaning given such term in Section 3.1(c).

“Customer Residue Gas” has the meaning given such term in Section 3.1(c).

“Customer Ultimate Parent” means, with respect to Customer, the Person that directly or indirectly Controls Customer and that is not itself Controlled by any other Person.

“Day” means a period of time beginning at 9:00 a.m. CCT on a calendar day and ending at 9:00 a.m. CCT on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Area” has the meaning given such term in Section 4.1(a).

“Dedicated Crude Oil Production” means the “Dedicated Production” as such term is utilized in the Crude Oil Gathering and Terminal Services Agreement.

Appendix II - Page 7

“Dedicated Produced Water Production” means “Committed Production” as such term is utilized in the A&R Produced Water Agreement.

“Dedicated Producer Gas” has the meaning given such term in Section 4.1(a).

“Dedicated Production” has the meaning given such term in Section 4.1(b).

“Deemed GGPA Revenues” means, for any Quarter, the sum of (a) the product of (i) the sum of (x) the Combined Gathering Services Fee (in $/Mcf for Gas and $/MCFE for Injected Liquids), (y) the Processing Services Fee (in $/Mcf for Gas and $/MCFE for Injected Liquids), in each case, for such Quarter and (ii) the sum of: (I) an amount equal to the total amount of Customer Gas (in Mcf) and Customer Injected Liquids (in MCFE) that was not delivered hereunder during such Quarter but was available for Tender at a Receipt Point that the Provider Parties did not accept for any reason (including all such Customer Gas and Customer Injected Liquids temporarily released pursuant to the terms and conditions of this Agreement, including Section 4.4, Section 8.2 and Section 13.1), other than: (A) such Customer Gas failing to meet the Quality Specifications; (B) Customer remains in default 30 Days or more after receipt of Notice from the Provider Parties of such default and the Provider Parties are not obligated to provide Agreement Services hereunder as a result of such default; and (C) a curtailment caused by Customer Fault; and (II) an amount equal to the total amount of Gas (in Mcf) delivered into the Gathering System by non-operating working interest owners in Producer Operated Wells that is taken in kind from such Producer Operated Wells; and (b) the product of (i) the Rail Car Loading Fee (in $/Barrel) and (ii) an amount equal to the total amount of Customer NGLs (in Barrels) that was not received hereunder during such Quarter but was available for Tender for rail-loading NGL Services that the Provider Parties did not accept for any reason (including all such Customer NGLs temporarily released pursuant to the terms and conditions of this Agreement, including Section 4.4, Section 8.2 and Section 13.1), other than: (A) Customer remains in default 30 Days or more after receipt of Notice from the Provider Parties of such default and the Provider Parties are not obligated to provide Agreement Services hereunder as a result of such default; and (B) a curtailment caused by Customer Fault. Notwithstanding anything to the contrary herein, the maximum volume of Customer Gas and Customer Injected Liquids that can be credited in clause (a)(ii) in the immediately preceding sentence for any Receipt Point in any Day shall be an amount equal to the design capacity for such Receipt Point minus the total volume of Customer Gas and/or Customer Injected Liquids accepted for delivery by the Provider Parties at such Receipt Point during such Day. For any Planned Receipt Point or AIC Receipt Point that is subject to temporary release pursuant to Section 4.4(a)(i) that is not completed on or before the Target Connection Date for such Planned Receipt Point or AIC Receipt Point, as applicable, the total amount of Customer Gas (in Mcf) that will be deemed to be available for Tender at such Planned Receipt Point or AIC Receipt Point, as applicable, during any such Quarter shall be the total amount of Customer Gas (in Mcf) that was anticipated to be delivered into such Planned Receipt Point during such Quarter after the Target Connection Date for such Planned Receipt Point as set forth in the most current Development Plan until the first to occur of (A) the completion of such Planned Receipt Point and the occurrence of the Day upon which the Provider Parties accept all volumes of Dedicated Production Tendered for delivery at such Planned Receipt Point and (B) the last Day of such Quarter.

Appendix II - Page 8

“Delivery Point” means the points of interconnection of the Bakken System or the NGL Terminals System described on Exhibit I and the Drip Delivery Points described on Exhibit I-1, which Exhibits may be updated from time to time by the Parties pursuant to this Agreement, including pursuant to an Updated Development Plan and related updated Provider Group Infrastructure Plan pursuant to Article 5.

“Development Period” means, as of any date of determination, the greater of (a) the then-remaining Term of this Agreement (such remaining Term to be calculated using the assumptions that (i) Customer has elected to renew this Agreement for two Secondary Terms and (ii) no Party has elected to terminate the Agreement pursuant to Section 2.2(c)) and (b) thirteen (13) years.

“Development Plan” has the meaning given such term in Section 5.1(b).

“Development Plan Amendment” has the meaning given such term in Section 5.3(c).

“Direct Claim” means any claim of, request for, or other attempted exercise of an indemnified Person’s right to be indemnified, defended, released, and held harmless pursuant to the terms of this Agreement that does not result from a Third Party Claim.

“Dispute” means any dispute, claim, disagreement, or controversy arising out of or relating to this Agreement, including a Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination, or breach of this Agreement, whether based in contract, tort, or in any other manner.

“Downstream Facility” means (a) any pipeline downstream of any Delivery Point, or (b) a processing facility downstream of any Delivery Point (i) to which Customer has dedicated, or in the future elects to dedicate, any Customer Gas and/or Customer Injected Liquids for processing, or (ii) at which Customer has arranged for Customer Gas and/or Customer Injected Liquids to be processed prior to delivery to a pipeline described in part (a) above.

“Drip Delivery Point” means the points of Drip Liquid delivery described on Exhibit I-1, which Exhibit may be updated from time to time by the Parties pursuant to this Agreement, including pursuant to an Updated Development Plan and related updated Provider Group Infrastructure Plan pursuant to Article 5.

“Drip Liquids” means that portion of the Customer Gas that is received into the Gathering System (without manual separation or injection) and that condenses in, and is recovered from, the Gathering System as a liquid.

“Drip Point” has the meaning given such term in Section 3.3.

“Effective Time” has the meaning given such term in the Preamble.

“Electricity Charges” has the meaning given such term in Section 7.2.

“Electronic Measurement Data” has the meaning given such term in Section 1.3(g) of the Operating Terms.

Appendix II - Page 9

“Escalation Date” has the meaning given such term in Section 7.1(g).

“Ethane Recovery Mode” has the meaning given such term in Section 3.5(c).

“Ethane Rejection Mode” has the meaning given such term in Section 3.5(c).

“Excess Quarter” has the meaning given such term in Section 6.2(a).

“Excess Revenues” has the meaning given such term in Section 6.2(a).

“Exclusive Producer Purchase Right” has the meaning given such term in Section 15.1(b).

“Expert” means an independent expert meeting the criteria set forth in, and appointed pursuant to, Section 19.8(f)(ii).

“Fees” means the Combined Gathering Services Fee, the Processing Services Fee, the Gas Lift Fee, the Truck Loading Fee, the Rail Car Loading Fee and the HNDP Fee, as applicable.

“FERC Order” means that certain FERC Order 189 FERC 61,2025, issued December 19, 2024.

“Firm Service” means that type of:

(a) Combined Gathering Service that (i) other than Anchor Customer Firm Service, has the highest priority call on capacity of all of the Gathering System, (ii) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary Gathering System maintenance, or as otherwise expressly set forth in this Agreement, and (iii) in any event, has a higher priority than Interruptible Service; and

(b) Combined Processing Service (other than NGL Service) that (i) other than Anchor Customer Firm Service, has the highest priority call on capacity of all of the Bakken System or any Plant System thereof, (ii) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary Bakken System maintenance, or as otherwise expressly set forth in this Agreement, and (iii) in any event, has a higher priority than Interruptible Service; and

(c) NGL Service that (i) other than Anchor Customer Firm Service, has the highest priority call on capacity of all of the NGL Terminals System and Provider Tank Cars, (ii) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary maintenance, or as otherwise expressly set forth in this Agreement, and (iii) in any event, has a higher priority than Interruptible Service.

“Fitch” means Fitch Ratings, Inc. or its successor.

“Force Majeure” has the meaning given such term in Section 14.1.

“Fuel Point” has the meaning given such term in Section 1.6(a) of the Operating Terms.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including (unless otherwise expressly provided herein) liquefiable hydrocarbons and Drip Liquids, and including inert and noncombustible gases, in each case, produced from beneath the surface of the earth.

Appendix II - Page 10

“Gas Lift Delivery Points” means those Delivery Points set forth on Exhibit I-2.

“Gas Lift Fee” means $[***]/Mcf, as such amount may be adjusted pursuant to Section 7.1(g) from time to time.

“Gas Lift Services” has the meaning given such term in Section 3.1(a).

“Gatherer” has the meaning given to it in the preamble of this Agreement.

“Gathering Services” has the meaning given such term in Section 3.1(a).

“Gathering System” has the meaning given such term in Section 2.1(a).

“Gathering System Fuel” means all Gas and electric power measured and utilized as fuel for the Gathering System, including Gas and electric power utilized as fuel for compressor stations, stated in Mcfs or kilowatt hours, as applicable; provided, however, that “Gathering System Fuel” shall not include (a) any Gas or electric power used as a result of the Provider Parties’ gross negligence or willful misconduct or (b) any residue gas utilized as fuel for the Gathering System.

“Gathering System Fuel and Losses” means the sum of: (a) all Gathering System Fuel; (b) all Gathering System L&U; and (c) any volume of Customer Gas that is flared after being delivered into the Gathering System, in each case, whether estimated or measured.

“Gathering System L&U” means any Gas and/or Injected Liquids received into the Gathering System that is lost or otherwise not accounted for incident to, or occasioned by, the gathering, treating, compressing, stabilizing, and redelivery, as applicable, of Gas (and any Drip Liquids allocable thereto) and/or Injected Liquids, including Gas (and any Drip Liquids allocable thereto) and/or Injected Liquids released through leaks, instrumentation, relief valves, flares, and blow downs of pipelines, vessels, and equipment; provided, however, that “Gathering System L&U” shall not include any Gas (or any Drip Liquids allocable thereto) and/or Injected Liquids that are lost as a result of the Provider Parties’ gross negligence or willful misconduct.

“Goliath Subsystem” has the meaning given such term in Section 2.1(a).

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Customer, the Customer Group, and (b) with respect to the Provider Parties, the Provider Group.

“GSPA” has the meaning given such term in Section 1.4(a) of the Operating Terms.

Appendix II - Page 11

“Hawkeye Subsystem” has the meaning given such term in Section 2.1(a).

“HNDP Fee” means $[***]/Mcf, as such amount may be adjusted pursuant to Section 7.1(g) from time to time.

“HNDP Fee Point” means that certain interconnection point of the Hess North Dakota Natural Gas Pipeline described on Exhibit A-6 and the TGP, which interconnection point is located at meter number [***] of the Bakken System.

“Incremental Anchor Customer Firm Service” has the meaning given such term in Section 8.1(f).

“Incremental Anchor Customer Firm Service Percentage” means [***]% for Year 2027, and [***]% for each of Years 2028 and 2029.

“Incremental JOS Anchor Customer Firm Service Percentage” means [***]% for Year 2027, and [***]% for each of Years 2028 and 2029.

“Initial Term” has the meaning given such term in Section 2.2.

“Injected Liquids” means ethane, propane, methane, normal butane, isobutane, and C5+, and mixtures thereof that are in a liquid state as (a) Tendered into the Gathering System at the Injection Points for the Combined Gathering Services or (b) accepted into the Bakken System at the Plant Inlet Points for Combined Processing Services.

“Injection Point” means a Receipt Point that is marked “NGL” on the “Gas/NGL” column of Exhibit H.

“Interest” means any right, title or interest in and to the oil and gas leases owned by Producer or any of its Affiliates and the unproduced Gas and Gas production from Wells attributable to such rights, titles and interests, fee mineral ownership or leasehold ownership (in each case, including all production depths, zones, and formations covered thereby), together with any pooling, unitization, or communization of any of the foregoing.

“Interest Rate” means, on the applicable date of determination (a) the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties), plus (b) an additional [***] percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Interruptible Service” means all obligations of the Provider Parties to provide Agreement Services with respect to Gas and/or Injected Liquids (and any Drip Liquids, Residue Gas and NGLs allocable to such Gas and/or Injected Liquids), which obligations are designated as interruptible and as to which obligations the Provider Parties may interrupt its performance thereof for any or no reason.

“Invoice” has the meaning given such term in Section 12.1(b).

Appendix II - Page 12

“Jointly-Owned Facilities” has the meaning given such term in Section 2.1(b)(ii).

“Jointly-Owned Plant” has the meaning given such term in Section 2.1(b)(ii).

“Jointly-Owned System” has the meaning given such term in Section 2.1(b)(ii).

“JOS Percentage” means an amount, expressed as a percentage in respect of any Jointly-Owned System and any class of service, equal to, in the case of Year 2027, [***]%, in the case of Years 2028 and 2029, [***]%, and in the case of all other Years, [***]%, in each case, of the capacity to which Processor has entitlement with regard to such class of service on such Jointly-Owned System.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

[***]

“Liquids Lines” has the meaning given such term in Section 2.1.

“Live Measurement Data” has the meaning given such term in Section 1.3(g) of the Operating Terms.

“LM4” has the meaning given such term in Section 2.1(b)(ii).

“LM4 Facilities” has the meaning given such term in Section 2.1(b)(ii).

“LM4 LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of LM4, dated as of January 24, 2018, as the same may be amended, amended and restated, modified or supplemented from time to time.

“LM4 Site” has the meaning given such term in Section 2.1(b)(ii).

“LM4 System” has the meaning given such term in Section 2.1(b)(ii).

“Loading Point” means any Rail Car Loading Point or Truck Loading Point, as the context requires.

“Logistics Pipelines” has the meaning given such term in Section 2.1(c).

“Loss” or “Losses” means any actions, claims, settlements, judgments, demands, liens, losses, damages, fines, penalties, interest, assessments, awards, charges, decrees, deficiencies, duties, encumbrances, fees, guarantees, injunctions, liabilities, obligations, Orders, royalties, taxes, costs and expenses (including reasonable fees and expenses of attorneys, court costs, costs of suit, technical experts, expert witnesses, costs of investigation and assessment, and other related professional fees and expenses), including Losses for bodily injury, death, or property damage.

“Manifest Train” means a train other than a Unit Train.

Appendix II - Page 13

“Marketing Letter” means that certain Letter Agreement Re: Marketing of Third Party Volumes under the GGPA, dated as of January 1, 2027, by and among Hess Midstream LP and the Provider Parties.

“Mcf” means 1,000 Standard Cubic Feet.

“Minimum Return” means, with respect to any Planned Receipt Point, a pre-tax internal rate of return of not less than [***]% per annum, calculated as of the date on which the applicable Planned Receipt Point is placed in service using (a) the amount of the applicable Rejected Planned Receipt Point Connection Costs as negative cash flows and (b) the amount and timing of all projected Fees for Agreement Services attributable to such Planned Receipt Point during the [***]-year period following such in-service date as positive cash flows, in each case calculated using monthly periods and expressed as an annualized rate.

“Minimum Revenue Commitment” or “MRC” has the meaning given such term in Section 6.1(a).

“Month” means a period of time beginning at 9:00 a.m. CCT on the first Day of a calendar month and ending at 9:00 a.m. CCT on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“MPMS” has the meaning given such term in Section 1.3(a) of the Operating Terms.

“MRC Agreement Credited Revenues” means, for any Quarter, the sum of (a) the Credited Crude Oil Gathering and Terminal Services Agreement Revenues for such Quarter, (b) the Credited GGPA Revenues for such Quarter, and (c) the Credited Produced Water Agreement Revenues for such Quarter.

“MRC Agreement Delivery Points” means, collectively, the Delivery Points, the Crude Oil Gathering and Terminal Services Agreement Delivery Points and the A&R Produced Water Agreement Delivery Points, and “MRC Agreement Delivery Point” means any of them.

“MRC Agreement Fees” means, collectively, the Combined Gathering Services Fee, the Processing Services Fee, the Rail Car Loading Fee, the Crude Oil Gathering and Terminal Services Agreement Fees and the A&R Produced Water Agreement Fee.

“MRC Agreement Production” means, collectively, Dedicated Production, Dedicated Crude Oil Production and Dedicated Produced Water Production.

“MRC Agreement Production Estimates” has the meaning given such term in Section 5.1(d)(i).

“MRC Agreement Receipt Points” means, collectively, the Receipt Points, the Crude Oil Gathering and Terminal Services Agreement Receipt Points and the A&R Produced Water Agreement Receipt Points, and “MRC Agreement Receipt Point” means any of them.

Appendix II - Page 14

“MRC Agreement Revenue Estimate” means, for any Quarter during the MRC Term, the sum of the Agreement Revenue Estimate, the Crude Oil Gathering and Terminal Services Agreement Revenue Estimate, the A&R Produced Water Agreement Revenue Estimate, in each case, for such Quarter.

“MRC Agreements” means, collectively, this Agreement, the Crude Oil Gathering and Terminal Services Agreement and the A&R Produced Water Agreement, and “MRC Agreement” means any of them.

“MRC Shortfall Bank Amount” has the meaning given such term in Section 6.2(a).

“MRC Term” means the period from (and including) the Effective Time to (and including) the earlier to occur of (a) the termination of this Agreement for any reason and (b) December 31, 2033.

“MRC Well” means any Well that produces or is intended to produce MRC Agreement Production.

“NAESB” means North American Energy Standards Board, or its successors.

“New Interests” has the meaning given such term in Section 4.6.

“NGL Services” has the meaning given such term in Section 3.1(f).

“NGL Terminals” means the Tioga Rail Terminal, and any other terminals system added to the NGL Terminals System from and after the Effective Time.

“NGL Terminals System” has the meaning given such term in Section 2.1(c).

“NGLs” means ethane, propane, methane, normal butane, isobutane, and C5+, and, depending on the context (a) mixtures thereof that are present in Gas as Tendered on behalf of Customer into the Bakken System, or (b) mixtures thereof that exist as recovered products after extraction, whether as a combined mixture, raw make, or Y-Grade stream, or as individual product components after fractionation.

“Non-Party” means any Person other than a Party to this Agreement.

“Non-Party Gas” means Gas owned by a Non-Party.

“Non-Party Injected Liquids” means Injected Liquids owned by a Non-Party.

“Notice” has the meaning given such term in Section 19.2.

“OFO” means an operational flow order or similar order respecting operating conditions issued by a Downstream Facility.

“Operating Impediment” has the meaning given such term in Section 3.5(c).

Appendix II - Page 15

“Operating Terms” means those additional terms and conditions applicable to the Agreement Services provided under this Agreement, as set forth in Appendix I.

“Operational Failure” means any explosions, breakage or accidents to machinery or lines of pipe that are not caused by the gross negligence or willful misconduct of Customer.

“Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

“Original Effective Time” has the meaning given such term in the recitals to this Agreement.

“Original GGA” has the meaning given such term in the recitals to this Agreement.

“Outbound Interests” has the meaning given such term in Section 4.6.

“Party” or “Parties” has the meaning given such term in the preamble to this Agreement.

“PDA” means, with respect to a Receipt Point or Delivery Point, a predetermined allocation directive from, or agreement with, Customer.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Planned Delivery Point” has the meaning given such term in Section 5.1(d)(vi).

“Planned MRC Well” has the meaning given such term in Section 5.1(d)(iv).

“Planned Receipt Point” has the meaning given such term in Section 5.1(d)(v).

“Plant” has the meaning given such term in Section 2.1(b)(iv).

“Plant Facilities” means those certain pipelines, associated facilities and interconnects with Downstream Facilities that are related to a Plant and that are, in each case, owned and/or operated by the Provider Group but not located on the site of the applicable Plant, including the TGP Facilities and LM4 Facilities, in each case, as the same may be modified and/or extended from time to time, including pursuant to a System Enhancement.

“Plant Inlet Points” means the connecting inlet flanges on the Bakken System that are described on Exhibit H-1, which Exhibit may be updated from time to time by the Parties pursuant to this Agreement.

“Plant Rules” means the rules posted from time to time at any Plant or otherwise communicated to Customer by the Provider Parties, in each case, pertaining to access, safety, conduct and use of all or any portion of the Bakken System.

Appendix II - Page 16

“Plant System” has the meaning given such term in Section 2.1(b)(iii).

“POP” has the meaning given such term in Section 5.1(d)(iv).

“Processing Services” has the meaning given such term in Section 3.1(a).

“Processing Services Fee” means $[***]/Mcf or MCFE, as such amount may be adjusted pursuant to Section 7.1(g) from time to time.

“Processor” has the meaning given such term in the preamble to this Agreement.

“Produced Water” has the meaning given such term in the A&R Produced Water Agreement.

“Producer” means Hess Bakken Investments II, LLC, a Delaware limited liability company, and any of such Person’s successors and assigns.

“Producer Operated Well” means any Well operated by Producer or any Affiliate of Producer.

“Products” means Gas, Injected Liquids, Crude Oil and Produced Water, and “Product” means any of them.

“Provider Group” has the meaning given such term in Section 16.2.

“Provider Group Infrastructure” means, collectively and without duplication, (a) the Gathering System, the Bakken System, the NGL Terminals System and the Provider Tank Cars, (b) the “Gathering System”, the “Crude Oil Terminal System” and the “Provider Tank Cars”, in each case, as such terms are defined in the Crude Oil Gathering and Terminal Services Agreement, and (c) the “Water System”, as such term is defined in the A&R Produced Water Agreement. “Provider Group Infrastructure System” means, individually, any Provider Group Infrastructure.

“Provider Group Infrastructure Acquisition” has the meaning given such term in Section 5.2(b)(iv).

“Provider Group Infrastructure Plan” has the meaning given such term in Section 5.2(a).

“Provider Group Infrastructure Services” means, collectively, (a) the Agreement Services, (b) the “Agreement Services”, as such term is defined in the Crude Oil Gathering and Terminal Services Agreement, and (c) the “System Services”, as such term is defined in the A&R Produced Water Agreement.

“Provider Parties Offer” has the meaning given such term in Section 3.8.

“Provider Tank Cars” has the meaning given such term in Section 2.1(c).

“Psia” means pounds per square inch absolute.

“Quality Specifications” has the meaning given such term in Section 9.1.

Appendix II - Page 17

“Quarter” means a period of three consecutive Months, commencing on any of the first day of January, the first day of April, the first day of July and the first day of October in any Year.

“Rail Car Loading Fee” means $[***]/gallon.

“Rail Car Loading Point” means a Delivery Point that is marked as “Rail Car” or “Tank Car” in the “Receiving Facility” column on Exhibit I.

“Rail Tank Car” means a rail tank car that complies with the Applicable Requirements, is in good working order, is in a condition suitable to receive Customer NGLs from the Bakken System, and is compatible with the operation of the Bakken System, including the Plant Rules.

“Receipt Point” means the connecting flanges on the Gathering System that are described on Exhibit H, which Exhibit may be updated from time to time by the Parties pursuant to this Agreement.

“Recompression Services” has the meaning given such term in Section 3.1(e).

“Red Sky Subsystem” has the meaning given such term in Section 2.1(a).

“Rejected Planned Delivery Point” has the meaning given such term in Section 5.2(b)(ii).

“Rejected Planned Delivery Point Connection Costs” has the meaning given such term in Section 5.2(b)(ii).

“Rejected Planned Receipt Point” has the meaning given such term in Section 5.2(b)(ii).

“Rejected Planned Receipt Point Connection Costs” has the meaning given such term in Section 5.2(b)(ii).

“Replacement Agreement” has the meaning given such term in Section 17.1(b).

“Reservation Installment Payment” has the meaning given such term in Section 7.8(b).

“Reservation Period” has the meaning given such term in Section 7.8(a).

“Reservation Period Year” has the meaning given such term in Section 7.8(a).

“Residue Gas” means the Gas remaining after processing and fractionation at a Plant (including Gas that has been subject to Bypass) and after reduction for Shrinkage, Agreement Fuel and Agreement L&U.

“Residue Gas Delivery Point” means a Delivery Point that is marked as “Residue Gas” in the “Residue Gas / NGLs” column on Exhibit I.

“RIP Invoice” has the meaning given such term in Section 12.1(c).

“ROFO Notice” has the meaning given such term in Section 3.8.

Appendix II - Page 18

“S&P” means Standard & Poor’s Ratings Service or its successor.

“Second A&R GGA” has the meaning given to such term in the recitals to this Agreement.

“Second A&R GPA” has the meaning given to such term in the recitals to this Agreement.

“Secondary Term” has the meaning given such term in Section 2.2.

“Service Interface Rules” means those additional terms and conditions applicable to the Combined Processing Services provided under this Agreement, as set forth in Appendix III.

“Shortfall Fee” means, for any Quarter, an amount equal to the Minimum Revenue Commitment for such Quarter minus the MRC Agreement Credited Revenues for such Quarter; provided, that in any Quarter in which the MRC Agreement Credited Revenues are greater than or equal to the Minimum Revenue Commitment for such Quarter, the Shortfall Fee for such Quarter shall be zero.

“Shortfall Quarter” has the meaning given such term in Section 6.2(a).

“Shortfall Revenues” has the meaning given such term in Section 6.2(a).

“Standard Base Conditions” means a pressure of fourteen and seventy-three hundredths (14.73) Psia at a temperature of sixty degrees Fahrenheit (60°F). The atmospheric pressure used by Gatherer where Gas is measured shall be assumed to be thirteen and five tenths (13.5) Psia, irrespective of the actual elevation of the measurement station(s) above sea level or variations in atmospheric pressure that may occur from time to time.

“Standard Cubic Foot” means the volume of Gas contained in one cubic foot of space at Standard Base Conditions.

“Statement” has the meaning given such term in Section 12.1(a).

“Subsystem” means any of the Goliath Subsystem, Hawkeye Subsystem or Red Sky Subsystem, as the same may be amended or modified by a System Enhancement or Provider Group Infrastructure Acquisition.

“Sulfur Recovery Mode” has the meaning given such term in Section 3.5(d).

“System Enhancements” has the meaning given such term in Section 5.2(b)(iii).

“System Reservation Charge” has the meaning given such term in Section 7.8(a).

“Target Completion Date” has the meaning given such term in Section 5.2(b)(v).

“Target Connection Date” means:

(a) in the case of a Planned MRC Well or Planned Receipt Point in the Development Plan attached hereto as Exhibit D that Gatherer is obligated to connect to the Gathering System or has agreed to connect to the Gathering System in its Provider Group Infrastructure Plan attached hereto as Exhibit E, the Day set forth for each such Planned MRC Well in Exhibit E;

Appendix II - Page 19

(b) in the case of a Planned MRC Well or Planned Receipt Point in a Development Plan submitted by Customer pursuant to Section 5.1(b) that Gatherer is obligated to connect to the Gathering System or agrees to connect to the Gathering System in its Provider Group Infrastructure Plan that is responsive to such Development Plan, the first Day of the Month that is not less than eight Months after the first Day of the Month of the submittal of such Development Plan;

(c) in the case of a Planned MRC Well or Planned Receipt Point in a Development Plan Amendment submitted by Customer pursuant to Section 5.3(c) that Gatherer is obligated to connect to the Gathering System or agrees to connect to the Gathering System in its updated Provider Group Infrastructure Plan that is responsive to such Development Plan Amendment, the first Day of the Month that is not less than eight Months after the first Day of the Month of the submittal of such Development Plan Amendment; and

(d) in the case of an AIC Receipt Point, the first Day of the Month that is not less than eight Months after the first Day of the Month in which Customer sent Gatherer the AIC Receipt Point Connection Notice in respect of such AIC Receipt Point.

“Tender” and its derivatives mean, with respect to Gas and/or Injected Liquids, the act of Customer’s making Customer Gas and/or Customer Injected Liquids available or causing Customer Gas and/or Customer Injected Liquids to be made available to the Gathering System at a Receipt Point.

“Term” has the meaning given such term in Section 2.2.

“TGP” has the meaning given such term in Section 2.1(b)(i).

“TGP Facilities” has the meaning given such term in Section 2.1(b)(i).

“TGP LLC” has the meaning given to such term in the recitals to this Agreement.

“TGP Site” has the meaning given such term in Section 2.1(b)(i).

“TGP System” has the meaning given such term in Section 2.1(b)(i).

“Third Party” means any Person other than Customer, Gatherer or any of their respective Affiliates.

“Third Party Claim” means any of the following:

(a) Any Claim filed by any Third Party.

(b) Any written threat to file a Claim by any Third Party.

Appendix II - Page 20

(c) Any matter noted in writing made by any Third Party that could reasonably be construed to result in a Claim being commenced if such matter is not resolved.

“Third Party Gas Purchase Agreements” means (a) that certain Gas Purchase Agreement, dated effective [***], by and between [***] and Customer; and (b) that certain Gas Purchase Agreement, dated effective [***], by and between [***] and Customer.

“Tioga Rail Terminal” and “TRT” have the meanings given such terms in Section 2.1(c).

“Train” means a Unit Train or a Manifest Train.

“Transportation Event” means a leak, derailment, explosion or other failure, accident or incident occurring at any time or location and involving a truck, train or rail tank car that Customer brought or caused to be brought to the Plant.

“Transportation Services” has the meaning given such term in Section 3.1(a).

“Truck” means a standard NGL carrying truck.

“Truck Bay” means an industry standard NGL transloading station for one Truck being capable of loading a Truck within one hour following hook-up and operating (in principle) 24 hours per Day.

“Truck Loading Fee” means $[***]/gallon.

“Truck Loading Point” means a Delivery Point that is marked as “Truck” in the “Receiving Facility” column on Exhibit I.

“Uneconomic” has the meaning given such term in Section 10.1(b)(i).

“Unit Train” means a train with at least 100 Rail Tank Cars.

“Unpaid AIC Delivery Point Payment” has the meaning set forth in Section 5.6.

“Unpaid AIC Receipt Point Payment” has the meaning set forth in Section 5.5.

“Updated Development Plan” has the meaning given such term in Section 5.1(b).

“Upstream Compression Services” has the meaning given such term in Section 3.8.

“Well” means a well for the production of hydrocarbons that is either producing, or is intended to produce, Dedicated Production.

“Wholly-Owned Facilities” has the meaning given such term in Section 2.1(b)(i).

“Wholly-Owned Plant” has the meaning given such term in Section 2.1(b)(i).

“Wholly-Owned System” has the meaning given such term in Section 2.1(b)(i).

Appendix II - Page 21

“Year” means a period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the first Year shall commence on the Original Effective Time and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates. The term “Yearly” shall have the correlative meaning.

“Y-Grade” means that raw make mixture of NGLs recovered after processing, but before fractionation, consisting primarily of propane and heavier NGLs.

[***]

Appendix II - Page 22

Final Form

CRUDE OIL GATHERING AND TERMINAL SERVICES AGREEMENT

by and among

HESS TRADING CORPORATION,

as Customer

HESS NORTH DAKOTA PIPELINES LLC,

as Gatherer

and

HESS NORTH DAKOTA EXPORT LOGISTICS LLC,

as Terminal Operator

i

ii

iii

iv

APPENDICES AND EXHIBITS

APPENDIX I	OPERATING TERMS AND CONDITIONS
APPENDIX II	DEFINITIONS
APPENDIX III	SERVICE INTERFACE RULES

EXHIBIT A-1	GOLIATH SUBSYSTEM
EXHIBIT A-2	HAWKEYE SUBSYSTEM
EXHIBIT A-3	RED SKY SUBSYSTEM
EXHIBIT A-4	SHORT-HAUL LINES
EXHIBIT A-5	RAMBERG TERMINAL FACILITY
EXHIBIT A-6	TIOGA RAIL TERMINAL
EXHIBIT A-7	OTHER TERMINALS
EXHIBIT A-8	NORTH ZONE PIPELINES
EXHIBIT A-9	SOUTH ZONE PIPELINES
EXHIBIT B	DEDICATED AREA; EXCLUDED FIELDS
EXHIBIT C	CONFLICTING DEDICATIONS
EXHIBIT D	CURRENT DEVELOPMENT PLAN
EXHIBIT E	CURRENT PROVIDER GROUP INFRASTRUCTURE PLAN
EXHIBIT F	2027 – 2029 MINIMUM REVENUE COMMITMENTS
EXHIBIT G	FIELD RECEIPT POINTS
EXHIBIT G-1	TERMINAL RECEIPT POINTS
EXHIBIT H	DELIVERY POINTS
EXHIBIT H-2	TANK CAR DELIVERY POINTS
EXHIBIT I	INSURANCE
EXHIBIT J	ADDRESSES FOR NOTICE PURPOSES
EXHIBIT K	FORM OF REPLACEMENT AGREEMENT

v

CRUDE OIL GATHERING AND TERMINAL SERVICES AGREEMENT

THIS CRUDE OIL GATHERING AND TERMINAL SERVICES AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) is made effective for all purposes (except as otherwise expressly set forth herein) as of January 1, 2027 at 12:01 a.m. CCT (the “Effective Time”), by and among Hess Trading Corporation, a Delaware corporation (“Customer”), Hess North Dakota Pipelines LLC, a Delaware limited liability company (“Gatherer”), and Hess North Dakota Export Logistics LLC, a Delaware limited liability company (“Terminal Operator”, and together with Gatherer, the “Provider Parties”). Customer, Gatherer and Terminal Operator are sometimes together referred to in this Agreement as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer and Gatherer entered into that certain Crude Oil Gathering Agreement, dated as of January 1, 2014 (the “Original Effective Time”) (such agreement, as the same has been amended, modified or supplemented from time to time, the “Original COGA”).

WHEREAS, Customer and Gatherer entered into that certain Amended and Restated Crude Oil Gathering Agreement, dated effective as of January 1, 2014 (such agreement, as the same has been amended, modified or supplemented as of the date hereof, the “A&R COGA”), which A&R COGA amended and restated the Original COGA in its entirety effective as of the Original Effective Time.

WHEREAS, Gatherer owns, operates and maintains the Gathering System (as defined herein), which allows Gatherer to gather Crude Oil (as defined herein) from various receipt point(s) and to redeliver Crude Oil to various delivery point(s).

WHEREAS, Customer and Terminal Operator previously entered into that certain Amended and Restated Terminal and Export Services Agreement, dated effective as of the Original Effective Time (such agreement, as the same may be amended, modified or supplemented, the “TESA”).

WHEREAS, Customer and Terminal Operator entered into that certain Second Amended and Restated Terminal and Export Services Agreement, dated as of the Original Effective Time (such agreement, as the same has been amended, modified or supplemented as of the date hereof, the “Second A&R TESA”), which Second A&R TESA amended and restated the TESA in its entirety effective as of the Original Effective Time.

WHEREAS, Terminal Operator owns, operates and maintains the Crude Oil Terminal System (as defined herein), including the Terminals (as defined herein), which allows Terminal Operator to (a) receive and unload Crude Oil (as defined herein) via truck, rail and pipeline from various receipt point(s), (b) redeliver Crude Oil via rail at various loading and/or delivery point(s), including via those rail cars owned or Controlled (as defined herein) by, and operated and maintained by or on behalf of, Terminal Operator, and (c) redeliver Crude Oil via pipeline to various other delivery points.

1

WHEREAS, Customer owns or Controls (as defined herein), and has the right to Tender (as defined herein), certain Crude Oil (such Crude Oil, “Customer Crude Oil”) into the Gathering System, Crude Oil Terminal System and/or Provider Tank Cars (as defined herein), and the Provider Parties desire to provide the Agreement Services (as defined herein) for the Customer Crude Oil, on the terms and subject to the conditions in this Agreement.

WHEREAS, the Parties desire to terminate the A&R COGA and Second A&R TESA and set forth all of their relative rights and obligations with respect to gathering and the provision of terminal services to Customer Crude Oil in the Bakken Area currently addressed in the A&R COGA and Second A&R TESA in a single agreement, all as set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and conditions in this Agreement contained, the Provider Parties and Customer hereby agree as follows:

ARTICLE 1

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, capitalized words and terms shall have the meaning ascribed to such terms in Appendix II attached hereto.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to “United States dollars”. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law mean such Law as it may be amended from time to time.

ARTICLE 2

GATHERING SYSTEM AND CRUDE OIL TERMINAL SYSTEM; TERM

Section 2.1 Gathering System; Crude Oil Terminal System; Provider Tank Cars.

(a) The “Gathering System” means all of the Subsystems and all of the Short-Haul Lines, collectively (including, for the avoidance of doubt, any System Enhancement or Provider Group Infrastructure Acquisition with respect thereto). As of the execution of this Agreement, the

2

Subsystems include the following: (i) the “Goliath Subsystem”, which is the existing Crude Oil gathering system owned by the Provider Parties and more particularly described on Exhibit A-1; (ii) the “Hawkeye Subsystem”, which is the existing Crude Oil gathering system owned by the Provider Parties and more particularly described on Exhibit A-2; and (iii) the “Red Sky Subsystem”, which is the existing Crude Oil gathering system owned by the Provider Parties and more particularly described on Exhibit A-3, in each case, as such Subsystems may be modified and/or extended from time to time, including pursuant to a System Enhancement or Provider Group Infrastructure Acquisition. As of the execution of this Agreement, the “Short-Haul Lines” are the existing self-contained short-haul Crude Oil transportation lines owned by the Provider Parties and more particularly described on Exhibit A-4, in each case, as such Short-Haul Lines may be modified and/or extended from time to time, including pursuant to a System Enhancement.

(b) The “Crude Oil Terminal System” means the Terminals (including, for the avoidance of doubt, any System Enhancements with respect thereto) and the Logistics Pipelines (including, for the avoidance of doubt, any System Enhancements with respect thereto), collectively. As of the Effective Time, the Terminals include the following: (a) the “Ramberg Terminal Facility” or “RTF”, which is the existing Crude Oil truck loading and unloading facility, pipeline receipt terminal and associated facilities owned by the Provider Parties and/or any of their Affiliates, as the same is more particularly described on Exhibit A-5; (b) the “Tioga Rail Terminal” or “TRT”, which is an existing Crude Oil terminal, consisting of a rail loading and unloading facility, a truck loading and unloading facility and associated facilities owned by the Provider Parties and/or any of their Affiliates, as the same is more particularly described on Exhibit A-6, in each case, as such Terminals may be modified and/or extended from time to time, including pursuant to a System Enhancement; (c) the “Johnson’s Corner Crude Oil Terminal”, which is an existing Crude Oil terminal further described on Exhibit A-7; (d) the “Stanley Crude Oil Terminal”, which is an existing Crude Oil terminal further described on Exhibit A-7; and (e) “Epping Crude Oil Terminal”, which is an existing Crude Oil terminal further described on Exhibit A-7. The “Logistics Pipelines” means, collectively, the North Zone Pipelines and the South Zone Pipelines. The “North Zone Pipelines” are those existing Crude Oil pipelines owned by the Provider Parties and/or any of their Affiliates and more particularly described on Exhibit A-8, as the same may be modified and/or extended from time to time, including pursuant to a System Enhancement. The “South Zone Pipelines” are those existing Crude Oil pipelines and associated facilities owned by the Provider Parties and/or any of their Affiliates and more particularly described on Exhibit A-9, as the same may be modified and/or extended from time to time, including pursuant to a System Enhancement.

(c) “Provider Tank Cars” means all Tank Cars owned or Controlled by the Provider Parties and/or any of their Affiliates, whether now owned or Controlled by the Provider Parties and/or any of their Affiliates or acquired or Controlled by the Provider Parties and/or any of their Affiliates after the date of this Agreement.

Section 2.2 Term. Subject to earlier termination pursuant to Section 10.1: (a) this Agreement shall commence at the Effective Time and shall remain in effect until December 31, 2045 (the “Initial Term”); (b) Customer shall have the option to renew this Agreement for up to two successive additional five Year periods (each of the foregoing subsequent terms, a “Secondary Term”) by providing the Provider Parties written Notice of such renewal not less than one Year prior to the expiration of the Initial Term or then-current Secondary Term, as applicable; and (c)

3

following the expiration of the last Secondary Term (or if Customer does not elect to renew this Agreement for any Secondary Term, following the expiration of the Initial Term), this Agreement shall automatically renew for successive Yearly periods unless terminated by a Party through the delivery of written Notice to the other Parties on or before the date that is 180 Days prior to the end of the last Secondary Term, the then-current applicable Yearly term, or if Customer does not renew this Agreement for a Secondary Term in accordance with the terms hereof, the end of the Initial Term, as applicable (the Initial Term, the Secondary Terms and any subsequent Yearly renewal periods, collectively, the “Term”).

ARTICLE 3

AGREEMENT SERVICES

Section 3.1 Agreement Services. Subject to the provisions of this Agreement and rights of all applicable Governmental Authorities, during the Term applicable to each Subsystem, the Provider Parties shall provide, or cause to be provided, the following services with respect to Customer Crude Oil on the Gathering System, Crude Oil Terminal System and Provider Tank Cars, in each case, in accordance with the terms and conditions of this Agreement (collectively, the “Agreement Services”):

(a) “Crude Oil Services”, which means: (i) the receipt of Customer Crude Oil Tendered by or on behalf of Customer at the Receipt Points (other than the Injection Points); (ii) the unloading of Customer Crude Oil at the Truck Unloading Points; (iii) the gathering of Customer Crude Oil; (iv) the redelivery of Customer Crude Oil at the Pipeline Delivery Points; (v) the operational storage of Customer Crude Oil received into the Crude Oil Terminal System; (vi) the provision of transportation services to Customer Crude Oil on the Logistics Pipelines from one Terminal to another Terminal; (vii) the loading of Customer Crude Oil at the Rail Loading Points; (viii) the metering of Customer Crude Oil at the Rail Loading Points; (ix) the metering of Customer Crude Oil at the Truck Loading Points; and/or (x) the Tank Car Services;

(b) “Injection Services”, which means: (i) the receipt of Customer Crude Oil Tendered by or on behalf of Customer at the Injection Points; (ii) the gathering of such Customer Crude Oil; (iii) the redelivery of such Customer Crude Oil at the relevant Delivery Points (as Nominated by Customer) for Customer’s account, less Product Losses allocated to Customer in accordance with this Agreement; and (iv) the metering of such Customer Crude Oil at the Injection Points and applicable Delivery Points; and

(c) those other services to be performed by the Provider Parties in respect of Customer Crude Oil as set forth in this Agreement.

Section 3.2 Services Standard. The Provider Parties agree to own, operate, and maintain, at their sole cost, risk and expense, the Gathering System, Crude Oil Terminal System, Provider Tank Cars and the other facilities, in each case, necessary to provide the Agreement Services contemplated in this Agreement in accordance with the then-current Development Plan and Provider Group Infrastructure Plan and in a good and workmanlike manner in accordance with standards customary in the industry in the geographic area where the Gathering System, Crude Oil Terminal System and Provider Tank Cars are located.

4

Section 3.3 Exchange of Information. Each Party agrees to use its reasonable efforts to provide, on a timely basis, such information to the other Parties as may be reasonably needed by such other Parties to perform their obligations hereunder (including, in the case of the Provider Parties, to provide the Agreement Services hereunder).

Section 3.4 Reports. The Provider Parties shall file all necessary reports and/or notices required by applicable Laws with respect to the performance by the Provider Parties of the Agreement Services pursuant to this Agreement.

Section 3.5 Third Party Facilities. Except for situations of Force Majeure, or as may be required by necessary repairs, maintenance, anticipated curtailments, or outages on the Gathering System or Crude Oil Terminal System, or facilities downstream of the Gathering System or Crude Oil Terminal System, or as otherwise agreed by the Parties, the Provider Parties shall not utilize or substitute any (a) Crude Oil gathering facilities other than the Gathering System for performance of the Agreement Services under this Agreement, or (b) Crude Oil rail loading and unloading facilities, truck loading and unloading facilities and associated facilities, other than the Crude Oil Terminal System and/or Provider Tank Cars for performance of the Agreement Services under this Agreement, and then in each case, only with Notice to Customer as soon as reasonably practicable for any such excepted use or substitution.

ARTICLE 4

DEDICATION OF PRODUCTION

Section 4.1 Dedication.

(a) Subject to the provisions of Section 4.1 through Section 4.6 and Article 17, Customer exclusively dedicates and commits to deliver to the Provider Parties under this Agreement all Customer Crude Oil formerly owned or Controlled by Producer and produced from those oil and gas properties located in the area described on Exhibit B (such area, as the same may be modified from time to time by the Parties hereunder, the “Dedicated Area”) that are operated by Producer or that are not operated by Producer, but from which Producer has elected to take its applicable production in-kind (such Crude Oil, “Dedicated Producer Crude Oil”).

(b) All Dedicated Producer Crude Oil that (i) is not described in Section 4.1(c), (ii) is not subject to a Conflicting Dedication, (iii) has not been reserved and utilized by Customer pursuant to Section 4.3, and (iv) has not been released (either temporarily or permanently) from dedication pursuant to Section 4.4, Section 8.2, Section 8.5, Section 13.1 or any other applicable provision of this Agreement is referred to collectively hereunder as “Dedicated Production”.

(c) Notwithstanding anything in this Agreement to the contrary, (i) any Dedicated Producer Crude Oil (A) that is produced from a well that is operated by a Non-Party that is not an Affiliate of Customer, and (B) that such Non-Party operator (and not Customer or any of Customer’s Affiliates) markets under applicable contractual arrangements with respect to such well and such Customer Crude Oil, shall not be considered “Dedicated Production” hereunder, and (ii) Customer shall have the option to utilize Tank Car Services or transport Dedicated Producer Crude Oil from the Rail Loading Points using third-party Tank Cars.

5

Section 4.2 Conflicting Dedications. Notwithstanding anything in this Agreement to the contrary, Customer shall have the right to comply with each gathering agreement or any commitment or arrangement (including any volume commitment) that would require any Customer Crude Oil to be gathered on any gathering system or similar system other than the Gathering System or delivered to a terminal facility, pipeline system, storage facility or other similar systems or facilities other than the Crude Oil Terminal System (each, a “Conflicting Dedication”) that (a) is in effect as of the Effective Time and is described in Exhibit C, or (b) is applicable and in effect as of the date that Customer acquires Control of any Crude Oil produced from lands covered by the Dedicated Area that was not under the Control of Customer as of the Effective Time. Notwithstanding the foregoing, Customer shall only have the right to comply with the applicable Conflicting Dedication up to and until the first Day of the Month following the termination of such Conflicting Dedication (without giving effect to any right of Customer to renew or extend the term of such Conflicting Dedication). For the avoidance of doubt, any Customer Crude Oil that, but for a Conflicting Dedication, would be considered “Dedicated Production” hereunder, shall, automatically upon the termination of the applicable Conflicting Dedication, be considered “Dedicated Production” hereunder. As of the Effective Time, Customer represents that, except as set forth in Exhibit C, the Dedicated Production is not subject to any Conflicting Dedication.

Section 4.3 Customer’s Reservations. Customer reserves the following rights respecting Dedicated Producer Crude Oil for itself and Producer and its and their Affiliates:

(a) to deliver or furnish to the applicable lessors, holders of other burdens on production and its non-operating working interest owner partners such Customer Crude Oil as is required to satisfy the terms of any and all applicable oil and gas leases, pooling orders or other applicable instruments or applicable Law;

(b) to operate leases and Wells free from any control by the Provider Parties and in such manner as any of Customer or Producer or any Affiliate of Customer or Producer, in its sole discretion, may deem advisable, including the right to determine the maximum efficient rate of flow for any Well (including the right to curtail production), to establish pooling and spacing units, to drill new Wells (including the right to determine where and when to drill any such Well), to repair and rework old Wells, to shut in Wells or, when operationally necessary, flare production, to install and operate equipment upstream of the Receipt Points allowing such Person to regulate and reduce the pressure of its Crude Oil in order for the Crude Oil to be delivered to the Receipt Points, and to abandon any Well or renew, terminate or surrender any lease in whole or in part when it no longer is deemed by such Person to be capable of producing Crude Oil in paying quantities under normal methods of operation, or it is no longer economic, as determined in such Person’s sole judgment, to produce from such Well or lease; and

(c) to treat Crude Oil at the wellhead for the removal of contaminants as necessary to comply with the Quality Specifications.

6

Section 4.4 Releases from Dedication.

(a) If the Provider Parties have failed to complete the facilities necessary to connect a Planned Receipt Point or an AIC Receipt Point that the Provider Parties are obligated to connect to the Gathering System:

(i) (A) by the first to occur of (1) the applicable Target Connection Date for such Planned Receipt Point or AIC Receipt Point and (2) the first Day upon which Customer is ready to commence deliveries of Dedicated Producer Crude Oil into such Planned Receipt Point or AIC Receipt Point, Customer shall be entitled to automatically receive a temporary release from the dedication hereunder of any Dedicated Production that would otherwise be deliverable hereunder at such Planned Receipt Point or AIC Receipt Point, as applicable, and (B) in the event of such temporary release from the dedication hereunder, on the later to occur of (1) the applicable Target Connection Date for such Planned Receipt Point or AIC Receipt Point and (2) the first Day upon which Customer is ready to commence deliveries of Dedicated Producer Crude Oil into such Planned Receipt Point or AIC Receipt Point, Customer shall be entitled to automatically receive a corresponding credit to the Deemed Crude Oil Gathering and Terminal Services Agreement Revenues for each applicable Quarter as described in the definition of “Deemed Crude Oil Gathering and Terminal Services Agreement Revenues”, provided that Customer shall provide the Provider Parties written Notice of any deliveries of Dedicated Producer Crude Oil subject to temporary release hereunder to Third Parties; and

(ii) as of 90 Days after the applicable Target Connection Date, then, upon written Notice from Customer to the Provider Parties, (A) the volumes of Dedicated Production that would otherwise be deliverable hereunder at such Planned Receipt Point or AIC Receipt Point shall be permanently released from the terms and conditions of this Agreement (including the dedication) and Customer may deliver and commit such Customer Crude Oil that was formerly Dedicated Production to such other provider or providers as it shall determine in its sole discretion, and (B) Customer shall be entitled to a reduction in the Minimum Revenue Commitment in respect of such permanent release in an amount described in Section 6.1.

(b) Certain Dedicated Production shall also be temporarily released from dedication under this Agreement in the event of:

(i) any curtailment or interruption of the Agreement Services to be provided to Customer for any reason other than Customer Fault, which temporary release shall be effective immediately upon the occurrence of such curtailment or interruption;

(ii) a material breach of this Agreement by a Provider Party as provided in Section 13.1(b); or

(iii) an Order of a Governmental Authority that causes the curtailment of the Agreement Services to Customer as provided in Section 8.2,

and in each case, Customer shall be entitled to automatically receive a corresponding credit to the Deemed Crude Oil Gathering and Terminal Services Agreement Revenues for each applicable Quarter as described in the definition of “Deemed Crude Oil Gathering and Terminal Services Agreement Revenues”, provided that Customer shall provide the Provider Parties written Notice of any deliveries of Dedicated Producer Crude Oil subject to temporary release hereunder to Third Parties.

7

(c) Customer may, at its sole option, effective as of the commencement of any temporary release hereunder, deliver all or any portion of the Dedicated Production to an alternative market, purchaser, pipeline or transporter during the period it is released. Upon the cessation of the temporary release, the Dedicated Production shall again become dedicated under this Agreement, and Customer shall resume delivery of the Dedicated Production to the Provider Parties, no later than the first Day of the delivery Month following the Month in which the Provider Parties notify Customer not less than 24 hours prior to the Monthly Nomination deadline for such delivery Month that the Provider Parties are again able to receive all such Dedicated Production. Notwithstanding anything to the contrary in the preceding sentence, if a temporary release is likely, in the good faith opinion of Customer, to (i) last more than 14 Days but less than 90 Days, then Customer reserves the right to enter into a Third Party commitment for such released Dedicated Production for a period not to exceed 90 Days, and (ii) last more than 90 Days, then Customer reserves the right to enter into a Third Party commitment for such released Dedicated Production for a period not to exceed 12 Months and, in each case, the Provider Parties shall release all rights to Customer for such released Dedicated Production for the duration of such Third Party commitment. Customer shall notify the Provider Parties within ten Business Days following such commitment to a Third Party and the Provider Parties shall not contest Customer’s right to commit such released Dedicated Production to any Third Party in accordance with the terms of this Section 4.4(c) during such period.

(d) Additional Permanent Release Rights.

(i) If (A) the Provider Parties suspend, curtail, are unable or fail to take receipt of any volume of Dedicated Production at any Receipt Point for any reason other than a Customer Fault (including Force Majeure affecting the Provider Parties), and (B) such suspension, curtailment, inability or failure continues for more than 180 consecutive Days or 270 Days in any 365 consecutive Day period, then Customer, at its option, shall be entitled to a permanent release of the affected Dedicated Production from the terms and conditions of this Agreement (including the dedication hereunder) by delivering written Notice thereof to the Provider Parties, which permanent release shall be granted immediately upon the Provider Parties’ receipt of such Customer’s Notice; provided that Customer must deliver such written request within 180 Days following the applicable time period above giving rise to Customer’s right to elect such permanent release.

(ii) If any Provider Group Infrastructure Plan specifies that any Planned Receipt Point with respect to Crude Oil to be delivered into the Gathering System will be a Rejected Planned Receipt Point and Customer does not elect to connect such Rejected Planned Receipt Point to the Gathering System as an AIC Receipt Point pursuant to Section 5.5 within the period prescribed in such provision, all Crude Oil that would otherwise be Dedicated Production and would otherwise be deliverable hereunder at such Planned Receipt Point shall automatically be permanently released from the terms of this Agreement (including the dedication hereunder).

8

(iii) Upon the termination of this Agreement with respect to any Subsystem or the Crude Oil Terminal System under Section 10.1(b), all Crude Oil that would otherwise be Dedicated Production and would otherwise be deliverable hereunder to Receipt Points associated with such Subsystem or into the Crude Oil Terminal System shall automatically be permanently released from the terms of this Agreement (including the dedication hereunder).

Section 4.5 Instrument Reflecting Permanent Release. To the extent Customer is entitled to a permanent release pursuant to the terms of this Agreement, within 15 Days after the request of Customer, the Parties shall execute and deliver a permanent release in form and substance reasonably acceptable to Customer memorializing the release of the applicable Dedicated Producer Crude Oil and the associated interests of Producer within the Dedicated Area from the terms and conditions of this Agreement (including the dedication hereunder).

Section 4.6 Exchange of Acreage. In the event that Producer or any Affiliate of Producer proposes to enter into an agreement to exchange certain Interests within the Dedicated Area (the “Outbound Interests”) for other interests not owned by Producer or its Affiliates in Interests in the Dedicated Area and not otherwise dedicated to any Third Party (the “New Interests”), the Provider Parties, in return for the Crude Oil produced from and/or attributable to such New Interests being dedicated under this Agreement (subject to all of the exceptions to dedication set forth herein), shall release the Outbound Interests and all Crude Oil produced from and/or attributable to such Outbound Interests from the terms and conditions of this Agreement (including the dedication hereunder), if the aggregate production and development potential of the New Interests to Customer is, as determined by Customer in good faith based on existing reserve reports, equivalent to or better than the aggregate development potential to Customer of the Outbound Interests. At any time within 30 Days after receipt of Notice from Customer of any such proposed acreage exchange, the Provider Parties shall provide Notice to Customer indicating either (i) the Provider Parties’ agreement that the Outbound Interests and New Interests with respect to such proposed acreage exchange are equivalent or (ii) the Provider Parties’ determination that the Outbound Interests and New Interests with respect to such proposed acreage exchange are not equivalent, in the reasonable opinion of the Provider Parties, in each case in accordance with the terms of this Section 4.6, provided that in the event the Provider Parties make a determination that such interests are not equivalent, Customer may dispute such determination pursuant to the terms and conditions of Section 19.8(f). Failure of the Provider Parties to object to any such acreage exchange on such basis within such 30 Day period shall be deemed acceptance of such acreage exchange.

ARTICLE 5

DEVELOPMENT PLAN; PROVIDER GROUP INFRASTRUCTURE PLAN; CONNECTION OF WELLS

Section 5.1 Development Plans.

(a) Customer Group has provided Provider Group with a report attached hereto as Exhibit D (the “Current Development Plan”) describing in detail, as of the Effective Time, the planned development and production activities to take place with respect to MRC Agreement Production for the applicable Development Period. The information contained in the Current

9

Development Plan is broken out on a Product basis (and Provider Group Infrastructure System basis) and, with respect to the first three Years covered by the Current Development Plan, on a Quarter-by-Quarter basis, and, with respect to the remaining Years covered by the Current Development Plan, on a Year-by-Year basis.

(b) From time to time during each Year of the Term, Customer Group and Provider Group shall meet to discuss the planned development and production activities that Customer Group expects to take place with respect to MRC Agreement Production for the then-applicable Development Period. Customer Group and Provider Group shall each make their respective representatives available to participate in such meetings and discussions. Customer Group shall provide (or cause to be provided) to Provider Group an updated Development Plan at least once annually, no later than October 1 of each such Year, prepared on the same basis as the Current Development Plan and describing the planned development and production activities to take place with respect to MRC Agreement Production for the then-applicable Development Period (any such update provided pursuant to this Section 5.1(b), an “Updated Development Plan” and, together with the Current Development Plan, as modified by an applicable Development Plan Amendment, each, a “Development Plan”).

(c) For the avoidance of doubt, each Development Plan is provided on a consolidated basis across all MRC Agreements covering all Products, and shall contain specific information for each Product.

(d) Each Development Plan in respect of Year 2028 and thereafter shall include information as to the following with respect to then-current and potential MRC Agreement Production, in each case, with respect to the first three Years covered by such Development Plan, on a Quarter-by-Quarter basis, and, with respect to the remaining Years covered by such Development Plan, on a Year-by-Year basis:

(i) forward-looking production estimates (without, for the avoidance of doubt, accounting for any period of scheduled maintenance on the Provider Group Infrastructure) for the applicable time period covered by such Development Plan for all MRC Agreement Production, broken out on a Product basis, which shall include, in the case of Crude Oil, volumes of Crude Oil to be delivered into the Receipt Points and volumes of Crude Oil to receive Crude Oil Terminal Services hereunder that Customer Group reasonably and in good faith believes will be produced from (A) in the aggregate, all MRC Wells then-existing and (B) in the aggregate, any Planned MRC Wells included in such Development Plan. The collective estimates described above for each Product, with respect to a particular Quarter, an entire Year, and the applicable Development Period, in the aggregate, are referred to herein as the “MRC Agreement Production Estimates” for such Product;

(ii) the MRC Agreement Revenue Estimate (without, for the avoidance of doubt, accounting for any period of scheduled maintenance on the Provider Group Infrastructure) for each of the 12 Quarters in the following three-Year period (broken out by the Agreement Revenue Estimate, the GGPA Revenue Estimate and the A&R Produced Water Agreement Revenue Estimate, in each case, for each such Quarter);

10

(iii) all MRC Wells, broken out on a Product basis, that, as of the date such Development Plan was delivered, are (A) currently in existence or (B) awaiting connection to the applicable Provider Group Infrastructure System and, in the case of currently connected MRC Wells, the Product and volumes of Product therefrom being delivered into the applicable Provider Group Infrastructure System;

(iv) the number of MRC Wells that are expected to be placed on production (“POP”) during the time period covered by such Development Plan (each such MRC Well reflected in such Development Plan, a “Planned MRC Well”), and the estimated timing of the POP date of such Planned MRC Wells;

(v) the number of new receipt points proposed by Customer with respect to the MRC Agreement Production Estimates for each separate Provider Group Infrastructure System that Customer Group desires be connected to the Provider Group Infrastructure in the following two Years (each such receipt point, a “Planned Receipt Point”), the approximate location of each such Planned Receipt Point, the desired in-service date of each such Planned Receipt Point, and the estimated portion of the production contained in such Development Plan that Customer Group expects to be received at such Planned Receipt Point;

(vi) (A) each new MRC Agreement Delivery Point (including the location thereof) proposed by Customer Group that Customer Group desires be connected to the Provider Group Infrastructure in the following two Years (each such new MRC Agreement Delivery Point, a “Planned Delivery Point”), the approximate location of each such Planned Delivery Point and the desired in-service date of each such Planned Delivery Point, (B) each MRC Agreement Delivery Point at which Customer Group expects Product reflected in such Development Plan to be redelivered to Customer Group (on a Product by Product basis), and (C) the estimated portion of the production contained in such Development Plan that Customer Group expects to be redelivered to Customer Group at each such MRC Agreement Delivery Point and Planned Delivery Point;

(vii) any proposed revision to the then-existing Dedicated Area; and

(viii) other information reasonably requested by Provider Group that is relevant to the design, construction, and operation of the Provider Group Infrastructure.

Section 5.2 Provider Group Infrastructure Plans. The Provider Group has provided Customer Group with a report attached hereto as Exhibit E (the “Current Provider Group Infrastructure Plan”) describing and/or depicting, as of the Effective Time, the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Provider Group Infrastructure to be able to provide Provider Group Infrastructure Services to Customer in accordance with the Current Development Plan.

(a) From time to time during each Year of the Term (but not less than Quarterly), Provider Group and Customer Group shall meet to discuss any modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Provider Group Infrastructure to be able to provide Provider Group Infrastructure Services to Customer Group to

11

meet the planned development and production activities that Customer Group expects to take place with respect to MRC Agreement Production for the then-applicable Development Period. Further, at such meetings, the Provider Group and Customer Group may discuss any issues associated with quality specifications (including the Quality Specifications hereunder) set forth in the MRC Agreements. Following the receipt of an Updated Development Plan from Customer Group, Provider Group shall (i) first develop and provide to Customer Group a high-level summary of any update to the Current Provider Group Infrastructure Plan and (ii) within 30 Days after receipt of any Updated Development Plan or Development Plan Amendment provided by Customer Group to Provider Group, develop and provide to Customer Group a fully detailed version of such update to the Current Provider Group Infrastructure Plan describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions that Provider Group would be required to undertake to provide Provider Group Infrastructure Services to Customer Group for the activities contemplated in the most current Development Plan, as well as any other development activities that it intends to undertake in connection with the provision of Provider Group Infrastructure Services to Customer Group (each such detailed plan, as the plan may be updated or amended from time to time, a “Provider Group Infrastructure Plan”). Notwithstanding anything to the contrary herein, Provider Group shall be obligated to connect (I) each Planned Receipt Point in a Development Plan that is located not more than two miles from the Gathering System (as the Gathering System exists at the time of such Development Plan or as it is contemplated to be expanded in the most recent Provider Group Infrastructure Plan), and (II) each Planned MRC Well that is to be connected to a Receipt Point or Planned Receipt Point.

(b) Each Provider Group Infrastructure Plan in respect of Year 2028 and thereafter (and any updated Provider Group Infrastructure Plans delivered to Customer Group pursuant to Section 5.3(c)) shall include information as to the following (as to each Provider Group Infrastructure System):

(i) all MRC Agreement Receipt Points and MRC Agreement Delivery Points served or to be served by each Provider Group Infrastructure System, including, where applicable, the contractual operating pressures and maximum operating pressures thereof, as well as a list of any Planned Receipt Points (and the associated Target Connection Dates) and Planned Delivery Points from Customer Group’s most recent Development Plan that Provider Group intends or is obligated to connect to the Provider Group Infrastructure (provided that if Provider Group does not expressly agree in a Provider Group Infrastructure Plan to connect any Planned Receipt Point that it is not obligated to connect to the Provider Group Infrastructure or Planned Delivery Point identified in the most recent Development Plan, Provider Group shall be deemed to have elected not to connect such Planned Receipt Point or Planned Delivery Point, and provided further that once Provider Group elects to connect a Planned Receipt Point that it is not obligated to connect to the Provider Group Infrastructure or Planned Delivery Point in a Provider Group Infrastructure Plan, Provider Group shall not be entitled to thereafter elect not to so connect such Planned Receipt Point or Planned Delivery Point);

(ii) any Planned Receipt Points that Provider Group is not obligated to connect to the Provider Group Infrastructure from the most recent Updated Development Plan that Provider Group elects not to connect to the Provider Group Infrastructure (each, a “Rejected Planned Receipt Point”) (subject always to (A) Customer’s rights in Section 5.5

12

and (B) the Provider Parties’ obligations in Section 5.6), and/or Planned Delivery Points from the most recent Updated Development Plan that Provider Group elects not to add to the Provider Group Infrastructure (each, a “Rejected Planned Delivery Point”) (subject always to the Provider Parties’ obligations in Section 5.6), as well as Provider Group’s good faith estimate of the Third Party out of pocket expenses that would be reasonably incurred by Provider Group in connection with connecting any such Rejected Planned Receipt Point (the “Rejected Planned Receipt Point Connection Costs” for such Rejected Planned Receipt Point);

(iii) a description of all modifications, enhancements and/or extensions to any Provider Group Infrastructure System ([including additional injection and Injection Points, [•]], but excluding Receipt Points (other than Injection Points) and Delivery Points) that Provider Group is committing to build (collectively, the “System Enhancements”);

(iv) descriptions of any acquisition by Provider Group of any midstream infrastructure that Provider Group intends to make in order to provide the Provider Group Infrastructure Services as set forth in the applicable Development Plan (each, a “Provider Group Infrastructure Acquisition”); and

(v) the estimated schedule for completing the acquisition and/or construction and placement into service of the planned System Enhancements and Provider Group Infrastructure Acquisitions (such estimate, with respect to each such activity, the “Target Completion Date”).

Section 5.3 Meetings on Development Plans and Provider Group Infrastructure Plans; Amendments to Development Plan and Provider Group Infrastructure Plans.

(a) Customer Group shall make representatives of Customer Group available to discuss each Updated Development Plan from time to time with Provider Group and its representatives at Provider Group’s request. Provider Group shall make representatives of Provider Group available to discuss each Provider Group Infrastructure Plan from time to time with Customer Group and its representatives at Customer Group’s request.

(b) Provider Group and Customer Group and their respective representatives shall meet not less frequently than Quarterly during the Term. At all such meetings, Provider Group and Customer Group shall exchange updated information about Updated Development Plans and Provider Group Infrastructure Plans, and shall have the opportunity to discuss and provide comments on the other’s plans.

(c) Customer Group may deliver to Provider Group, from time to time, an amendment to the current Development Plan (a “Development Plan Amendment”). Following delivery of such Development Plan Amendment, the Parties shall meet to discuss the adoption of any such Development Plan Amendment, and Provider Group shall consider in good faith any corresponding amendments to the Provider Group Infrastructure Plan as necessary or helpful to accommodate any such Development Plan Amendment, and shall provide an update to each such Provider Group Infrastructure Plan in response to such Development Plan Amendment in accordance with Section 5.2(a).

13

Section 5.4 Expansion of Provider Group Infrastructure; System Enhancements and Provider Group Infrastructure Acquisitions.

(a) Provider Group shall, at its sole cost and expense, acquire, design, construct and operate all System Enhancements and use commercially reasonable efforts to complete all Provider Group Infrastructure Acquisitions contained in the then-current Provider Group Infrastructure Plan on the schedules provided therein for the purpose of providing Provider Group Infrastructure Services in accordance with this Agreement.

(b) Provider Group is responsible, at its sole cost, for the acquisition and maintenance of rights of way, surface use and/or surface access agreements necessary to construct, own and operate the Provider Group Infrastructure and provide the Provider Group Infrastructure Services under the MRC Agreements (including any System Enhancements and Provider Group Infrastructure Acquisitions); provided, however, that in the event (i) any right of way, surface use and/or surface access agreement necessary to construct, own or operate any System Enhancement or Provider Group Infrastructure Acquisition cannot be obtained by Provider Group on terms and conditions reasonably acceptable to Provider Group, and (ii) Customer Group cannot facilitate Provider Group’s receipt of any such necessary right of way, surface use and/or surface access agreement on terms and conditions reasonably acceptable to Provider Group, then, subject always to Customer’s other rights hereunder, Provider Group shall not be obligated to complete such System Enhancement or Provider Group Infrastructure Acquisition. Provider Group agrees to provide Customer Group with Quarterly updates as to the progress of any then-approved System Enhancements and Provider Group Infrastructure Acquisitions. Additionally, should Provider Group reasonably believe that any System Enhancement or Provider Group Infrastructure Acquisition will not be completed and placed in-service by the applicable Target Completion Date reflected in the applicable Provider Group Infrastructure Plan, Provider Group shall send written Notice to Customer Group of such delay promptly upon Provider Group’s determination that such delay will be reasonably likely to occur, together with an estimate of the length of such delay, as well as periodic updates during the continuance of any such delay, and Provider Group shall use commercially reasonable efforts to minimize any and all such delays to the greatest extent practicable.

(c) Each of Provider Group and Customer Group agrees to work together in good faith to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to acquire, construct, own and operate each System Enhancement and Provider Group Infrastructure Acquisition as expeditiously as reasonably practicable. Provider Group and Customer Group further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

(d) Upon the completion of any System Enhancement or Provider Group Infrastructure Acquisition constituting (or that includes) a Planned Receipt Point or a Planned Delivery Point relating to the Gathering System or Crude Oil Terminal System (or the completion of any AIC Receipt Point), the Parties shall update Exhibit G, Exhibit G-1, Exhibit H or Exhibit H-2, as applicable, to include such new Receipt Point or new Delivery Point.

14

(e) To the extent Producer is legally and contractually able to do so without obtaining any contractual consents (other than consents which are not to be unreasonably withheld, conditioned or delayed by the consent holder thereof and which the failure to obtain such consent will neither (x) cause Producer’s Interests to be void or voidable nor (y) give rise to any right of termination) or paying any consent fees (other than de minimis consent fees), or causing unreasonable interference with the operations of Producer or any Affiliate of Producer, in each case in Customer’s reasonable discretion, Customer shall cause Producer or its Affiliate to grant to the Provider Parties a non-exclusive temporary easement and the right to ingress and egress on the relevant Interests of Producer or its Affiliate as may be reasonably necessary to perform the Agreement Services, provided that THE PROVIDER PARTIES HEREBY COVENANT AND AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE CUSTOMER GROUP FROM, AGAINST AND IN RESPECT OF ANY AND ALL DAMAGES INCURRED BY ANY OF THE CUSTOMER GROUP IN CONNECTION WITH THE PROVIDER PARTIES’ USE OF SUCH TEMPORARY EASEMENT AND RIGHT OF INGRESS AND EGRESS, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE CUSTOMER GROUP.

Section 5.5 Customer Right to Connect Rejected Planned Receipt Points. In the event that the Provider Parties deem any Planned Receipt Point relating to the Gathering System or Crude Oil Terminal System that they are not obligated to connect to the Gathering System or Crude Oil Terminal System pursuant to a Development Plan to be a Rejected Planned Receipt Point pursuant to a Provider Group Infrastructure Plan, Customer shall nonetheless have the right but not the obligation to require the Provider Parties to connect such Rejected Planned Receipt Point to the Gathering System or Crude Oil Terminal System by written Notice to the Provider Parties (an “AIC Receipt Point Connection Notice”, and such Rejected Planned Receipt Point, an “AIC Receipt Point”) at any time on or before the one-year anniversary of the delivery of the Provider Group Infrastructure Plan that deemed such Planned Receipt Point to be a Rejected Planned Receipt Point. On or before the first Day of the first Month that is not less than eight Months after the delivery of an AIC Receipt Point Connection Notice, the Provider Parties shall cause such AIC Receipt Point to be connected to the Gathering System or Crude Oil Terminal System and ready to commence services, and from and after the connection of such AIC Receipt Point, such AIC Receipt Point shall be a Receipt Point for all purposes hereunder. Upon the completion of the connection of such AIC Receipt Point and the commencement of deliveries of Dedicated Producer Crude Oil to such AIC Receipt Point, for each of the first [***] Years commencing in the first January that is not less than 12 Months following the completion of such connection and the commencement of service at such AIC Receipt Point (the “AIC Receipt Point Reimbursement Period” for such AIC Receipt Point), in the payment of the Invoice issued for January of such Year, Customer shall pay the Provider Parties the AIC Receipt Point Reimbursement Amount for such AIC Receipt Point for such Year, provided that (a) Customer shall have no obligation to pay the Gathering Services Fee (or any other fee) for Agreement Services provided by the Provider Parties in respect of any Customer Crude Oil delivered to an AIC Receipt Point (it being agreed that payments of the AIC Receipt Point Reimbursement Amounts in respect of such AIC Receipt Point are full and adequate consideration for all such Agreement Services); (b) if this Agreement is terminated as a result of Customer default or the Term expires, in either case prior to the end of the AIC Receipt Point Reimbursement Period for an AIC Receipt Point, within 30 Days after such termination or expiration, Customer shall pay the Provider Parties, in respect of such AIC Receipt Point, an amount equal to the aggregate present value, determined as of the date of such termination

15

or expiration (the “AIC Determination Date”), of each AIC Receipt Point Reimbursement Amount for such AIC Receipt Point that is scheduled to be paid hereunder on a date following the AIC Determination Date, to the extent unpaid as of the AIC Determination Date (each such unpaid amount or portion thereof, an “Unpaid AIC Payment”); and (c) in the event any such Rejected Planned Receipt Point Connection Costs are contested by Customer pursuant to Section 5.7, Customer shall have no obligation to make any AIC Receipt Point Reimbursement Amount payments until the final resolution of the amount of such Rejected Planned Receipt Point Connection Costs pursuant to Section 5.7. “Present value” of each Unpaid AIC Payment, as used in the preceding sentence, shall be calculated by dividing such Unpaid AIC Payment by ([***])^(N/365), where “N” equals the actual number of days from (but excluding) the AIC Determination Date to (and including) the date on which such Unpaid AIC Payment was scheduled to be paid hereunder, determined on the basis of a 365-day year (regardless of whether such period includes a day occurring in a leap year). For the avoidance of doubt, (i) no AIC Receipt Point Reimbursement Amount that has been paid as of the AIC Determination Date shall be included in, or credited against, the calculation described in clause (b) above, (ii) the scheduled payment date for each AIC Receipt Point Reimbursement Amount shall be the date on which payment of the Invoice issued in respect of Agreement Services for January of the applicable Year is due hereunder, (iii) the amount payable under clause (b) above shall in no event be less than zero, and (iv) the AIC Receipt Point Reimbursement Amount for an AIC Receipt Point shall not include, and Customer shall have no obligation to pay, any amount that is duplicative or otherwise already included in the AIC Receipt Point Reimbursement Amount for any other AIC Receipt Point (including any AIC Receipt Point as defined in, and provided under, any of the other MRC Agreements). Notwithstanding anything to the contrary herein: (x) if the Dedicated Production attributable to an AIC Receipt Point is permanently released from the terms and conditions of this Agreement (including the dedication) pursuant to Section 4.4(a)(ii), Customer shall have no obligation to make any AIC Receipt Point Reimbursement Amount payments to the Provider Parties for such AIC Receipt Point; and (y) if this Agreement is terminated for any reason (excluding the expiration of the Term under Section 2.2) prior to the expiration of the AIC Receipt Point Reimbursement Period for such AIC Receipt Point other than as a result of Customer default, Customer shall have no obligation to pay any AIC Receipt Point Reimbursement Amount payments to the Provider Parties that have not already been paid as of the date of such termination.

Section 5.6 Provider Parties’ Obligation with respect to Planned Receipt Points. Notwithstanding anything to the contrary herein, the Provider Parties shall have no right to elect to treat any Planned Receipt Point as a Rejected Planned Receipt Point unless they would be unable to achieve a Minimum Return on the Rejected Planned Receipt Point Connection Costs for such Planned Receipt Point. If the Provider Parties elect to treat any Planned Receipt Point as a Rejected Planned Receipt Point, their applicable Provider Group Infrastructure Plan must provide reasonable supporting documentation and calculations supporting the Provider Parties’ contention that they would be unable to achieve a Minimum Return on the Rejected Planned Receipt Point Connection Costs for such Planned Receipt Point, subject always to Customer’s ability to contest such Minimum Return calculation pursuant to Section 5.7 (and if the Expert deems a Planned Receipt Point able to achieve a Minimum Return, then the Provider Parties shall have no right to treat such Planned Receipt Point as a Rejected Planned Receipt Point hereunder).

16

Section 5.7 Customer Right to Contest Rejected Planned Receipt Point Connection Costs and Insufficient Minimum Returns. In the event that Customer disagrees with the Provider Parties’ proposed Rejected Planned Receipt Point Connection Costs associated with a Rejected Planned Receipt Point or Minimum Return calculation with respect to any Rejected Planned Receipt Point proposed in any Provider Group Infrastructure Plan, Customer may provide the Provider Parties written Notice of such disagreement, and the Parties shall use good faith efforts to resolve such disagreement. If the Parties are unable to resolve any such disagreement within 30 Days after Customer delivered written Notice to the Provider Parties of such disagreement, any Party may refer such disagreement for final resolution pursuant to Section 19.8(f), and the Rejected Planned Receipt Point Connection Costs or Minimum Return calculation, as applicable, determined by the Expert thereunder shall be the Rejected Planned Receipt Point Connection Costs or Minimum Return calculation, as applicable, for all purposes hereunder for the applicable Rejected Planned Receipt Point.

ARTICLE 6

MINIMUM REVENUE COMMITMENT; SHORTFALL CREDITS

Section 6.1 MRC.

(a) Commencing on the Effective Time, for each Quarter during the MRC Term, subject to the other terms and conditions of this Agreement and the terms and conditions of the other MRC Agreements, Customer shall be obligated to (i) pay and/or be deemed to pay (as otherwise provided herein) a minimum amount of MRC Agreement Fees under the MRC Agreements (the “Minimum Revenue Commitment” or “MRC”) as provided therein or (ii) pay the Provider Parties the Shortfall Fee for such Quarter pursuant to Section 7.1(d). The MRCs for the Quarters occurring in Years 2027, 2028 and 2029 are set forth on Exhibit F attached hereto.

(b) Beginning in Year 2028, the MRC for any Quarter occurring in the then-subsequent three-Year period shall be equal to 80% of the applicable MRC Agreement Revenue Estimate for such Quarter associated with the then-current Development Plan (but, notwithstanding anything to the contrary herein, without regard to any Development Plan Amendments submitted by Customer Group with respect to such then-current Development Plan pursuant to Section 5.3(c)). For the avoidance of doubt, any annual estimate of MRC in any Development Plan for any period beyond the first three Years of such Development Plan shall not be binding on the Parties for any purpose hereunder.

(c) Notwithstanding the foregoing and regardless of the MRC Agreement Revenue Estimate with respect to any Quarter included in any Updated Development Plan thereafter, but subject always to Section 6.1(d), Section 6.1(e) and Section 6.1(f), the MRC for such Quarter contained in any prior Development Plan shall not be reduced by such Updated Development Plan, but the applicable MRC for such Quarter may be increased in respect of such Updated Development Plan if the MRC Agreement Revenue Estimate for such Quarter is increased in such Updated Development Plan.

(d) From and after the Day on which all or any portion of Customer Crude Oil is subsequently released from the terms and conditions of this Agreement (including the dedication hereunder) on a permanent basis in accordance with the terms of Article 4 or in accordance with an assignment and execution of Replacement Agreement pursuant to Section 17.1(b), the then-applicable MRC for the Quarter in which such release occurs and the MRC for each Quarter

17

thereafter in the MRC Term shall in each case be permanently reduced by the amount of revenues (after accounting for all adjustments to the Fees set forth in Section 7.1(e) for the balance of the MRC Term) that was to be attributable to such Customer Crude Oil in each such Quarter in the most recent Development Plan or Updated Development Plan, as applicable, in effect as of the Day upon which such Customer Crude Oil was so permanently released. For the avoidance of doubt, the reductions to the MRC in respect of permanent releases from dedication described in this Section 6.1(d) are cumulative with the reductions to the MRC in respect of permanent releases from dedication described in the other MRC Agreements.

(e) From and after the Target Connection Date for an AIC Receipt Point, the then-applicable MRC for the Quarter in which such Target Connection Date occurs and the MRC for each Quarter thereafter in the MRC Term shall in each case be permanently reduced by the amount of revenues (after accounting for all adjustments to the Fees set forth in Section 7.1(e) for the balance of the MRC Term) that was to be attributable to Customer Crude Oil to be delivered to such AIC Receipt Point in each such Quarter in the most recent Development Plan or Updated Development Plan, as applicable. For the avoidance of doubt, the reductions to the MRC in respect of permanent releases from dedication described in this Section 6.1(e) are cumulative with the reductions to the MRC in respect of permanent releases from dedication described in the other MRC Agreements.

(f) Notwithstanding anything to the contrary herein, (i) the MRC hereunder for each Quarter during the MRC Term shall be reduced by the amount of MRC assumed by transferees in respect of such Quarter in all Replacement Agreements, and (ii) upon the expiration or termination of any MRC Agreement, the MRC hereunder for the Quarter in which such expiration or termination occurs (prorated based on the number of Days in such Quarter from and after such date) and for each Quarter thereafter shall be reduced by the amount of MRC associated with such MRC Agreement, being (A) for any Quarter in Years 2027 through 2029, the portion of the MRC for such Quarter attributable to such MRC Agreement as set forth on Exhibit F, and (B) for any other Quarter, the portion of the MRC for such Quarter derived from the Agreement Revenue Estimate, as defined in and applicable to such MRC Agreement, that was used to calculate the MRC for such Quarter, in each case net of the amount by which the MRC for such Quarter has been reduced under Section 6.1(d) or Section 6.1(e) in respect of such MRC Agreement as a result of events occurring prior to such expiration or termination date; and from and after such expiration or termination, the Agreement Revenue Estimate applicable to such MRC Agreement shall be excluded from the MRC Agreement Revenue Estimate for all purposes hereunder.

Section 6.2 MRC Shortfall Credits.

(a) As used herein:

(i) “Applied MRC Shortfall Bank Amount” means, for any Quarter that is an Excess Quarter in which there is a positive balance in the MRC Shortfall Bank Amount, the lesser of (A) the MRC Shortfall Bank Amount at the beginning of such Excess Quarter, and (B) the Excess Revenues for such Excess Quarter. MRC Shortfall Bank Amounts that are applied as Applied MRC Shortfall Bank Amounts shall be applied on a “first in, first out” basis, such that all MRC Shortfall Bank Amounts from the earliest Quarter of the applicable four Quarters are utilized prior to MRC Shortfall Bank Amounts from later Quarters being so utilized.

18

(ii) “Excess Quarter” means any Quarter during the MRC Term for which the (A) MRC Agreement Credited Revenues for such Quarter exceeds (B) (1) the Current Minimum Revenue Commitment for such Quarter divided by (2) 0.8.

(iii) “Excess Revenues” means, for any Excess Quarter, an amount equal to (A) the MRC Agreement Credited Revenues for such Excess Quarter minus (B) (1) the Current Minimum Revenue Commitment for such Excess Quarter divided by (2) 0.8.

(iv) “MRC Shortfall Bank Amount” means, as of the Effective Time, $[***], and for each Quarter thereafter during the MRC Term, (A) the aggregate sum of the Shortfall Revenues for the previous four Quarters (if any) minus (B) the aggregate sum of Applied MRC Shortfall Bank Amounts applied in respect of Shortfall Revenues from any of the previous four Quarters (if any) (and for the avoidance of doubt, no Applied MRC Shortfall Bank Amounts in respect of Quarters prior to the previous four Quarters shall be subtracted pursuant to this clause (B)), provided that in no event shall the MRC Shortfall Bank Amount ever be less than zero.

(v) “Shortfall Quarter” means any Quarter during the MRC Term for which the Minimum Revenue Commitment for such Quarter exceeds the MRC Agreement Credited Revenues for such Quarter.

(vi) “Shortfall Revenues” means, for any Shortfall Quarter, the amount by which the Minimum Revenue Commitment for such Quarter exceeds the MRC Agreement Credited Revenues for such Shortfall Quarter.

(b) Notwithstanding anything to the contrary herein, in any Month that is the last Month in an Excess Quarter during the MRC Term in which the balance of the MRC Shortfall Bank Amount is greater than zero, the Customer Group shall be entitled to a credit in the amount of the Applied MRC Shortfall Bank Amount against amounts otherwise owed by the Customer Group under the MRC Agreements, which credit shall be applied [•].

(c) The Provider Parties shall be responsible for keeping records and balances of the MRC Shortfall Bank Amount and providing such records and balances to Customer upon Customer’s request.

ARTICLE 7

FEES; DEDUCTIONS

Section 7.1 Fees. The Fees to be paid by Customer to the Provider Parties for the performance of the Agreement Services are set forth in this Section 7.1.

(a) Each Month, Customer shall pay to the Provider Parties, with respect to Customer Crude Oil received into a Field Receipt Point (other than an AIC Receipt Point) on the Gathering System, an amount equal to: (i) the aggregate volume of Customer Crude Oil received by the Provider Parties from Customer or for Customer’s account at the applicable Field Receipt Points (other than AIC Receipt Points) during such Month, stated in Barrels, multiplied by (ii) the Gathering Services Fee.

19

(b) Each Month, Customer shall pay to the Provider Parties, with respect to Customer Crude Oil received into an Injection Point on the Gathering System, an amount equal to: (i) the aggregate volume of Customer Crude Oil received by the Provider Parties from Customer or for Customer’s account at the applicable Injection Points during such Month, stated in Barrels, multiplied by (ii) the Injection Fee.

(c) Each Month, Customer shall pay to the Provider Parties, with respect to Customer Crude Oil delivered into the Crude Oil Terminal System, including at any Terminal Receipt Point, an amount equal to: (i) the aggregate volume of Customer Crude Oil delivered by Customer or for Customer’s account at the Delivery Points located at the Crude Oil Terminal System during such Month, stated in Barrels, multiplied by (ii) the Terminal Services Fee.

(d) To the extent the MRC Agreement Credited Revenues are less than the Minimum Revenue Commitment during any Quarter during the MRC Term, Customer shall pay the Provider Parties an amount equal to the Shortfall Fee for such Quarter. Notwithstanding anything to the contrary herein, (i) the Shortfall Fee payable hereunder and the Shortfall Fee payable under each other MRC Agreement in respect of the same Quarter constitute a single obligation of Customer Group, which shall be payable only once by the Customer Group in the aggregate across all MRC Agreements, (ii) any payment by any member of the Customer Group of all or any portion of a Shortfall Fee under any MRC Agreement shall be credited against, and shall reduce on a dollar-for-dollar basis, Customer’s obligation to pay the Shortfall Fee in respect of the same Quarter under this Agreement and the obligation of the applicable member of Customer Group to pay a Shortfall Fee in respect of the same Quarter under each other MRC Agreement, and (iii) in no event shall the Customer Group be required to pay, in the aggregate under all MRC Agreements, more than one Shortfall Fee in respect of any Quarter.

(e) Commencing on January 1, 2028, and on January 1 of each Year thereafter (an “Escalation Date”) during the Term, each Fee will be adjusted by the percentage increase or decrease, if any, in the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items, published by the U.S. Bureau of Labor Statistics, for the most recently available 12-month period prior to such Escalation Date, provided that no annual increase shall exceed three percent (3%). If the CPI-U is discontinued or materially modified, the Parties will use a substantially equivalent successor index published by the U.S. federal government.

Section 7.2 Product Losses. Customer acknowledges that certain volumetric losses of Customer Crude Oil will occur even if the Agreement Services are conducted in accordance with the provisions of Section 3.2, and such losses attributable to Product Losses shall be shared and allocated among all customers on the Gathering System in the proportion that each such customer Tenders Crude Oil to the applicable Field Receipt Points and Injection Points on the Gathering System. Customer shall bear all Product Losses or gains that may occur while any Customer Crude Oil is in the Gathering System. Notwithstanding anything to the contrary, Customer shall only bear Product Losses pursuant to this Section 7.2 up to the GS Product Loss Allowance, and the Provider Parties shall bear all Product Losses in excess of the GS Product Loss Allowance.

20

Section 7.3 Storage Variations. Customer acknowledges that certain volumetric losses of Customer Crude Oil will occur even if the Crude Oil Terminal Services are conducted in accordance with the provisions of Section 3.2, and such losses attributable to Product Losses shall be shared and allocated among all customers utilizing the Crude Oil Terminal System in the proportion that each such customer Tenders Crude Oil into the Crude Oil Terminal System. Customer shall bear all Product Losses or gains that may occur while any Customer Crude Oil is in the Crude Oil Terminal System (such Product Losses or gains, “Storage Variations”). The Provider Parties will, on a Monthly basis, determine the Storage Variations occurring during the immediately preceding Month with respect to the Customer Crude Oil in the Crude Oil Terminal System during such Month. Customer’s inventory of Customer Crude Oil then in the Crude Oil Terminal System shall then be adjusted to reflect such Storage Variation. On a Yearly basis, the Provider Parties will net all Storage Variations with respect to such Year together in order to determine the aggregate Storage Variations for the Year. Notwithstanding anything in the foregoing to the contrary, Customer shall only bear Storage Variations pursuant to this Section 7.3 up to the COTS Product Loss Allowance, and the Provider Parties shall bear all Storage Variations in excess of the COTS Product Loss Allowance.

Section 7.4 Charges. Each Month, Customer shall pay to the Provider Parties an amount equal to Customer’s pro-rata portion of the following (such amounts as allocated to Customer for a Month, the “Charges”): with respect to the provision of the Tank Car Services only, the actual costs incurred by Provider Parties for providing the Tank Car Services hereunder, such costs to specifically (a) include those costs charged to Provider Parties by Non-Parties to utilize any railroad system in order to transport Customer Crude Oil via Provider Tank Car to the Tank Car Delivery Points, and (b) exclude those costs otherwise incurred for the maintenance and operation of the Provider Tank Cars. The Charges to be paid by Customer each Month shall be determined by pro-rating the Non-Party costs charged to the Provider Parties associated with each Non-Party Train trip used to provide the Tank Car Services hereunder between Customer and any Non-Parties based on the relative volumes of Crude Oil transported on such Non-Party Train that are owned or Controlled by Customer, on the one hand, and such Non-Parties (if any), on the other hand.

Section 7.5 System Reservation Charge.

(a) Aggregate Amount. Except as otherwise provided in this Section 7.5, Customer shall pay to the Provider Parties under this Agreement an aggregate amount of $[***] (the “System Reservation Charge”) in respect of the Incremental Anchor Customer Firm Service provided by the Provider Parties pursuant to Section 8.1(c), which System Reservation Charge shall be payable as follows: (i) $[***] in respect of Year 2027; (ii) $[***] in respect of Year 2028; and (iii) $[***] in respect of Year 2029 (each such annual amount, an “Annual Reservation Amount,” the period beginning on January 1, 2027 through December 31, 2029, the “Reservation Period”, and any Year during the Reservation Period, a “Reservation Period Year”) as further described in Section 7.5(b) below. The System Reservation Charge is payable in respect of each Reservation Period Year without regard to whether any Incremental Anchor Customer Firm Service is utilized by Customer.

21

(b) Payment Mechanics. Each Annual Reservation Amount shall be payable in 12 equal Monthly installments, each of which shall be invoiced under this Agreement pursuant to the RIP Invoice delivered in accordance with Section 12.1(c) for the most recently completed Month (each such installment payment, a “Reservation Installment Payment”).

(c) Credits to Reservation Installment Payments. Notwithstanding anything to the contrary herein, if in any Quarter during any Reservation Period Year, the Provider Parties fail to make available all or any part of the Incremental Anchor Customer Firm Service, the Reservation Installment Payments for such Quarter shall be reduced by an amount equal to the product of (i) the aggregate amount of Reservation Installment Payments for such Quarter and (ii) (A) the total number of Days during such Quarter when the Provider Parties failed to make available all or any part of the Incremental Anchor Customer Firm Service divided by (B) the total number of Days during such Quarter.

(d) Relationship to the MRC Agreements. Notwithstanding anything in any MRC Agreement to the contrary, the System Reservation Charge shall not be subject to any escalation under Section 7.1(e).

(e) Termination of Agreement during the Reservation Period.

(i) If this Agreement is terminated by the Provider Parties pursuant to Section 10.1(a)(i), then, within thirty (30) Days after such termination, Customer shall pay the Provider Parties an amount equal to the aggregate Present Value, determined as of the effective date of such termination, of each Reservation Installment Payment that is scheduled to be paid after the date of such termination that remains unpaid as of such date, which amount shall serve as full satisfaction of all amounts owed hereunder in respect of the System Reservation Charge. As used in this Section 7.5(e), “Present Value” means, with respect to any unpaid Reservation Installment Payment, an amount calculated by dividing the amount of such unpaid Reservation Installment Payment by ([***])^(N/365), where “N” equals the actual number of days from (but excluding) the effective date of such termination to (and including) the date on which such unpaid Reservation Installment Payment would have been due under the terms of this Agreement, determined on the basis of a 365-day year (regardless of whether such period includes a day occurring in a leap year).

(ii) If this Agreement is terminated for any reason other than as provided in Section 7.5(e)(i), then, within thirty (30) Days after such termination, Customer shall pay the Provider Parties an amount equal to (A) the product of (I) the aggregate amount of the Reservation Installment Payments that were to be paid in respect of the Quarter in which such termination occurred (as reduced pursuant to Section 7.5(c), if applicable) and (II) (aa) the total number of Days during such Quarter that occurred prior to the date of such termination divided by (bb) the total number of Days during such Quarter, minus (B) the aggregate amount of Reservation Installment Payments previously paid in respect of such Quarter, and Customer shall have no obligation to pay any additional amounts in respect of the System Reservation Charge (or any Annual Reservation Amount or Reservation Installment Payment) hereunder.

22

ARTICLE 8

TENDER, NOMINATION AND GATHERING OF PRODUCTION

Section 8.1 Priority of Service.

(a) With respect to the Gathering System and Crude Oil Terminal System:

(i) all Dedicated Production Tendered to the Receipt Points shall, up to an aggregate volume of, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total capacity of each unique segment of the Gathering System and Crude Oil Terminal System, be entitled to Anchor Customer Firm Service;

(ii) all Additional Crude Oil shall, only to the extent such volumes of Additional Crude Oil (together with all quantities of Dedicated Production Tendered to the Gathering System and Crude Oil Terminal System) are both (A) needed by Customer to fulfill the then-applicable MRC, and (B) less than or equal to, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total capacity of each unique segment of the Gathering System and Crude Oil Terminal System, be entitled to Anchor Customer Firm Service;

(iii) all Additional Crude Oil shall, to the extent such volumes of Additional Crude Oil (together with all other quantities of Customer Crude Oil Tendered to the Gathering System and Crude Oil Terminal System, including any Dedicated Production) are in excess of the volumes necessary to fulfill the then-applicable MRC, but less than or equal to, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total capacity of each unique segment of the Gathering System and Crude Oil Terminal System, be entitled to Firm Service;

(iv) [all Additional Crude Oil shall, to the extent such volumes of Additional Crude Oil (together with all other quantities of Customer Crude Oil Tendered to the applicable Short-Haul Lines, including any Dedicated Production) are less than or equal to, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total capacity of such Short-Haul Line, be entitled to Firm Service; and]

(v) all Additional Crude Oil not described in subsections (ii) through (iv) above shall only be entitled to Interruptible Service.

(b) With respect to Customer Crude Oil utilizing the Provider Tank Cars:

(i) all Dedicated Production Tendered to the Provider Tank Cars shall, up to an aggregate volume of, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total Crude Oil capacity of the Provider Tank Cars, be entitled to Anchor Customer Firm Service with respect to the Provider Tank Cars;

23

(ii) all Additional Crude Oil shall, only to the extent such volumes of Additional Crude Oil (together with all quantities of Dedicated Production Tendered to the Provider Tank Cars) are both (A) needed by Customer to fulfill the then-applicable MRC, and (B) less than or equal to, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total Crude Oil capacity of the Provider Tank Cars, be entitled to Anchor Customer Firm Service with respect to the Provider Tank Cars;

(iii) all Additional Crude Oil shall, to the extent such volumes of Additional Crude Oil (together with all other quantities of Customer Crude Oil Tendered to the Provider Tank Cars, including any Dedicated Production) are in excess of the volumes necessary to fulfill the then-applicable MRC, but less than or equal to, in Year 2027, [***], in Years 2028 and 2029, [***], and in all other Years, [***], in each case, of the then-current total Crude Oil capacity of the Provider Tank Cars, be entitled to Firm Service with respect to the Provider Tank Cars; and

(iv) all Additional Crude Oil not described in subsection (ii) or (iii) above or Section 8.1(a) shall only be entitled to Interruptible Service with respect to the Provider Tank Cars.

(c) Incremental Anchor Customer Firm Service. Notwithstanding anything to the contrary herein, for each Reservation Period Year, the Provider Parties shall reserve for Customer additional Anchor Customer Firm Service capacity (“Incremental Anchor Customer Firm Service”) as follows:

(i) on the Gathering System, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total capacity of each unique segment of the Gathering System;

(ii) on the Crude Oil Terminal System, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total capacity of each unique segment of the Crude Oil Terminal System; and

(iii) on the Provider Tank Cars, an amount equal to the Incremental Anchor Customer Firm Service Percentage for such Reservation Period Year of the then-current total Crude Oil capacity of the Provider Tank Cars.

Section 8.2 Governmental Action. In the event any Governmental Authority issues an Order requiring a Provider Party to allocate capacity on the Gathering System, Crude Oil Terminal System or Provider Tank Cars to another customer, such Provider Party shall do so by (a) first, reducing Crude Oil entitled to Interruptible Service, (b) second, reducing Crude Oil entitled to Firm Service, and shall only curtail receipts of Crude Oil entitled to Firm Service (which curtailment shall be done in accordance with Section 8.5) to the extent necessary to allocate such capacity as required by the Governmental Authority to such other customer, after complete curtailment of Interruptible Service, and (c) third, reducing Crude Oil entitled to Anchor Customer Firm Service, and shall only curtail receipts of Crude Oil entitled to Anchor Customer Firm Service (which curtailment shall be done in accordance with Section 8.5) to the extent necessary to allocate such capacity as required by the Governmental Authority to such other customer, after complete curtailment of Interruptible Service and Firm Service. In such event, such Provider Party shall not be in breach or default of its obligations under the Agreement and shall have no liability to

24

Customer in connection with or resulting from any such curtailment; provided, however, that such Provider Party shall, at Customer’s request, temporarily release from the dedication under this Agreement all of Customer’s volumes of Dedicated Production interrupted or curtailed as the result of such allocation, but only for the duration of such mandated allocation. Notwithstanding the foregoing, should any Governmental Authority issue an Order requiring the Provider Parties to allocate capacity on the Gathering System or Crude Oil Terminal System to a customer other than Customer, the Provider Parties agree to use their commercially reasonable efforts to cooperate with, and support, Customer in such actions that Customer may in good faith take against such Governmental Authority and/or Order; provided, however, that such Provider Party shall not be required to cooperate in any such undertaking that such Provider Party, in its good faith opinion, believes would materially and adversely affect such Provider Party, the Gathering System or the Crude Oil Terminal System.

Section 8.3 Tender of Dedicated Production and Additional Crude Oil. Subject to Article 14 and all applicable Laws, each Day during the Term applicable to the Gathering System and Crude Oil Terminal System, Customer shall Tender to the Gathering System and Crude Oil Terminal System at each applicable Receipt Point all of the Dedicated Production available to Customer at such Receipt Point up to the applicable capacity of such Receipt Point. Customer shall have the right to Tender to the Provider Parties for Agreement Services under this Agreement Additional Crude Oil; provided that, subject to Section 8.1, any such Additional Crude Oil shall only be entitled to Interruptible Service unless otherwise agreed in writing by the Parties.

Section 8.4 Nominations, Scheduling and Curtailment. Nominations and scheduling of Crude Oil available for, and interruptions and curtailment of, Agreement Services under this Agreement shall be performed in accordance with the applicable Operating Terms set forth in Appendix I and the Service Interface Rules set forth in Appendix III.

Section 8.5 Suspension/Shutdown of Service.

(a) During any period when all or any portion of the Gathering System, Crude Oil Terminal System or Provider Tank Cars is shut down because of necessary maintenance, repairs or modifications or Force Majeure or because such shutdown is necessary to avoid injury or harm to persons, property, the environment, or the integrity of the Gathering System, Crude Oil Terminal System or Provider Tank Cars, receipts and/or deliveries of Customer Crude Oil may be curtailed as set forth in Section 1.5 of the Operating Terms. In such cases, the Provider Parties shall have no liability to Customer (without prejudice to Customer’s rights hereunder to releases and reductions to the MRC), except to the extent such shutdown is caused by the gross negligence or willful misconduct of a Provider Party (and then the Provider Parties shall have liability only to the extent of such gross negligence or willful misconduct).

(b) The Provider Parties shall have the right to curtail or interrupt receipts and deliveries of Crude Oil for brief periods to perform necessary maintenance of and repairs or modifications to (including modifications required to perform their obligations under this Agreement) the Gathering System, Crude Oil Terminal System and Provider Tank Cars; provided, however, that the Provider Parties shall use their commercially reasonable efforts to (i) coordinate the maintenance, repair, and modification operations on the Gathering System, Crude Oil Terminal System and Provider Tank Cars with the operations of Customer and (ii) schedule maintenance,

25

repair, and modification operations on the Gathering System, Crude Oil Terminal System and Provider Tank Cars so as to avoid or minimize, to the greatest extent possible, service curtailments or interruptions on the Gathering System, Crude Oil Terminal System and Provider Tank Cars. The Provider Parties shall provide Customer with (A) 60 Days’ prior Notice of any upcoming normal and routine maintenance, repair, and modification projects that the Provider Parties have planned that would result in a curtailment or interruption of Customer’s deliveries of Crude Oil on the Gathering System, Crude Oil Terminal System or Provider Tank Cars and the estimated time period for such curtailment or interruption, whether or not such maintenance, repair or modification activities are contained in the then-current Provider Group Infrastructure Plan, and (B) Notice of any amendment, modification or other change to the schedule of maintenance, repair or modification activities contained in the then-current Provider Group Infrastructure Plan.

(c) It is specifically understood by Customer that operations and activities on facilities upstream of the Gathering System or downstream of the Crude Oil Terminal System and/or Provider Tank Cars beyond the Provider Parties’ control (provided that downstream facilities owned and/or operated by any Provider Party or any Affiliate of a Provider Party shall be deemed not to be beyond the Provider Parties’ control for purposes of this Agreement) may impact operations on the Gathering System, Crude Oil Terminal System and Provider Tank Cars, and the Parties agree that the Provider Parties shall have no liability therefor (without prejudice to Customer’s rights hereunder to releases and reductions to the MRC) unless any such impact was caused by the gross negligence or willful misconduct of a Provider Party (and then such Provider Party shall have liability only to the extent of such gross negligence or willful misconduct). Customer is required to obtain, maintain or otherwise secure capacity on or into the Downstream Facilities applicable to each Delivery Point that is sufficient to accommodate the volumes of Customer Crude Oil that were Nominated by Customer to such Delivery Points. Notwithstanding the provisions of Section 8.6, should Customer fail to arrange such adequate downstream transportation, the Provider Parties may (i) cease receipts of Customer Crude Oil at the Receipt Points, or (ii) continue receipts of Customer Crude Oil at the Receipt Points and then deliver and sell any such Customer Crude Oil to any purchaser at their sole discretion, accounting to Customer for the net value received from the sale of such Crude Oil (after costs of transportation, taxes, and other costs of marketing).

(d) [RESERVED].

(e) If the Provider Parties reasonably anticipate material interruptions or curtailments of Agreement Services in any of the succeeding four Quarters, the Parties shall meet not less than once each Month to work in good faith to identify and quantify the volumes of Dedicated Producer Crude Oil anticipated to be curtailed, as well as means of mitigating or reducing such volumes of Dedicated Producer Crude Oil that may be curtailed during such period.

Section 8.6 Crude Oil Marketing and Transportation. As between the Parties, Customer shall be solely responsible for, and shall make all necessary arrangements at and downstream of the Delivery Points for, receipt, further transportation and marketing of Customer Crude Oil.

26

Section 8.7 Downstream Delivery Points. The Provider Parties shall use commercially reasonable efforts to maintain (or cause to be maintained), at no higher than prevailing market rates for arms-length arrangements in the applicable area, all interconnect and operating agreements with Non-Parties reasonably necessary to facilitate the redelivery of Customer Crude Oil to Customer at the Delivery Points, and shall act as a reasonable and prudent operator in such efforts.

Section 8.8 Loading Point Vetting. Customer shall have the obligation to ensure that procedures are in place such that all trucks and rail cars (other than the Provider Tank Cars) delivering Customer Crude Oil to a Receipt Point or taking Customer Crude Oil from a Delivery Point (including, for the avoidance of doubt, any Loading Point), meet the Applicable Requirements and all Service Interface Rules. The Provider Parties shall advise Customer of such standards and any changes thereto.

ARTICLE 9

QUALITY AND PRESSURE SPECIFICATIONS

Section 9.1 Quality Specifications. All Crude Oil delivered at the Receipt Points by Customer to the Provider Parties shall meet the quality specifications set forth in Section 1.1 of the Operating Terms (collectively, the “Quality Specifications”).

(a) Provided that the Customer Crude Oil delivered to the Receipt Points complies with each applicable Quality Specification, all Crude Oil that is redelivered at the Delivery Points by the Provider Parties to Customer shall meet the quality specifications of the applicable Downstream Facilities at the relevant Delivery Points; provided, however, that in the event any such quality specifications of the applicable Downstream Facilities change from and after the date of this Agreement, the Provider Parties’ obligations under this Section 9.1(a) shall be subject to the provisions of Section 1.1(b) of the Operating Terms.

(b) The Parties recognize and agree that all Customer Crude Oil gathered by the Provider Parties through the Gathering System, Crude Oil Terminal System and Provider Tank Cars may be commingled with other Crude Oil volumes received and, subject to the Provider Parties’ obligation to redeliver to Customer at the Delivery Points Crude Oil that satisfies the applicable quality specifications of the Delivery Points, (i) such Crude Oil shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, and (ii) the Provider Parties shall have no other obligation to Customer associated with changes in quality of Crude Oil as the result of such commingling.

[***]

27

Section 9.2 Pressure. Customer shall Tender or cause to be Tendered Customer Crude Oil to each applicable Receipt Point at sufficient pressure to enter the Gathering System against its contractual operating pressure, but not in excess of the maximum operating pressure for such Receipt Point. The Provider Parties shall redeliver Customer Crude Oil at each applicable Delivery Point at pressures not in excess of the maximum operating pressure for such Delivery Point.

(a) Customer shall have the means to ensure that Customer Crude Oil is prevented from entering the Receipt Points at pressures in excess of the applicable maximum operating pressure, and the Provider Parties shall have the obligation and right to restrict the flow of Crude Oil into the Gathering System, Crude Oil Terminal System and Provider Tank Cars to protect the Gathering System, Crude Oil Terminal System and Provider Tank Cars from over pressuring.

(b) The Provider Parties’ obligation to redeliver Crude Oil to a given Delivery Point shall, subject to the Provider Parties’ compliance with Section 8.7, be subject to the operational limitations of the Downstream Facility receiving such Crude Oil, including the Downstream Facility’s capacity, measurement capability, operating pressures and any operational balancing agreements as may be applicable.

ARTICLE 10

TERMINATION

Section 10.1 Termination.

(a) This Agreement may be terminated in its entirety as follows:

(i) by the Provider Parties upon written Notice to Customer, if Customer fails to pay pursuant to Section 12.2 any Statement or Invoice rendered pursuant to Section 12.1 and such failure is not remedied within 30 Days of written Notice of such failure to Customer by the Provider Parties;

(ii) by the Provider Parties upon written Notice to Customer, or Customer to the Provider Parties, as applicable, if such other Party or Parties fail to perform or comply with any material warranty, covenant or obligation contained in this Agreement (other than (A) as provided above in Section 10.1(a)(i), (B) for reasons of Force Majeure in accordance with Article 14, or (C) with respect to any material warranty, covenant or obligation contained in this Agreement for which this Agreement expressly sets forth a specific remedy or consequence (other than termination) as a result of any breach of, or failure to comply with, such material warranty, covenant or obligation), and such failure has not been remedied within 60 Days after receipt of written Notice from the non-defaulting Party or Parties of such failure;

(iii) by the Provider Parties upon written Notice to Customer, if Customer or Customer Ultimate Parent (A) makes an assignment or any general arrangement for the benefit of creditors, (B) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar Law for the protection of creditors or has such petition filed or proceeding commenced against either of them, or (C) otherwise becomes bankrupt or insolvent (however evidenced);

28

(iv) by the Provider Parties upon written Notice to Customer pursuant to the provisions of Section 15.4(c); and

(v) by the Provider Parties upon written Notice to Customer pursuant to the provisions of Section 18.2.

(b) At any time after the Reservation Period, this Agreement may be terminated with respect to any Subsystem or the Crude Oil Terminal System if such Subsystem or the Crude Oil Terminal System is Uneconomic during any six consecutive Months, by the Provider Parties upon written Notice to Customer delivered within 180 Days following the end of such sixth consecutive Month. For the purposes of this Section 10.1(b), references to the Crude Oil Terminal System shall include the NGL Terminal System (as defined in the GGPA).

(i) As used herein, “Uneconomic” means that (A) the total direct operating costs and expenses incurred by the Provider Parties in the operation of such Subsystem or the Crude Oil Terminal System (including general and administrative expenses, insurance costs and any out of pocket repair and/or maintenance costs and expenses) exceed (B) the total net revenues received by the Provider Parties for the operation of such Subsystem or the Crude Oil Terminal System, all as determined in accordance with United States generally accepted accounting principles; provided that the determination of whether any Subsystem or Crude Oil Terminal System will be Uneconomic shall not include any period during which there is scheduled maintenance for such Subsystem or Crude Oil Terminal System that will require curtailment of the applicable Agreement Services provided by such Subsystem or Crude Oil Terminal System.

(ii) Should the Provider Parties reasonably believe that any Subsystem or the Crude Oil Terminal System will be Uneconomic for more than three consecutive Months, the Provider Parties shall advise Customer of such belief and shall provide Customer with supporting documentation reasonably necessary to confirm such Uneconomic status.

(iii) Promptly following the Provider Parties’ advising Customer of such potential Uneconomic status, the Parties shall meet to discuss the Provider Parties’ belief and related calculations and any measures that may be taken by the Parties to mitigate and/or reverse the Uneconomic status of such Subsystem or the Crude Oil Terminal System.

(iv) Should (A) the Parties fail to reach agreement upon any such appropriate mitigation measures prior to the date upon which the Provider Parties would otherwise be entitled to terminate this Agreement pursuant to this Section 10.1(b), (B) the Parties reasonably believe that agreement upon such mitigation measures will nevertheless be possible, and (C) Customer makes the Provider Parties whole during any such Uneconomic periods occurring during such negotiation period such that, due to Customer’s payment efforts, the operation of such Subsystem is not Uneconomic to the Provider Parties (whether through Customer paying the operating costs of such Subsystem, the Crude Oil Terminal System or otherwise), then for so long as subparts (B) and (C) of this Section 10.1(b)(iv) remain true, the Provider Parties shall not be entitled to exercise their termination rights pursuant to this Section 10.1(b).

29

(v) Upon the implementation of any such mitigating measures hereunder, should (A) the Uneconomic condition cease to exist for three consecutive Months, and (B) the reversion of any such mitigating measures not be reasonably likely to cause such Uneconomic condition to return, then any terms of this Agreement affected by such mitigating measures will revert back to the terms in effect prior to the Provider Parties’ declaration of Uneconomic status pursuant to this Section 10.1(b).

Section 10.2 Effect of Termination or Expiration of the Term.

(a) Upon the end of the Term with respect to any Subsystem or the Crude Oil Terminal System (whether pursuant to a termination pursuant to Section 10.1(a) or otherwise), this Agreement shall forthwith become void as to such Subsystem or the Crude Oil Terminal System, and the Parties shall have no liability or obligation under this Agreement, except that (i) the termination of this Agreement (whether with respect to a single Subsystem or the entirety of the Gathering System or the Crude Oil Terminal System) shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, and (ii) the provisions of Section 16.2 through Section 16.5 and Article 19 (other than Section 19.3), and such portions of Appendix II as are necessary to give effect to the foregoing, shall, in each case, survive such termination and remain in full force and effect indefinitely with respect to such Subsystem or the Crude Oil Terminal System.

(b) Upon the termination of this Agreement with respect to any Subsystem or the Crude Oil Terminal System (whether pursuant to Section 10.1(b) or otherwise), this Agreement shall, only with respect to such Subsystem or the Crude Oil Terminal System, forthwith become void and the Parties shall have no liability or obligation under this Agreement with respect to such Subsystem or the Crude Oil Terminal System, except that (i) the termination of this Agreement with respect to such Subsystem or the Crude Oil Terminal System, shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination with respect to such Subsystem or the Crude Oil Terminal System, and (ii) the provisions of Section 16.2 through Section 16.5, and Article 19 (other than Section 19.3), and such portions of Appendix II as are necessary to give effect to the foregoing, shall, in each case, survive such termination and remain in full force and effect indefinitely with respect to such Subsystem or the Crude Oil Terminal System.

Section 10.3 Damages for Early Termination. If a Party terminates this Agreement pursuant to Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(iii), or Section 10.1(a)(v), then such terminating Party may pursue any and all remedies at law or in equity for its claims resulting from such termination, subject to Section 16.4.

ARTICLE 11

TITLE AND CUSTODY

Section 11.1 Title. A Nomination (or Tendering without a Nomination) of Crude Oil by Customer shall be deemed a warranty of title to such Crude Oil by Customer, or a warranty of the right of Customer to deliver such Crude Oil for gathering and terminal services under this Agreement. By Nominating Crude Oil for delivery into the Gathering System, Crude Oil Terminal System and/or Provider Tank Cars at the Receipt Point(s), Customer also agrees to indemnify,

30

defend and hold the Provider Parties harmless from any and all Losses resulting from any claims by a Non-Party of title or rights to such Crude Oil, other than any claims arising out of the Provider Parties’ breach of their warranty made in the succeeding sentence of this Section 11.1. By receiving Customer Crude Oil at the Receipt Points, the Provider Parties (a) warrant to Customer that the Provider Parties have the right to accept and redeliver such Crude Oil, less any Product Losses and Storage Variations, free and clear of any title disputes, liens or encumbrances arising by, through or under the Provider Parties, but not otherwise, and (b) agree to indemnify, defend and hold Customer harmless from any and all Losses resulting from title disputes, liens or encumbrances arising by, through or under the Provider Parties, but not otherwise. Title to Customer’s share of Product Losses shall be transferred to the Provider Parties at the Receipt Points.

Section 11.2 Custody. From and after the delivery of Customer Crude Oil to the Provider Parties at the Receipt Point(s), until the Provider Parties’ redelivery of such Crude Oil to or for Customer’s account at the applicable Delivery Point(s), as between the Parties, the Provider Parties shall have custody and control of such Crude Oil. In all other circumstances, as between the Parties, Customer shall be deemed to have custody and control of such Crude Oil.

Section 11.3 Security Interest on Stored Inventory.

(a) Customer hereby grants the Provider Parties a security interest upon all Customer Crude Oil while such Crude Oil is in the Provider Parties’ possession pursuant to this Agreement, including any such Customer Crude Oil for which Tank Car Services are being provided hereunder while such Crude Oil remains in a Provider Tank Car (such Customer Crude Oil, the “Stored Inventory”), with such security interest being granted in order to secure the full, prompt and complete payment of any amounts which may become due and owing by Customer hereunder.

(b) The Provider Parties may exercise any and all rights and remedies available in relation to such security interest, in the manner provided below, only in the event that (i) Customer fails to pay when due any amounts owed pursuant to this Agreement within five Business Days after the applicable due date thereof, and (ii) such failure has not been cured within five Business Days following Customer’s receipt of written Notice from the Provider Parties of their intent to exercise their rights regarding such security interest granted in the Stored Inventory (the “Security Interest Exercise Notice”).

(c) Without prejudice to any other remedies that the Provider Parties may have at law, in equity and/or pursuant to the terms and provisions hereof, if Customer has not paid in full the outstanding amounts owed within five Business Days following Customer’s receipt of the Provider Parties’ Security Interest Exercise Notice, the Provider Parties may enforce the security interest granted herein by public or private sale of any or all of the Stored Inventory remaining in the Provider Parties’ possession at any time or place and on any terms that the Provider Parties, in their sole discretion, deem commercially reasonable.

(d) Customer (i) represents and warrants that no prior liens or security interests have been granted in, on or to the Stored Inventory that would be prior to, or otherwise defeat or supersede, the security interest and other rights granted by Customer to the Provider Parties under this Section 11.3, and (ii) within 10 Business Days following request by the Provider Parties, agrees to execute UCC-1 financing statements to be filed in the appropriate offices of Governmental Authorities to evidence and give notice of the Provider Parties’ lien and security interest rights under this Section 11.3.

31

ARTICLE 12

BILLING AND PAYMENT

Section 12.1 Invoices.

(a) On or before the 25th Day of each Month, the Provider Parties will render to Customer a statement (each, a “Statement”), for all amounts (including the calculations thereof) owed for Agreement Services provided to Customer for the preceding Month and any other amounts as may be due under this Agreement for the preceding Month, excluding any amounts described in and billed under Section 12.1(b) herein to be included in an Invoice, and net of any other credits or deductions to which Customer is entitled hereunder. Each Statement shall also contain, among other things, the volumes of (i) all Crude Oil delivered to the Receipt Points, (ii) Crude Oil allocated to Customer at the Delivery Points hereunder, and (iii) all Product Losses and Storage Variations allocated to Customer in accordance with this Agreement. The Provider Parties shall include with each Statement such information in their possession as is reasonably sufficient to explain and support both the amounts due and any adjustments to amounts previously invoiced.

(b) On or before the 25th Day of the Month following the end of each Quarter and from time to time as reasonably necessary to give effect to the terms of this Agreement, the Provider Parties will render to Customer an invoice (each, an “Invoice”) describing any AIC Receipt Point Reimbursement Amounts due under the terms of the Agreement, and, if applicable, any Shortfall Fee owed with respect to the Quarter immediately preceding such Month, net of any credits or deductions to which Customer is entitled hereunder, including any Excess Revenues to be applied to the MRC Shortfall Bank Amount with respect to such Quarter. Each Invoice shall also contain the then-current MRC Shortfall Bank Amount. The Provider Parties shall include with each Invoice such information in their possession as is reasonably sufficient to explain and support both the amounts due and any adjustments to amounts previously invoiced.

(c) On or before the 25th Day of the Month following the end of each Month during the Reservation Period, the Provider Parties will render to Customer an invoice for the Reservation Installment Payment payable in respect of such Month (each, an “RIP Invoice”). The Provider Parties shall include with each RIP Invoice such information in their possession as is reasonably sufficient to explain and support both the amounts due and any adjustments to amounts previously invoiced.

Section 12.2 Payments. The Provider Parties shall issue each Invoice or RIP Invoice on a consolidated basis across all applicable MRC Agreements and shall not include, and Customer Group has no obligation to pay, any duplicative charges or other amounts. Unless otherwise agreed by the Parties, payments of amounts included in any Statement, Invoice or RIP Invoice delivered pursuant to this Agreement shall be due and payable, in accordance with each Statement’s, Invoice’s or RIP Invoice’s instructions, on or before the later of (a) the last Day of each Month during which such Statement, Invoice or RIP Invoice was rendered, as applicable, and (b) the date that is ten Business Days after Customer’s receipt of the applicable Statement, Invoice or RIP

32

Invoice. All payments by Customer under this Agreement shall be made by electronic funds transfer of immediately available funds to a single account designated by Provider Group (who shall not designate more than one such account at any given time) that shall be applicable for all Statements, Invoices and RIP Invoices with respect to all MRC Agreements. Upon Customer’s payment of any amount due under any Invoice or RIP Invoice (issued pursuant to any MRC Agreement) by electronic funds transfer of immediately available funds to the account designated by Provider Group pursuant to this Section 12.2, Customer Group’s obligation to pay such amount shall be fully and finally discharged and satisfied as to Provider Group, and Customer Group shall have no further liability to Provider Group in respect of such amount under any of the applicable MRC Agreements. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full. All Statements, Invoices and RIP Invoices shall be paid in full, but payment of any disputed amount shall not waive the payor’s right to dispute the Statement, Invoice or RIP Invoice in accordance with this Section 12.2. Customer may, in good faith (i) dispute the correctness of any Statement, Invoice or RIP Invoice or any adjustment to an Invoice rendered under this Agreement or (ii) request an adjustment of any Statement, Invoice or RIP Invoice for any arithmetic or computational error, in each case, within 24 Months following the date on which the applicable Statement, Invoice or RIP Invoice (or adjustment thereto) was received by Customer. Any dispute of a Statement, Invoice or RIP Invoice by Customer or Statement, Invoice or RIP Invoice adjustment requested by Customer shall be made in writing and shall state the basis for such dispute or adjustment. Upon resolution of the dispute, any required payment shall be made within ten Business Days of such resolution, along with interest accrued at the Interest Rate from and including the due date but excluding the date paid. Customer shall have the right to offset, net or recoup any amounts due and payable by Customer under any Statement, Invoice or RIP Invoice against any amounts due and payable by any member of Customer Group under any other Statement, Invoice or RIP Invoice, regardless of whether such amounts arise under the same or different billing periods.

Section 12.3 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Parties to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement. The scope of such examination will be limited to the previous 24 Months calculated following the end of the Month in which such Notice of audit, statement, charge or computation was presented. No Party shall have the right to conduct more than one audit during any Year. If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within ten Business Days of resolution of the inaccuracy. This Section 12.3 will survive any termination of the Agreement for the later of (a) a period of 24 Months from the end of the Month in which the date of such termination occurred and (b) until a dispute initiated within such 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Section 12.4 Monthly Operational Reports. The Provider Parties will deliver to Customer a statement of all receipts and deliveries of Customer Crude Oil to and from the Crude Oil Terminal System and the Provider Tank Cars for each Month during the Term, in the aggregate. Each such statement shall be delivered to Customer at the same time the Statement for the applicable Month is delivered to Customer pursuant to Section 12.1.

33

ARTICLE 13

REMEDIES

Section 13.1 Suspension of Performance; Release from Dedication.

(a) If Customer fails to pay pursuant to Section 12.2 any Statement or Invoice rendered pursuant to Section 12.1 and such failure is not remedied within five Business Days of written Notice of such failure to Customer by the Provider Parties, the Provider Parties shall have the right to suspend performance under this Agreement until such amount, including interest at the Interest Rate, is paid in full.

(b) In the event a Party fails to perform or comply with any material warranty, covenant or obligation contained in this Agreement (other than as provided in Section 13.1(a)), and such failure has not been remedied within 30 Days after receipt of written Notice from the other Party or Parties of such failure, then the non-defaulting Party or Parties shall have the right to suspend its or their performance under this Agreement; provided that if there is a Dispute regarding whether the other Party is in default hereunder and such Dispute is referred to Section 19.8 for resolution, the non-defaulting Party or Parties shall be obligated to continue performance hereunder after the initiation of dispute resolution by any Party pursuant to Section 19.8 and thereafter during the pendency of the resolution of such Dispute. If Customer elects to suspend performance as the result of the Provider Parties’ uncured material default, then the Dedicated Production affected by such default shall be deemed to be temporarily released from the terms of this Agreement during the period of such suspension of performance.

Section 13.2 No Election. In the event of a default by a Party under this Agreement, the other Party or Parties shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Article 16. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of any remedy under this Agreement.

ARTICLE 14

FORCE MAJEURE

Section 14.1 Events of Force Majeure. An event of “Force Majeure” means an event that (a) is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), (b) prevents the Claiming Party’s performance or fulfillment of any obligation of the Claiming Party under this Agreement (other than the payment of money), and (c) by the exercise of due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent satisfying the criteria in the preceding sentence, an event of Force Majeure includes, but is not restricted to: (i) acts of God; (ii) wars (declared or undeclared); (iii) insurrections, hostilities, riots, industrial disturbances, blockades or civil disturbances; (iv) epidemics, landslides, lightning, earthquakes, washouts, floods, fires, storms or storm warnings; (v) acts of a public enemy, acts of terror, or sabotage; (vi) explosions, breakage or accidents to machinery or lines of pipe; (vii) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (viii) mining accidents, subsidence, cave-ins and fires; and (ix) action or

34

restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint). Notwithstanding anything herein to the contrary, an event of Force Majeure specifically excludes the following occurrences or events: (A) the loss, interruption, or curtailment of interruptible transportation on any Downstream Facility necessary to take delivery of Customer Crude Oil at any Delivery Point, unless and only to the extent the same event also curtails firm transportation at the same Delivery Point; (B) increases or decreases in Customer Crude Oil supply (other than any such increase or decrease caused by the actions described in subpart (ix) above), allocation or reallocation of Customer Crude Oil production by the applicable well operators; (C) loss of markets; (D) loss of supply of equipment or materials; (E) failure of specific, individual wells or appurtenant facilities in the absence of an event of Force Majeure broadly affecting other wells in the same geographic area; and (F) price changes due to market conditions with respect to the purchase or sale of Crude Oil gathered hereunder or the economics associated with the delivery, connection, receipt, gathering, or redelivery of such Crude Oil.

Section 14.2 Actions. If either a Provider Party or Customer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Claiming Party gives Notice and reasonably full details of the event to the other Parties as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Claiming Party shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make any payments hereunder as the result of Force Majeure, regardless of which Party or Parties are affected. The Claiming Party shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give Notice to the other Parties of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure. If the Claiming Party is Customer and such Force Majeure is an event affecting a Delivery Point (but not all Delivery Points), such commercially reasonable efforts shall require, to the extent of capacity available to Customer at the applicable Downstream Facilities, Customer to Nominate Customer Crude Oil for redelivery at those Delivery Points not affected by such Force Majeure. For the avoidance of doubt, if and to the extent the Provider Parties are delayed in completing any System Enhancements or Provider Group Infrastructure Acquisitions by a Force Majeure event, then the Target Completion Date applicable thereto shall be extended for a period of time equal to that during which such obligations of the Provider Parties were delayed by such events.

Section 14.3 Strikes, Etc. The settlement of strikes or lockouts shall be entirely within the discretion of the Claiming Party, and any obligation hereunder to remedy a Force Majeure event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Person(s) when such course is inadvisable in the sole discretion of the Claiming Party.

35

ARTICLE 15

REPRESENTATIONS AND COVENANTS

Section 15.1 Party Representations.

(a) Each Party represents and warrants to the other Parties as follows: (i) there are no suits, proceedings, judgments, or Orders by or before any Governmental Authority that materially adversely affect (A) its ability to perform its obligations under this Agreement or (B) the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.

(b) Customer represents and warrants to the Provider Parties that, during the Term, Customer has the sole and exclusive right to purchase all Crude Oil owned or Controlled by Producer and produced from those oil and gas properties located in the Dedicated Area that are operated by Producer, or that are not operated by Producer, but from which Producer has elected to take its applicable production in-kind (such right, collectively, the “Exclusive Producer Purchase Right”).

(c) The Provider Parties represent and warrant to Customer that all Provider Tank Cars that will be utilized to provide the Tank Car Services hereunder will comply with the Applicable Requirements and all Service Interface Rules.

Section 15.2 Joint Representations. The Provider Parties represent that, except as provided in the FERC Order, the movement of Customer Crude Oil on the Gathering System, Crude Oil Terminal System and/or the Provider Tank Cars under this Agreement constitutes (and is intended to constitute for purposes of all applicable Laws) a movement of Customer Crude Oil, in each case, that is not subject to the jurisdiction of the Federal Energy Regulatory Commission. Customer and the Provider Parties each represent that (a) the Fees have been freely negotiated and agreed upon as a result of good faith negotiations and are not discriminatory or preferential, but are just, fair, and reasonable in light of the Parties’ respective covenants and undertakings herein during the Term of this Agreement, and (b) neither Customer nor the Provider Parties had an unfair advantage over the other during the negotiation of this Agreement.

Section 15.3 Applicable Laws. This Agreement is subject to all valid present and future Laws, regulations, rules and Orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the Agreement Services performed under this Agreement, the Gathering System, Crude Oil Terminal System, Provider Tank Cars and other facilities utilized under this Agreement.

36

Section 15.4 Governmental Authority Modification. It is the intent of the Parties that the rates and terms and conditions established by any Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement. If any Governmental Authority having jurisdiction modifies the rates or terms and conditions set forth in this Agreement, then (in addition to any other remedy available to the Parties at Law or in equity):

(a) the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth in this Agreement;

(b) the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement; and

(c) in the event that the Parties are not successful in accomplishing the objectives set forth in (a) and (b) above such that, following the failure to accomplish such objectives, the Provider Parties are not in substantially the same economic position as they were prior to any such regulation, then the Provider Parties may terminate this Agreement upon the delivery of written Notice of termination to Customer.

Section 15.5 Taxes. Customer shall pay or cause to be paid, and agrees to indemnify and hold harmless the Provider Parties and their Affiliates from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Customer Crude Oil and/or the handling thereof prior to receipt thereof by the Provider Parties at the Receipt Points. Subject to Section 15.4, the Provider Parties shall pay or cause to be paid all taxes and assessments, if any, imposed upon the Provider Parties for the activity of gathering of Customer Crude Oil after receipt at the Receipt Points and prior to redelivery thereof by the Provider Parties at the Delivery Points. The Provider Parties shall refund to Customer any tax paid on Customer’s behalf (a) that is successfully disputed, and (b) for which the Provider Parties have actually received a refund.

Section 15.6 Exclusive Producer Purchase Right. Subject always to Customer’s right to assign its rights and obligations hereunder pursuant to and in accordance with Section 17.1, Customer covenants and agrees that, during the Term applicable to each Subsystem, it shall not, without the prior written consent of the Provider Parties (such consent to be given or withheld in the Provider Parties’ sole discretion), materially alter, modify or amend the Exclusive Producer Purchase Right, including any contract or other arrangement forming a part of such right (and shall not commit or agree to do so), in any manner that would adversely affect the volumes of Crude Oil (a) to which Customer is entitled pursuant to the Exclusive Producer Purchase Right, or (b) delivered to the Provider Parties by Customer hereunder.

ARTICLE 16

INDEMNIFICATION AND INSURANCE

Section 16.1 Custody and Control Indemnity. EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES IN SECTION 11.1, THE PARTY HAVING CUSTODY AND CONTROL OF CRUDE OIL UNDER THE TERMS OF SECTION 11.2 SHALL BE RESPONSIBLE FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY OR PARTIES AND SUCH OTHER PARTY’S OR PARTIES’ GROUP FROM AND AGAINST EACH OF THE FOLLOWING: (A) ANY LOSSES ASSOCIATED WITH ANY

37

PHYSICAL LOSS OF SUCH CRUDE OIL (OTHER THAN PRODUCT LOSSES AND STORAGE VARIATIONS), INCLUDING THE VALUE OF SUCH LOST CRUDE OIL, AND (B) ANY DAMAGES RESULTING FROM THE RELEASE OF ANY SUCH CRUDE OIL; PROVIDED, HOWEVER, THAT NO INDEMNIFIED PERSON OR A MEMBER OF SUCH INDEMNIFIED PERSON’S GROUP SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS SECTION 16.1 WITH RESPECT TO ITS OWN NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 16.2 Customer Indemnification. SUBJECT TO SECTION 16.1, CUSTOMER AGREES TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE PROVIDER PARTIES, AND THE PROVIDER PARTIES’ DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARENT, AFFILIATES AND SUBSIDIARIES, (ALL OF THE FOREGOING, THE “Provider Group”) FROM AND AGAINST ALL LOSSES WHICH IN ANY WAY RESULT FROM ANY OF THE FOLLOWING: (A) THE OWNERSHIP, DESIGN, CONSTRUCTION, MAINTENANCE OR OPERATION OF CUSTOMER’S FACILITIES; PROVIDED, HOWEVER, THAT NO MEMBER OF THE PROVIDER GROUP SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS SECTION 16.2 WITH RESPECT TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PROVIDER GROUP, (B) ANY CUSTOMER CRUDE OIL DELIVERED INTO THE GATHERING SYSTEM, CRUDE OIL TERMINAL SYSTEM AND PROVIDER TANK CARS THAT DOES NOT MEET THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS), BUT ONLY FOR SO LONG AS THE PROVIDER PARTIES DO NOT HAVE ACTUAL KNOWLEDGE THAT SUCH CUSTOMER CRUDE OIL DOES NOT MEET THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS), AND CUSTOMER SHALL HAVE NO RESPONSIBILITY FOR ANY SUCH ITEMS TO THE EXTENT INCURRED BY THE PROVIDER PARTIES WITH RESPECT TO THE TIME FROM AND AFTER THE TIME THAT THE PROVIDER PARTIES FIRST HAVE ACTUAL KNOWLEDGE THAT SUCH CUSTOMER CRUDE OIL DOES NOT MEET THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS), AND (C) THE PAYMENT OR CALCULATION OF ANY PROCEEDS, ROYALTIES OR OTHER BURDENS ON PRODUCTION DUE BY ANY PRODUCER TO APPLICABLE LESSORS, LANDOWNERS, ROYALTY HOLDERS OR OTHER INTEREST HOLDERS (INCLUDING CO-OWNERS OF WORKING INTERESTS), AS APPLICABLE, WITH RESPECT TO ANY CRUDE OIL DELIVERED INTO THE GATHERING SYSTEM, CRUDE OIL TERMINAL SYSTEM AND PROVIDER TANK CARS BY OR ON BEHALF OF CUSTOMER.

Section 16.3 Provider Parties Indemnification. SUBJECT TO SECTION 16.1 AND SECTION 16.5, THE PROVIDER PARTIES AGREE TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CUSTOMER, AND CUSTOMER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARENT, AFFILIATES AND SUBSIDIARIES, (ALL OF THE FOREGOING, THE “Customer Group”) FROM AND AGAINST ALL LOSSES WHICH IN ANY WAY RESULT FROM THE OWNERSHIP,

38

DESIGN, CONSTRUCTION, MAINTENANCE OR OPERATION OF THE GATHERING SYSTEM, CRUDE OIL TERMINAL SYSTEM AND PROVIDER TANK CARS; PROVIDED, HOWEVER, THAT NO MEMBER OF THE CUSTOMER GROUP SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS SECTION 16.3 WITH RESPECT TO (A) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE CUSTOMER GROUP, OR (B) ANY CUSTOMER CRUDE OIL DELIVERED INTO THE GATHERING SYSTEM, CRUDE OIL TERMINAL SYSTEM AND PROVIDER TANK CARS THAT DOES NOT MEET EACH OF THE APPLICABLE QUALITY SPECIFICATIONS SET FORTH IN SECTION 1.1(A) OF THE OPERATING TERMS (AS REVISED IN ACCORDANCE WITH SECTION 1.1(B) OF THE OPERATING TERMS).

Section 16.4 Actual Direct Damages. A PARTY’S (OR A MEMBER OF SUCH PARTY’S GROUP’S) DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY AND THE MEMBERS OF SUCH OTHER PARTY’S GROUP FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED, THAT THE LIMITATION TO DIRECT DAMAGES ONLY SHALL NOT APPLY TO ANY DAMAGE, CLAIM OR LOSS ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY OR PARTIES WOULD OTHERWISE BE RESPONSIBLE UNDER THIS AGREEMENT.

Section 16.5 Penalties. EXCEPT FOR INSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE PROVIDER PARTIES, CUSTOMER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD THE PROVIDER PARTIES AND THE PROVIDER GROUP HARMLESS FROM ANY LOSSES, INCLUDING ANY SCHEDULING PENALTIES OR MONTHLY BALANCING PROVISIONS, IMPOSED BY A DOWNSTREAM FACILITY IN ANY TRANSPORTATION CONTRACTS OR SERVICE AGREEMENTS ASSOCIATED WITH, OR RELATED TO, CUSTOMER CRUDE OIL, INCLUDING ANY PENALTIES IMPOSED PURSUANT TO A DOWNSTREAM FACILITY’S TARIFF (IF APPLICABLE), OR WHICH MAY BE CAUSED BY OFO’S, PDA’S, OTHER PIPELINE ALLOCATION METHODS, UNSCHEDULED PRODUCTION, OR BY UNAUTHORIZED PRODUCTION.

Section 16.6 Insurance. The Parties shall carry and maintain no less than the insurance coverage set forth in Exhibit I.

39

ARTICLE 17

ASSIGNMENT

Section 17.1 Assignment of Rights and Obligations under this Agreement.

(a) Customer shall be entitled to assign its rights and obligations under this Agreement (in whole or in part) to another Person; provided that (i) such transferee or Affiliate of such transferee has also been assigned the Exclusive Producer Purchase Right (including any contract or other arrangement forming a part of such right) or a corresponding interest in the Interests associated with the rights and obligations being assigned under this Agreement, (ii) the transferee specifically assumes all of Customer’s rights and obligations hereunder, and (iii) the transferee has, in the Provider Parties’ good faith and reasonable judgment, the financial and operational capability to perform and fulfill Customer’s obligations hereunder; provided that clause (iii) need not be satisfied in any assignment of Customer’s rights and obligations under this Agreement (in whole or in part) to another Person in connection with an assignment by Customer of all or substantially all of its assets. The Provider Parties shall be entitled to assign their rights and obligations under this Agreement (in whole or in part) to another Person; provided that (A) such Person has acquired all or a portion of the Gathering System (including any Subsystem or Short-Haul Line thereof), the Crude Oil Terminal System or Provider Tank Cars, and (B) the portion of the rights and obligations of the Provider Parties under this Agreement to be transferred to such Person correspond to the interest in the Gathering System (including any Subsystem or Short-Haul Line thereof), Crude Oil Terminal System or Provider Tank Cars so transferred to such Person.

(b) In the event of an assignment by Customer of its rights and obligations hereunder, including all or any portion of the Minimum Revenue Commitment, Customer shall cause the applicable transferee to execute and deliver to the Provider Parties an agreement in substantially the form attached hereto as Exhibit K (each, a “Replacement Agreement”), which Replacement Agreement will replace and supersede this Agreement solely with respect to the assigned rights and obligations and the applicable transferee. Upon the execution and delivery of an applicable Replacement Agreement, Customer and its Affiliates shall be released from all obligations and liabilities under this Agreement, in each case, solely to the extent relating to the rights and obligations so assigned arising from and after the first Day of the Month that the Provider Parties receive the executed Replacement Agreement.

(c) This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 17.1 shall be null and void ab initio.

(d) Any release of Dedicated Production from dedication under this Agreement pursuant to Section 4.4 shall not constitute an assignment or transfer of such Dedicated Production for the purposes of this Article 17.

Section 17.2 Pre-Approved Assignment. Each Party shall have the right, without the prior consent of the other Parties, to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

40

ARTICLE 18

ADEQUATE ASSURANCES

Section 18.1 [RESERVED].

Section 18.2 Adequate Assurances. If (a) Customer Ultimate Parent does not have a credit rating for senior secured or unsecured long-term debt of at least “[***]” from Moody’s, “[***]” from S&P or “[***]” from Fitch, and (b) (i) Customer fails to pay any Statement or Invoice according to the provisions hereof and such failure continues for a period of five Business Days after written Notice of such failure is provided to Customer or (ii) the Provider Parties have reasonable grounds for insecurity regarding the performance by Customer of any obligation under this Agreement, then the Provider Parties, by delivery of written Notice to Customer, may, singularly or in combination with any other rights they may have, demand Adequate Assurance by Customer. As used herein, “Adequate Assurance” means, at the option of Customer, (x) the advance payment in cash by Customer to the Provider Parties for Agreement Services to be provided under this Agreement in the following Month or (y) delivery to the Provider Parties by Customer of an Adequate Letter of Credit in an amount equal to not less than the aggregate amounts owed from Customer to the Provider Parties hereunder for the prior [***]-Month period. If (A) Customer fails to provide Adequate Assurance to the Provider Parties within 48 hours of the Provider Parties’ request therefor pursuant to this Section 18.2 or (B) Customer or Customer Ultimate Parent suffers any of the actions described in Section 10.1(a)(iii), then, in either case, the Provider Parties shall have the right to, at their sole option, terminate this Agreement upon written Notice to Customer or suspend or reduce all services under this Agreement without prior Notice to Customer, in each case, without limiting any other rights or remedies available to the Provider Parties under this Agreement or otherwise. If the Provider Parties exercise the right to terminate this Agreement or suspend or reduce any Agreement Services under this Section 18.2, then Customer shall not be entitled to take, or cause to be taken, any action hereunder or otherwise against the Provider Parties for such termination, suspension or reduction. Failure of the Provider Parties to exercise their right to terminate this Agreement or suspend or reduce any Agreement Services as provided in this Section 18.2 shall not constitute a waiver by the Provider Parties of any rights or remedies the Provider Parties may have under this Agreement, applicable Law, or otherwise.

ARTICLE 19

MISCELLANEOUS

Section 19.1 Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective, except that each of Gatherer and Terminal Operator shall be jointly and severally liable for the obligations of the other hereunder. It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 19.2 Notices; Voice Recording. All notices and communications required or permitted to be given under this Agreement shall be considered a “Notice” and be sufficient in all applicable respects if (a) given in writing and delivered personally, (b) sent by bonded overnight courier, (c) mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, (d) transmitted by facsimile (provided that any such fax is confirmed by written confirmation), or (e) by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed by written confirmation), in each

41

case, addressed to the appropriate Person(s) at the address(es) for such Person(s) shown in Exhibit J. Any Notice given in accordance herewith shall be deemed to have been given when (i) delivered to the addressee in person or by courier, (ii) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day (in each case, provided that any such electronic communication is confirmed in writing), or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Person may change its contact information for notice by giving Notice to the other Parties in the manner provided in this Section 19.2. Any Party may, from time to time, agree and request that certain Notices or statements, such as operational, scheduling, Nominations, Statements or Invoices, be sent by alternative means, such as e-mail, facsimile or otherwise. The Parties hereby agree that, to the extent permitted by Law, each Party may electronically record telephone conversations between or among the Parties in connection with oral notices, nominations, scheduling, or other operational communications between or among the Parties for purposes of confirming and documenting such communications, with or without the use of a prior warning tone or Notice.

Section 19.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 19.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 19.5 Confidentiality. For the Term of this Agreement and for one Year after the termination of this Agreement, the Parties shall keep confidential the terms of this Agreement, including, but not limited to, the Fees, the volumes delivered (and redelivered) hereunder, all other material terms of this Agreement and any non-public information and materials delivered pursuant to this Agreement (collectively, “Confidential Information”), except as follows:

(a) to the extent disclosures of Confidential Information may be reasonably required to effectuate the performance of this Agreement by any Party or the construction, operation or maintenance of the Gathering System, Crude Oil Terminal System and/or Provider Tank Cars;

(b) to meet the requirements of any applicable Law or of a Governmental Authority with jurisdiction over the matter for which information is sought, and in that event, the disclosing Party shall provide prompt written Notice to the other Party or Parties, as applicable, if legally permitted to do so, of the requirement to disclose the Confidential Information and shall take or assist the other Party or Parties, as applicable, in taking all reasonable legal steps available to suppress the disclosure or extent of disclosure of the information;

42

(c) in a sales process involving all or a portion of the Gathering System, Crude Oil Terminal System or Provider Tank Cars; provided that the Parties take all reasonable steps to ensure that the confidentiality of Confidential Information is maintained as a result of such sales process; and

(d) to those employees, consultants, agents, advisors and equity holders of each Party who need to know such Confidential Information for purposes of, or in connection with, the performance of such Party’s obligations under this Agreement; provided that the Party disclosing the Confidential Information to those Persons shall be liable to the other Party or Parties, as applicable, for any damages suffered due to a failure by any of such Persons to maintain the confidentiality of the Confidential Information on the basis set forth in this Agreement.

Section 19.6 Entire Agreement; Conflicts. THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS DELIVERED PURSUANT HERETO CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES OR THEIR PREDECESSORS PERTAINING TO THE SUBJECT MATTER HEREOF, THE GATHERING SYSTEM, CRUDE OIL TERMINAL SYSTEM OR PROVIDER TANK CARS FOR THE PERIOD FROM AND AFTER THE EFFECTIVE TIME; provided, that the A&R COGA and Second A&R TESA shall govern the Parties’ respective rights and obligations with respect to the matters addressed therein for the period from the Original Effective Time until the Effective Time, and this Agreement shall not release any Party from any of its liabilities or obligations that accrued under either of the A&R COGA or Second A&R TESA during such period, nor preclude an applicable Party from pursuing any rights and remedies it may have under the A&R COGA or Second A&R TESA or at law or in equity which accrued or are based upon any event occurring during such period with respect to the A&R COGA or Second A&R TESA (and the audit rights in Section 12.3 shall remain in effect with respect to the period prior to the Effective Time for each of the A&R COGA and Second A&R TESA in accordance with the terms of Section 12.3). This Agreement shall amend and restate the A&R COGA in its entirety, and this Agreement and the GGPA shall amend and restate the Second A&R TESA in its entirety, in each case to the extent of the Parties’ rights and obligations from and after the Effective Time. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE EXHIBITS AND APPENDICES HERETO, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT SO SET FORTH.

Section 19.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

43

Section 19.8 Governing Law; Disputes.

(a) Governing Law.

(i) This Agreement and any Claim or Loss based upon, arising out of, or relating to this Agreement, or the negotiation, execution, or performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its choice of law rules or those of any other jurisdiction that would cause the laws of another jurisdiction to apply.

(ii) In all cases the substantive and procedural rules of the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Act”) govern Section 19.8(e).

(b) Resolution of Disputes. The Parties will exclusively and finally resolve any and all Disputes between them using direct negotiations, mediation, and then arbitration as set out in this Section 19.8.

(c) Direct Negotiations. If a Dispute arises, then the Party seeking to initiate the dispute resolution process will give Notice to the other Party or Parties setting out, in writing and in reasonable detail, the issues in Dispute and, as applicable, such Party’s good faith estimate of the amount in dispute or non-monetary relief sought. The Parties will attempt to resolve the Dispute through direct negotiations in a meeting among the Parties, attended by individuals with decision-making authority and authority to legally bind such Party, which must take place within thirty (30) Days, or as otherwise agreed to by the Parties, from the date the Notice was sent.

(d) Mediation. If the Dispute cannot be resolved by direct negotiations within thirty (30) Days after service of the written Notice set forth in Section 19.8(c), then any Party may initiate mediation by giving written Notice to the other Parties. Mediation must be attended by representatives from each Party with decision-making authority and authority to legally bind such Party and the proceeding must take place in Houston, Texas. The Parties will attempt to agree on a mediator and, if the Parties are unable to agree upon the mediator within fifteen (15) Days from the date Notice was sent to initiate the mediation process pursuant to this Section 19.8(d), then the Parties will request that the International Institute for Conflict Prevention and Resolution (the “CPR”) appoint the mediator on an expedited basis in accord with the CPR Mediation Procedure then in effect.

(e) Arbitration Proceedings. If the Parties fail to resolve such Dispute within sixty (60) Days from written Notice of mediation, then any Party may initiate binding arbitration by giving written Notice to the other Parties. The Dispute shall be finally resolved by arbitration (including arbitrator selection) in accordance with the CPR Rules for Non-Administered Arbitration then in force. To the extent of any conflicts between the Act or the CPR Rules for Non-Administered Arbitration and the provisions of this Agreement, the provisions of this Agreement prevail. The CPR is the appointing authority, except as otherwise provided below. The place of arbitration will be Houston, Texas. The following provisions apply to any arbitration proceedings:

(i) Except as set forth below, the Dispute will be resolved by one arbitrator if the amount in controversy, exclusive of arbitration costs and attorneys’ and professionals’ fees, is less than US$[***]. The Dispute will be resolved by three arbitrators if (A) the amount in controversy, exclusive of arbitration costs and attorneys’ and professionals’ fees, equals or exceeds US$[***], (B) any Party seeks injunctive or declaratory relief, and/or (C) the amount in controversy is not quantified. In the event of three arbitrators, the Provider Parties shall jointly appoint one arbitrator, Customer shall appoint one arbitrator, and the CPR shall select the third arbitrator.

44

(ii) The arbitrators shall be knowledgeable about, specialize in or have prior commercial or industry knowledge with the subject matter involved in the Dispute. Prior to appointment, all arbitrators shall disclose to the Parties and to any other arbitrators all actual or perceived conflicts of interest involving the Dispute, the Parties, the Parties’ Affiliates, or the Parties’ counsel or consultants including past or present business, professional and social relationships. The arbitrator(s) must remain neutral, impartial, and independent regarding the Dispute and the Parties. At least one (1) arbitrator must be a lawyer experienced in the resolution of disputes with experience relating to the issues in Dispute.

(iii) The arbitrator(s) has no power to award, nor will the arbitrator(s) award, the damages waived and released under Section 16.4. The arbitrator(s) has no authority to appoint or retain expert witnesses for any purpose unless agreed to by all of the Parties. The arbitrator(s) has the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration provision, the existence or validity of this Agreement, and issues of arbitrability.

(iv) Unless a Party is otherwise entitled to be indemnified for such costs pursuant to this Agreement, regardless of which Party or Parties prevail and notwithstanding any applicable Law to the contrary, (A) the Provider Parties shall jointly bear one-half, and Customer shall bear one-half, in each case, of all arbitration fees and costs and (B) each Party shall bear its own attorneys’ and professionals’ fees.

(v) The award of the arbitrator(s) will be final and binding. The Parties agree to waive their rights to: (A) apply to a court for determination of a point of applicable Law, and (B) any form of appeal, review, or recourse in respect of any such award to any court or other judicial authority, to the extent that such waiver may be validly made.

(vi) The Parties may apply to the courts specified below for any of the following without waiving their arbitration rights:

(A) Interim measures as necessary until appointment of the arbitrator(s); and

(B) Preserving property until appointment of the arbitrator(s).

(C) For purposes of this Section 19.8(e)(vi), the Parties agree to submit to the exclusive jurisdiction and venue of the state and federal courts located in Harris County, Texas.

45

(D) Any court application provided for in this Section 19.8(e)(vi) may be made regardless of whether the provisions of Section 19.8(c) or Section 19.8(d) have been attempted or completed.

(vii) Judgment on an award may be entered by any court of competent jurisdiction.

(f) Expert Determination Procedure.

(i) General.

(A) Notwithstanding the other provisions of this Section 19.8, the Parties will exclusively and finally resolve any Dispute referred to this Section 19.8(f) as provided in this Section 19.8(f).

(B) Any Dispute as to the applicability of expert determination pursuant to this Section 19.8(f) or the other dispute resolution provisions of this Section 19.8 shall be decided by binding and expedited arbitration, including by an emergency arbitrator, in accordance with Section 19.8(e) without any requirement to first engage in negotiations or mediation.

(C) For any determination referred to an Expert pursuant to this Section 19.8(f), the Parties agree that the determination must be conducted by an independent Expert pursuant to Section 19.8(f)(ii).

(ii) Expert Appointment.

(A) Within 15 Business Days after reference of a Dispute pursuant to this Section 19.8(f), the Parties will jointly appoint the Expert to resolve the disagreement(s).

(B) Each Expert must be an independent and experienced professional in the industry of the relevant Dispute with not less than ten (10) years’ experience in the subject matter of the relevant Dispute in the State of North Dakota and must not have worked as an employee, contractor or subcontractor for any Party or any of its Affiliates during the five (5) year period preceding such selection. The Parties shall act in good faith to promptly select the Expert within the period set forth above in Section 19.8(f)(ii)(A). If the Parties fail to agree on the appointment of the Expert within such period, then Customer will select, in its sole discretion and identify to the Provider Parties in a written notice, three potential Experts (with each such Person meeting the same criteria for the Expert as set forth above in this Section 19.8(f)(ii)(B)) within ten Business Days thereafter, and then the Provider Parties will jointly select from among such potential Experts identified by Customer, in their sole discretion and identify to Customer in a written notice, one of such potential Experts to serve as the Expert and resolve such Dispute. The Parties shall execute such engagement letters and other documents as shall be necessary to engage the Expert within the applicable period set forth above in Section 19.8(f)(ii)(A) or this Section 19.8(f)(ii)(B).

46

(C) The Expert, once appointed, may not have ex parte communications with any of the Parties concerning the Expert determination or the underlying disagreement.

(D) The Parties will cooperate fully in the expeditious conduct of the Expert determination and provide the Expert with reasonable access to all facilities and personnel and to all non-privileged books, records, documents, and information as are requested by the Expert and necessary to make a fully informed determination in an expeditious manner as provided in this Section 19.8(f).

(iii) Parties’ Statement on the Disagreements.

(A) Not later than ten Business Days after appointment of the Expert, Customer will submit, and the Provider Parties will jointly submit, in each case, to the Expert, with a simultaneous copy to the other Party or Parties, a single written statement of its position on the Dispute, together with a copy of this Agreement and any supporting material that the Parties desire to furnish.

(B) Customer may also submit, and the Provider Parties may also jointly submit, in each case, a rebuttal statement within five Business Days of receipt of the other Party’s or Parties’ written statement.

(iv) Expert’s Determination.

(A) The Expert will be bound by the terms of this Agreement in making a determination.

(B) The Expert may consider available legal and industry matters as are necessary or appropriate to make a proper determination regarding the Dispute.

(C) Before issuing a final determination, the Expert will issue a draft report and allow the Parties to comment on it.

(D) The Expert will issue a written determination on the disagreement within twenty (20) Business Days after the Expert has received the materials under Section 19.8(f)(iii). The Expert’s determination will be (I) final, non-appealable, conclusive, and binding on the Parties, and (II) enforceable against the Parties in any court of competent jurisdiction. The applicable Expert may not award a Party or Parties a decision that is more favorable to such Party or Parties than that set forth in such Party’s or Parties’ submittal to the Expert pursuant to Section 19.8(f)(iii)(A). The Expert shall make a separate determination with respect to each matter submitted as an individual Dispute.

(v) Expert’s Role. The Expert is an expert only for the limited purpose of determining the specific Dispute submitted to it hereunder. The Expert is not an arbitrator, may not hear or decide any matters except the specific Dispute presented, and may not award attorneys’ or professionals’ fees, damages, interest, costs, or penalties to any Party.

47

(vi) Expert Costs. Customer shall bear one-half and the Provider Parties shall jointly bear one-half, in each case, of the cost of the Expert, no matter which Party or Parties prevail.

(g) Confidentiality.

(i) The existence of any Dispute or disagreement and any negotiations, mediation and arbitration proceedings under this Agreement are confidential and the Parties will not make any disclosure to any Third Party unless required by applicable Law or any applicable Order.

(ii) Any information, documents, or materials created or produced for the purposes of, or used in, negotiations, mediation and arbitration of any Dispute or disagreement are confidential and the Parties will not disclose them to any Third Party.

(iii) Without prejudice to the foregoing, disclosure of the information set forth in Section 19.8(g)(i) and Section 19.8(g)(ii) above may be made under the following circumstances:

(A) With prior Notice to the other Party or Parties, in order to enforce any of the provisions of this Agreement, including the Parties’ agreement to arbitrate, any arbitration order or award and any court judgment;

(B) To the auditors, legal advisors, insurers, and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement extend;

(C) With prior Notice to the other Party or Parties, where that Party or Parties are under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; and

(D) With the prior written consent of the other Parties.

(iv) The Parties agree to submit to the jurisdiction of the state and federal courts located in Harris County, Texas and agree that those courts shall have venue for the purposes of any proceedings to enforce this Section 19.8(g).

Section 19.9 Parties in Interest. Nothing in this Agreement shall entitle any Non-Party to any claim, cause of action, remedy or right of any kind.

Section 19.10 Preparation of Agreement. All Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 19.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

48

Section 19.12 Operating Terms; Service Interface Rules. The Operating Terms and Service Interface Rules are incorporated into this Agreement for all purposes.

Section 19.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

[signature page follows]

49

IN WITNESS WHEREOF, the Parties have executed this Agreement, in each case, to be effective as of the Effective Time.

CUSTOMER:	GATHERER:

HESS TRADING CORPORATION	HESS NORTH DAKOTA PIPELINES LLC

By:	By:
Name: [•]	Name: [•]
Title: [•]	Title: [•]

TERMINAL OPERATOR:

HESS NORTH DAKOTA EXPORT LOGISTICS LLC

By:
Name: [•]
Title: [•]

Signature Page to

Crude Oil Gathering and Terminal Services Agreement

ATTACHED TO AND MADE PART OF THAT CERTAIN CRUDE OIL GATHERING AND TERMINAL SERVICES AGREEMENT BY AND AMONG HESS TRADING CORPORATION, AS CUSTOMER, HESS NORTH DAKOTA PIPELINES LLC, AS GATHERER, AND HESS NORTH DAKOTA EXPORT LOGISTICS LLC, AS TERMINAL OPERATOR

[***]

APPENDIX II

DEFINITIONS

As used in this Agreement, capitalized words and terms shall have the meaning ascribed to such terms as set forth below.

“A&R COGA” has the meaning given to such term in the recitals to this Agreement.

“A&R Produced Water Agreement” means that certain Amended and Restated Water Services Agreement (Servicing Locations North of the Missouri River), dated as of the Effective Time by and between Hess Bakken Investments II, LLC and Hess Water Services LLC.

“A&R Produced Water Agreement Delivery Points” means the “Disposal Points” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Fee” means the “Fees” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Receipt Points” means the “Receipt Points” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Revenue Estimate” means the “Agreement Revenue Estimate” as such term is utilized in the A&R Produced Water Agreement.

“A&R Produced Water Agreement Revenues” means the “Agreement Revenues” as such term is utilized in the A&R Produced Water Agreement.

“Act” has the meaning given such term in Section 19.8(a)(ii).

“Additional Crude Oil” means any Customer Crude Oil that is not Dedicated Production.

“Adequate Assurance” has the meaning given such term in Section 18.2.

“Adequate Letter of Credit” means one or more direct-pay, irrevocable, standby letters of credit from a major U.S. commercial bank or a foreign bank with a U.S. branch office in either case having a credit rating of at least “[***]” (or its equivalent successor rating) from Standard & Poor’s Corporation or “[***]” (or its equivalent successor rating) from Moody’s Investor Services, Inc.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the avoidance of doubt, (a) Hess Bakken Investments II, LLC is an Affiliate of Customer, and (b) Hess Water Services LLC and Hess Bakken Processing LLC are Affiliates of the Provider Parties.

Appendix II - Page 1

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Agreement Revenue Estimate” means, for any Quarter during the MRC Term, the sum of (a) the product of (i) the Gathering Services Fee (in $/Barrel) for such Quarter and (ii) the aggregate volume of Customer Crude Oil estimated to be delivered to the Field Receipt Points during such Quarter (in Barrels), and (b) the product of (i) the Terminal Services Fee (in $/Barrel) for such Quarter and (ii) the aggregate volume of Customer Crude Oil estimated to be delivered to the Delivery Points at the Crude Oil Terminal System during such Quarter (in Barrels), in each case, as set forth in the most recent Development Plan submitted by Customer Group to Provider Group pursuant to Section 5.1(b) without regard to any Development Plan Amendment submitted by Customer Group in respect of such Development Plan.

“Agreement Revenues” means, for any Quarter during the MRC Term, the sum of (a) the product of (i) the then-current Gathering Services Fee (in $/Barrel) and (ii) the aggregate volume of Customer Crude Oil (in Barrels) delivered to the Field Receipt Points during such Quarter, and (b) the product of (i) the then-current Terminal Services Fee (in $/Barrel) and (ii) the aggregate volume of Customer Crude Oil (in Barrels) delivered to the Delivery Points at the Crude Oil Terminal System during such Quarter.

“Agreement Services” has the meaning given such term in Section 3.1.

“AIC Determination Date” has the meaning set forth in Section 5.5.

“AIC Receipt Point” has the meaning given such term in Section 5.5.

“AIC Receipt Point Connection Notice” has the meaning given such term in Section 5.5.

“AIC Receipt Point Reimbursement Amount” means for any AIC Receipt Point in any Year, an amount equal to (a) [***] of the actual Rejected Planned Receipt Point Connection Costs for such AIC Receipt Point incurred by the Provider Parties in connection with connecting such AIC Receipt Point to the Gathering System (which total amount shall not exceed [***] of the estimated Rejected Planned Receipt Point Connection Costs set forth in the Provider Group Infrastructure Plan pursuant to which Provider Group elected not to connect such Rejected Planned Receipt Point), minus (b) the greater of (i) zero and (ii) the aggregate amount of gathering fees paid by Third Parties for deliveries of Crude Oil into such AIC Receipt Point in the Year prior to such Year, provided that if the first payment of the AIC Receipt Point Reimbursement Amount in respect of an AIC Receipt Point is made more than one Year after the commencement of services at such AIC Receipt Point, such amount shall be the aggregate amount of gathering fees paid by Third Parties for deliveries of Crude Oil into such AIC Receipt Point made for the period after such commencement of service and prior to the Day of such payment.

“AIC Receipt Point Reimbursement Period” has the meaning given such term in Section 5.5.

Appendix II - Page 2

“Anchor Customer Firm Service” means that type of Agreement Service that (a) has the highest priority call on capacity of all of the Gathering System, Crude Oil Terminal System and Provider Tank Cars, (b) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary Gathering System, Crude Oil Terminal System and Provider Tank Car maintenance, or as otherwise expressly set forth in this Agreement, and (c) in any event, has a higher priority than Interruptible Service, Firm Service and any other permissible level of service established by the Provider Parties and their Affiliates with respect to the Gathering System, Crude Oil Terminal System and Provider Tank Cars.

“Annual Reservation Amount” has the meaning given such term in Section 7.5(a).

“Applicable Requirements” means (a) any applicable pipeline’s operating and engineering standards, (b) any and all applicable local, state and federal Laws, and (c) any applicable operating regulations or directions of any Governmental Authority.

“Applied MRC Shortfall Bank Amount” has the meaning given such term in Section 6.2(a)(i).

“Arrival Time” means, in relation to a Train or Truck Nominated by Customer for the receiving of Customer Crude Oil from the Gathering System, the date and time such Train or Truck is to arrive at the applicable Delivery Point ready for loading and dispatch.

“Bakken Area” means, collectively, the following Counties located in North Dakota: Adams, Billings, Bottineau, Bowman, Burke, Burleigh, Divide, Dunn, Golden Valley, Hettinger, McHenry, McIntosh, McKenzie, McLean, Mercer, Morton, Mountrail, Renville, Slope, Stark, Walsh, Ward and Williams.

“Barrel” means 42 United States standard gallons each of 231 cubic inches at 60° Fahrenheit.

“Bunching” means the accumulation of Trains or Trucks, as applicable, for loading of Customer Crude Oil at the Loading Points contrary to existing Nominations and/or the terms and conditions of this Agreement, including the Operating Terms and the Service Interface Rules.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in New York, New York are generally open for business.

“CCT” means the time in the Central Time Zone, whether actual or programmed as Central Standard Time or Daylight Saving Time, or such other time as the Parties may agree upon.

“Charges” has the meaning given such term in Section 7.4.

“Claim” means, whether arising by law, contract, tort, or pursuant to any other legal right, and whether in the form of a Direct Claim, Third Party Claim, or in any other manner, any proceeding, audit, cause of action, challenge, claim, charge, complaint, contest, controversy, demand, dispute, hearing, inquiry, investigation, mediation, Order, prosecution, subpoena, or suit of any kind (whether civil, criminal, appellate, administrative, investigative, informal, or other), in each case commenced, filed, or brought by any Person.

Appendix II - Page 3

“Claiming Party” has the meaning given such term in Section 14.1.

“Confidential Information” has the meaning given such term in Section 19.5.

“Conflicting Dedication” has the meaning given such term in Section 4.2.

“Control” and its derivatives (a) with respect to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise, (b) with respect to any Crude Oil, means the right or obligation (pursuant to a marketing, agency, operating, unit or similar agreement or otherwise) of a Person to market such Crude Oil, as applicable; provided that such Person has elected or is obligated to market such Crude Oil on behalf of a Non-Party and (c) with respect to any Tank Cars, the possession, directly or indirectly, of the power to direct or cause the direction of the operation of such Tank Cars.

“COTS Product Loss Allowance” means [***].

“CPR” has the meaning given such term in Section 19.8(d).

“Credited Crude Oil Gathering and Terminal Services Agreement Revenues” means, for any Quarter, the sum of (a) the Agreement Revenues for such Quarter and (b) the Deemed Crude Oil Gathering and Terminal Services Agreement Revenues for such Quarter.

“Credited GGPA Revenues” has the meaning given such term in the GGPA.

“Credited Produced Water Agreement Revenues” has the meaning given such term in the A&R Produced Water Agreement.

“Crude Oil” means a mixture of hydrocarbons that exist in a liquid state in natural underground reservoirs and that remain liquid at atmospheric pressure after passing through mechanical separating facilities.

“Crude Oil Services” has the meaning given such term in Section 3.1(a).

“Crude Oil Terminal Services” means Crude Oil Services performed at the Crude Oil Terminal System.

“Crude Oil Terminal System” has the meaning given such term in Section 2.1(b).

“Current Development Plan” has the meaning given such term in Section 5.1.

“Current Minimum Revenue Commitment” means, with respect to any Quarter, the Minimum Revenue Commitment calculated based on the then-current Development Plan (but, notwithstanding anything to the contrary herein, without regard to any Development Plan Amendments submitted by Customer Group with respect to such then-current Development Plan pursuant to Section 5.3(c), and without regard to any limitations on such Minimum Revenue Commitment set forth in Section 6.1(c)).

Appendix II - Page 4

“Current Provider Group Infrastructure Plan” has the meaning given such term in Section 5.2.

“Customer” has the meaning given to such term in the preamble to this Agreement.

“Customer Crude Oil” has the meaning given to such term in the recitals to this Agreement.

“Customer Fault” means any or all of the following: (a) Customer’s delivered Crude Oil fails to meet the Quality Specifications, (b) Customer fails to Tender or cause to be Tendered Customer Crude Oil to each applicable Receipt Point at sufficient pressure to enter the Gathering System against its contractual operating pressure, but not in excess of the maximum operating pressure for such Receipt Point, (c) Customer’s material breach of this Agreement, (d) Customer’s failure to timely pay any amount when due that is not being disputed in good faith by Customer in accordance with this Agreement, or (e) a Customer declared Force Majeure that is not also a Provider Party-declared Force Majeure.

“Customer Group” has the meaning given such term in Section 16.3.

“Customer Ultimate Parent” means, with respect to Customer, the Person that directly or indirectly Controls Customer and that is not itself Controlled by any other Person.

“Day” means a period of time beginning at 9:00 a.m. CCT on a calendar day and ending at 9:00 a.m. CCT on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Area” has the meaning given such term in Section 4.1(a).

“Dedicated Gas Production” means the “Dedicated Production” as such term is utilized in the GGPA.

“Dedicated Produced Water Production” means “Committed Production” as such term is utilized in the A&R Produced Water Agreement.

“Dedicated Producer Crude Oil” has the meaning given such term in Section 4.1(a).

“Dedicated Production” has the meaning given such term in Section 4.1(b).

“Deemed Crude Oil Gathering and Terminal Services Agreement Revenues” means, for any Quarter, the sum of (a) the product of (i) the Gathering Services Fee (in $/Barrel) for such Quarter and (ii) the sum of: (I) an amount equal to the total amount of Customer Crude Oil (in Barrels) that was not delivered hereunder during such Quarter but was available for Tender at a Field Receipt Point that the Provider Parties did not accept for any reason (including all such Customer Crude Oil temporarily released pursuant to the terms and conditions of this Agreement, including Section 4.4, Section 8.2 and Section 13.1), and (II) an amount equal to the total amount of Crude Oil (in Barrels) delivered into the Gathering System by non-operating working interest owners in Producer Operated Wells that is taken in kind from such Producer Operated Wells, and (b) the product of (i) the Terminal Services Fee (in $/Barrel) for such Quarter, and (ii) the sum of (I) an amount equal to the total amount of Customer Crude Oil (in Barrels) that was available for

Appendix II - Page 5

Tender into the Crude Oil Terminal System hereunder during such Quarter that the Provider Parties did not accept or did not redeliver at the Delivery Points at the Crude Oil Terminal System or Provider Tank Cars for any reason (including all such Customer Crude Oil temporarily released pursuant to the terms and conditions of this Agreement, including Section 4.4, Section 8.2 and Section 13.1), and (II) an amount equal to the total amount of Crude Oil (in Barrels) delivered into the Crude Oil Terminal System or Provider Tank Cars by non-operating working interest owners in Producer Operated Wells that is taken in kind from such Producer Operated Wells; provided, that the amounts in the foregoing clauses (a)(ii)(I) and (b)(ii)(I) shall not include: (A) such Customer Crude Oil failing to meet the Quality Specifications; (B) Customer remains in default 30 Days or more after receipt of Notice from the Provider Parties of such default and the Provider Parties are not obligated to provide Agreement Services hereunder as a result of such default; and (C) a curtailment caused by Customer Fault. Notwithstanding anything to the contrary herein, the maximum volume of Customer Crude Oil that can be credited in clauses (a)(ii) and (b)(ii) in the immediately preceding sentence for any Receipt Point in any Day shall be an amount equal to the design capacity for such Receipt Point minus the total volume of Customer Crude Oil accepted for delivery by the Provider Parties at such Receipt Point during such Day. For any Planned Receipt Point or AIC Receipt Point that is subject to temporary release pursuant to Section 4.4(a)(i) that is not completed on or before the Target Connection Date for such Planned Receipt Point or AIC Receipt Point, as applicable, the total amount of Customer Crude Oil (in Barrels) that will be deemed to be available for Tender at such Planned Receipt Point or AIC Receipt Point, as applicable, during any such Quarter shall be the total amount of Customer Crude Oil (in Barrels) that was anticipated to be delivered into such Planned Receipt Point during such Quarter after the Target Connection Date for such Planned Receipt Point as set forth in the most current Development Plan until the first to occur of (A) the completion of such Planned Receipt Point and the occurrence of the Day upon which the Provider Parties accept all volumes of Dedicated Production Tendered for delivery at such Planned Receipt Point and (B) the last Day of such Quarter.

“Delivery Point” means the (a) points of interconnection of the Gathering System described on Exhibit H, (b) points of interconnection of the Crude Oil Terminal System described on Exhibit H, (c) Loading Points described on Exhibit H, and (d) Tank Car Delivery Points described on Exhibit H-2, which Exhibits may be updated from time to time by the Parties pursuant to this Agreement, including pursuant to an Updated Development Plan and related updated Provider Group Infrastructure Plan pursuant to Article 5.

“Delivery Quantities” has the meaning given such term in Section 1.2(a)(i) of the Operating Terms.

“Development Period” means, as of any date of determination, the greater of (a) the then-remaining Term of this Agreement (such remaining Term to be calculated using the assumptions that (i) Customer has elected to renew this Agreement for two Secondary Terms and (ii) no Party has elected to terminate the Agreement pursuant to Section 2.2(c)) and (b) thirteen (13) years.

“Development Plan” has the meaning given such term in Section 5.1(b).

“Development Plan Amendment” has the meaning given such term in Section 5.3(c).

Appendix II - Page 6

“Direct Claim” means any claim of, request for, or other attempted exercise of an indemnified Person’s right to be indemnified, defended, released, and held harmless pursuant to the terms of this Agreement that does not result from a Third Party Claim.

“Dispute” means any dispute, claim, disagreement, or controversy arising out of or relating to this Agreement, including a Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination, or breach of this Agreement, whether based in contract, tort, or in any other manner.

“Downstream Facility” means (a) any pipeline downstream of any Delivery Point on the Crude Oil Terminal System, or (b) any truck, rail car, tank car or other similar vehicle or facility or piece of equipment designated by Customer to receive deliveries of Customer Crude Oil at any Delivery Point.

“Effective Time” has the meaning given to such term in the preamble to this Agreement.

“Epping Crude Oil Terminal” has the meaning given such term in Section 2.1(b).

“Escalation Date” has the meaning given such term in Section 7.1(e).

“Excess Quarter” has the meaning given such term in Section 6.2(a)(ii).

“Excess Revenues” has the meaning given such term in Section 6.2(a)(iii).

“Excluded Fields” has the meaning given such term in Exhibit B.

“Exclusive Producer Purchase Right” has the meaning given such term in Section 15.1(b).

“Expert” means an independent expert meeting the criteria set forth in, and appointed pursuant to, Section 19.8(f)(ii).

“Fees” means the Gathering Services Fee, the Injection Fee and the Terminal Services Fee, as applicable.

“FERC Order” means that certain FERC Order 188 FERC 61,083, issued July 31, 2024.

“Field Receipt Point” means the connecting flanges on the Gathering System that are described on Exhibit G (other than the Injection Points), which Exhibit may be updated from time to time by the Parties pursuant to this Agreement.

“Firm Service” means that type of Agreement Service that (a) other than Anchor Customer Firm Service, has the highest priority call on capacity of all of the Gathering System, Crude Oil Terminal System and Provider Tank Cars, (b) shall only be subject to interruption or curtailment by reason of an event of Force Majeure, necessary Gathering System, Crude Oil Terminal System and Provider Tank Car maintenance, or as otherwise expressly set forth in this Agreement, and (c) in any event, has a higher priority than Interruptible Service.

Appendix II - Page 7

“Force Majeure” has the meaning given such term in Section 14.1.

“Gas” has the meaning given such term in the GGPA.

“Gathering Services Fee” means $[***]/Barrel, as such amount may be adjusted pursuant to Section 7.1(e) from time to time.

“Gathering System” has the meaning given such term in Section 2.1(a).

“GGPA” means that certain Gas Gathering and Processing Agreement, dated as of the Effective Time, by and among the Parties and Hess Bakken Processing LLC.

“GGPA Delivery Points” means the “Delivery Points” as such term is utilized in the GGPA.

“GGPA Fees” means the “Combined Gathering Services Fee”, “Processing Services Fee” and “Rail Car Loading Fee” as such terms are utilized in the GGPA.

“GGPA Receipt Points” means the “Receipt Points” as such term is utilized in the GGPA.

“GGPA Revenue Estimate” means the “Agreement Revenue Estimate” as such term is utilized in the GGPA.

“GGPA Revenues” means the “Agreement Revenues” as such term is utilized in the GGPA.

“Goliath Subsystem” has the meaning given such term in Section 2.1(a).

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Customer, the Customer Group, and (b) with respect to the Provider Parties, the Provider Group.

“GS Product Loss Allowance” means [***].

“Hawkeye Subsystem” has the meaning given such term in Section 2.1(a).

“Incremental Anchor Customer Firm Service” has the meaning given such term in Section 8.1(c).

“Incremental Anchor Customer Firm Service Percentage” means [***] for Year 2027, and [***] for each of Years 2028 and 2029.

“Incremental JOS Anchor Customer Firm Service Percentage” means [***] for Year 2027, and [***] for each of Years 2028 and 2029.

Appendix II - Page 8

“Initial Term” has the meaning given such term in Section 2.2.

“Injected Liquids” has the meaning given such term in the GGPA.

“Injection Fee” means $[***]/Barrel.

“Injection Points” means those Receipt Points that are located on the Short-Haul Lines (and not the Subsystems).

“Injection Services” has the meaning given such term in Section 3.1(b).

“Interest” means any right, title or interest in and to the oil and gas leases owned by Producer or any of its Affiliates and the unproduced Crude Oil and Crude Oil production from Wells attributable to such rights, titles and interests, fee mineral ownership or leasehold ownership (in each case, including all production depths, zones, and formations covered thereby), together with any pooling, unitization, or communization of any of the foregoing.

“Interest Rate” means, on the applicable date of determination (a) the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties), plus (b) an additional [***] percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Interruptible Service” means all obligations of the Provider Parties to provide Agreement Services with respect to Crude Oil, which obligations are designated as interruptible and as to which obligations the Provider Parties may interrupt their performance thereof for any or no reason.

“Invoice” has the meaning given such term in Section 12.1(b).

“Johnson’s Corner Crude Oil Terminal” has the meaning given such term in Section 2.1(b).

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

[***]

“Loading Point” means any Rail Loading Point or Truck Loading Point, as the context requires.

“Logistics Pipelines” has the meaning given such term in Section 2.1(b).

“Loss” or “Losses” means any actions, claims, settlements, judgments, demands, liens, losses, damages, fines, penalties, interest, assessments, awards, charges, decree, deficiency, duty, encumbrance, fees, guarantees, injunctions, liabilities, obligations, Orders, royalties, taxes, costs and expenses (including reasonable fees and expenses of attorneys, court costs, costs of suit, technical experts, expert witnesses, costs of investigation and assessment, and other related professional fees and expenses), including Losses for bodily injury, death, or property damage.

Appendix II - Page 9

“Manifest Train” means a train other than a Unit Train.

“Minimum Return” means, with respect to any Planned Receipt Point, a pre-tax internal rate of return of not less than [***]% per annum, calculated as of the date on which the applicable Planned Receipt Point is placed in service using (a) the amount of the applicable Rejected Planned Receipt Point Connection Costs as negative cash flows and (b) the amount and timing of the projected Fees for Agreement Services attributable to such Planned Receipt Point during the [***]-year period following such in-service date as positive cash flows, in each case calculated using monthly periods and expressed as an annualized rate.

“Minimum Revenue Commitment” or “MRC” has the meaning given such term in Section 6.1(a).

“Month” means a period of time beginning at 9:00 a.m. CCT on the first Day of a calendar month and ending at 9:00 a.m. CCT on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“MPMS” has the meaning given such term in Section 1.3(a) of the Operating Terms.

“MRC Agreement Credited Revenues” means, for any Quarter, the sum of (a) the Credited Crude Oil Gathering and Terminal Services Agreement Revenues for such Quarter, (b) the Credited GGPA Revenues for such Quarter, and (c) the Credited Produced Water Agreement Revenues for such Quarter.

“MRC Agreement Delivery Points” means, collectively, the Delivery Points, the GGPA Delivery Points and the A&R Produced Water Agreement Delivery Points, and “MRC Agreement Delivery Point” means any of them.

“MRC Agreement Fees” means, collectively, the Gathering Services Fee, the Injection Fee, the Terminal Services Fee, the GGPA Fees, and the A&R Produced Water Agreement Fee.

“MRC Agreement Production” means, collectively, Dedicated Production, Dedicated Gas Production and Dedicated Produced Water Production.

“MRC Agreement Production Estimates” has the meaning given such term in Section 5.1(d)(i).

“MRC Agreement Receipt Points” means, collectively, the Receipt Points (other than Injection Points), the GGPA Receipt Points and the A&R Produced Water Agreement Receipt Points, and “MRC Agreement Receipt Point” means any of them.

“MRC Agreement Revenue Estimate” means, for any Quarter during the MRC Term, the sum of the Agreement Revenue Estimate, the GGPA Revenue Estimate and the A&R Produced Water Agreement Revenue Estimate, in each case, for such Quarter.

Appendix II - Page 10

“MRC Agreements” means, collectively, this Agreement, the GGPA and the A&R Produced Water Agreement, and “MRC Agreement” means any of them.

“MRC Shortfall Bank Amount” has the meaning given such term in Section 6.2(a)(iv).

“MRC Term” means the period from (and including) the Effective Time to (and including) the earlier to occur of (a) the termination of this Agreement for any reason and (b) December 31, 2033.

“MRC Well” means any Well that produces or is intended to produce MRC Agreement Production.

“New Interests” has the meaning given such term in Section 4.6.

“Nominate” and its derivatives have the meaning given such terms in Section 1.2 of the Operating Terms.

“Non-Party” means any Person other than a Party to this Agreement.

“Non-Party Crude Oil” means Crude Oil owned by a Non-Party.

“Non-Party Rail Crude Oil” has the meaning given such term in Appendix III.

“Non-Party Trains” has the meaning given such term in Appendix III.

“Non-Party Truck Crude Oil” has the meaning given such term in Appendix III.

“North Zone Pipelines” has the meaning given such term in Section 2.1(b).

“Notice” has the meaning given such term in Section 19.2.

“OFO” means an operational flow order or similar order respecting operating conditions issued by a Downstream Facility.

“Operating Terms” means those additional terms and conditions applicable to the Agreement Services provided under this Agreement, as set forth in Appendix I.

“Operational Failure” means any explosions, breakage or accidents to machinery or lines of pipe that are not caused by the gross negligence or willful misconduct of Customer.

“Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

“Original COGA” has the meaning given to such term in the recitals to this Agreement.

“Original Effective Time” has the meaning given to such term in the recitals to this Agreement.

Appendix II - Page 11

“Outbound Interests” has the meaning given such term in Section 4.6.

“Party” or “Parties” has the meaning given to such term in the preamble to this Agreement.

“PDA” means, with respect to a Receipt Point or Delivery Point, a predetermined allocation directive from, or agreement with, Customer.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Pipeline Delivery Point” means a Delivery Point that is marked as “Pipeline” in the “Truck/Pipeline/Rail” column on Exhibit H.

“Planned Delivery Point” has the meaning given such term in Section 5.1(d)(vi).

“Planned MRC Well” has the meaning given such term in Section 5.1(d)(iv).

“Planned Receipt Point” has the meaning given such term in Section 5.1(d)(v).

“POP” has the meaning given such term in Section 5.1(d)(iv).

“Produced Water” has the meaning given such term in the A&R Produced Water Agreement.

“Producer” means Hess Bakken Investments II, LLC, a Delaware limited liability company, and any of such Person’s successors and assigns.

“Producer Operated Well” means any Well operated by Producer or any Affiliate of Producer.

“Products” means Gas, Injected Liquids, Crude Oil and Produced Water, and “Product” means any of them.

“Product Loss” means any Crude Oil received into the Gathering System that is lost, deemed lost or otherwise not accounted for incident to, or occasioned by, the provision of the Agreement Services, including through leaks, instrumentation, relief valves, evaporation, shrinkage, line loss, clingage, discoloration, deterioration, or blow downs of pipelines, vessels, or equipment; provided, however, that “Product Loss” shall not include any Crude Oil that is lost as a result of the Provider Parties’ gross negligence or willful misconduct.

“Provider Group” has the meaning given such term in Section 16.2.

“Provider Group Infrastructure” means, collectively and without duplication, (a) the Gathering System, the Crude Oil Terminal System and the Provider Tank Cars, (b) the “Gathering System”, the “Bakken System” and the “NGL Terminals System”, in each case, as such terms are defined in the GGPA, and (c) the “Water System”, as such term is defined in the A&R Produced Water Agreement.

Appendix II - Page 12

“Provider Group Infrastructure Acquisition” has the meaning given such term in Section 5.2(b)(iv).

“Provider Group Infrastructure Plan” has the meaning given such term in Section 5.2(a).

“Provider Group Infrastructure Services” means, collectively, (a) the Agreement Services, (b) the “Agreement Services”, as such term is defined in the GGPA, and (c) the “System Services”, as such term is defined in the A&R Produced Water Agreement.

“Provider Group Infrastructure System” means, individually, any Provider Group Infrastructure.

“Provider Parties” has the meaning given to such term in the preamble to this Agreement.

“Provider Tank Cars” has the meaning given such term in Section 2.1(c).

“Psia” means pounds per square inch absolute.

“Quality Specifications” has the meaning given such term in Section 9.1.

“Quarter” means a period of three consecutive Months, commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Year.

“Rail Loading Point” means a Delivery Point that is marked as “Tank Car” in the “Delivery Pt. Facility” column on Exhibit H.

“Ramberg Terminal Facility” and “RTF” have the meanings given such terms in Section 2.1(b).

“Receipt Point” means the Field Receipt Points, Injection Points and/or Terminal Receipt Points, as the context requires.

“Red Sky Subsystem” has the meaning given such term in Section 2.1(a).

“Rejected Planned Delivery Point” has the meaning given such term in Section 5.2(b)(ii).

“Rejected Planned Receipt Point” has the meaning given such term in Section 5.2(b)(ii).

“Rejected Planned Receipt Point Connection Costs” has the meaning given such term in Section 5.2(b)(ii).

“Replacement Agreement” has the meaning given such term in Section 17.1(b).

“Reservation Installment Payment” has the meaning given such term in Section 7.5(b).

“Reservation Period” has the meaning given such term in Section 7.5(a).

“Reservation Period Year” has the meaning given such term in Section 7.5(a).

Appendix II - Page 13

“RIP Invoice” has the meaning given such term in Section 12.1(c).

“Secondary Term” has the meaning given such term in Section 2.2.

“Second A&R TESA” has the meaning given to such term in the recitals to this Agreement.

“Security Interest Exercise Notice” has the meaning given such term in Section 11.3(b).

“Service Interface Rules” means those additional terms and conditions applicable to the Crude Oil Services and Crude Oil Terminal Services provided under this Agreement, as set forth in Appendix III.

“Shortfall Fee” means, for any Quarter, an amount equal to the Minimum Revenue Commitment for such Quarter minus the MRC Agreement Credited Revenues for such Quarter; provided, that in any Quarter in which the MRC Agreement Credited Revenues are greater than or equal to the Minimum Revenue Commitment for such Quarter, the Shortfall Fee for such Quarter shall be zero.

“Shortfall Quarter” has the meaning given such term in Section 6.2(a)(v).

“Shortfall Revenues” has the meaning given such term in Section 6.2(a)(vi).

“Short-Haul Lines” has the meaning given such term in Section 2.1(a).

“South Zone Pipelines” has the meaning given such term in Section 2.1(b).

“Stanley Crude Oil Terminal” has the meaning given such term in Section 2.1(b).

“Statement” has the meaning given such term in Section 12.1(a).

“Storage Variations” has the meaning given such term in Section 7.3.

“Stored Inventory” has the meaning given such term in Section 11.3(a).

“Subsystem” means any of the Goliath Subsystem, Hawkeye Subsystem or Red Sky Subsystem, as the same may be amended or modified by a System Enhancement or Provider Group Infrastructure Acquisition.

“System Enhancements” has the meaning given such term in Section 5.2(b)(iii).

“System Reservation Charge” has the meaning given such term in Section 7.5(a).

“Tank Car” means a rail tank car with a minimum shell capacity of [***] Barrels that complies with the Applicable Requirements, is in good working order, is in a condition suitable to receive Customer Crude Oil from the Crude Oil Terminal System, and is compatible with the operation of the Crude Oil Terminal System, including the Service Interface Rules.

“Tank Car Delivery Point” means a Delivery Point set forth on Exhibit H-2.

Appendix II - Page 14

“Tank Car Services” means the transportation and redelivery of Customer Crude Oil via Provider Tank Car from the Rail Loading Points to the applicable Tank Car Delivery Points.

“Target Completion Date” has the meaning given such term in Section 5.2(b)(v).

“Target Connection Date” means:

(a) in the case of a Planned MRC Well or Planned Receipt Point in the Development Plan attached hereto as Exhibit D that the Provider Parties are obligated to connect to the Gathering System or have agreed to connect to the Gathering System in their Provider Group Infrastructure Plan attached hereto as Exhibit E, the Day set forth for each such Planned MRC Well in Exhibit E;

(b) in the case of a Planned MRC Well or Planned Receipt Point in a Development Plan submitted by Customer pursuant to Section 5.1(b) that the Provider Parties are obligated to connect to the Gathering System or agree to connect to the Gathering System in their Provider Group Infrastructure Plan that is responsive to such Development Plan, the first Day of the Month that is not less than eight Months after the first Day of the Month of the submittal of such Development Plan;

(c) in the case of a Planned MRC Well or Planned Receipt Point in a Development Plan Amendment submitted by Customer pursuant to Section 5.3(c) that the Provider Parties are obligated to connect to the Gathering System or agree to connect to the Gathering System in their updated Provider Group Infrastructure Plan that is responsive to such Development Plan Amendment, the first Day of the Month that is not less than eight Months after the first Day of the Month of the submittal of such Development Plan Amendment; and

(d) in the case of an AIC Receipt Point, the first Day of the Month that is not less than eight Months after the first Day of the Month in which Customer sent the Provider Parties the AIC Receipt Point Connection Notice in respect of such AIC Receipt Point.

“Temporary Release” has the meaning given such term in Exhibit B.

“Tender” and its derivatives mean, with respect to Crude Oil, the act of Customer’s making Customer Crude Oil available or causing Customer Crude Oil to be made available to the Gathering System or Crude Oil Terminal System at a Receipt Point.

“Term” has the meaning given such term in Section 2.2.

“Terminal Operator” has the meaning given to such term in the preamble to this Agreement.

“Terminal Receipt Point” means the connecting flanges or Truck Unloading Points at the Crude Oil Terminal System that are described on Exhibit G-1, which Exhibit may be updated from time to time by the Parties pursuant to this Agreement.

“Terminal Services Fee” means $[***]/Barrel, as such amount may be adjusted pursuant to Section 7.1(e) from time to time.

Appendix II - Page 15

“Terminals” means the RTF, TRT, Johnson’s Corner Crude Oil Terminal, Stanley Crude Oil Terminal, Epping Crude Oil Terminal and each other Crude Oil terminal facility set forth on Exhibit A-7, collectively, and each, individually.

“TESA” has the meaning given to such term in the recitals to this Agreement.

“Third Party” means any Person other than Customer, the Provider Parties or any of their respective Affiliates.

“Third Party Claim” means any of the following:

(a) Any Claim filed by any Third Party.

(b) Any written threat to file a Claim by any Third Party.

(c) Any matter noted in writing made by any Third Party that could reasonably be construed to result in a Claim being commenced if such matter is not resolved.

“Tioga Rail Terminal” and “TRT” have the meanings given such terms in Section 2.1(b).

“Train” means a Unit Train or a Manifest Train.

“Transportation Event” means a leak, derailment, explosion or other failure, accident or incident occurring at any time or location and involving a truck, train or rail tank car that Customer brought or caused to be brought onto the Crude Oil Terminal System.

“Truck” means a standard Crude Oil carrying truck.

“Truck Bay” means an industry standard Crude Oil transloading station for one Truck being capable of loading and/or unloading, as applicable, a Truck within one hour following hook-up and operating (in principle) 24 hours per Day.

“Truck Loading Point” means a Delivery Point that is marked as “Truck” in the “Delivery Pt. Facility” column on Exhibit H.

“Truck Unloading Point” means a Terminal Receipt Point that is marked as “Truck” in the “Originating Facility” column on Exhibit G-1.

“Uneconomic” has the meaning given such term in Section 10.1(b)(i).

“Unit Train” means a train with at least 100 Tank Cars.

“Unpaid AIC Payment” has the meaning given such term in Section 5.5.

“Updated Development Plan” has the meaning given such term in Section 5.1(b).

“Well” means a well for the production of hydrocarbons that is either producing, or is intended to produce, Dedicated Production.

Appendix II - Page 16

“Year” means a period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the first Year shall commence on the execution date of the Original COGA and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates. The term “Yearly” shall have the correlative meaning.

Appendix II - Page 17

[***]

EXHIBIT F-3

ANCILLARY AGREEMENTS

[Plan of Merger]

[Distribution and Contribution Agreement]

[Assignment, Bill of Sale and Conveyance]

[Assignment, Bill of Sale and Conveyance]

[Contribution Agreement]

[Assignment, Bill of Sale and Conveyance]

EXHIBIT F-4

FRAMEWORK AGREEMENT

EXHIBIT G

ALLOCATION METHODOLOGY

EXHIBIT H

A&R SECONDMENT AGREEMENT TERM SHEET

[See attached.]

Exhibit H

TERM SHEET

A&R Secondment Agreement

This term sheet (this “Term Sheet”) sets forth the principal terms of the A&R Secondment Agreement, which will replace that certain Amended and Restated Employee Secondment Agreement, dated as of December 16, 2019, by and among Chevron U.S.A. Inc. (“Chevron”), HESM GP LP, and the other parties thereto, as amended by the First Amendment thereto dated as of May 5, 2026 (as amended, the “Existing Agreement”), and provide for (i) the continued secondment of employees to Hess Midstream LP (“HESM”) or its affiliate and (ii) the eventual transfer of employment of certain employees to HESM or one of its subsidiaries. Capitalized terms used but not defined in this Term Sheet shall have the respective meanings given to such terms in either the Existing Agreement or in that certain Purchase and Sale Agreement, dated October [6], 2026, by and among Noble Energy, Inc., CMH NewCo LLC, Hess Investments North Dakota LLC, Hess Midstream Operations LP and HESM (the “PSA”), as applicable. Chevron and HESM are individually referred to in this Term Sheet as a “Party” and together, the “Parties”.

Pursuant to Section 6.21 of the PSA, if the Parties are unable to finalize and execute the definitive A&R Secondment Agreement at Closing, the terms of this Term Sheet shall govern the provision of the services set forth in this Term Sheet until the A&R Secondment Agreement is entered into by the applicable Parties. In such event, phrases such as “the Secondment Agreement shall” and phrases of similar import as used in this Term Sheet shall be deemed to refer to this Term Sheet, instead. The definitive A&R Secondment Agreement will incorporate the terms set forth in this Term Sheet and will also contain such additional terms agreed upon by the Parties. Once executed, the definitive A&R Secondment Agreement will supersede this Term Sheet.

No.	Key Terms	Description

VII.Employee Secondment

1.	Structure; Services

The Seconded Employees will (i) remain on the payroll and benefit plans of Chevron or its applicable affiliate, and (ii) continue to provide services to HESM and its subsidiaries for a limited period of time following the Closing.

The “Seconded Employees” will include (i) all Business Employees (as defined in the PSA) and (ii) certain identified “shared services” employees (and their successors/replacements) (“Shared Employees”). The Parties agree that the Business Employees and the Shared Employees shall be sufficient to run the business operations of HESM following the Closing.

Within 45 calendar days following the date of the PSA, Chevron will provide HESM a complete and accurate list identifying each Business Employee and each Shared Employee, with the following information as of the date thereof, as applicable: (i) name or employee identification number; (ii) employing entity; (iii) job title; (iv) full-time or part-time status; (v) work location; (vi) current base compensation rate; (vii) target annual commission, bonus or other incentive-based compensation and target long-term incentive compensation; (viii) visa status (including sponsoring entity); (ix) leave status (and, if on leave, the anticipated return date); and (x) for each Shared Employee, an

No.	Key Terms	Description

estimate of the percentage of working time that such Shared Employee is expected to allocate to the business of HESM and its subsidiaries(after giving effect to the Closing) (the “Seconded Employees List”). The Seconded Employees List will be updated by Chevron to reflect employee terminations, replacement hires, and compensation changes, and may otherwise be updated and refined from time to time upon mutual agreement between HESM and Chevron, including following the Closing.

2.	Period of Secondment

Up to 24 months following the Closing, provided that the Period of Secondment with respect to any individual Seconded Employee will end (i) at the Transfer Date (as defined below) for such Seconded Employee, if applicable, (ii) upon the termination of employment (or secondment services) of such Seconded Employee, or (iii) on such other date as mutually agreed to between the Parties.

For the avoidance of doubt, the ownership-threshold termination right in Section 5.2(c) of the Existing Agreement exercisable by Chevron will be removed.

3.	Employment Terminations During Period of Secondment

Similar to the Existing Agreement, during the Period of Secondment, Chevron will not terminate the employment of any Seconded Employee, nor will any Seconded Employee be transferred or relocated such that they cease to be considered Business Employees or Shared Employees, as applicable, in either case without the consent of HESM, such consent not to be unreasonably withheld.

HESM may terminate the secondment of any Seconded Employee at any time. If HESM terminates the secondment of a Business Employee during the Period of Secondment and, as a result, Chevron terminates the employment of such employee without cause (and other than for death or disability), then, the employee will be entitled to receive the severance benefits set forth in Section 6.13(a) of the Schedules to the PSA (“Severance”) and HESM will be responsible for all costs associated with such Severance. For the avoidance of doubt, HESM will not be responsible for any severance or other termination costs related to any terminations of secondment or employment of any Shared Employees.

4.	HESM Executive Officers

Unless otherwise agreed between HESM and Chevron, the individuals designated as executive officers of HESM (“HESM Officers”) as of the date of the Closing will transfer employment to HESM or one of its subsidiaries (or a professional employer organization (“PEO”) designated by HESM), effective the day after the Closing, or as of the first date thereafter that HESM has established payroll and benefits capabilities (including through the engagement of a PEO), and thereafter will no longer be Seconded Employees.

Unless otherwise agreed between HESM and Chevron, from and after the Closing, the HESM Officers will (i) be exclusively dedicated to HESM and its subsidiaries and will not provide other services to Chevron, and (ii) report solely and directly to the board of directors of Hess Midstream GP LLC (“GP LLC”) (or, with respect to officers other than HESM’s CEO, to HESM’s CEO).

No.	Key Terms	Description

5.	Supervision of Seconded Employees	Similar to the Existing Agreement, HESM and GP LLC will direct and control the activities of the Seconded Employees with respect to their services to HESM during the Period of Secondment.

6.	Compensation of Seconded Employees

Seconded Employees’ compensation will initially be as reflected in the Seconded Employees List. Decision making authority with respect to compensation adjustments for Seconded Employees will reside with Chevron until such time as a Seconded Employee transfers employment to HESM; provided, that any material increases or decreases to a Seconded Employee’s compensation will require the written consent of HESM, such consent not to be unreasonably withheld, conditioned or delayed. Chevron acting reasonably and in good faith will reflect (i) increases to compensation for increases in responsibility and/or promotions of any Business Employees, as reasonably and in good faith identified by HESM, and (ii) HESM performance reviews of Seconded Employees in any compensation decisions for Seconded Employees.

In addition, if HESM desires to provide any extraordinary cash retention compensation to Seconded Employees, Chevron will reasonably cooperate with HESM to implement such retention awards, at the sole cost and expense of HESM.

For the avoidance of doubt, during the Period of Secondment, Seconded Employees will continue to receive new equity or long-term incentive awards consistent with historical practice under Chevron plans, and awards previously granted under Chevron plans will continue to vest according to their terms during the Period of Secondment. HESM will pay employer payroll and other taxes related to such equity or long-term incentive awards for Business Employees (and all other costs of such equity and long-term incentive awards will be borne solely by Chevron). Any material increases or decreases to a Seconded Employee’s annual equity or long-term incentive award level will require the written consent of HESM, such consent not to be unreasonably withheld, conditioned or delayed.

Business Employees may be eligible to receive equity or long-term incentive awards under HESM plans, as approved by the board of directors of GP LLC. All costs of such equity and long-term incentive awards under HESM plans, including employer payroll and other taxes, will be borne solely by HESM.

7.	Secondment Fee

HESM will pay a Secondment Fee, which will be based on the Total Services Costs (as defined below), but without duplication of any fees paid under the Transition Services Agreement or the Omnibus Agreement.

“Total Services Costs” means the actual costs incurred by Chevron with respect to its employment of the Seconded Employees, except as otherwise provided in this Term Sheet, provided that with respect to the Shared Employees, the percentage of such costs allocable to Total Services Costs will be based on the percentage of working time that such Shared

No.	Key Terms	Description

Employee allocates to the business of HESM and its subsidiaries. For the avoidance of doubt, Total Services Costs will include the (or the allocable portion of the) Seconded Employee’s actual salary or wages, employer payroll taxes (subject to Section 6 above related to annual equity or long-term incentive awards), welfare benefit plan premiums, retirement plan administrative expenses, and workers’ compensation insurance premiums paid by Chevron or its applicable affiliate.

Chevron will deliver a good-faith estimate of the monthly Secondment Fee, with supporting detail as to allocation percentages and cost components, at least 30 days prior to the Closing and, thereafter, at least 60 days prior to the start of each calendar year for each month in the succeeding calendar year. Changes to the Secondment Fee as to allocation percentages and cost components will be prospective only, unless mutually agreed.

VIII.Employee Transition

8.	Transfer of Seconded Employees

During the approximately 24-month transition period following the Closing, Chevron and HESM (and their respective Affiliates) will cooperate and take all actions reasonably necessary or appropriate to cause the employment of (i) the Business Employees, and (ii) certain of the Shared Employees (or other Chevron employees) to be mutually agreed between Chevron and HESM acting reasonably and in good faith (the employees described in (i) and (ii) collectively, the “Transfer Employees”) to be transferred to HESM or one of its subsidiaries or a PEO designated by HESM. Such transfers of employment may occur at different times for different employees depending on operational needs and readiness, with first in time priority given to the transfer of HESM Officers (the date of such transfer of employment with respect to a Transfer Employee, the “Transfer Date”).

Transfers of employment of the Transfer Employees as contemplated herein will not be intended to result in a separation of employment for purposes of any severance pay or termination pay arrangement, other than accrued vacation/PTO as described below. Nothing in this Term Sheet will act to override, negate or contradict change in control severance benefits that a HESM Officer is entitled to as a result of Chevron’s acquisition of Hess Corporation in 2025 (“Hess CIC Benefits”) and such Hess CIC Benefits remain payable according to their terms. Chevron will be solely responsible for the payment and satisfaction of all Hess CIC Benefits (including related employer payroll taxes).

Subject to Section 18 (Restrictive Covenants) below, any written individual employment, severance, retention or other individual agreements (including offer letters) for the Transfer Employees (except to the extent they provide for Hess CIC Benefits), to the extent assignable, will be assigned to and assumed by HESM only to the extent HESM expressly consents in writing to such assignment and assumption and HESM has not entered into any written individual employment, severance, retention or other individual agreements (including offer letters) with the Transfer Employees.

No.	Key Terms	Description

9.	Employees on Leave of Absence	If any Transfer Employee is on an approved leave of absence at the time such Transfer Employee would otherwise transfer employment to HESM or its subsidiary in accordance with the terms above, such Transfer Employee will remain employed with Chevron or its affiliate until their return to active service and will transfer employment to HESM at that time, provided that such Transfer Employee returns to active service within 12 months after the scheduled Transfer Date. Any such Transfer Employee who is a Business Employee will continue to be considered as a Seconded Employee during the period of such leave of absence.

10.	Post-Transfer Severance	The provisions in Section 8 (Transfer of Seconded Employees) above do not require HESM to continue to employ any employee for any period of time.

11.	Accrued Vacation/PTO	Chevron will be responsible for paying Transfer Employees for any earned but unused vacation or other paid time-off that any Transfer Employee may have as of such Transfer Employee’s termination date with Chevron.

12.	Annual Bonuses

2026 annual cash bonus payments will be paid by Chevron in good faith in a manner consistent with historical practice for all Seconded Employees. In the case of Transfer Employees who have separated from Chevron prior to the 2026 bonus payout date and transferred to HESM, HESM will assume all liabilities for 2026 annual cash bonus payments to the Transfer Employees and Chevron will reimburse HESM for such amounts (including employer payroll taxes) at the 2026 Chevron company-wide payout level, or such other payout mechanism as Chevron and HESM shall mutually agree.

HESM will assume all liabilities for 2027 and future annual cash performance bonuses for all Transfer Employees on a go-forward basis in the year in which the Transfer Date occurs; provided that for Transfer Employees who were not Business Employees for the entire pre-transfer portion of such year, Chevron will reimburse HESM for a pro-rata allocated portion of such annual bonuses, as and when paid, determined based on the percentage of working time that such Transfer Employee allocated to the business of HESM and its subsidiaries (after giving effect to the Closing).

13.	Health and Welfare Benefits Generally	Each Transfer Employee (and their eligible dependents) will be eligible to participate in the health and welfare benefit plans of HESM or its applicable affiliate, effective immediately upon the Transfer Date (or, to the extent an applicable Chevron plan provides coverage through the end of the month in which the Transfer Date occurs, effective on the first day of the next month). Chevron or its affiliate will be responsible for benefit claims incurred prior to the date coverage begins under the HESM plans and HESM and its affiliates will be responsible for benefit claims incurred on or after such date.

No.	Key Terms	Description

Consistent with Section 6.13(b) of the PSA, HESM will use Reasonable Best Efforts to waive all waiting periods and pre-existing condition and other exclusions and to credit year-to-date deductibles and out of pocket amounts for Transfer Employees and their dependents.

14.	Retiree Welfare Benefit Plans

It is not expected that HESM will adopt or maintain benefit plans providing retiree medical or retiree life insurance benefits for any Transfer Employees. Further, HESM will not assume any liabilities or obligations associated with the retiree medical or retiree life insurance benefit plans maintained by Chevron and its affiliates (the “Chevron OPEB Plans”).

To the extent a Transfer Employee is eligible to participate in the Chevron OPEB Plans and has satisfied all applicable age, service and other requirements under such plans prior to the Transfer Date, such Transfer Employee will remain eligible to receive coverage under the Chevron OPEB Plans following their retirement from HESM, subject to the generally applicable terms and conditions of such plans (including the right of Chevron or its affiliate to amend or terminate such plans, if applicable). Any Transfer Employee who has not satisfied the age, service or other requirements under the Chevron OPEB Plans prior to the Transfer Date will not become eligible for coverage under the Chevron OPEB Plans.

15.	401(k) and Flexible Spending Account Plans	401(k) and flexible spending and health savings account plan balances for Transfer Employees, including 401(k) plan loans, will, to the extent practicable, be transitioned to or will be eligible to be rolled over into a corresponding plan to be established by HESM or its affiliate. The form and process for transition of plan balances will be mutually agreed between Chevron and HESM.

16.	Defined Benefit Pension Plans	It is not expected that HESM will adopt or maintain any defined benefit pension plan for Transfer Employees. Further, HESM will not assume any liabilities or obligations associated with (or any assets of) the defined benefit pension plans maintained by Chevron and its affiliates (the “Chevron Pension Plans”), including, for the avoidance of doubt, such plans using a cash balance benefit formula. Chevron will retain all assets and liabilities associated with the Chevron Pension Plans.

17.	Deferred Compensation and Supplemental Executive Retirement Plans

HESM may determine in its sole discretion to establish one or more defined contribution supplemental executive retirement plans or nonqualified deferred compensation plans (any such plan, a “HESM Nonqual DC Plan”). Regardless of whether HESM establishes a HESM Nonqual DC Plan, Chevron will retain all assets and liabilities relating to the Transfer Employees under any corresponding Chevron plan or under any other supplemental executive retirement plan and nonqualified deferred compensation plan maintained by Chevron and its affiliates (the “Chevron Nonqual Plans”).

In accordance with Section 409A of the Internal Revenue Code and the treasury regulations thereunder (“Section 409A”), the Transfer Employees will be deemed to incur a “separation from service” from Chevron within the meaning of Section 409A, including for purposes of the Chevron Nonqual Plans, upon their applicable Transfer Date.

No.	Key Terms	Description

18.	Restrictive Covenants	Chevron and its affiliates will retain all of their rights to enforce the terms of any restrictive covenants of the Transfer Employees, provided that such covenants will be waived to the extent they interfere with the employment of the Transfer Employees by HESM or its affiliates or the Transfer Employees’ performance of duties for HESM or its affiliates.

19.	Chevron Equity Awards

Unless otherwise set forth in a written agreement between Chevron (or its affiliate) and a Transfer Employee, all outstanding Chevron equity awards held by a Transfer Employee that have not vested prior to the Transfer Employee’s Transfer Date will cease to vest at such time and will be forfeited for no consideration. By no later than the applicable Transfer Date, Chevron will provide HESM with a detailed schedule of any Chevron equity awards held by the Transfer Employees transferring on such Transfer Date, and the portion of such awards forfeited upon the Transfer Date. Upon or as soon as practicable after the Transfer Date, HESM will grant a replacement award under HESM’s Long-Term Incentive Plan (the “HESM LTIP”) to each Transfer Employee who forfeits an unvested Chevron equity award, in any amount that is intended to replace the value of such forfeited award, as reasonably determined by HESM.

Prior to the Closing, it is anticipated that GP LLC (or HESM’s general partner, as applicable) will approve an amendment to the HESM LTIP increasing the number of HESM shares available for issuance thereunder to an amount that is intended to be at least sufficient to cover such replacement awards and other HESM LTIP awards to be issued as contemplated hereunder.

20.	Employee Communications	HESM will be permitted to communicate directly with Seconded Employees, including regarding the transition process. All communications to the Seconded Employees and Transfer Employees regarding the transactions, the secondment or the transfers of employment by Chevron will be subject to the consent of HESM, not to be unreasonably withheld, conditioned or delayed.

21.	Indemnification	Chevron will indemnify, defend and hold harmless HESM, its subsidiaries, GP LLC and their respective directors, officers, employees and agents against all losses arising out of or relating to (i) any Chevron benefit plan or any liability under ERISA, the Code or applicable law relating thereto, and (ii) any claim that any of HESM or its affiliates is a participating employer or fiduciary with respect to any Chevron benefit plan.

EXHIBIT I

TERMINATION AGREEMENT

[See attached.]

EXHIBIT I

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), effective as of [ • ], 2026 (the “Effective Date”), is by and among Hess Corporation, a Delaware corporation (“Hess”), Hess Infrastructure Partners GP LLC, a Delaware limited liability company (“HIP GP”), Hess Midstream LP, a Delaware limited partnership (the “Company”), Hess Midstream Operations LP, a Delaware limited partnership (“HESM”), Hess Midstream GP LP, a Delaware limited partnership (“New HESM GP LP”), Hess Midstream GP LLC, a Delaware limited liability company (“New HESM GP LLC”), Hess Midstream Partners GP LP, a Delaware limited partnership (“MLP GP LP”), and Hess Midstream Partners GP LLC, a Delaware limited liability company (“MLP GP LLC” and, together with Hess, HIP GP, the Company, HESM, New HESM GP LP, New HESM GP LLC, MLP GP LP, the “Parties”).

RECITALS

WHEREAS, the Parties are party to that certain Amended and Restated Omnibus Agreement, dated as of December 16, 2019 (as so amended and restated, the “Omnibus Agreement”) by and among the Parties and the other parties thereto;

WHEREAS, the Company, HESM, Hess Investments North Dakota LLC, Noble Energy, Inc. and CMH NewCo LLC are party to that certain Purchase and Sale Agreement, dated as of October [6], 2026 (the “PSA”), pursuant to which, among other things, the Parties have agreed that the Omnibus Agreement shall be terminated effective as of the closing of the transactions contemplated by the PSA;

WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to the terms of the PSA, Chevron U.S.A. Inc. and the Company have entered into a Transition Services Agreement; and

WHEREAS, by mutual agreement, the Parties desire to terminate the Omnibus Agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination; Waiver of 90-Day Waiting Period. In accordance with Section 2.01 of the Omnibus Agreement, and notwithstanding anything to the contrary therein (including the 90-day waiting period set forth in Section 2.01 thereof, which the Parties hereby waive), without any further action of the Parties, effective as of the Effective Date, the Omnibus Agreement shall be (a) terminated in its entirety, (b) null and void, and (c) of no further force or effect, and all rights, obligations and liabilities of any party under the Omnibus Agreement shall cease; provided, however, that the reimbursement and indemnification obligations set forth in Article III of the Omnibus Agreement and the reimbursement and allocation obligations set forth in Section 4.02 of the Omnibus Agreement for any services conducted prior to the Effective Date shall survive the termination of the Omnibus Agreement.

2. Acknowledgement and Waiver. Each Party irrevocably acknowledges and agrees that (a) no fees or penalties are or will become due or payable under the Omnibus Agreement as a result of the termination of the Omnibus Agreement hereunder and (b) except as otherwise set forth herein, any prior and/or existing rights or obligations under the Omnibus Agreement are hereby waived such that no rights, claims or interests shall exist under the Omnibus Agreement.

2

3. Successors and Assigns. This Agreement is intended to bind, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

4. Miscellaneous. Section 8.04 (Governing Law; Jurisdiction), Section 8.06 (No Third-Party Beneficiaries), Section 8.07 (WAIVER OF JURY TRIAL), and Section 8.09 (Counterparts; Multiple Originals) of the Omnibus Agreement shall be hereby incorporated by reference, mutatis mutandis.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the Effective Date.

HESS CORPORATION

By:
Name:
Title:

HESS MIDSTREAM GP LLC

By:
Name:
Title:

HESS MIDSTREAM GP LP

By: Hess Midstream GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM LP

By: Hess Midstream GP LP, its general partner
By: Hess Midstream GP LLC, its general partner

By:
Name:
Title:

1

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LP

By: Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM OPERATIONS LP

By: Hess Midstream LP, as delegate of Hess Midstream Partners GP LP, the general partner of Hess Midstream Operations LP
By: Hess Midstream GP LP, the general partner of Hess Midstream LP
By: Hess Midstream GP LLC, the general partner of Hess Midstream GP LP

By:
Name:
Title:

2